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As filed with the Securities and Exchange Commission on February 7, 2002

Registration No. 333-81782

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	711	95-2588754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3033 Science Park Road
San Diego, CA 92121-1199
(858) 552-9500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nicholas J. Costanza, Esq.
General Counsel
THE TITAN CORPORATION
3033 Science Park Road
San Diego, CA 92121-1199
(858) 552-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barbara L. Borden, Esq.	Scott M. Stanton, Esq.
Deyan P. Spiridonov, Esq.	Paul B. Johnson, Esq.
COOLEY GODWARD LLP	GRAY CARY WARE & FREIDENRICH LLP
4401 Eastgate Mall	4365 Executive Drive, Ste. 1100
San Diego, California 92121	San Diego, California 92121-2133
Telephone: (858) 550-6000	Telephone: (858) 677-1400

Approximate date of commencement of proposed sale to the public:

      With respect to the shares of Registrant's common stock to be issued in the merger as described herein, as soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

      With respect to the shares of Registrant's common stock to be offered for resale by the selling securityholder, from time to time after the effectiveness of this Registration Statement and after consummation of the transactions described in the enclosed prospectus.

      If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. /x/

      If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS OF THE TITAN CORPORATION	PROXY STATEMENT OF JAYCOR, INC.

Dear Shareholders:

        We are pleased to report that the boards of directors of Jaycor, Inc. and The Titan Corporation have unanimously approved a merger agreement which provides for the merger of a Titan subsidiary into Jaycor. As a result of the proposed merger, Jaycor will become a wholly owned subsidiary of Titan. If we complete the proposed merger, you will become a stockholder of Titan and your shares of Jaycor common stock will be converted into the right to receive shares of Titan common stock and cash in lieu of fractional shares of Titan common stock according to a formula contained in the merger agreement.

        After careful consideration, the Jaycor board of directors unanimously approved and adopted the merger agreement and the merger, and the other transactions contemplated by the merger agreement. The Jaycor board of directors determined that the merger is in the best interests of Jaycor shareholders and unanimously recommends that you vote "FOR" the merger, the merger agreement and the escrow agreement.

        The proposed merger is more fully described in the accompanying prospectus/proxy statement. If the merger were completed on January 24, 2002, and based on certain assumptions and estimates, Jaycor shareholders would own approximately 5.8% of Titan's outstanding common stock immediately after the proposed merger. Titan's common stock is listed on the New York Stock Exchange under the trading symbol "TTN." On February 6, 2002, the last sale price of shares of Titan's common stock on the New York Stock Exchange was $20.10 per share.

        Information relevant to ESOP participants and beneficiaries is contained in Annex D. If you are an ESOP participant or beneficiary, then special procedures regarding voting apply to you that are distinct from the procedures applicable to shareholders. We urge ESOP participants and beneficiaries to read Annex D prior to and in conjunction with this prospectus/proxy statement.

        We are asking Jaycor's shareholders to approve the merger, the merger agreement and the escrow agreement at a special meeting to be held at 9:00 a.m., Pacific time, on March 11, 2002, at Jaycor's headquarters, located at 3394 Carmel Mountain Road, San Diego, California 92121. You may vote on the proposal at the special meeting either in person or by using the enclosed proxy card. Your vote is very important. We cannot complete the proposed transaction unless holders of greater than fifty percent (50%) of the outstanding shares of Jaycor vote to approve the merger, the merger agreement and the escrow agreement. We appreciate your consideration in this matter.

        We encourage you to read this prospectus/proxy statement carefully. In particular, you should review the matters discussed under the caption "Risk Factors" beginning on page 19 before completing your proxy card.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Titan securities to be issued in the merger or passed upon the adequacy or accuracy of this prospectus/proxy statement. Any representation to the contrary is a criminal offense.

        This prospectus/proxy statement also relates to resales by the Jaycor, Inc. Employee Stock Ownership Plan of the shares of Titan common stock that it may receive if the proposed merger is completed. For more information about resales by the Jaycor, Inc. Employee Stock Ownership Plan of the Titan common stock that it may receive, see "Selling Securityholder" on page 75.

        This prospectus/proxy statement is dated February 8, 2002, and is first being mailed on or about February 8, 2002.

        Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible and, in any event, no later than March 8, 2002 in the enclosed postage-prepaid envelope.

Sincerely,
/s/ Eric P. Wenaas
Eric P. Wenaas President and Chief Executive Officer

JAYCOR, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        The special meeting of shareholders of Jaycor, Inc. will be held at Jaycor's headquarters, located at 3394 Carmel Mountain Road, San Diego, California 92121, on March 11, 2002, at 9:00 a.m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization by and among Titan, Thunderbird Acquisition Corp. and Jaycor, dated as of January 21, 2002, to approve the related escrow agreement and to approve the merger pursuant to which Jaycor will become a wholly owned subsidiary of Titan; and

  2.
  To consider and transact such other matters which may properly come before the special meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the prospectus/proxy statement that accompanies this notice.

        Jaycor's board of directors has fixed the close of business on January 25, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof.

        All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign, and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. ESOP participants and beneficiaries should refer to Annex D for information with respect to voting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have returned your proxy, you may still vote in person if you attend the meeting.

        Only shareholders of record as of the close of business on January 25, 2002 will be entitled to vote at the special meeting and any adjournment thereof. As of that time, there were 8,051,601 shares of Jaycor's common stock outstanding, 8,000,000 of which are held by the ESOP and all of which are entitled to vote with respect to all matters to be acted upon at the special meeting. Each shareholder of record as of that date is entitled to one vote for each share of common stock held by each shareholder. In connection with the voting of the shares held in the ESOP, each beneficiary of the ESOP as of the record date is entitled to one vote, regardless of the number of shares allocated to such beneficiary. The trustee of the ESOP will then vote the shares held in the ESOP pro rata in accordance with the votes cast by the beneficiaries of the ESOP. Jaycor's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against and abstentions will each be counted as present for purposes of determining the presence of a quorum.

By Order of the Board of Directors of Jaycor, Inc.
/s/ Eric P. Wenaas
Eric P. Wenaas President and Chief Executive Officer
San Diego, California
February 8, 2002

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Titan from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources.

        You may also request copies of these documents from Titan, without charge, upon written or oral request to:

The Titan Corporation
Investor Relations
3033 Science Park Road
San Diego, California 92121-1199
Attn: Rochelle R. Bold, Vice President, Investor Relations
(858) 552-9500

        In order to receive timely delivery of the documents, you must make your request no later than March 4, 2002.

        See also "Where You Can Find More Information," on page 117 of this prospectus/proxy statement.

Termination of the Merger Agreement	66
Amendments to the Merger Agreement	68
Termination Fee; Expenses	68
The Jaycor Shareholders' Representative	69
CERTAIN OTHER AGREEMENTS	70
Voting Agreements	70
Escrow Agreement	70
SELLING SECURITYHOLDER	75
INFORMATION RELATING TO JAYCOR	77
Jaycor's Business	77
Core Competencies and Customer Solutions	77
Customers	78
Procurement of Government Contracts	78
Competition	78
Proprietary Information and Intellectual Property	79
California Tube Laboratory, Inc.	79
JAYCOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	80
Overview	80
Results of Operations	81
Liquidity and Capital Resources	83
Quantitative and Qualitative Disclosure About Market Risk	84
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF JAYCOR	85
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	87
THE TITAN CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	91
DESCRIPTION OF TITAN CAPITAL STOCK	95
Common Stock	95
Preferred Stock	96
Cumulative Convertible Preferred Stock	96
Convertible Trust Preferred Securities	97
Preferred Share Purchase Rights	97
Section 203 of the Delaware General Corporation Law	101
Transfer Agent and Registrar	101
COMPARISON OF TITAN STOCKHOLDER AND JAYCOR SHAREHOLDER RIGHTS	102
General	102
Capitalization	102
Size of the Board of Directors	103
Classification of the Board of Directors	103
Nomination of Directors	104
General Voting Rights	104
Cumulative Voting	105
Removal of Directors	105
Filling Vacancies on the Board of Directors	106
Interested Director Transactions	107
Indemnification of Officers and Directors	107
Limitation of Liability of Directors	109
Right to Call Special Shareholder and Stockholder Meetings	109
Shareholder and Stockholder Action by Consent	110
Shareholder and Stockholder Proposal Procedures	111
Amendments to Articles of Incorporation and Certificate of Incorporation	111
Amendments to Bylaws	112
Vote Required for Merger	112

Takeovers: Statutory Protection	113
Dissenters' Rights	114
Shareholder and Stockholder Statutory Liability	114
Distributions	114
Restrictions on Sale and Transfer of Common Stock	115
Preemptive Rights	115
Shareholder and Stockholder Rights Plans	116
LEGAL MATTERS	116
EXPERTS	116
WHERE YOU CAN FIND MORE INFORMATION	117
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A: AGREEMENT AND PLAN OF MERGER AND REORGANIZATION	A-1
ANNEX B: OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN	B-1
ANNEX C: CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW	C-1
ANNEX D: INFORMATION FOR ESOP BENEFICIARIES	D-1

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:
What are Titan and Jaycor proposing?

        A:    Titan and Jaycor have entered into a merger agreement, pursuant to which Jaycor will become a wholly owned subsidiary of Titan if the merger is approved by the Jaycor shareholders and other conditions are satisfied.

Q:
Does the board of directors of Jaycor recommend voting in favor of the merger?

        A:    Yes. After careful consideration, Jaycor's board of directors unanimously recommended that its shareholders and the ESOP participants and beneficiaries vote in favor of the merger agreement, the related escrow agreement and the merger.

Q:
What is the vote required by the Jaycor shareholders in order to approve the merger?

        A:    The affirmative vote of a majority of the shares of Jaycor common stock outstanding on the date of the special meeting, including the shares held in Jaycor's Employee Stock Ownership Plan, or ESOP, is required to approve and adopt the merger agreement, the merger and the transactions contemplated by the merger agreement. Because the ESOP holds substantially all of the outstanding shares of Jaycor, the merger will not be approved unless the ESOP participants and beneficiaries approve the merger. More information with respect to voting by ESOP participants and beneficiaries is contained in Annex D.

Q:
How will the trustee of the Jaycor ESOP vote the Jaycor shares held by the ESOP?

        A:    Under the ESOP, each ESOP participant is entitled to one vote, irrespective of how many shares held in the ESOP are allocated to such holder. The trustee of the ESOP is required to vote the shares held by the ESOP proportionally, based upon the votes cast by the beneficiaries of the ESOP.

Q:
What will Jaycor shareholders receive in exchange for my shares of Jaycor common stock?

        A:    In exchange for your shares of Jaycor common stock, Jaycor shareholders will receive shares of Titan common stock. The aggregate number of shares of Titan common stock issued by Titan to the Jaycor shareholders will be determined by dividing the closing valuation of Jaycor by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last day before the completion of the merger. The closing valuation of Jaycor is currently estimated to equal approximately $94.6 million consisting of $90.4 million base valuation less $1.0 million, representing the amount of a deferred compensation liability as of October 31, 2001, plus $5.2 million, the amount of the Jaycor working capital in excess of $46.4 million. The amount of Jaycor positive working capital adjustment represents the working capital of Jaycor shown on the October 31, 2001 balance sheet in excess of $46 million, as adjusted to give pro forma effect to the expected receipt prior to the closing of approximately $10.5 million in cash from option exercises, the accrual of approximately $2.0 million in expenses required by the terms of the merger agreement, an expected tax receivable of $1.7 million, the contribution by Jaycor of $5.0 million to Jaycor Tactical Services and forgiveness by Jaycor of $2.5 million in indebtedness of Jaycor Tactical Systems. The fraction of a share of Titan common stock issued in respect of each share of Jaycor common stock will be determined by dividing the aggregate number of shares issued by Titan to the Jaycor shareholders, by the sum of the number of outstanding shares of Jaycor common stock and the number of shares of Jaycor common stock issuable pursuant to outstanding Jaycor stock options, warrants, convertible securities and other rights to acquire Jaycor common stock, as of the time the merger becomes effective. Titan will not issue any fractional shares of common stock in connection with the merger. Jaycor shareholders will instead receive cash for any fractional shares otherwise issuable to them. Because the participants and beneficiaries of the ESOP are generally not shareholders of Jaycor, they will not receive shares of Titan common stock unless they make the appropriate election described more fully in Annex D.

Q:
Is Titan holding back in an escrow account any shares of Titan common stock issuable to Jaycor shareholders?

        A:    Yes. Of the shares to be issued by Titan in the merger, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $4.2 million divided by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading days ending on the last business day before the completion of the merger. These escrow shares will serve as security for the indemnification rights of Titan under the merger agreement.

Q:
What is the purpose of the escrow account?

        A:    If Titan is entitled to indemnification under the merger agreement or if the negative working capital adjustment described below exceeds $1.1 million, Titan will take back shares of Titan common stock deposited in the escrow account or the cash proceeds thereof, if the Jaycor shareholders' representative elects to have the shares sold.

Q:
Who decides whether to hold the shares of Titan common stock deposited into escrow or to sell the shares for cash and invest the cash?

        A:    The Jaycor shareholders' representative, P. Randy Johnson, has sole discretion in deciding whether to hold the shares of Titan common stock deposited into escrow or to sell the shares for cash and invest the cash. It is the current intention of the shareholders' representative to liquidate the escrow shares as soon as practicable following the closing of the merger.

Q:
When will I receive the shares of Titan common stock or cash held in the escrow account?

        A:    The shares of Titan common stock deposited in the escrow account and any cash received upon the sale of shares held in escrow and interest earned on the cash will be held in escrow until the later of April 15, 2003 and the final resolution of any claims made against the escrow account. After the deduction of any amounts owed to Titan for indemnification claims or for any negative working capital adjustment, any remaining escrow shares and cash will be distributed pro rata to the Jaycor shareholders.

Q:
Is Titan holding back any shares of Titan common stock issuable to me other than the shares to be deposited in the escrow account?

        A:    Yes. After the completion of the merger, in addition to the escrow shares, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $1.1 million divided by the average closing sales price of one share of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. These adjustment shares will be held in an adjustment account which will be used to fund any negative adjustment to Jaycor's working capital that results in a reduction in the merger consideration. Titan will deposit additional shares of Titan common stock to fund any positive adjustment to Jaycor's working capital that results in an increase in the merger consideration.

Q:
What is the purpose of the adjustment account?

        A:    If a negative working capital adjustment is made against Jaycor, Titan will take back shares of Titan common stock deposited in the adjustment account or the cash proceeds from the sale thereof. If the working capital adjustment against Jaycor equals or exceeds $1.1 million, you will not receive any of the shares of Titan common stock deposited in the adjustment account or the cash proceeds from the sale thereof. To the extent such negative working capital adjustment exceeds $1.1 million, Titan will also take back shares of Titan common stock deposited in the escrow account or the cash proceeds from any sale thereof.

Q:
When will I receive the shares of Titan common stock deposited in the adjustment account?

        A:    The final determination of Jaycor's working capital will take place a maximum of 200 days after the closing of the merger. Within five days after the final determination of Jaycor's working capital, either Titan, in the event the final determination is settled by an independent auditor as set forth in the merger agreement, or both Titan and Jaycor's shareholders' representative if the parties agree to a final determination, will instruct the escrow agent to distribute any shares of Titan common stock and any cash held in the adjustment account that the Jaycor shareholders are entitled to receive to Jaycor's shareholders' representative. Jaycor's shareholders' representative will then distribute the shares and the cash to the Jaycor shareholders.

Q:
Are there risks I should consider in deciding whether to vote for the merger?

        A:    Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 19. In addition, ESOP participants and beneficiaries should carefully review Annex D.

Q:
What do I need to do now?

        A:    After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then mail your signed proxy card in the enclosed postage-prepaid envelope as soon as possible so that your shares may be represented at the special meeting. If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR approval of the merger agreement, the related escrow agreement and the merger. ESOP participants and beneficiaries should follow the instructions in Annex D.

Q:
Can I change my vote after I have mailed my signed proxy card?

        A:    Yes. You can change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to the attention of P. Randy Johnson, the corporate secretary of Jaycor. Third, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. Different instructions apply to the ESOP participants and beneficiaries, as described in Annex D.

Q:
What are the tax consequences to me of the merger?

        A:    The Jaycor shareholders generally should not recognize any gain or loss upon the receipt of the Titan common stock in the merger, except with respect to cash received in lieu of fractional shares and except with respect to the sale of escrow shares by the Jaycor shareholders' representative (if such sale is effected). Please read carefully the discussion in "The Merger—Material Federal Income Tax Consequences" beginning on page 45 below. The tax consequences to the ESOP and its participants and beneficiaries are described in Annex D.

Q:
Should I send in my stock certificates now?

        A:    No. Jaycor will send you Titan's written instructions on how to exchange your stock certificates nearer to the time of completion of the merger.

Q:
If I hold Jaycor stock options, how will my stock options be treated?

        A:    Until the completion of the merger, you may elect to exercise any of your Jaycor stock options, in whole or in part, whether vested or unvested. To the extent you elect to exercise your Jaycor options and you are an employee, officer or director of Jaycor, you will receive Jaycor common stock which, assuming the merger is completed, will be exchanged for the right to receive Titan common stock. Any Jaycor stock options that you do not elect to exercise prior to the closing of the merger will be terminated. If you elect to exercise any of your options, and you are an employee, officer or director of Jaycor, you may choose to pay the exercise price for such options by issuing to Jaycor a secured promissory note, equal to the aggregate exercise price of the options exercised by you, which you must repay within 90 days after the closing of the merger. Please read carefully the discussion in "Certain Terms of the Merger Agreement—Treatment of Options to Purchase Jaycor Common Stock."

Q:
When do you expect the merger to be completed?

        A:    Assuming that Jaycor and Titan satisfy or waive all of the other conditions to closing contained in the merger agreement, the merger will occur within five days after the date on which the last of the conditions to closing has been satisfied or waived. Titan and Jaycor currently expect to complete the merger during the first quarter of 2002.

Q:
Where can I find more information about Titan and Jaycor?

        A:    You can find more information about Titan and Jaycor as described in the section entitled "Where You Can Find More Information," on page 117 of this prospectus/proxy statement.

Q:
Where can I find more information relevant to the ESOP participants and beneficiaries?

        A:    Information relevant to ESOP participants and beneficiaries is contained in Annex D. We urge ESOP participants and beneficiaries to read Annex D in conjunction with the prospectus/proxy statement.

Q:
Whom should I contact if I have questions about the merger?

        A:    If you have more questions about the merger or the ESOP, you should contact:

JAYCOR, INC.
3394 Carmel Mountain Road
San Diego, California 92121-1002
Attention: P. Randy Johnson
Phone Number: (858) 720-4039
Email: rjohnson@jaycor.com

SUMMARY

        This summary highlights selected information from this prospectus/proxy statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you or that are incorporated herein by reference in order to fully understand the merger. See "Where You Can Find More Information" on page 117. The merger agreement is attached as Annex A to this prospectus/proxy statement. Titan and Jaycor encourage you to read the merger agreement as it is the legal document that governs the merger. Page references are included in the parentheses below to direct you to a more detailed description of the topics presented in this summary.

        All references in this document to Titan's common stock include the associated preferred share purchase rights. See the Section entitled "Description of Titan Capital Stock—Preferred Share Purchase Rights" on page 97.

Forward-Looking Information

        Certain of the information relating to Titan, Jaycor and the combined company contained or incorporated by reference into this prospectus/proxy statement is forward-looking in nature. All statements included or incorporated by reference into this prospectus/proxy statement or made by management of Titan or Jaycor, other than statements of historical fact regarding Titan or Jaycor, are forward-looking statements. Examples of forward-looking statements include statements regarding Titan's, Jaycor's or the combined company's future financial results, operating results, business strategies, projected costs, products and competitive positions, and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "intends," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the section entitled "Risk Factors." These and many other factors could affect the future financial and operating results of Titan, Jaycor or the combined company, and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Titan, Jaycor or the combined company.

The Companies

  The Titan Corporation
  3033 Science Park Road
  San Diego, California 92121-1199
  Telephone: (858) 552-9500

        Titan is a diversified technology company that creates, builds and launches technology-based businesses. Titan Systems, Titan's government business, is a key provider of information technology and communications solutions, services and products in the growing federal government information technology market. Titan Systems also serves as Titan's engine, providing Titan with government-funded research and development activities that generate technology and intellectual property that often form the foundation for Titan's commercial technology applications and new businesses as well as cash flow to fund those businesses. Titan has developed and continues to develop new businesses, like its SureBeam and Titan Wireless businesses, from the broad portfolio of technologies, intellectual property and expertise that Titan has created and continues to create as part of its work under government contracts and its self-funded research and development program. In addition, Titan's existing commercial businesses sometimes generate technologies that can be developed into other new businesses.

        Titan has developed and continues to develop new businesses, like its SureBeam and Titan Wireless businesses, from the broad portfolio of technologies, intellectual property and expertise that

Titan has created and continues to create as part of its work under government contracts and its self-funded research and development program. In addition, Titan's existing commercial businesses sometimes generate technologies that can be developed into other new businesses.

        Titan has worked under government contracts totaling in excess of $2.0 billion in revenues since 1981. Titan's government contracts generally permit Titan to retain intellectual property rights in commercial applications of technologies developed under those contracts. Titan has also supplemented its internally developed portfolio with technologies, intellectual property and expertise through strategic acquisitions of other government information technology companies. Titan's strategy is to leverage its intellectual property portfolio by creating commercial technology applications or individual businesses that can be monetized through either an initial public offering of a subsidiary, a complete spin-off to Titan's stockholders, an outright sale of a business, or a technology license or sale.

        Titan has organized its business into four core segments that reflect the specific markets and industries in which it operates: Titan Systems, SureBeam, Titan Wireless and Cayenta. In addition, Titan's Emerging Technologies and Businesses segment develops commercial applications and businesses for technologies created or acquired by Titan.

        Titan Systems provides information technology and communications solutions, services and products for defense, intelligence, and other U.S. and allied government agencies.

        SureBeam provides electronic food irradiation systems and services. On October 17, 2001, Titan announced that its board of directors had adopted a formal plan to spin off SureBeam to Titan's stockholders through a tax-free stock dividend as soon as practicable following receipt of a favorable ruling by the Internal Revenue Service and receipt of all third party consents. For more information, see "Summary—Recent Developments" below of this prospectus/proxy statement.

        Titan Wireless provides satellite-based and wireless-based communication services and systems that provide cost-effective voice, facsimile, data, Internet and network communications services in developing countries.

        Cayenta is a total services provider of information technology services and software applications for its customers' businesses and governmental functions.

        Titan's Emerging Technologies and Businesses segment currently has several new businesses in development, including businesses in which Titan has applied for patent protection for the underlying technology.

        Titan maintains a site on the Internet at www.titan.com; however, information found on Titan's website is not part of this prospectus.

Recent Developments

        On October 17, 2001, Titan issued a press release announcing that its board of directors has adopted a formal plan to distribute its ownership interest in SureBeam to its stockholders through a tax-free stock dividend. As part of this plan, Titan has filed with the Internal Revenue Service an application for a letter ruling indicating that the spin-off of SureBeam to its stockholders qualifies as a tax-free distribution. Titan intends to complete the SureBeam spin-off as soon as practical following receipt of a favorable ruling and receipt of all third party consents.

        In connection with the spin-off, Titan has agreed to purchase a perpetual and exclusive, non-royalty bearing license to use SureBeam's intellectual property on all applications other than food, animal hides, and flowers in return for making available to SureBeam a $50 million senior secured revolving line of credit, Titan's exchanging the subordinated promissory note in principal amount not to exceed $75 million debt owed it by SureBeam for additional shares of SureBeam common stock at an exchange ratio to be agreed to by Titan and SureBeam, and a cash payment by Titan to SureBeam of $8 million, $4 million of which has been paid and $4 million of which is payable in installments through

December 31 2002. The extension of the credit facility as well as the debt for equity exchange require the consent of Titan's lenders under its credit facility.

        The terms of the credit facility, which have not been finalized, will allow for quarterly draws, will subject SureBeam to certain financial covenants, and will provide as collateral for SureBeam's obligations thereunder all of SureBeam's and its subsidiaries' assets.

        On January 7, 2002 Titan issued a press release announcing that it has entered into a merger agreement to acquire GlobalNet, Inc. in a stock-for-stock transaction valued at approximately $35 million.

        On January 25, 2002, Titan announced that Ion Beam Applications, SureBeam and Titan had settled all litigation between Ion Beam Applications and SureBeam, including Ion Beam Applications' action against Titan and SureBeam relating to SureBeam's patents for its SureBeam systems and SureBeam's counterclaim against Ion Beam Applications alleging infringement of SureBeam's patents.

  Thunderbird Acquisition Corp.
  c/o The Titan Corporation
  3033 Science Park Road
  San Diego, California 92121-1199
  Telephone: (858) 552-9500

        Thunderbird Acquisition Corp. is a wholly owned subsidiary of Titan and was incorporated on January 8, 2002, in the State of California. Thunderbird Acquisition Corp. has not engaged in any operations and exists solely to effect and otherwise facilitate the merger. Therefore, although Thunderbird Acquisition Corp. will be a party to the merger, when we discuss the transaction in this prospectus/proxy statement, we generally refer only to Titan.

        Titan maintains a website on the Internet at www.titan.com. However, information found on Titan's website is not a part of this prospectus.

  Jaycor, Inc.
  3394 Carmel Mountain Road
  San Diego, California 92121-1002
  Telephone: (858) 720-4039

        Jaycor, Inc. was founded in 1975 as an advanced technology company providing services to government and commercial clients. During its first 15 years, Jaycor focused on activities supporting defense of the United States against strategic nuclear attack. In 1990, Jaycor began to diversify its core government business, and at the same time implemented a strategy of building shareholder value by commercializing dual-use technologies originally developed under government funding. Jaycor's current strategy is to continue to diversify and strengthen its core government contracting business, while focusing on its product commercialization goals.

        Approximately 84% of Jaycor's revenues are generated through contracts funded by the U.S. Department of Defense budget categories of research, development, test and evaluation and, to a lesser extent, operations and maintenance.

        Jaycor currently provides products and services to government clients in its core competency areas of electronic and electro-optic system design; communications engineering and systems support; electromagnetic applications; system survivability and operability; information systems database management; and joint operations, exercises and systems. Jaycor is organized into four operating groups that provide a balance of analytical and experimental services to numerous clients in the U.S.

Department of Defense, U.S. Department of State, U.S. Department of Energy, U.S. Department of Transportation, other government agencies, and industry. These four operating groups are:

        Electromagnetic Effects Group.    Jaycor applies its understanding of electromagnetic effects on the operation of electronic systems to design weapon system concepts to defeat adversaries' electronic systems, and to develop design techniques to protect U.S. systems from adverse effects resulting from natural and man-made sources of radio frequency energy. Additionally, Jaycor has expertise in the design and manufacture of electronic and electro-optic systems, including communications, surveillance and weapon detection sensors, mine detection radars, directed-energy systems and electronic warfare.

        Defense Systems Group.    Jaycor's involvement in joint operations, exercises, and systems activities includes identifying, developing, and transitioning emerging technologies into combat environments.

        Communications and Information Systems Group.    Jaycor has significant experience in fixed and mobile communication systems design, installation, maintenance, logistics support and related personnel training.

        Systems Engineering and Testing Group.    Jaycor's biomedical research and application capabilities span the spectrum of basic research projects, including both in-house and with prestigious medical institutions, mathematical simulation, data management and analysis, instrument development, and system development and evaluation.

        In 1991, Jaycor's strategy shifted to pursuing contracts with dual-use technologies. Simultaneously, Jaycor began to patent technologies and products with commercial potential. Jaycor has ten U.S. patents that have issued or been allowed, and ten U.S. patent applications have been filed and are pending. In addition, Jaycor has two corresponding foreign patents that have been issued, and two corresponding foreign patent applications have been filed and are pending.

        Jaycor's subsidiary, California Tube Laboratory, Inc., or CTL, was acquired by Jaycor in February 1998. CTL, which is located in Watsonville, California, manufactures and rebuilds a wide variety of high-power vacuum electron devices.

        Jaycor maintains a site on the Internet at www.jaycor.com; however, information found on Jaycor's website is not part of this prospectus/proxy statement.

The Merger (Page 35)

        Titan and Jaycor are proposing a business combination transaction in which a wholly owned subsidiary of Titan, Thunderbird Acquisition Corp., will merge with and into Jaycor, with Jaycor as the surviving corporation. As a result of the merger, Jaycor will become a wholly owned subsidiary of Titan and Jaycor's shareholders will become shareholders of Titan.

The Merger Consideration (Page 52)

        Under the terms of the merger agreement, upon completion of the merger, each outstanding share of Jaycor common stock will be converted into the right to receive the fraction of a share of Titan common stock equal to the total number of shares of Titan common stock issuable to the Jaycor shareholders in the merger, divided by the number of outstanding shares of Jaycor common stock and the number of shares of Jaycor common stock issuable pursuant to Jaycor options and other rights to acquire shares of Jaycor common stock that are outstanding at the completion of the merger. The number of shares of Titan common stock issuable in the merger will equal the closing valuation of Jaycor, divided by the average closing sales price for Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. The closing valuation of Jaycor is equal to $90.4 million, plus the positive adjustment to Jaycor's working capital, if any, minus the negative adjustment to Jaycor's working capital, if any, minus the total amount of balance sheet liabilities as of immediately prior to the effective time of the merger related to the deferred compensation agreements between Jaycor and certain of its employees.

        Immediately after the merger becomes effective, the former holders of Jaycor common stock and beneficiaries and participants in the ESOP will hold in the aggregate approximately 5.8% of the shares of Titan common stock to be outstanding immediately after the consummation of the merger (calculated on the basis of 70,128,473 shares of Titan common stock outstanding as of December 31, 2001 and assuming the issuance of an aggregate of 4,300,000 shares of Titan common stock to the Jaycor shareholders in the merger).

        No fractional shares will be issued in the merger. Jaycor shareholders that otherwise would receive fractional shares will instead receive cash in an amount equal to the fractional shares they otherwise would have received, multiplied by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger.

Treatment of Options to Purchase Jaycor Common Stock (Page 44)

        After the effective date of the merger agreement and prior to the closing of the merger, Jaycor will arrange for the exercise of all Jaycor stock options on behalf of any employee, officer or director who desires to exercise his or her Jaycor stock options. The options will become fully vested and may be exercised in whole or in part. The exercise of stock options will be effective immediately prior to the closing of the merger. Any person who exercises his or her Jaycor stock option may pay the exercise price in cash or may borrow the exercise price from Jaycor pursuant to a secured promissory note, which must be repaid within 90 days after the closing of the merger. Jaycor stock options not exercised as of the effective time of the merger will be terminated.

Stockholder Rights (Page 102)

        Currently, your rights as a Jaycor shareholder are governed by California law and Jaycor's articles of incorporation and bylaws. However, Titan stockholder rights are governed by Delaware law and Titan's certificate of incorporation and bylaws. After the merger, you will become a Titan stockholder and your rights will be governed by Delaware law and Titan's certificate of incorporation and bylaws.

The Special Meeting (Page 61)

        Jaycor will hold a special meeting of shareholders on March 11, 2002, at 9:00 a.m., local time, at Jaycor's headquarters. At the special meeting, Jaycor will ask its shareholders to consider and vote upon a proposal to approve the merger agreement, the escrow agreement and the merger.

The Record Date (Page 32)

        Only holders of Jaycor common stock at the close of business on January 25, 2002 will receive notice of and may vote at the Jaycor special meeting. On that date, there were nine (9) holders of record holding 8,051,601 shares of Jaycor common stock. Jaycor shareholders are entitled to one vote per share of common stock held on the record date. The ESOP holds 8,000,000 of these shares of Jaycor common stock.

Required Vote for the Merger (Page 33)

        The affirmative vote of the holders of a majority of the outstanding shares of Jaycor common stock is required to approve the merger agreement, the related escrow agreement and the merger. No approval by the Titan stockholders is required in order to consummate the merger.

        All of Jaycor's directors and certain of Jaycor's executive officers, who together are the beneficial owners of approximately 12.4% of Jaycor's outstanding common stock on a fully diluted basis and approximately 0.5% of the outstanding shares as of the record date, have agreed to vote their shares and to direct the ESOP trustee to vote those shares of Jaycor common stock allocated to their respective accounts in favor of the merger agreement, the escrow agreement and the merger pursuant to the terms of voting agreements and irrevocable proxies. However, substantially all of the outstanding Jaycor shares on the record date are held by the ESOP. Therefore, it is highly unlikely that the merger will be approved by the Jaycor shareholders without the approval of a majority of the ESOP participants and beneficiaries who vote in accordance with the instructions in Annex D.

        All of the Jaycor directors and certain of Jaycor's executive officers have entered into the voting agreements in order to induce Titan to enter into the merger agreement.

Jaycor Board Unanimously Recommends That You Approve the Merger Agreement, the Escrow Agreement and the Merger (Page 32)

        The Jaycor board believes that the merger and the transactions contemplated by the merger are in your best interest and has unanimously approved the merger agreement, the escrow agreement and the merger. The Jaycor board of directors unanimously recommends that Jaycor shareholders and the ESOP participants and beneficiaries vote FOR approval of the merger agreement, the related escrow agreement and the merger.

Opinion of Houlihan Lokey Howard & Zukin (Page 38)

        Houlihan Lokey Howard & Zukin furnished an opinion to the ESOP as to the fairness of the consideration to be received by the ESOP in connection with the merger, from a financial point of view. The full text of the Houlihan Lokey opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of the review undertaken by Houlihan Lokey in rendering its opinion, is attached hereto as Annex B. We urge you to read the opinion carefully and in its entirety.

Completion of the Merger (Page 52)

        To complete the merger, a number of conditions must be satisfied. These include, among others:

  •
  holders of a majority of the outstanding shares of Jaycor common stock must have approved the merger agreement, the escrow agreement and the merger;
  •
  the New York Stock Exchange must have authorized for listing the Titan common stock issuable in the merger;
  •
  there must not be any action by any governmental entity or law challenging or preventing the merger;
  •
  clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, must have been obtained;
  •
  each of the parties must have performed each of its covenants and obligations contained in the merger agreement, and each of the representations and warranties of the parties contained in the merger agreement must generally be true and correct, except as would not in the aggregate have a material adverse effect on the party making such representations (for purposes of determining the accuracy of a party's representations and warranties in the aggregate, all qualifications regarding material adverse effects and other materiality and knowledge qualifications contained in each individual representation or warranty shall be disregarded);
  •
  the counsel for each of Titan and Jaycor must have rendered legal opinions stating that the merger should qualify as a tax-free reorganization under the Internal Revenue Code;
  •
  the counsel for Jaycor must have rendered a legal opinion regarding certain general corporate matters; and

  •
  the holders of no more than 5% of the outstanding shares of Jaycor common stock shall have exercised their dissenters' rights.

        Titan or Jaycor, as applicable, may waive the conditions to completion of the merger to the extent that a waiver would be permitted by law.

Termination of the Merger Agreement (Page 66)

        The merger agreement may be terminated and abandoned by:

  •
  the mutual written consent of Titan and Jaycor;
  •
  either Titan or Jaycor, if the merger has not occurred on or prior to July 31, 2002;
  •
  either Titan or Jaycor, if holders of a majority of the shares of Jaycor common stock do not approve the merger, the merger agreement and the escrow agreement at the special meeting;
  •
  either Titan or Jaycor, if any of the other party's representations and warranties contained in the merger agreement were inaccurate as of the date of the merger agreement or any subsequent date through the date of the closing of the merger, if such inaccuracy or inaccuracies would, in the aggregate, have a material adverse effect on the other party's business, or if the other party materially breaches any of its covenants contained in the merger agreement; provided, however, that neither party may terminate the merger agreement for the reasons set forth in this paragraph if the inaccuracy or breach is curable, unless the other party fails to cure such inaccuracy or breach within 15 days after receiving written notice of such inaccuracy or breach;
  •
  either Titan or Jaycor, if any final and nonappealable governmental order prohibits the merger;
  •
  Titan, if Jaycor fails to take certain required actions or if Jaycor takes certain prohibited actions; or
  •
  Titan, if the average closing price of Titan's common stock, as reported on the New York Stock Exchange, falls below $18.00.

Indemnification of Titan (Page 64)

        Subject to the limitations contained in the merger agreement, Titan is entitled to indemnification if it suffers losses due to any breaches of the representations, warranties, covenants or obligations of Jaycor contained in the merger agreement, or any demands made by Jaycor shareholders. The indemnification rights of Titan are triggered only to the extent any losses suffered by Titan exceed $300,000 and are generally limited to a return of the shares of Titan common stock deposited into escrow or cash proceeds from the sale thereof. Under the escrow agreement, Titan may not bring any indemnification claims after April 15, 2003.

Escrow of Shares of Titan Common Stock (Page 70)

        Of the shares to be issued by Titan in the merger, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $4.2 million divided by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. These escrow shares and any cash proceeds from the sale thereof will serve as security for the indemnification rights of Titan under the merger agreement. To the extent a negative working capital adjustment is made against Jaycor which exceeds $1.1 million, the escrow shares and any cash proceeds from the sale thereof will also serve as security against such working capital adjustment. The escrow account will be the sole and exclusive remedy of Titan for any indemnification claims, except in the event of any fraud, intentional misrepresentation or willful breach of the merger agreement or any misrepresentation relating to Jaycor's capitalization. Any escrow shares and any cash remaining in the escrow account after April 15, 2003 will be distributed to the former shareholders of Jaycor; provided that the escrow agent shall retain sufficient shares and/or cash in the escrow account to cover any claims that remain unresolved as of such time. P. Randy Johnson, Jaycor's vice president of finance, chief financial officer and corporate secretary, has been named the Jaycor shareholders' representative with respect to matters relating to the escrow agreement and will have broad authority to act as the agent and attorney-in-fact for Jaycor's shareholders on any matters concerning the escrow account. Reasonable fees and expenses of up to $50,000 in the aggregate incurred by Mr. Johnson as representative of the Jaycor shareholders will be paid out of the escrow account.

Adjustment Account (Page 55)

        In addition to the establishment of the escrow account, the merger agreement provides for the establishment of an adjustment account. Of the shares to be issued by Titan in the merger, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $1.1 million divided by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. These adjustment shares will be held in an adjustment account which will be used to fund any negative adjustment to Jaycor's working capital. If the amount of Jaycor's working capital is determined to be lower than Jaycor's statement of working capital at the closing of the merger, Titan will be entitled to a return of some or all of the adjustment shares or cash proceeds from the sale thereof. If, after the closing, the amount of Jaycor's working capital is determined to be higher than Jaycor's statement of working capital at the closing, Titan will deliver additional shares of Titan common stock to the escrow agent to be deposited into the adjustment account.

No Other Negotiations (Page 61)

        Until the merger is completed or the merger agreement is terminated, Jaycor has agreed not to directly or indirectly solicit, participate in discussions or consider or enter into any contract regarding any acquisition transaction, such as a merger other than this merger, an acquisition of all or a substantial portion of Jaycor's assets, or a liquidation or dissolution.

Expenses Related to the Merger (Page 68)

        Generally, each party will bear its own fees and expenses, other than any termination fee, related to the merger. However, Titan and Jaycor are required to share equally certain fees and expenses, other than attorneys' fees, such as those incurred in connection with the HSR Act, up to a maximum of $25,000 for Jaycor. Titan shall reimburse Jaycor for its fees and expenses, up to $250,000, if Titan terminates the merger agreement as a result of the average closing price of Titan's common stock falling below $18.00 after Jaycor's shareholders approve the merger agreement, the escrow agreement and the merger. Under certain circumstances, Titan is entitled to be reimbursed for its reasonably documented fees and expenses incurred in connection with the merger by Jaycor if the merger agreement is terminated.

Termination Fee (Page 68)

        The merger agreement requires Jaycor to pay Titan a termination fee equal to $3.9 million in cash as well as expenses if the merger agreement is terminated under certain circumstances.

Titan Common Stock is Freely Transferable by Non-Affiliates (Page 48)

        Titan common stock issued in the merger will be freely transferable by you immediately following the merger unless you are deemed to be an "affiliate" of Jaycor under applicable federal securities laws. Generally, "affiliates" include directors, executive officers and persons holding more than 10% of Jaycor's outstanding common stock, including the ESOP. The registration statement of which this prospectus/proxy statement is a part covers resales by the ESOP of the shares of Titan common stock that it may receive in the merger. Please note that with respect to shares of Titan common stock issued in the merger which will be deposited into the escrow account and the adjustment account, the Jaycor shareholders' representative may, at his sole discretion, elect to sell some or all of these escrow shares and adjustment shares. The proceeds of any such sale will be deposited in the escrow account or the adjustment account, as appropriate, and will be released to you, if at all, at the same time the remaining shares held in the escrow account and the adjustment account, as applicable, are released. The Jaycor shareholders' representative may also invest this cash in limited types of investments.

Material Federal Income Tax Consequences (Page 45)

        Completion of the merger is conditioned upon the receipt of opinions from Cooley Godward LLP and Gray Cary Ware & Freidenrich LLP that the merger should qualify as a "reorganization" under the Internal Revenue Code. As a result of the merger's qualification as a reorganization, no gain or loss will generally be recognized for federal income tax purposes by Jaycor shareholders upon exchange of their Jaycor common stock in the merger (except with respect to any cash received in the merger in lieu of any fractional shares of Titan common stock).

        This tax treatment may not apply to certain Jaycor shareholders or certain shares of Jaycor common stock, including shareholders who are non-U.S. persons or dealers in securities and shares of Jaycor common stock acquired in compensatory transactions.

        The above described tax opinions and tax treatment of the merger depends on, among other things, some facts that will not be known before the completion of the merger. Jaycor shareholders are urged to carefully read the discussion in the section entitled "The Merger—Material Federal Income Tax Consequences" beginning on page 45 of this prospectus/proxy statement. That discussion includes a summary of the U.S. federal income tax consequences of the merger in the event that the merger does not qualify as a reorganization.

        Tax Matters Can be Complicated, and the Tax Consequences of the Merger to You Will Depend on the Facts of Your Own Situation. You Should Consult Your Own Tax Advisor to Fully Understand the Tax Consequences of the Merger to You.

Dissenters' Rights (Page 54)

        California law provides Jaycor shareholders with dissenters' rights in the merger. One of the conditions to Titan's obligation to complete the merger is that the beneficial holders of no more than 5% of Jaycor's outstanding common stock shall have exercised their statutory dissenters' rights. This does not apply to the ESOP participants and beneficiaries.

Jaycor's Reasons for the Merger (Page 37)

        Jaycor's reasons for entering into the merger agreement and a number of factors considered by Jaycor's board of directors in determining whether to enter into the merger are as follows:

  •
  because the terms of the ESOP require that the participants and beneficiaries have the right to liquidate their allocated shares of Jaycor upon retirement, it is essential that Jaycor consummate a liquidation or sale transaction before a significant number of ESOP participants and beneficiaries become eligible to receive their ESOP distribution, and the merger achieves this imperative;
  •
  the strategic fit and overall compatibility of management, employees, business philosophies, strategies and technologies of the two companies; and
  •
  the fact that the outstanding shares of Titan common stock are, and the shares of such stock to be received in exchange for Jaycor common stock will be, actively traded on the New York Stock

    Exchange and, as a result, enjoy greater liquidity than the shares of Jaycor common stock, which are not regularly traded in any organized market.

The Voting Agreements (Page 33)

        As of January 21, 2002, certain of Jaycor's directors and officers entered into voting agreements with Titan in connection with the merger. Taken together, these Jaycor shareholders beneficially owned approximately 12.4% of the outstanding shares of Jaycor common stock as of the record date on a fully diluted basis and approximately 0.5% of the outstanding shares as of the record date. Pursuant to the voting agreement, the Jaycor shareholders agreed to vote their shares of Jaycor common stock and to cast their vote as ESOP participants and beneficiaries FOR adoption of the merger agreement and the escrow agreement and the approval of the merger. Each of these shareholders also has granted an irrevocable proxy and a power of attorney to Titan to vote their shares FOR adoption of the merger agreement and the escrow agreement and the approval of the merger.

Interests of Jaycor's Officers and Directors in the Merger (Page 44)

        When you consider Jaycor's board of directors' unanimous recommendation that Jaycor shareholders approve the merger, you should be aware that some Jaycor officers and directors may have interests in the merger that may be different from, or in addition to, their interests as shareholders of Jaycor and ESOP participants and beneficiaries. See the section entitled "The Merger—Interests of Certain Persons in the Merger" on page 43 of this prospectus/proxy statement.

Regulatory Approvals (Page 48)

        Titan and Jaycor have determined that a filing of a notification under the HSR Act is required in connection with the merger. Under the provisions of the Act, the merger may not be consummated until specified waiting period requirements of the HSR Act have been satisfied. Titan and Jaycor will file any required notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission under the HSR Act.

MARKET PRICE AND DIVIDEND INFORMATION

        Titan common stock is listed on the New York Stock Exchange under the symbol "TTN." The following table shows, for the periods indicated, the reported high and low trading prices for shares of Titan common stock on the New York Stock Exchange Composite Tape for the quarters indicated.

	Titan Common Stock
	Low	High
Calendar Year 1998
First Quarter	$5.50	$6.88
Second Quarter	5.75	8.25
Third Quarter	3.81	6.56
Fourth Quarter	4.25	6.19
Calendar Year 1999
First Quarter	$4.75	$6.25
Second Quarter	4.94	11.00
Third Quarter	9.38	14.63
Fourth Quarter	13.13	48.38
Calendar Year 2000
First Quarter	$32.50	$60.50
Second Quarter	25.31	55.50
Third Quarter	15.38	44.56
Fourth Quarter	11.13	21.81
Calendar Year 2001
First Quarter	$15.75	$25.49
Second Quarter	13.20	25.15
Third Quarter	16.24	22.48
Fourth Quarter	17.82	29.01
Calendar Year 2002
First Quarter (through February 6, 2002)	$19.80	$25.10

        Jaycor common stock is not publicly traded. In the opinion of Jaycor management, due to a lack of an active market for shares of Jaycor common stock, transactions in Jaycor common stock of which Jaycor is aware are not frequent enough to constitute representative prices.

        According to Titan, there were, as of December 31, 2001, approximately 70,128,473 shares of Titan common stock outstanding, held by approximately 3,824 stockholders of record. On February 6, 2002, the most recent practicable date prior to the mailing of this prospectus/proxy statement, the closing sale price per share of Titan common stock on the New York Stock Exchange Composite tape was $20.10 per share.

        Titan has not paid any cash dividends during the periods presented. Jaycor has not paid cash dividends in the past. Both Titan and Jaycor currently intend to retain future earnings to fund the development and growth of their businesses and not to pay any cash dividends in the foreseeable future.

THE TITAN CORPORATION SELECTED HISTORICAL FINANCIAL DATA

(In Thousands, Except Per Share Data)

        Titan derived the following information from its audited consolidated financial statements as of and for the years ended December 31, 1996 through 2000 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2000 and 2001. The following information should be read in conjunction with Titan's historical consolidated financial statements and related notes that are incorporated by reference into this prospectus/proxy statement.

        The summary consolidated statement of operations data for the nine months ended September 30, 2000 and 2001 and the consolidated balance sheet data as of September 30, 2001 are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results which may be expected for any other interim periods or for the year as a whole.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	1999	1998	1997	1996	2001	2000
						(Unaudited)
Statement of Operations Data:
Revenues	$1,008,003	$805,392	$532,236	$381,763	$332,531	$800,146	$733,050

Costs and expenses:
Cost of revenues	742,294	608,736	395,492	295,925	253,833	596,888	551,619
Selling, general and administrative expense	169,040	122,420	83,752	57,053	57,754	136,391	114,135
Amortization of goodwill	27,540	8,565	3,216	1,209	1,394	19,901	20,795
Deferred compensation	5,538	—	—	—	—	3,189	637
Research and development expense	11,762	6,690	5,590	7,466	5,023	10,399	8,084
Acquisition related charges and other	39,358	(28,686)	9,891	8,510	8,600	36,768	38,994

Total costs and expenses	995,532	717,725	497,941	370,163	326,604	803,536	734,264

Operating profit (loss)	12,471	87,667	34,295	11,600	5,927	(3,390)	(1,214)
Interest expense	(35,981)	(18,698)	(11,808)	(8,081)	(5,768)	(28,530)	(25,992)
Interest income	3,582	1,342	718	1,121	1,208	1,311	2,812

Income (loss) from continuing operations before income taxes, minority interests, extraordinary loss and cumulative effect of change in accounting principle	(19,928)	70,311	23,205	4,640	1,367	(30,609)	(24,394)
Income tax provision (benefit)	(3,712)	26,778	9,184	4,088	2,675	(1,732)	(5,314)

Income (loss) from continuing operations before minority interests, extraordinary loss and cumulative effect of change in accounting principle	(16,216)	43,533	14,021	552	(1,308)	(28,877)	(19,080)
Minority interests	4,127	—	—	—	—	6,826	3,125

Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(12,089)	43,533	14,021	552	(1,308)	(22,051)	(15,955)
Loss from discontinued operations, net of taxes	(1,895)	(5,776)	(12,566)	(19,657)	(6,326)	(84,416)	(1,332)

Income (loss) before extraordinary loss and cumulative effect of change in accounting principles	(13,984)	37,757	1,455	(19,105)	(7,634)	(106,467)	(17,287)

Extraordinary loss from early extinguishments of debt, net of taxes	(4,744)	—	—	—	—	—	(4,744)
Cumulative effect of change in accounting principle, net of taxes	—	—	(19,474)	—	—	—	—

Net income (loss)	(18,728)	37,757	(18,019)	(19,105)	(7,634)	(106,467)	(22,031)
Dividend requirements on preferred stock	(692)	(695)	(778)	(875)	(803)	(517)	(519)

Net income (loss) applicable to common stock	$(19,420)	$37,062	$(18,797)	$(19,980)	$(8,437)	$(106,984)	$(22,550)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.30)	$0.91	$0.32	$(0.01)	$(0.05)	$(.48)	$(.36)
Loss from discontinued operations, net of taxes	(0.04)	(0.12)	(0.30)	(0.53)	(0.16)	(1.51)	(0.03)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.09)	—	—	—	—	—	(0.09)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.47)	—	—	—	—

Net income (loss)	$(0.43)	$0.79	$(0.45)	$(0.54)	$(0.21)	$(1.99)	$(0.48)

Weighted average shares	52,717	47,094	41,657	37,139	39,018	56,019	52,625

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.30)	$0.81	$0.31	$(0.01)	$(0.05)	$(0.48)	$(0.36)
Loss from discontinued operations, net of taxes	(0.05)	(0.11)	(0.29)	(0.53)	(0.16)	(1.51)	(0.03)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.09)	—	—	—	—	—	(0.09)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.45)	—	—	—	—

Net income (loss)	$(0.44)	$0.70	$(0.43)	$(0.54)	$(0.21)	$(1.99)	$(0.48)

Weighted average shares	52,717	54,136	43,172	37,139	39,018	56,019	52,625

Other Data:
Depreciation and amortization	$41,165	$20,209	$12,618	$10,619	$9,521	$32,518	$29,688
Capital expenditures	44,169	13,637	9,145	9,191	7,415	24,839	25,739
Preferred dividends	692	695	778	875	803	517	519
	As of December 31,
						As of September 30, 2001
	2000	1999	1998	1997	1996
						(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$27,291	$13,469	$13,868	$18,757	$18,129	$126,149
Property and equipment, net	78,715	43,516	38,010	32,013	31,366	94,741
Total assets	951,107	628,040	369,923	233,336	225,144	1,174,125
Lines of credit, long-term	260,625	215,987	98,215	7,833	15,398	335,625
Other long-term debt	38,265	14,802	36,796	42,057	40,521	4,277
Company obligated mandatory redeemable convertible preferred securities	250,000	—	—	—	—	250,000
Stockholders' equity	167,416	166,348	98,440	74,892	83,342	353,733

JAYCOR, INC. SELECTED HISTORICAL FINANCIAL DATA

(In Thousands, Except Per Share Data)

        The following selected historical financial data for the five years ended January 31, 2001 are derived from the audited consolidated financial statements of Jaycor, Inc. The financial data for the nine-month periods ended October 31, 2001 and 2000 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Jaycor, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods.

        Operating results for the nine months ended October 31, 2001 are not necessarily indicative of the results that may be expected for the entire year ending January 31, 2002. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Fiscal Years Ended January 31,					Nine Months Ended October 31,
	2001	2000	1999	1998	1997	2001	2000
						(Unaudited)
Statement of Operations Data:
Contract revenues	$58,549	$50,597	$52,354	$50,204	$54,403	$48,405	$42,761
Cost of revenues	57,591	49,391	49,432	47,788	51,911	44,998	42,116

Operating income	958	1,206	2,922	2,416	2,492	3,407	645
Gain on sale of subsidiary stock	—	50,095	—	—	—	—	—
Interest income net of interest expense	1,163	74	(1,631)	(1,913)	(1,888)	1,331	608
Income from continuing operations before income taxes	1,957	51,375	1,291	503	604	4,009	1,253

	As of January 31,
						As of October 31, 2001
	2001	2000	1999	1998	1997
						(Unaudited)
Balance Sheet Data:
Cash, equivalents and short term investments	$40,586	$28,209	$2,098	$333	$85	$41,700
Working capital	46,717	33,826	8,241	(1,756)	(806)	49,046
Total assets	61,660	91,444	23,373	28,749	31,870	68,869
Long-term debt and capital lease obligations, less current portion	—	7,206	7,264	10,792	13,587	—
Redeemable warrant	—	2,285	1,454	—	—	—
Stockholders' equity	51,271	71,444	5,789	4,640	5,291	55,971

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following tables show summarized unaudited pro forma financial data giving effect to the proposed acquisitions of GlobalNet Inc. and Jaycor by Titan after giving effect to the recent acquisitions of Datron Systems Incorporated and BTG Inc. as if each had occurred on January 1, 2000. The following summary should be read in conjunction with Unaudited Pro Forma Condensed Combined Financial Data and the related notes included in this prospectus/proxy statement on page 87 through page 94.

	Year Ended December 31, 2000	Nine Months Ended September 30, 2001
	(In Thousands, Except Per Share Data)
Pro Forma Condensed Combined Statement of Operations Data:
Total revenues	$1,431,748	$1,127,535
Loss from continuing operations	$(25,033)	$(28,140)
Basic loss per share from continuing operations	$(0.45)	$(0.42)
Diluted loss per share from continuing operations	$(0.45)	$(0.41)
As of September 30, 2001
(In Thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$95,136
Total assets	$1,474,207
Line of credit, long-term	$335,625
Other long-term debt	$11,517
Total stockholders' equity	$582,955

COMPARATIVE PER SHARE DATA

        The following table shows (1) the pro forma net income and book value per share of Titan common stock after giving effect to the recent acquisitions of Datron and BTG and the proposed acquisitions of GlobalNet, an Illinois based company that provides international voice, data and Internet services over a private intellectual property network to international carriers and other communication service providers in the United States and Latin America, and Jaycor as if each had occured on January 1, 2000 and the historical net income and book value per share of Jaycor common stock in comparison with the unaudited pro forma net income and book value per share after giving effect to the proposed transactions as if each occured on January 1, 2000 and (2) the equivalent unaudited pro forma net income and book value per share attributable to the shares of Titan common stock issuable in connection with the acquisition of Jaycor. The following table also shows (1) and (2) above after giving effect to the recent acquisitions of Datron and BTG and the proposed acquisition of Jaycor. The number of shares issuable has been calculated based on an assumed Titan closing price per share of $22.00. At this assumed closing price per share and assuming estimated excess working capital and other adjustments of $4.2 million, the exchange ratio would be .43813. Accordingly, assuming that 9,814,000 Jaycor shares are exchangeable in the merger, Titan would issue approximately 4,300,000 shares of its common stock in the merger.

        Please note that these numbers are estimates only. The actual exchange ratio will not be fixed until the close of business on the trading day before the completion of the merger, and the actual number of Titan shares issuable in the merger may be greater or less than these numbers. For more information, please see the section of this prospectus/proxy statement captioned "Certain Terms of the Merger Agreement—Manner and Basis of Converting Shares of Jaycor Common Stock in the Merger" on page 52.

        The following information should be read in conjunction with (1) the separate historical consolidated financial statements and related notes of Titan and the unaudited interim consolidated financial statements of Titan incorporated by reference in this prospectus/proxy statement and (2) the separate historical financial statements and related notes of Jaycor included in this prospectus/proxy statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the transaction had been completed as of the assumed dates or of the results that will be achieved in the future.

        None of Titan, Datron, BTG, GlobalNet or Jaycor has paid any cash dividends on their common stock during the periods presented.

        The following table reflects the impact of the proposed acquisition of Jaycor, after giving effect to the recent acquisitions of Datron and BTG and the proposed acquisition of GlobalNet:

	Latest Fiscal Year(1)	Nine Months Ended September 30, 2001(1)
Pro Forma Titan (including proposed acquisition of GlobalNet):
Basic net loss per share	$(0.51)	$(1.79)
Diluted net loss per share	$(0.52)	$(1.78)
Book value per share(2)	$5.06	$6.88
Historical Jaycor:
Basic net income (loss) per share	$(0.34)	$0.31
Diluted net income (loss) per share	$(0.34)	$0.30
Book value per share(2)	$6.37	$6.95
Unaudited Pro Forma Combined—Titan(3):
Pro forma basic net loss per Titan share	$(0.52)	$(1.73)
Pro forma diluted net loss per Titan share	$(0.52)	$(1.72)
Pro forma book value per Titan share at September 30(2)	—	$7.83
Unaudited Equivalent Pro Forma Combined—Jaycor(4):
Pro forma basic net loss per Jaycor share	$(0.23)	$(0.76)
Pro forma diluted net loss per Jaycor share	$(0.23)	$(0.75)
Pro forma book value per Jaycor share at October 31(2)	—	$3.43

(1)
Titan pro forma income information for its latest fiscal year is for the year ended December 31, 2000 combined with Datron's income information for its latest fiscal year ended March 31, 2001 and BTG's income information for its latest fiscal year, which is for the year ended March 31, 2001, and GlobalNet's income information for its latest fiscal year is for the year ended December 31, 2000. Jaycor's income information for its latest fiscal year is for the year ended January 31, 2001. The pro forma combined data for the latest fiscal year combines Titan's pro forma data for the year ended December 31, 2000 with Jaycor's historical data for the year ended January 31, 2001. The pro forma combined data for the nine months ended September 30, 2001 combines Titan with Datron's, BTG's and GlobalNet's historical data for the nine months ended September 30, 2001 and with Jaycor's historical data for the nine months ended October 31, 2001.

(2)
The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

(3)
The pro forma combined net loss per Titan share is computed by combining the net income (loss) for Titan pro forma with the effects of the recent acquisitions of Datron and BTG and proposed acquisition of GlobalNet, and any pro forma adjustments and dividing the sum by the pro forma weighted average number of shares of common stock and equivalents outstanding during the period. The pro forma shares are computed based upon the estimated assumed exchange ratio of .43813 for the proposed Jaycor acquisition.

(4)
The amounts for equivalent pro forma combined per Jaycor share are calculated by multiplying the amounts for pro forma combined per Titan share by .43813.

        The following table reflects the impact of the proposed acquisition of Jaycor, after giving effect to the recent acquisitions of Datron and BTG:

	Latest Fiscal Year(1)	Nine Months Ended September 30, 2001(1)
Pro Forma Titan (excluding proposed acquisition of GlobalNet):
Basic net loss per share	$(0.31)	$(1.66)
Diluted net loss per share	$(0.32)	$(1.66)
Book value per share(2)	$5.11	$6.52
Historical Jaycor:
Basic net income (loss) per share	$(0.34)	$0.31
Diluted net income (loss) per share	$(0.34)	$0.30
Book value per share(2)	$6.37	$6.95
Unaudited Pro Forma Combined—Titan(3):
Pro forma basic net loss per Titan share	$(0.34)	$(1.61)
Pro forma diluted net loss per Titan share	$(0.33)	$(1.61)
Pro forma book value per Titan share at September 30(2)	—	$7.50
Unaudited Equivalent Pro Forma Combined—Jaycor(4):
Pro forma basic net loss per Jaycor share	$(0.15)	$(0.71)
Pro forma diluted net loss per Jaycor share	$(0.14)	$(0.71)
Pro forma book value per Jaycor share at October 31(2)	—	$3.28

(1)
Titan pro forma income information for its latest fiscal year is for the year ended December 31, 2000 combined with Datron's income information for its latest fiscal year ended March 31, 2001 and BTG's income information for its latest fiscal year, which is for the year ended March 31, 2001. Jaycor's income information for its latest fiscal year is for the year ended January 31, 2001. The pro forma combined data for the latest fiscal year combines Titan's pro forma data for the year ended December 31, 2000 with Jaycor's historical data for the year ended January 31, 2001. The pro forma combined data for the nine months ended September 30, 2001 combines Titan with Datron's and BTG's historical data for the nine months ended September 30, 2001 and with Jaycor's historical data for the nine months ended October 31, 2001.

(2)
The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

(3)
The pro forma combined net loss per Titan share is computed by combining the net income (loss) for Titan pro forma with the effects of the recent acquisitions of Datron and BTG, and any pro forma adjustments and dividing the sum by the pro forma weighted average number of shares of common stock and equivalents outstanding during the period. The pro forma shares are computed based upon the estimated assumed exchange ratio of .43813 for the proposed Jaycor acquisition.

(4)
The amounts for equivalent pro forma combined per Jaycor share are calculated by multiplying the amounts for pro forma combined per Titan share by .43813.

RISK FACTORS

        You should consider the following matters in deciding whether to vote in favor of the merger. You should consider these matters in connection with the other information that Titan has included or incorporated by reference into this prospectus/proxy statement. The risks and uncertainties described below are not the only ones facing Titan. Additional risks and uncertainties not presently known to Titan, or that Titan currently sees as immaterial, may also harm Titan's business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, Titan's business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of Titan's common stock could decline.

Risks Related to the Transaction

Failure to retain key employees could diminish the benefits of the transaction.

        The successful combination of Titan and Jaycor will depend in part on the retention of Jaycor's key personnel. There can be no assurance that Titan will be able to retain Jaycor's key management, technical and marketing personnel, or that Titan will realize the anticipated benefits of the transaction.

If Titan and Jaycor are not successful in integrating their organizations, the anticipated benefits of the transaction may not be realized.

        If Titan and the stockholders of the combined company are to realize the anticipated benefits of the transaction, the operations of Titan and Jaycor must be integrated and combined efficiently. Titan cannot assure you that the integration will be successful or that the anticipated benefits of the merger will be fully realized. Similarly, Titan cannot guarantee that the Jaycor shareholders will achieve greater value through their ownership of Titan common stock than they would have achieved as shareholders of Jaycor as a separate entity. The dedication of Titan's management resources to integration activities relating to this merger and other acquisitions Titan has announced or is pursuing may detract attention from the day-to-day business of the combined company. The difficulties of integration may be increased by the need to integrate personnel with disparate business backgrounds and combine different corporate cultures. This integration may also be more difficult due to Titan's integration challenges as a result of its recently completed acquisitions or any future acquisitions. Titan cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not result in a decrease in revenues or a decrease in the value of Titan common stock, or that there will not be other material adverse effects from Titan's integration efforts.

        In addition, after the transaction, Titan intends to develop new products that combine Jaycor's assets with Titan's assets. This may result in longer product implementations, which may cause Jaycor's revenue and operating income and the revenue and operating income of Titan's businesses that are collaborating with Jaycor to fluctuate and fail to meet expectations. To date, Titan has not completed its investigation into the challenges—technological, market-driven or otherwise—to developing and marketing these new products in a timely and efficient way. There can be no assurance that Titan and Jaycor will be able to overcome these challenges, or that a market for such new products will develop after the transaction.

Sales of substantial amounts of Titan's common stock in the open market by Jaycor shareholders or by shareholders of other Titan acquisition targets could depress Titan's stock price.

        Other than shares held by affiliates of Jaycor, including the Jaycor Employee Stock Ownership Plan, or ESOP, shares of Titan's common stock that are issued to shareholders of Jaycor will be freely tradable without restrictions or further registration under the Securities Act of 1933, or the Securities Act. The ESOP plan committee has indicated that it intends to sell the Titan common stock received by the ESOP in one or more block transactions within a short period of time following the closing, and the registration statement of which this prospectus/proxy statement is a part covers any such resales by the ESOP. The ESOP owns approximately 80% of Jaycor's outstanding common stock on a fully diluted basis as of January 25, 2002. If the merger with Jaycor closes and if Jaycor shareholders sell substantial amounts of Titan common stock in the public market following the transaction, the market price of Titan common stock could fall. These sales might also make it more difficult for Titan to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate. The number of shares of Titan common stock that will be issued in the transaction will be based in part on the average closing sales price for shares of Titan common stock during the five-day trading period ending on the last business day before the completion of the merger. Based on an assumed average closing sales price per share of Titan common stock of $22.00, which was the closing sales price of Titan common stock, as reported on the New York Stock Exchange, on January 24, 2002, and assuming (1) an aggregate of 9,814,000 shares of Jaycor common stock and no options to purchase shares of Jaycor common stock are outstanding as of the closing of the merger, and (2) a positive working capital adjustment, together with other adjustments, of $4.2 million is made to the closing valuation of Jaycor, Titan would issue approximately 4,300,000 shares of Titan common stock in the merger. The actual aggregate purchase price will depend upon the amount of Jaycor working capital and the amount of certain Jaycor liabilities at the time of the closing of the merger.

The receipt of shares of Titan common stock could be taxable to you, depending on facts surrounding the transaction.

        Titan and Jaycor have structured the transaction to qualify as a tax-free reorganization for federal income tax purposes. As a condition to the completion of the merger, Titan and Jaycor are required to obtain opinions of Cooley Godward LLP and Gray Cary Ware & Freidenrich LLP, respectively, that the transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code, assuming, among other things, that the transaction is completed under the current terms of the merger agreement, and that Jaycor holds substantially all of the properties it held immediately prior to the merger. However, the ability to satisfy these factual assumptions, and therefore the federal income tax consequences of the transaction, depends in part on facts that will not be available before the completion of the transaction. If these factual assumptions are not satisfied, a Jaycor shareholder's exchange of shares of Jaycor common stock for shares of Titan common stock in the merger could be a taxable transaction. Separate and distinct tax rules and analysis will apply to the exchange of shares by the ESOP, as more fully described in Annex D.

Risks Related to Indemnification Claims and Working Capital Adjustment

If Titan makes a significant claim against the escrow account, you may not receive any of the shares of Titan common stock deposited into the escrow account.

        Of the shares to be issued by Titan in the merger, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $4.2 million divided by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading days ending on the last business day before the completion of the merger. These escrow shares will serve as security for the indemnification rights of Titan under the merger agreement. If Titan makes a significant indemnification claim against the escrow account, or if a negative working capital adjustment is made against Jaycor after the closing of the merger that exceeds $1.1 million, Titan may be entitled to a return of some or all of the shares of Titan common stock and/or cash proceeds from the sale thereof held in the escrow account. If the shares and cash held in the escrow account are returned to Titan, you will not receive the escrow shares or the proceeds of the escrow shares originally allocated to you.

If Jaycor incurs a significant negative working capital adjustment, you may not receive any of the shares of Titan common stock deposited into the adjustment account.

        After the completion of the merger, in addition to the escrow shares, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $1.1 million divided by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading days ending on the last business day before the completion of the merger. These adjustment shares and any cash proceeds from the sale thereof will be held in an adjustment account which will be used to fund any negative adjustment to Jaycor's working capital that results in a reduction of the merger consideration payable by Titan. If there is a negative adjustment to Jaycor's working capital, Titan will be entitled to a return of some or all of the adjustment shares and/or cash held in the adjustment account. If the negative adjustment to Jaycor's working capital is significant, you may not receive any of the adjustment shares and/or cash held in the adjustment account on your behalf.

Risks Related to Titan's Business

Titan's growth depends to a large extent on the growth of its commercial businesses, some of which operate in new and unproven markets. If one or more of Titan's commercial businesses fail to gain market acceptance or achieve anticipated revenue levels, Titan may not be able to recoup its investments in or advances to these businesses, achieve its objective of monetizing these businesses or achieve the operating results that Titan anticipates.

        Titan is committed to creating, building and launching technology-based commercial businesses. As part of implementing this strategy, Titan has developed the technology-based businesses known as Titan Wireless and Cayenta, and is in the process of developing and commercializing the technology applications and businesses in Titan's Emerging Technologies and Businesses segment. If any of the primary markets targeted by Titan Wireless fail to develop and grow as Titan anticipates, or those markets do develop and grow as anticipated but Titan Wireless's and/or Cayenta's principal products and services do not gain market acceptance, Titan's revenues will be less than Titan expects and Titan may be unable to recoup the equity investments and intercompany advances Titan has made to develop and grow those businesses. To grow as currently contemplated, Titan will need to derive an increasing portion of its revenues from its commercial businesses, including the businesses in Titan's Emerging Technologies and Businesses segment. If the markets for some or all of the businesses in Titan's Emerging Technologies and Businesses segment fail to develop and grow as expected, or those markets do develop and grow as expected but those businesses' principal products and services do not meet with market acceptance, Titan's future prospects may suffer. If any of Titan's businesses fail to grow as Titan anticipates, it may not be able to monetize these businesses and enable its stockholders to realize value from that process.

  Titan Wireless

        Titan Wireless's principal strategy is to provide communications services and systems to developing countries primarily in Asia, Africa, the Middle East and Latin America. Titan Wireless's future success will depend substantially on the rate and the extent to which the markets for communications services and systems develop in the developing countries that it targets. Titan cannot guarantee that substantial markets for communications services and systems in these developing countries will ever develop, or if those markets do develop, that communications services based on fixed-site satellite technology, wireless local loop technology, or global system for mobile communications technology, all of which Titan Wireless can provide, will capture a significant portion of those markets. The development of a market for communications services and systems in a particular developing country will depend upon a variety of factors including whether that country has sufficient resources to support such a market and whether the communications services and systems are offered at an affordable cost to their end users so that adequate traffic can be generated. Titan Wireless's success will also depend to a significant extent on its continued ability to identify and enter into strategic relationships with effective local partners to act as Titan Wireless's intermediaries with local regulators and experts in the local market. If Titan Wireless is unable to continue to cultivate and maintain these relationships, its overall business will suffer.

  Cayenta

        Cayenta's market is characterized by fluctuating demand for its products and services based on overall economic conditions and their impact on government and corporate information technology budgets as well as changes in user sentiment toward particular technologies, technology applications and related services. Cayenta's operating results for the nine months ended September 30, 2001 were adversely affected by a slowdown in corporate spending on commercial information technology services and e-business software applications. Cayenta's market is also intensely competitive. Cayenta's competitors include numerous companies across various segments of the information technology services and software products markets. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to Cayenta's technologies. The costs to develop and to provide information technology services are relatively low. Moreover, barriers to entry, particularly in the areas of information technology consulting and integrating software applications, are low. Therefore, Cayenta will likely continue to face additional competition from new entrants into its market. If overall economic conditions continue to weaken demand for Cayenta's products and services, or if Cayenta is unable to anticipate and respond effectively to changing market conditions or to compete effectively for any reason, its business will suffer.

  Emerging Technologies and Businesses

        The businesses in Titan's Emerging Technologies and Businesses segment face the ongoing challenges of developing technology applications that anticipate and satisfy consumers' requirements and achieving market acceptance for those technology applications in new and rapidly changing markets. To the extent these businesses fail to effectively meet either of those challenges, Titan's ability to execute its monetizing strategy and provide increased value to Titan's stockholders will be diminished.

Titan has a limited history of commercializing new technologies, and Titan's commercial businesses may not remain or ever become successful.

        In 1991, Titan adopted a strategy of seeking to develop commercial businesses using technology developed for government purposes in Titan's government defense business. SureBeam and Titan's Titan Wireless business are a product of this strategy. For the most part, Titan's commercial businesses are in an early stage of development or have only recently begun to offer their products, services, systems or solutions in the markets, including new markets, in which they operate. These technology-based businesses are subject to risks and uncertainties inherent in companies at these early stages of development, including:

  •
  the risks that their base technology will become obsolete and that they will fail to respond in a timely and cost-effective manner to rapid technological changes;

  •
  the risks associated with operating in markets that are subject to a high degree of competition;

  •
  the risk that they will have inadequate management resources to capitalize on market opportunities and execute their strategy;

  •
  the risk that they will be unable to manage rapid growth effectively;

  •
  the risk that they will be unable to execute successfully each portion of their business strategy on schedule;

  •
  the risk that Titan may not identify markets with sufficient opportunities to justify Titan's investments in products and solutions for these markets;

  •
  the market and operating risks that are unique to each particular business; and

  •
  the risk that adequate capital may not be available to fund their continued development.

        Titan balances its investment objectives for each of its businesses with Titan's overall profitability objectives. This balancing is a basic part of Titan's approach to creating and building new commercial businesses and creates the possibility that any or all of Titan's businesses may not grow at the pace or to the level that they otherwise might if they were independent companies. These factors, including the risks identified above, could affect Titan's ability to monetize its investments in its businesses or diminish the value that Titan's stockholders ultimately recognize from those investments.

Titan may make equity investments or intercompany advances to some of its businesses which Titan could lose or have to write off.

        Titan has historically funded businesses in its Emerging Technologies and Businesses segment, as well as its other businesses, with equity investments and/or intercompany advances, and expects to continue to do so in the future. At the time Titan makes these investments or advances, these businesses are typically at an early stage of development. If these businesses do not become profitable or Titan is unable to monetize its investments in them, Titan could lose all or a portion of its equity in those businesses and be required to write off some or all of any amounts advanced.

        To date, Titan has funded its publicly traded subsidiary, SureBeam, through a $75 million subordinated promissory note that Titan has agreed to exchange for equity of SureBeam at an exchange rate to be agreed upon by Titan and SureBeam, to the extent available. Titan has also agreed to extend a new $50 million senior secured revolving line of credit to SureBeam. Titan is required to obtain the consent of its lenders under its credit facility in order to effect the debt for equity exchange and extend the credit facility to SureBeam. Titan could lose all or a portion of its equity investment in SureBeam prior to the planned spin-off of SureBeam or be required to write off some or all of the amounts loaned to SureBeam either before or after the planned spin-off of SureBeam.

Titan may not be able to effect the tax-free spin-off of its ownership interest in SureBeam in accordance with its announced plan.

        Titan has filed a request for a letter ruling from the Internal Revenue Service to enable Titan to distribute its remaining ownership interest in SureBeam to Titan's stockholders on a tax-free basis as soon as practical following receipt of a favorable letter ruling. Titan also is seeking consent from its lenders under its credit facility in order to effect the spin-off of SureBeam and Titan cannot be certain that its lenders will authorize this spin-off under these circumstances. Titan may not obtain a favorable letter ruling from the Internal Revenue Service. Further, Titan is not obligated to make such a distribution and the distribution may not occur at all if Titan's board of directors determines that the distribution is no longer in Titan's best interest or the best interest of Titan's stockholders. However, Titan's board of directors has adopted a plan to spin-off SureBeam and, as a result, Titan has discontinued SureBeam for financial reporting purposes. If Titan does not distribute the stock of SureBeam to Titan's stockholders, Titan will seek another alternative for either monetizing or disposing of Titan's ownership interest in SureBeam.

Titan's commercial businesses' growth may be impaired because of investment or funding choices Titan makes or because Titan is unable to generate sufficient cash flow or to access capital from external sources.

        Titan typically funds its businesses' growth with equity investments, intercompany advances and/or public or private financing. Titan may choose not to fund potential growth opportunities for its businesses with equity investments or intercompany advances based on risk considerations or Titan's balancing of its investment objectives for those businesses with its overall profitability objectives. In addition, Titan may be unable to fund potential growth opportunities for its businesses to the extent that Titan Systems does not generate sufficient cash flow for Titan to do so or Titan does not otherwise have capital on hand and/or cannot access adequate capital. Titan may also be precluded from funding potential growth opportunities for its commercial businesses with public or private financing based on market conditions. To the extent that Titan is unable to, or chooses not to, provide capital to its commercial businesses to fund potential growth opportunities, Titan's commercial businesses' growth could be impaired.

Market conditions and legal and contractual restrictions may impair Titan's ability to monetize its investments in its commercial technology applications and businesses.

        Titan cannot guarantee that it will be able to monetize any of its investments in its commercial technology applications or businesses, whether through an initial public offering of a subsidiary, a complete spin-off to Titan's stockholders, an outright sale of a subsidiary, or a technology license or sale. Market or competitive conditions may be such that Titan is unable to complete initial public offerings of its subsidiaries or spin-offs of its subsidiaries to Titan's stockholders at valuations that Titan considers appropriate, in which case Titan may choose to delay or forego initial public offerings or spin-offs of these subsidiaries. Based on market or competitive conditions, Titan may also be unable to sell or license its commercial technology applications or sell its businesses at valuations or for other consideration Titan considers appropriate, in which case Titan may choose to delay or forego those sales or licenses. To the extent possible, Titan intends to structure any initial public offerings that its subsidiaries conduct in a manner to preserve the ability to later distribute the stock Titan retains in the subsidiaries to its stockholders on a tax-free basis. Under current law, there are a number of tax and other legal requirements that must be satisfied in order to successfully execute this strategy and Titan cannot guarantee that they will be met. Contractual restrictions may also restrict Titan's ability to successfully execute this strategy. With the exception of Cayenta, Titan's credit facility does not permit its subsidiaries to conduct initial public offerings or, with the exception of Cayenta, allow Titan to distribute the stock of its subsidiaries to Titan stockholders without the consent of the lenders. Titan may distribute the stock of Cayenta to Titan stockholders without the consent of the lenders so long as Titan is in compliance with financial ratios specified in, and not otherwise in default under, its credit facility.

Titan depends on government contracts for a substantial majority of its revenues and the loss of government contracts or a decline in funding of existing or future government contracts could adversely affect Titan's revenues and cash flows and Titan's ability to fund its commercial businesses.

        Titan's revenues from U.S. government business represented approximately 85% of Titan's total revenues in 1998, approximately 84% of Titan's total revenues in 1999, approximately 74% of Titan's total revenues in 2000, and approximately 80% of Titan's total revenues for the nine months ended September 30, 2001. Titan's U.S. government contracts are only funded on an annual basis, and the U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget or decline to exercise option periods, any of which could reduce Titan's revenues and cash flows from U.S. government contracts. Titan's revenues and cash flow from U.S. government contracts could also be reduced by declines in U.S. defense and other federal agency budgets.

        A significant percentage of Titan's products and services are predominantly sold and performed under contracts with various parts of the U.S. Navy or U.S. Air Force or with prime contractors to the U.S. Navy or U.S. Air Force. Although these various parts of the U.S. Navy or U.S. Air Force are subject to common budgetary pressures and other factors, Titan's various U.S. Navy and U.S. Air Force customers exercise independent purchasing decisions. However, because of such concentration of Titan's contracts, Titan is vulnerable to adverse changes in its revenues and cash flows if a significant number of Titan's U.S. Navy or U.S. Air Force contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

        In addition to contract cancellations and declines in agency budgets, Titan may be adversely affected by:

  •
  budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy;

  •
  curtailment of the U.S government's use of technology services and products providers;

  •
  the adoption of new laws or regulations;

  •
  technological developments;

  •
  U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year; and

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  general economic conditions.

        These or other factors could cause U.S. defense and other federal agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts. Any of these actions or any of the other actions described above could reduce Titan's revenues and cash flows and impair Titan's ability to make equity investments in or intercompany advances to Titan's commercial subsidiaries as part of Titan's approach to creating and building new businesses.

Government audits of Titan's government contracts could result in a material charge to Titan's earnings and have a negative effect on Titan's cash position.

        Titan's government contracts are subject to cost audits by the government. These audits may occur several years after completion of the audited work. Titan could have a material charge to its earnings or reduction in its cash position as a result of an audit, including an audit of one of the companies Titan has acquired. Some of Titan's acquired companies did not historically impose internal controls as rigorous as those Titan imposes on the government contracts Titan performs, which may increase the likelihood that an audit of their government contracts could cause a charge to Titan's earnings or reduction in Titan's cash position.

Titan's operating margins may decline under its fixed-price contracts if Titan fails to estimate accurately the time and resources necessary to satisfy Titan's obligations.

        Some of Titan's contracts are fixed-price contracts under which Titan bears the risk of any cost overruns. Titan's profits are adversely affected if its costs under these contracts exceed the assumptions Titan used in bidding for the contract. In 2000, approximately 32% of Titan's revenues were derived from fixed-price contracts, and in the nine months ended September 30, 2001 approximately 24% of Titan's revenues were derived from fixed-price contracts. Often, Titan is required to fix the price for a contract before Titan finalizes the project specifications, which increases the risk that Titan will misprice these contracts. The complexity of many of Titan's engagements makes accurately estimating Titan's time and resources more difficult.

If Titan is not able to retain its contracts with the U.S. government and subcontracts under U.S. government prime contracts in the competitive rebidding process, Titan's revenues may suffer.

        Upon expiration of a U.S. government contract or subcontract under a U.S. government prime contract, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. Titan cannot guarantee that Titan, or the prime contractor, will win any particular bid, or that Titan will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The termination of several of Titan's significant contracts or nonrenewal of several of

Titan's significant contracts, the imposition of fines or damages, or Titan's suspension or debarment from bidding on additional contracts could result in significant revenue shortfalls.

Titan may be liable for penalties under a variety of procurement rules and regulations, and changes in government regulations could adversely affect Titan's business.

        Titan's defense and commercial businesses must comply with and are affected by various government regulations. Among the most significant regulations are the following:

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  the U.S. Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

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  the U.S. Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

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  the U.S. Cost Accounting Standards, which impose accounting requirements that govern Titan's right to reimbursement under certain cost-based government contracts;

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  laws, regulations and Executive Orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data; and

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  laws and regulatory requirements relating to satellite communications and other wireless communication systems in the developing countries where Titan Wireless operates.

        These regulations affect how Titan's customers and Titan do business and, in some instances, impose added costs on Titan's businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. With respect to U.S. government contracts, any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government.

Titan's failure to identify, attract and retain qualified technical and management personnel could adversely affect its existing businesses and its ability to build additional commercial businesses.

        Titan cannot guarantee that Titan will be able to attract and retain the highly qualified technical personnel for each of its segments, including engineers, computer programmers and personnel with security clearances required for classified work, that are necessary for maintaining and growing Titan's existing businesses or building additional commercial businesses. Titan's success also depends to a significant extent on the continued contributions of Titan's management personnel for each of its segments. Titan's ability to build additional commercial businesses in its Emerging Technologies and Businesses segment will depend in part on Titan's ability to attract management personnel from outside Titan with relevant market expertise and management skills, and on Titan's ability to retain and motivate these managers.

Titan competes in highly competitive markets against many companies that are larger, better financed and better known than Titan. If Titan is unable to compete effectively, Titan's business and prospects will be adversely affected.

        Titan's businesses operate in highly competitive markets. Many of its competitors are larger, better financed and better known companies who may compete more effectively than Titan can. Titan's commercial businesses compete against other technologies as well as against companies with similar products and services. In order to remain competitive, Titan must invest to keep its products technically advanced and compete on price and on value added to Titan's customers. Titan's ability to compete may be adversely affected by limits on Titan's capital resources and Titan's ability to invest in maintaining and expanding its market share.

Titan has completed numerous strategic acquisitions and may complete others, which could increase Titan's costs or liabilities or be disruptive.

        Since January 1, 1998, Titan has acquired 14 government information technology businesses as part of Titan's strategy of consolidating government information technology businesses. In addition, since January 1, 1999, Titan has acquired four information technology services and solutions companies as part of Cayenta's development of its total services provider offering, and Titan has acquired a wireless telecommunications company, Ivoire Telecom, as part of Titan Wireless' business. Several of the businesses that Titan acquired had themselves acquired other businesses prior to their acquisition by Titan. Also, Titan has recently entered into an agreement to acquire GlobalNet, a Nevada corporation, and Titan intends to continue to look for additional strategic acquisitions. Titan may not be able to complete its proposed acquisition of GlobalNet or to integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. The acquisition and integration of new businesses involves risk. The integration of acquired businesses may be costly and may result in a decrease in the value of Titan's common stock for the following reasons, among others:

  •
  Titan may need to divert more management resources to integration than Titan planned, which may adversely affect Titan's ability to pursue other more profitable activities;

  •
  the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

  •
  Titan may not eliminate as many redundant costs as Titan anticipated in selecting its acquisition candidates; and

  •
  one or more of Titan's acquisition candidates also may have liabilities or adverse operating issues that Titan failed to discover through its diligence prior to the acquisition.

        In addition, instability in the U.S. securities markets and volatility in Titan's common stock price may make acquisitions with Titan's common stock more expensive.

Titan may incur significant costs in protecting Titan's intellectual property which could adversely affect Titan's profit margins. Titan's inability to protect its patents and proprietary rights in the U.S. and foreign countries could adversely affect Titan's businesses' prospects and competitive positions.

        As part of Titan's strategy, Titan seeks to protect its proprietary technology and inventions through patents and other proprietary-rights protection in the U.S. and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S. If Titan is unable to obtain or maintain these protections, Titan may not be able to prevent third parties from using its proprietary rights. In addition, Titan may incur significant expense both in protecting its intellectual property and in defending or assessing claims with respect to intellectual property owned by others.

        Titan assesses the strength of its patent and intellectual property protection for its technologies and products. Despite Titan's assessments and Titan's belief in the strength of its patent protection for particular technologies or products, Titan's patents may not provide effective barriers to entry against competitors in the markets targeted by particular technologies and products because Titan's competitors may develop competing technologies and products that do not infringe upon Titan's patents. Titan also could choose to modify or abandon one or more planned or current products because of these assessments or actual or threatened claims by other companies. Titan is not certain that its pending patent applications will be issued.

        Titan also relies on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Titan has taken measures to protect its trade secrets and know-how, including the use of confidentiality agreements with Titan's employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate Titan for damages incurred. Titan generally controls and limits access to, and the distribution of, its product documentation and other proprietary information. Titan also cannot guarantee that other parties will not independently develop Titan's know-how or otherwise obtain access to Titan's technology.

Risks of Titan's international operations, including economic conditions in other countries, could adversely affect the prospects of its Titan Wireless and Cayenta businesses.

        Titan's Cayenta and Titan Wireless businesses each operate in international markets. Through Titan's subsidiary, Titan Wireless, Titan sell communications services and systems primarily in developing countries. Although Titan currently sells its communications services and systems primarily in U.S. dollars, currency devaluations and adverse market conditions in developing countries in the past have and in the future could negatively affect demand for Titan's communications services and systems and, consequently, Titan's revenues for this segment. In addition, Titan may in the future bill for its communications services in local currency. As a result, revenues in this segment may be adversely affected by economic conditions in developing countries. Titan's businesses that operate in international markets also face the possibility of becoming subject to added costs as part of maintaining compliance with varied foreign regulatory requirements. Titan does not believe that the international operations of its existing businesses currently subject it to material risks from fluctuations in currency exchange rates. However, as Titan increases the international operations of its businesses, Titan's risks from fluctuations in currency exchange rates, to the extent Titan bills for its products in foreign currencies, will increase.

        Selling products or services in international markets also entails other market, economic, cultural, legal and political risks, conditions and expenses. These risks include:

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  trade protective measures and import or export licensing requirements or other restrictive actions by foreign governments;

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  reduced protection of intellectual property rights;

  •
  political and economic instability;

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  difficulties in collecting amounts owed to Titan;

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  difficulties in managing overseas employees and contractors; and

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  changes in applicable laws and regulations, including licensing laws, tax laws and regulations.

        Any one of these factors or other international business risks could adversely affect Titan's financial performance.

The covenants in Titan's credit facility restrict Titan's financial and operational flexibility, and Titan's failure to comply with them could have a material adverse effect on Titan's business.

        Titan's credit facility contains covenants that restrict, among other things, Titan's ability to borrow money, make particular types of investments, including investments in Titan's subsidiaries, or other restricted payments, swap or sell assets, merge or consolidate, or make acquisitions. An event of default under Titan's credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable. Titan has pledged substantially all of its consolidated assets and the stock of Titan's subsidiaries to secure the debt under Titan's credit facility, excluding Titan's foreign subsidiaries. If the amounts outstanding under the credit facility were accelerated, the lenders could proceed against those consolidated assets and the stock of Titan's subsidiaries. Any event of default, therefore, could have a material adverse effect on Titan's business. Titan's credit facility also requires

Titan to maintain specified financial ratios. Titan's ability to meet these financial ratios can be affected by events beyond Titan's control, and Titan cannot assure you that Titan will meet those ratios. Titan also may incur future debt obligations that might subject Titan to restrictive covenants that could affect Titan's financial and operational flexibility or subject Titan to other events of default. Any such restrictive covenants in any future debt obligations Titan incurs could limit Titan's ability to fund its commercial businesses with equity investments or intercompany advances, which would impede Titan's ability to execute its approach to creating and building new businesses.

Titan's operating results may be adversely affected by disruptions in its supply of products and components or services.

        Because Titan's internal manufacturing capacity is limited, Titan uses contract manufacturers. While Titan uses care in selecting its manufacturers, this arrangement gives Titan less control over the reliability of supply, quality and price of products or components than if Titan manufactured them itself. In some cases, Titan obtains products from a sole supplier or a limited group of suppliers. For example, Titan relies upon SureBeam as an exclusive supplier of linear accelerators and SureBeam, in turn, relies on one supplier for some of the key components used to manufacture SureBeam's linear accelerators. Consequently, Titan risks disruptions in its supply of key products and components if Titan's suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect Titan's business, financial condition and results of operations as well as Titan's ongoing product cost structure.

Titan's business is subject to significant environmental regulation. Compliance costs, or any future violations or liability under environmental laws, could harm Titan's business.

        Titan is subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. Titan cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, Titan could be held liable for any damages that result. From time to time, Titan has been notified of violations of government and environmental regulations. Titan attempts to correct these violations promptly without any material impact on Titan's operations. In addition, Titan may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on Titan's business.

Titan's results of operations have historically fluctuated and may continue to fluctuate significantly in the future, which could adversely affect the market price of its common stock.

        Titan's revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of its products and services, defense and intelligence budgets, the time it takes for the new markets Titan targets to develop and for Titan to develop and provide products and services for those markets, competition and general economic conditions. Titan's product mix and unit volume, its ability to keep expenses within budgets, its distribution channels and its pricing affect its gross margins. These factors and other risk factors described herein may adversely affect Titan's results of operations within a period and cause Titan's financial results to fluctuate significantly on a quarterly or annual basis. Consequently, Titan does not believe that comparison of its results of operations from period to period is necessarily meaningful or predictive of its likely future results of operations. It is possible that in some future quarter or quarters Titan's operating results will be below the expectations of public market analysts or investors. If so, the market price of Titan's common stock may decline significantly.

Market perception and performance of Titan's publicly traded subsidiary, SureBeam, could have a disproportionate impact on Titan's common stock price prior to Titan's planned spin-off of SureBeam and could negatively impact the value of SureBeam common stock distributed to Titan's stockholders.

        As the parent company of a publicly traded subsidiary, SureBeam, the market price of Titan's common stock could be disproportionately impacted by negative news or other publicity concerning SureBeam, including public concerns about the safety of irradiated foods, as well as SureBeam's financial performance and the market price of its common stock. Titan's board of directors has adopted a formal plan to spin off SureBeam to Titan's stockholders through a tax-free stock dividend. While Titan's control of SureBeam involves risks to Titan and SureBeam, including potential conflicts of interest and the disproportionate allocation of Titan's senior management resources to SureBeam, Titan's separation of SureBeam involves numerous risks to SureBeam. For example, SureBeam to date has relied upon Titan to finance a significant portion of its liquidity requirements and has relied upon Titan's general corporate and administrative services. Following the spin-off, SureBeam will have to develop its own sources of liquidity in addition to the $50 million senior secured revolving line of credit that Titan is extending to it. SureBeam's business requires a substantial investment of capital and is subject to numerous risks, including the risk that the irradiation of food will not gain sufficient consumer acceptance to generate the expected level of revenue from processing of food. Independent of Titan, SureBeam may not be able to access capital markets or obtain other sources of capital necessary to finance its cash requirements and its business and financial results may be negatively impacted. This in turn could negatively affect the value of the SureBeam common stock to be distributed to Titan's stockholders.

Anti-takeover provisions in Titan's certificate of incorporation, bylaws and Delaware law, as well as Titan's shareholder rights plan, could discourage, delay or prevent a change of control that Titan's stockholders may favor.

        Provisions in Titan's certificate of incorporation, Titan's bylaws and Delaware law could make it difficult and expensive for a third party to pursue a takeover attempt Titan opposes even if a change in control of Titan would be beneficial to the interests of its stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of Titan's common stock. These provisions:

  •
  permit Titan's stockholders to take action by written consent instead of at a meeting and to nominate directors or bring other business before stockholder meetings only if they comply with advance notice and other procedural requirements in Titan's bylaws;

  •
  authorize Titan's board of directors, without stockholder approval, to issue up to 2,931,898 shares of blank check preferred stock that could be issued by Titan's board of directors to increase the number of outstanding shares and prevent a takeover attempt; and

  •
  prohibit Titan from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of Titan's voting stock, or with their affiliates, unless Titan's directors or stockholders approve the business combination in the prescribed manner.

        In addition to the provisions described above, in 1995 Titan's board of directors adopted a poison pill shareholder rights plan, which may further discourage a third party from making a proposal to acquire Titan which Titan has not solicited or does not approve, even if the acquisition would be beneficial to Titan's stockholders. As a result, Titan's stockholders who wish to participate in such a transaction may not have an opportunity to do so. Under Titan's rights plan, preferred share purchase rights, which are attached to Titan's common stock, generally will be triggered upon the acquisition, or actions that would result in the acquisition, of 15% or more of Titan's common stock by any person or group. If triggered, these rights would entitle Titan's stockholders other than the acquiror to purchase, for the exercise price, shares of Titan's common stock having a market value of two times the exercise price. In addition, if a company acquires Titan in a merger or other business combination not approved by the board of directors, these rights will entitle Titan's stockholders other than the acquiror to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price.

There may be volatility in the price of Titan's common stock.

        Stock prices of many companies in the high technology industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. The market price of Titan's common stock may vary widely as a result of several factors, including:

  •
  announcements of technological innovations or new commercial products by Titan or its competitors;

  •
  budgetary constraints affecting U.S. government spending generally, changes in fiscal policy, and government regulatory initiatives;

  •
  patent or proprietary rights developments; and

  •
  general market conditions.

        These factors could lead to a significant decrease in the market price of Titan's common stock.

THE JAYCOR SPECIAL MEETING

To be held March 11, 2002

        Jaycor, Inc. is furnishing this prospectus/proxy statement to Jaycor shareholders, and to participants and beneficiaries of the Jaycor Employee Stock Ownership Plan, in connection with the solicitation of proxies from Jaycor shareholders for use at the Jaycor special meeting to be held on March 11, 2002. Jaycor also is furnishing this prospectus/proxy statement to Jaycor shareholders as a prospectus in connection with the issuance by The Titan Corporation of shares of Titan common stock in the merger.

Date, Time and Place

        The special meeting will be held on March 11, 2002 at 9:00 a.m., local time, at Jaycor's headquarters, located at 3394 Carmel Mountain Road, San Diego, CA 92121-1002, or at any adjournment, postponement or rescheduling of that meeting.

Matters to be Considered at the Special Meeting

        At the special meeting, and any adjournment of the special meeting, Jaycor shareholders will be asked:

  •
  to consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization by and among Titan, Thunderbird Acquisition Corp. and Jaycor, dated as of January 21, 2002, to approve the related escrow agreement and to approve the merger pursuant to which Jaycor will become a wholly owned subsidiary of Titan; and

  •
  to consider and transact such other matters which may properly come before the special meeting or any adjournment or postponement thereof.

Board of Directors Recommendation

        Jaycor's board of directors has unanimously determined that the merger is advisable and in the best interests of Jaycor, its shareholders and the participants in and beneficiaries of Jaycor's Employee Stock Ownership Plan, or ESOP, and the Jaycor board of directors has unanimously approved the merger, the merger agreement and the related escrow agreement and recommends a vote FOR the adoption and approval of the merger, the merger agreement and the related escrow agreement.

Record Date

        Jaycor's board of directors fixed January 25, 2002 as the record date for the special meeting. Accordingly, only shareholders of record of Jaycor common stock at the close of business on January 25, 2002 are entitled to notice of and to vote at the special meeting.

Quorum

        The presence at the special meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Jaycor common stock on the record date is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Jaycor common stock represented at the special meeting but not voted, including shares of Jaycor common stock for which proxy cards have been received but for which the holders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Shareholders Entitled to Vote

        At the close of business on the record date, January 25, 2002, there were 8,051,601 shares of Jaycor common stock outstanding and entitled to vote held by approximately nine (9) shareholders of record. 8,000,000 of these shares are held by the ESOP.

        The holders of Jaycor common stock are entitled to cast one vote for each share they hold on each matter submitted to the Jaycor shareholders for a vote at the special meeting. Under the ESOP, each ESOP participant is entitled to one vote, irrespective of how many shares held in the ESOP are allocated to such holder. The trustee of the ESOP is required to vote the shares held by the ESOP proportionally, based upon the same proportion of votes cast by the ESOP participants for and against the merger. Please see Annex D for more information regarding voting by ESOP participants and beneficiaries.

Vote Required

        Adoption of the merger agreement and the escrow agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of Jaycor common stock outstanding on the record date.

        Failures to vote and abstentions will not be deemed to be cast either FOR or AGAINST the merger agreement, the related escrow agreement and the merger. However, because adoption of the merger agreement and the related escrow agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Jaycor common stock, failures to vote and abstentions will have the same effect as a vote AGAINST the merger agreement and the escrow agreement and the merger.

        Because the ESOP holds substantially all of the outstanding shares of Jaycor, it is highly unlikely that the merger will be approved unless a majority of the ESOP participants and beneficiaries approve the merger. More information with respect to voting by the ESOP participants and beneficiaries is contained in Annex D.

Voting Agreements

        As of January 21, 2002, certain Jaycor shareholders, including all directors and certain officers of Jaycor, entered into voting agreements, pursuant to which, among other things, they agreed to vote their shares of Jaycor stock and to cast their votes as ESOP participants and beneficiaries FOR adoption of the merger agreement and the related escrow agreement and the approval of the merger. A copy of the form of voting agreement has been filed as Exhibit 2.3 to the registration statement on Form S-4 of which this prospectus/proxy statement is a part. Each of these Jaycor shareholders has also granted an irrevocable proxy and a power of attorney to Titan representatives to vote his, her or its shares of Jaycor common stock FOR adoption of the merger agreement and the related escrow agreement and the approval of the merger. On the record date, the Jaycor shareholders that are parties to the voting agreements collectively owned beneficially approximately 12.4% of the outstanding shares of Jaycor common stock on a fully diluted basis and owned of record 0.5% of the outstanding shares of Jaycor common stock on the record date.

Proxies

        All shares represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxy cards that do not contain voting instructions with respect to approval of the merger agreement, the related escrow agreement and the merger will be voted FOR adoption of the merger agreement and the escrow agreement and the approval of the merger.

        Only shares affirmatively voted for the adoption of the merger agreement and the escrow agreement and approval of the merger, including properly executed proxy cards that do not contain voting instructions, will be counted as votes in favor of the merger agreement, the related escrow agreement and the merger.

        The persons named as proxies by a Jaycor shareholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement and the related escrow agreement and approve the merger will be voted in favor of any adjournment or postponement.

Revocability of Proxies

        You may revoke your proxy at any time prior to its use:

  •
  by delivering to the secretary of Jaycor at the address set forth below a signed notice of revocation or a later-dated, signed proxy card; or

  •
  by attending the special meeting and voting in person.

        Attendance at the special meeting is not in itself sufficient to revoke a proxy.

        All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Jaycor, Inc., 3394 Carmel Mountain Road, San Diego, CA 92121-1002, Attention: P. Randy Johnson. A proxy appointment will not be revoked by death or incapacity of the Jaycor shareholder executing the proxy card unless, before the shares are voted, notice of such death or incapacity is filed with Jaycor's secretary or other person responsible for tabulating votes on Jaycor's behalf. This does not apply to the ESOP participants and beneficiaries. Please see Annex D.

Dissenters' Rights

        If the principal terms of the merger agreement are approved by the Jaycor shareholders, holders of Jaycor shares who elect to dissent from the approval of the principal terms of the merger agreement may, under certain circumstances, be entitled to have their shares purchased in accordance with Chapter 13 of the California General Corporation Law, or the CGCL.

        In order for a Jaycor shareholder to exercise dissenters' rights, a notice of such shareholder's intention to exercise his or her dissenters' rights as provided in the CGCL must be sent by such shareholder and such shareholder must comply with such other procedures as required by the CGCL, as more fully described below in "The Merger—Dissenters' Rights." Failure to send such notice or to follow such other procedures will result in waiver of such shareholder dissenters' rights. See the discussion beginning on page 54 regarding dissenters' rights and Annex C for a description of the procedures that must be followed to perfect such rights. This does not apply to the ESOP participants and beneficiaries. Please see Annex D.

Solicitation of Proxies and Expenses

        All expenses of this solicitation of proxies and all the cost of preparing and mailing this prospectus/proxy statement to Jaycor shareholders will be borne by Jaycor. In addition to solicitation by use of the mails, proxies may be solicited from Jaycor shareholders by directors, officers and employees of Jaycor in person or by telephone, telegram, fax, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

        Please do not send stock certificates with your proxy card. A transmittal form with instructions concerning the surrender of Jaycor stock certificates will be mailed to you at a later time prior to completion of the merger.

THE MERGER

        This section of the prospectus/proxy statement describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document including the appendices for a more complete understanding of the merger.

Background of the Merger

        In July 2000, Jaycor completed a reorganization transaction in which it separated from its former parent corporation and its former affiliate JNI Corporation. Upon completion of that reorganization, the Jaycor Employee Stock Ownership Plan became the principal owner of Jaycor. Over the ensuing months, the Jaycor board recognized that, because the terms of the ESOP required that the participants have the right to liquidate their allocated shares of Jaycor upon retirement, it was essential that Jaycor consummate a liquidation or sale transaction before a significant number of ESOP participants became eligible to receive their ESOP distribution. As a result, the board authorized management to investigate strategic sale opportunities as they arose.

        On November 28, 2001, Eric P. Wenaas, the Chairman and Chief Executive Officer of Jaycor, and Gene Ray, the Chairman and Chief Executive Officer of Titan, met at a social function. In the course of their conversation, Dr. Ray inquired as to whether Jaycor would have an interest in being acquired by Titan. Dr. Ray and Dr. Wenaas agreed to meet for lunch within a few days to discuss the terms of a potential acquisition of Jaycor by Titan. On December 2, 2001, the two met and Dr. Ray requested top level financial information to enable him to consider the acquisition further. On December 12, 2001, Dr. Wenaas, P. Randy Johnson, the Chief Financial Officer of Jaycor and representative of the ESOP plan committee, Dr. Ray and Eric DeMarco, the Chief Operating Officer of Titan, met at Titan's headquarters in San Diego. At this meeting, the parties discussed Jaycor's financial condition, including its cash and working capital position, government contract backlog and its business as a whole.

        During the week following the meeting at Titan's headquarters, Dr. Wenaas and Dr. Ray held a number of telephone conversations during which they discussed the valuation and terms of the potential transaction. After Jaycor consulted with investment professionals regarding the liquidity of Titan common stock, and after several discussions between Mr. Johnson and Mr. DeMarco on or about the week of December 20, 2001, Dr. Wenaas and Dr. Ray tentatively agreed on an all-stock transaction.

        After Dr. Wenaas and Dr. Ray reached the tentative understanding with respect to valuation and consideration, Mr. Johnson and Mr. DeMarco had a number of conversations regarding other material terms of the proposed transaction. Mr. Johnson prepared a summary of the principal terms of the agreement and presented it to Mr. DeMarco on the evening of December 20, 2001. From that date through December 31, 2001, Mr. Johnson and Mr. DeMarco continued to discuss the material terms of the transaction, and, on December 31, 2001, Mr. DeMarco and Mr. Johnson signed a non-binding summary of the terms of the merger.

        On December 18, 2001, Jaycor and the ESOP plan committee notified Houlihan Lokey Howard and Zukin who regularly served as financial advisor to Jaycor and the ESOP plan committee that they would require Houlihan Lokey in respect of the merger and to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the ESOP.

        On January 2, 2002, Cooley Godward LLP, outside counsel to Titan, delivered a draft of the merger agreement to Gray Cary Ware & Freidenrich LLP, outside counsel to Jaycor. On January 3, 2002, Mr. Johnson and representatives of Gray Cary met with Nicholas Costanza, Senior Vice President and General Counsel of Titan, Brian Clark, Titan's Vice President of Strategic Transactions and representatives of Cooley Godward at Cooley Godward's offices in San Diego. At this meeting the parties discussed the general terms of the transaction and negotiated and executed a mutual non-disclosure agreement. In addition, Jaycor executed an exclusivity letter in favor of Titan pursuant to which Jaycor committed to negotiate exclusively with Titan until January 12, 2002. Beginning on the following day and continuing through January 21, 2002, the date the merger agreement was executed and delivered by both parties, Titan conducted an extensive due diligence review of the business, financial and legal condition of Jaycor. Concurrently, representatives of Gray Cary and Cooley Godward, as well as representatives of Branton & Wilson, outside counsel to the ESOP, exchanged detailed comments on the merger agreement and all of the ancillary documents and conducted numerous in-person and telephonic negotiations regarding the precise terms of those documents. During the course of the negotiations, Mr. Johnson, on behalf of the ESOP plan committee, regularly consulted with Branton & Wilson on various transaction issues related to the ESOP.

        On January 8, 2002, Gray Cary distributed to the Jaycor board a draft of the merger agreement, together with all of the ancillary documents, as well as a detailed memorandum concerning the fiduciary duties of the board of directors in considering a merger transaction. On January 10, 2002, the Jaycor board held a meeting at Jaycor's offices in San Diego attended by all directors either in person or telephonically, as well as Mr. Johnson and representatives of Gray Cary, to discuss the proposed transaction. Mr. Johnson attended the board meeting in his capacity as both an officer of Jaycor and the representative of the ESOP plan committee. At this meeting, Gray Cary made a presentation to the board regarding its fiduciary duties to its shareholders, which were principally the ESOP. After completion of this presentation and a discussion among the board members and Mr. Johnson regarding the implications of the legal duties on the proposed transaction, Gray Cary made a presentation regarding the specific terms of the merger agreement and the related ancillary agreements. The board members engaged in a lengthy and detailed discussion about the terms of the proposed transaction. Mr. Johnson informed the board that Houlihan Lokey, financial advisor to the ESOP plan committee, had confirmed in writing that it had reviewed the terms of the merger agreement and that it was prepared to deliver its written opinion that the consideration received by the ESOP in the merger was fair, from a financial point of view, to the ESOP. At the end of the meeting, the Jaycor board declined to approve the transaction as presented and instructed management and Gray Cary to communicate the board's position that the indemnification maximum negotiated by management was unacceptably high. The board agreed to hold a subsequent meeting on January 14, 2002, to consider the transaction again, provided that the Board's concerns regarding the indemnity limitations had been adequately addressed. During the following two days, representatives of Gray Cary and Jaycor's management conducted further negotiations with Cooley Godward and Titan regarding the reduction in the size of the escrow fund originally contemplated by the parties.

        On January 14, 2002, the Jaycor board held a meeting at Jaycor's offices in San Diego. All directors attended the meeting either in person or telephonically, as well as Mr. Johnson and representatives of Gray Cary. Mr. Johnson attended the board meeting in his capacity as both an officer of Jaycor and the representative of the ESOP plan committee. Gray Cary reminded the board of its fiduciary duties as discussed at the prior meeting. Gray Cary then informed the board that the issues raised by the board during the preceding meeting had been resolved in accordance with the board's instructions and that substantially all of the other material terms of the merger agreement had been resolved as well, with the exception of certain provisions related to the termination of the ESOP. After a full discussion, the Jaycor board voted unanimously to approve the merger agreement, with the merger agreement to be finalized by management, and to recommend to Jaycor's shareholders and the ESOP participants and beneficiaries that they vote their shares and interests in favor of the merger.

        After conclusion of the board meeting and continuing through the morning of January 21, 2002, representatives of Gray Cary, Cooley Godward, Branton & Wilson and the management teams of Jaycor and Titan continued to negotiate to finalize the terms of the merger agreement and the ancillary agreements. On the morning of January 21, 2002, Jaycor and Titan executed and delivered the merger agreement.

Jaycor's Reasons for the Merger; Recommendation of the Jaycor Board of Directors

        The Jaycor board of directors has determined that the terms of the proposed merger are fair and in the best interests of Jaycor and its shareholders and the participants and beneficiaries of the ESOP. Accordingly, the board of directors has unanimously approved the merger, the merger agreement and the escrow agreement, and recommends that Jaycor shareholders vote FOR approval of the merger, the merger agreement and the escrow agreement.

        In reaching its decision, the Jaycor board consulted with Gray Cary Ware & Freidenrich LLP with respect to the legal and fiduciary duties of the board of directors, regulatory matters and tax matters of the merger agreement and related agreements. The Jaycor board also consulted with senior management on all of the foregoing issues as well as more conceptual issues and advantages of the proposed merger as compared to other alternatives. The Jaycor board considered a number of factors in reaching its decision, without assigning any specific or relative weight to such factors. The material factors considered include:

  •
  because the terms of the ESOP require that the participants have the right to liquidate their allocated shares of Jaycor upon retirement, it is essential that Jaycor consummate a liquidation or sale transaction before a significant number of ESOP participants become eligible to receive their ESOP distribution, and the merger achieves this imperative;

  •
  information concerning the businesses, earnings, results of operations and future business prospects of Jaycor and Titan, both individually and as combined. In particular, the Jaycor board focused on the strategic fit and the overall compatibility of management, employees, business philosophies, strategies and technologies of the two companies;

  •
  the opinion of Houlihan Lokey as to the fairness of the consideration to be received by the ESOP in connection with the merger, from a financial point of view; and

  •
  the fact that the outstanding shares of Titan common stock are, and the shares of such stock to be received in exchange for Jaycor common stock will be, actively traded on the New York Stock Exchange and, as a result, enjoy greater liquidity than shares of Jaycor common stock, which are not regularly traded in any organized market. The active trading of Titan common stock also provides a means of valuing shares received in the exchange which is not now available to the owners of Jaycor common stock.

        The Jaycor board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described elsewhere in this prospectus/proxy statement, and in particular:

  •
  market risks associated with acquiring and liquidating Titan common stock;

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  the risk that the potential benefits of the merger may not be realized, including that the combined company might not achieve the expected operating synergies;

  •
  the challenge of integrating the businesses and operations of the two companies and the management effort and costs required to complete the integration following the merger;

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  the risk that the merger agreement may be terminated before the completion of the merger, which under certain circumstances would require Jaycor to pay a termination fee to Titan of $3.9 million;

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  the risk of management and employee disruption associated with the merger, including the risk that key technical and management personnel may decide not to continue employment with the combined company;

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  the risk that a negative vote on the merger by the ESOP participants and beneficiaries could result in significant fees and expenses payable by Jaycor; and

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  the risk that revenue might decline if any significant customers reduce or terminate their purchase of Jaycor's products because of uncertainties concerning the merger.

        The board of directors of Jaycor determined that the merger is preferable to the other alternatives which might be available to Jaycor, such as remaining independent and growing internally and through future acquisitions or financings, or engaging in a transaction with another party. The Jaycor board made that determination because it believes that the merger will provide needed liquidity to the ESOP and unite two companies with complementary business strengths, technologies and operating philosophies, thereby creating a combined company with greater size, flexibility, efficiencies, capital strength and profitability potential than either company possesses on a stand-alone basis or that Jaycor might be able to achieve through other alternatives.

        For the reasons set forth above, the board of directors of Jaycor unanimously recommends that holders of Jaycor common stock and the ESOP participants and beneficiaries vote to approve the merger, the merger agreement and the escrow agreement.

Opinion of Financial Advisor to the Jaycor ESOP

        As part of an ongoing relationship, Jaycor requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, to render an opinion to the Jaycor Employee Stock Ownership Plan Committee, or ESOP plan committee, that the consideration to be received by the ESOP in connection with the merger is fair, from a financial point of view, to the ESOP. The amount and form of the consideration was determined through negotiations between Jaycor and the ESOP plan committee on the one hand, and Titan on the other.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey. Houlihan Lokey believes, and so advised the ESOP plan committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

        Jaycor retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. As compensation to Houlihan Lokey for its services in connection with the merger, Jaycor agreed to pay Houlihan Lokey an aggregate fee of $175,000 in addition to Houlihan Lokey's related expenses. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger, any other related transaction, or the conclusions reached in the Houlihan Lokey opinion. No limitations were imposed by Jaycor or the ESOP plan committee on Houlihan Lokey with respect to the investigations made or procedures followed by them in rendering its opinion. Jaycor also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey.

        On January 29, 2002, Houlihan Lokey delivered its written opinion to the ESOP plan committee to the effect that, as of the date of such opinion, subject to the limitations described therein, the consideration of approximately $90.4 million of Titan common stock, as such number may be adjusted pursuant to the merger agreement, to be received by the ESOP in connection with the merger is fair, from a financial point of view, to the ESOP.

        The full text of Houlihan Lokey's opinion, which describes among other things the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this prospectus/proxy statement as Annex B and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey's opinion in its entirety.

        The Houlihan Lokey opinion does not address Jaycor's underlying business decision to effect the merger, and does not constitute a recommendation to any shareholder or ESOP participant or beneficiary as to how a participant or beneficiary should vote with respect to the merger. Houlihan Lokey did not, and was not requested by Jaycor or any other person to, solicit third party indications of interest in acquiring all or any part of Jaycor or to make any recommendations as to the form or amount of consideration in connection with the merger. Houlihan Lokey was not asked to opine and does not express any opinion as to:

  •
  the tax consequences of the merger, including, but not limited to, tax or legal consequences to Jaycor;

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  the realizable value of Jaycor's common stock; or

  •
  the fairness of any aspect of the merger not expressly addressed in its fairness opinion. Houlihan Lokey did not perform an independent appraisal of the assets of Jaycor. Further, Houlihan Lokey did not negotiate the merger or advise Jaycor or the ESOP plan committee with respect to alternatives to it.

        In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

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  reviewed Jaycor's audited consolidated financial statements for the three fiscal years ended January 31, 2001 and Jaycor-prepared interim financial statements for the ten month periods ended November 30, 2000 and 2001, which Jaycor's management has identified as the most current financial statements available;

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  held discussions with certain members of the senior management of Jaycor to discuss the merger and the operations, financial condition, future prospects and projected operations and performance of Jaycor;

  •
  reviewed Houlihan Lokey's most recent valuation of Jaycor as of February 2, 2001;

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  visited Jaycor's business offices in San Diego, California;

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  reviewed forecasts and projections prepared by Jaycor's management with respect to Jaycor for the fiscal years ending approximately January 31, 2002 through 2003;

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  reviewed the historical market prices, trading volume, and certain other publicly available information for Titan's publicly traded securities;

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  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deems comparable to Jaycor;

  •
  reviewed final versions of certain documents to be delivered at the closing of the merger, including, but not limited to, the merger agreement; and

  •
  conducted such other studies, analyses and inquiries as Houlihan Lokey has deemed appropriate.

Analyses

        Houlihan Lokey used several methodologies to assess the fairness, from a financial point of view, of the consideration to be received by the ESOP in connection with the merger. These methodologies provided an estimate as to the aggregate enterprise and equity values of Jaycor. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Annex B to this prospectus/proxy statement. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

        Houlihan Lokey used the following valuation methodologies in order to determine the estimated market value of Jaycor: (i) a market multiple approach, (ii) a comparable transactions approach and (iii) an income approach. The analyses required studies of the overall market, economic and industry conditions in which Jaycor operates and the historical and projected future operating results of Jaycor.

  Market Multiple Approach

        Houlihan Lokey reviewed certain financial information of publicly traded comparable companies, or comparables, selected solely by Houlihan Lokey, in the government services and defense sectors. The comparables were Cubic Corporation, The Titan Corporation, Maxwell Technologies, CACI International, Dynamics Research Corporation and Computer Sciences Corporation. Houlihan Lokey calculated certain financial ratios, including, the multiples of (i) enterprise value to latest twelve months revenues, (ii) enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA, and (iii) enterprise value to projected next fiscal year EBITDA of comparables based on the most recent publicly available information.

        The analysis showed that the multiples exhibited by the comparables was as follows: (i) enterprise value to latest twelve months revenues ranged from 0.7x to 1.7x with mean and median multiples of 1.14x and 1.0x, respectively (ii) enterprise value to latest twelve months EBITDA ranged from 8.3x to 19.5x with mean and median multiples of 13.9x, and (iii) enterprise value to projected next fiscal year EBITDA ranged from 7.7x to 15.3x with mean and median multiples of 11.3x and 11.1x, respectively.

        Houlihan Lokey derived an indication of the enterprise value of Jaycor by applying selected revenue and EBITDA multiples to Jaycor's projected representative levels of revenue and EBITDA for fiscal years ending approximately January 31, 2002 and 2003. Based on the above, the resulting indications of the enterprise value of the operations of Jaycor ranged from approximately $38 million to $44 million.

        Comparable Transaction Analysis.    Houlihan Lokey reviewed the consideration paid in certain change of control acquisitions of selected publicly traded and private government services and defense companies.

        The analysis indicated the following multiples: (i) enterprise value to latest twelve months revenues ranged from 0.2x to 4.9x with mean and median multiples of 1.6x and 1.2x, respectively; and (ii) enterprise value and latest twelve months EBITDA ranged from 4.3x to 18.8x with mean and median multiples of 11.6x and 12.6x, respectively. In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. Further, no company or transaction used in the analysis described above was directly comparable to Jaycor. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of revenue and EBITDA paid for companies in the government services and defense industries.

        Based on Jaycor's projected revenues for the fiscal year ending approximately January 31, 2002, and selected observed revenues multiples determined using the comparable transaction analysis, Houlihan Lokey calculated an indicated range for the enterprise value of operations of Jaycor to be $36 million to $43 million.

  Income Approach

        Houlihan Lokey utilized certain financial projections prepared by Jaycor's management for the fiscal years ending approximately January 31, 2002 and 2003. To determine Jaycor's enterprise value, Houlihan Lokey used the projected pro forma operating income of Jaycor and applied risk-adjusted discount rates ranging from 17% to 19% and long-term growth rates ranging from 3% to 5%. Based on this analysis, the resulting indications of the enterprise value of operations of Jaycor ranged from approximately $36 million to approximately $42 million.

  Enterprise Value Range Determination

        Based on the analyses and factors described in the foregoing paragraphs, Houlihan Lokey determined the enterprise value of operations of Jaycor to be in the range of $37 million to $43 million.

  Other Adjustments to Determine the Equity Value of Jaycor

        After determining the enterprise value of the operations of Jaycor, Houlihan Lokey added the value of (i) Jaycor's current holdings of cash or cash equivalents of approximately $42 million, and (ii) the value of certain net operating loss carry forwards of approximately $2 million to determine the enterprise value of Jaycor of $81 million to $87 million, subject to certain adjustments as provided in the merger agreement. As Jaycor has no debt, the concluded enterprise value of $81 million to $87 million is also the equity value of Jaycor.

  Consideration to be Received

        Houlihan Lokey reviewed the following information in order to determine the estimated market value of the $90.4 million in Titan common stock, subject to adjustment as provided in the merger agreement, to be received by Jaycor in connection with the merger: (i) the terms and restrictions associated with Titan's common stock, (ii) anticipated selling or other disposition costs, and (iii) certain other publicly-available information regarding Titan.

Conclusion

        Based on the above analyses, Houlihan Lokey determined that the consideration to be received by the ESOP in connection with the merger is fair, from a financial point of view, to the ESOP.

        As a matter of course, Jaycor does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections for Jaycor for the fiscal years ending approximately January 31, 2002 and 2003. These financial projections were prepared by the management of Jaycor. The projections were prepared under market conditions as they existed as of approximately January 23, 2002 and management does not intend to provide Houlihan Lokey with any updated or revised projections in connection with the merger. The projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Jaycor, may cause the projections or the underlying assumptions to be inaccurate. As a result, projections should not be relied upon as necessarily indicative of future results, and you are cautioned not to place undue reliance on such projections.

        In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on business, economic, market and other conditions as they existed as of January 29, 2002 and on the projected financial information provided to Houlihan

Lokey as of such date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, that the accuracy and completeness of the financial and other information provided to Houlihan Lokey by the management of Jaycor was prepared on a reasonable basis in accordance with industry practice and reflects the best currently available estimates and judgment of Jaycor's management and that no material changes have occurred in the assets, financial condition, business or prospects of Jaycor since the date of the most recent financial statements that were provided to Houlihan Lokey, and that the management of Jaycor was not aware of any information or facts that would make the information provided to Houlihan Lokey incomplete or misleading. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to them with respect to Jaycor and does not assume responsibility for it. Houlihan Lokey did not perform any appraisals or valuations of any specific assets or liabilities of Jaycor, and was not furnished with any such appraisals or valuations, nor did Houlihan Lokey make any physical inspection of any of the properties or assets of Jaycor. Houlihan Lokey did not undertake an independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Jaycor or any of its affiliates is a party or may be subject and, at Jaycor's direction and with its consent, Houlihan Lokey's opinion makes no assumption concerning, and does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

        Houlihan Lokey assumed that Jaycor is not a party to any pending transaction, including external financings, recapitalizations, asset sales, acquisitions or merger discussions, other than the merger or in the ordinary course of business. In arriving at its opinion, Houlihan Lokey assumed that all the necessary regulatory approvals and consents required for the merger would be obtained in a manner that would not change the purchase price for Jaycor.

        The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to Jaycor, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Titan's Reasons for the Merger

        Titan believes a business combination with Jaycor will advance its strategic objective of taking advantage through acquisitions of growth opportunities from ongoing consolidation in the government defense contracting industry. Titan expects the combination with Jaycor to offer the following strategic benefits to Titan after the merger:

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  enhancement of Titan's government defense contracting revenues;

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  broadening of Titan's capability to serve the government defense contracting industry and to compete for new projects;

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  enhancement of Titan's ability to create, build and launch technology-based businesses;

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  augmentation of Titan's employee base in the San Diego, California area, where a significant portion of its defense business is conducted; and

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  synergies between Jaycor's government defense contracting business and Titan's government defense contracting business.

        Titan's board of directors has determined that the merger is in the best interests of Titan and its stockholders. In reaching its determination, Titan's board of directors considered a number of factors, including the factors discussed above and listed below. The conclusions reached by Titan's board of directors with respect to the following factors supported its determination that the merger and the issuance of shares of Titan common stock in the merger were fair to, and in the best interests of, Titan and its stockholders:

  •
  the judgment, advice and analysis of Titan's management with respect to the potential strategic, financial and operational benefits of the transaction, including management's favorable recommendation of the transaction, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Jaycor and its subsidiaries;

  •
  the results of operations and financial condition of Titan and Jaycor; and

  •
  the terms of the merger agreement and the agreements related to the merger, including the consideration to be paid by Titan and the structure of the merger which were considered by both the board of directors and management of Titan to provide a fair and equitable basis for the transaction.

        The Titan board of directors also considered a number of risks and potentially negative factors in its deliberation concerning the merger, including in particular:

  •
  the risk that the transaction might not be completed in a timely manner or at all;

  •
  the potential dilutive effect on the Titan common stock price if revenue and earnings expectations of the combined company are not met;

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  the potential loss of key Jaycor employees critical to the ongoing success of Jaycor's business and to the successful integration of Titan's business and Jaycor's business;

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  the general difficulties of integrating products, technologies and companies;

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  the other risks and uncertainties discussed above in the section entitled "Risk Factors" starting on page 17; and

  •
  the risk of diverting management resources from other strategic opportunities and operational matters for a period of time.

        The above discussion of information and factors considered by Titan's board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by Titan's board of directors, the board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, Titan's board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors.

        Individual members of Titan's board may have given different weight to different factors. However, after taking into account all of the factors described above, Titan's board of directors determined that the merger, the merger agreement and the other agreements related to the merger were fair to, and in the best interests, of, Titan, and that Titan should proceed with the merger.

Interests of Certain Persons in the Merger

        In addition to receiving their pro rata portion of the merger consideration due to being shareholders of Jaycor, certain of the officers and directors of Jaycor will receive additional benefits in connection with the merger, including their interests in the ESOP. You should be aware of those interests when considering the unanimous recommendation of the Jaycor board that Jaycor shareholders vote in favor of the merger agreement, the escrow agreement and the merger.

  Certain Arrangements between Jaycor and its Executive Officers, Directors and Affiliates

        Eric P. Wenaas, Jaycor's Chairman of the Board, President and Chief Executive Officer, will earn a cash bonus of $160,000 if the merger is closed pursuant to an agreement Jaycor and Mr. Wenaas entered into in June 1991.

  Employment Agreements with Titan

        Eric P. Wenaas and P. Randy Johnson will receive offer letters from Titan to work for the surviving corporation following the merger. If, following the closing of the merger, the surviving corporation terminates the employment of these executive officers as is currently contemplated, they will be entitled to severance pay and benefits for a specified period pursuant to Jaycor's standard policies.

  Treatment of Stock Options

        Under the terms of the Jaycor 2000 Stock Option Plan, the Jaycor Stock Option Plan for Executive Officers and Directors and Jaycor's articles of incorporation, Jaycor has a right to repurchase shares of its common stock acquired upon exercise of stock options in the event that the optionee's employment with Jaycor is terminated. Jaycor will be waiving its repurchase rights for all shareholders and optionees in connection with the merger. Certain officers and directors of Jaycor hold options or restricted shares of Jaycor's common stock which will no longer be subject to Jaycor's repurchase right in connection with the merger. Jaycor directors and officers hold options to purchase Jaycor common stock as set forth below.

Name of Officer or Director	Number of Shares of Jaycor Common Stock Subject to Options
Eric P. Wenaas	487,999
P. Randy Johnson	195,000
Daniel R. Donoghue	100,000
Wayne K. Murphy	100,000
Michael V. Bell	99,000
James H. Stuhmiller	40,000
David R. Heebner	15,000
John R. Sinnenberg	15,000
Jeffrey Nash	15,000
John S. Foster	3,000
John C. Stiska	3,000

        Under the merger agreement, each Jaycor optionholder may elect to exercise his or her Jaycor stock options, in whole or in part, whether vested or unvested. If a Jaycor optionholder elects to exercise any options, these options will, immediately prior to the completion of the merger, be converted into shares of Jaycor common stock, which will then be exchanged for the right to receive shares of Titan common stock. Jaycor optionholders will be given the right to borrow the funds for the exercise of their options for up to 90 days following the date of exercise pursuant to secured promissory notes payable to Jaycor. We urge you to read "Certain Terms of the Merger Agreement—Treatment of Options to Purchase Jaycor Common Stock."

  Indemnification and Related Arrangements

        In addition, for a period of six years after the closing of the merger, Titan will cause all of the indemnification rights held by people who are or were directors of Jaycor prior to or as of the date of the merger agreement, for acts and omissions prior to the closing of the merger, other than in connection with their activities related to any of Jaycor's employee benefit plans, as such indemnification rights are provided in Jaycor's articles of incorporation and bylaws, and as provided in indemnification agreements between Jaycor and its directors and officers, to continue in effect and to be observed by the surviving corporation. These indemnification rights will not be modified without the consent of the indemnified person and the rights will be honored by any successors and assigns of Titan or the surviving corporation.

        The board of directors of Jaycor was aware of these interests when it approved the merger agreement and resolved to recommend the approval of the merger by the shareholders of Jaycor and the ESOP participants and beneficiaries.

        The above summary of the terms of the indemnification arrangement of Jaycor's directors and officers is qualified in its entirety by reference to Section 5.9 of the merger agreement, which has been filed as Annex A hereto and is incorporated herein by reference.

Management of Titan After the Merger

        The management of Titan after the merger will remain unchanged. Information about the current directors and executive officers of Titan can be found in Titan's Form 10-K for the year ended December 31, 2000 which is incorporated by reference into this prospectus/proxy statement. See "Where You Can Find More Information."

Material Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are expected to apply generally to Jaycor shareholders upon an exchange of their Jaycor common stock for Titan common stock in the merger. This summary is based upon Cooley Godward LLP's and Gray Cary Ware & Freidenrich LLP's interpretation of current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing Treasury Regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Titan, Jaycor or the Jaycor shareholders as described in this summary. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders:

  •
  who do not hold their shares as capital assets;

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  who are subject to special tax rules such as financial institutions, dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

  •
  who are subject to the alternative minimum tax provisions of the Code;

  •
  who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  •
  who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

  •
  whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code.

        In addition, the following discussion does not address (1) the tax consequences of the merger under state, local or foreign tax laws, (2) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which shares of Jaycor common stock are acquired or shares of Titan common stock are disposed, (3) the tax consequences to holders of options issued by Jaycor which are converted into the right to receive shares of Titan common stock in connection with the merger or (4) the tax consequences of the receipt of shares of Titan common stock other than in exchange for shares of Jaycor common stock. Furthermore, the following discussion does not discuss the tax consequences of the merger to the ESOP or its participants and beneficiaries. Information, including tax information, relevant to the ESOP and its participants and beneficiaries is contained in Annex D.

        Accordingly, holders of Jaycor common stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

        As a condition to the consummation of the merger, Cooley Godward LLP and Gray Cary Ware & Freidenrich LLP must render tax opinions that the merger should constitute a reorganization within the meaning of Section 368(a) of the Code. However, no ruling from the Internal Revenue Service has been or will be requested in connection with the merger, and Jaycor shareholders should be aware that the tax opinions discussed in this section are not binding on the Internal Revenue Service, the Internal Revenue Service may adopt a contrary position, and a contrary position could be sustained by a court. The tax opinions are conditioned upon certain assumptions and qualifications, including the following:

  •
  that all representations, warranties and statements made or agreed to by Jaycor, Titan, Thunderbird Acquisition Corp. and their managements, employees, officers, directors and stockholders in connection with the merger, including, but not limited to, those set forth in the merger agreement, including the exhibits thereto, and the tax representation letters delivered to such counsel by Jaycor and Titan are true and accurate at all relevant times;

  •
  that original documents submitted to such counsel, including signatures thereto, are authentic, documents submitted to such counsel as copies conform to the original documents, and that all of these documents have been, or will be by the effective time, duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness of these documents;

  •
  that all covenants and representations contained in the merger agreement, including exhibits thereto, and the tax representation letters, described above, are performed and accurate without any material waiver or breach;

  •
  that no consideration other than shares of Titan common stock is being issued in exchange for shares of Jaycor common stock in the merger;

  •
  that the merger will be reported by Jaycor and Titan on their respective U.S. federal income tax returns in a manner consistent with the opinions rendered by such counsel; and

  •
  that any representation or statement made "to the knowledge of" or similarly qualified is correct without that qualification.

        In addition, in order for the merger to qualify as a reorganization under Section 368 of the Code, the Treasury Regulations require that, after the merger, Jaycor hold substantially all of the properties it held immediately prior to the merger. While there is no statutory definition of what constitutes "substantially all" of Jaycor's assets, the Internal Revenue Service's present "safe harbor" guidelines, set forth in Revenue Procedure 77-37, 1977-2 C.B. 568, provide that if, after the merger, Jaycor holds at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Jaycor immediately prior to the merger, it will hold "substantially all" of its properties. If the Internal Revenue Service's safe-harbor test is not satisfied, a "facts and circumstances test" is used to determine whether after the merger Jaycor held "substantially all" of the properties Jaycor held immediately prior to the merger.

        Immediately prior to the closing of the merger, Jaycor intends to distribute all of the preferred stock of Jaycor Tactical Systems, Inc., or JTS, then held by Jaycor, as a pro rata dividend with respect to shares of Jaycor common stock then outstanding. Such distribution of stock will be taken into account in determining whether the "substantially all" requirement discussed above is satisfied. The valuation of such stock, however, is difficult due to the inherently uncertain value of stock in a nonpublicly traded company. Nevertheless, in order to meet the Internal Revenue Service's "substantially all" safe harbor, Jaycor intends to obtain an independent appraisal of the value of the JTS stock at the time of the distribution to the Jaycor shareholders. Additionally, Jaycor has represented in the merger agreement, and to counsel for both Titan and Jaycor in connection with their issuance of tax opinions, that the fair market value of the JTS preferred stock to be distributed will be limited, and in any event will be less than 10% of the fair market value of the net assets and less than 30% of the fair market value of the gross assets held by Jaycor immediately prior to the merger. No assurance can be given that the Internal Revenue Service will not successfully challenge this valuation.

        The merger's qualification as a reorganization, as defined in the Code, would mean that:

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  Titan, Thunderbird Acquisition Corp. and Jaycor will not recognize any gain or loss solely as a result of the merger;

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  Jaycor shareholders will not recognize any gain or loss upon the receipt of solely Titan common stock for their Jaycor common stock, other than with respect to cash received in lieu of fractional shares of Titan common stock;

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  the aggregate basis of the shares of Titan common stock received by a Jaycor shareholder in the merger, including any fractional share deemed received, will be the same as the aggregate basis of the shares of Jaycor common stock surrendered in exchange therefor; reduced by any amount allocable to a fractional share of Titan common stock for which cash is received;

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  the holding period of the shares of Titan common stock received by a Jaycor shareholder in the merger will include the holding period of the shares of Jaycor common stock surrendered in exchange therefor; and

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  a Jaycor shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss.

  Other Consideration

        Even if the merger qualifies as a reorganization, a recipient of Titan common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations, including, without limitation, shareholder obligations to third parties such as brokerage commissions, or in consideration for anything other than the Jaycor common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a Jaycor shareholder was treated as receiving, directly or indirectly, consideration other than Titan common stock in exchange for such shareholder's Jaycor common stock, gain or loss would have to be recognized.

  Backup Withholding

        With respect to a cash payment received by a Jaycor shareholder in lieu of a fractional share of Titan common stock, a noncorporate Jaycor shareholder may be subject to backup withholding at a rate of 30%. However, backup withholding will not apply to a shareholder who either (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (2) otherwise proves to Titan and its exchange agent that the shareholder is exempt from backup withholding.

  Reporting Requirements

        Each Jaycor shareholder that receives Titan common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Jaycor common stock surrendered and the fair market value of the Titan common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

  Dissenting Shareholders

        A dissenting shareholder of Jaycor common stock who perfects dissenters' rights will generally be treated as having received a distribution in redemption of his, her or its stock subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a shareholder's particular circumstances, a dissenting shareholder who, after the merger, does not own, actually or constructively, any common stock of either Jaycor or Titan will generally recognize gain or loss with respect to a share of Jaycor common stock equal to the difference between the amount of cash received and his, her or its basis in such share. This gain or loss should be capital gain or loss, provided such share is held as a capital asset.

  Consequences of IRS Challenge

        A successful challenge by the Internal Revenue Service to the reorganization status of the merger would result in the Jaycor shareholders recognizing taxable gain or loss with respect to each share of Jaycor common stock surrendered equal to the difference between each shareholder's basis in such share and the fair market value, as of the effective time of the merger, of the Titan common stock received in exchange therefor. In such event, a Jaycor shareholder's aggregate basis in the Titan common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date the merger becomes effective. The tax consequences to the ESOP or its participants and beneficiaries is discussed in Annex D.

Regulatory Approvals

        Other than clearance under the antitrust laws applicable to the transaction which are described below, the Securities and Exchange Commission declaring the registration statement on Form S-4 relating to this transaction effective and the filing of an agreement of merger under California law with respect to the merger, Titan does not believe that any additional material governmental filings are required with respect to the merger.

        This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until the specified waiting period requirements of the HSR Act have been satisfied. Titan and Jaycor will file all required notification reports, together with requests for early termination for the waiting period, with the Department of Justice and the Federal Trade Commission under the HSR Act.

Certain Securities Laws Considerations

        The Titan common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Titan common stock issued to any person who is deemed to be an affiliate of Jaycor, including the ESOP. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Jaycor and include Jaycor's officers and directors, as well as its principal shareholders. Jaycor affiliates may not sell their Titan common stock acquired in the merger except pursuant to:

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  an effective registration statement under the Securities Act covering the resale of those shares;

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  an exemption under paragraph (d) of Rule 145 under the Securities Act;

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  an exemption under Rule 144 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        The registration statement of which this prospectus/proxy statement is a part covers resales by the ESOP of the shares of Titan common stock that it may receive in the merger.

Dissenters' Rights

        By virtue of Chapter 13 of the California General Corporation Law, or the CGCL, if holders of Jaycor common stock exercise dissenters' rights in connection with the merger agreement under Sections 1300 to 1312 of the CGCL, any shares of Jaycor common stock as to which such dissenters' rights are exercised will not be converted into the right to receive shares of Titan common stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the CGCL.

        The following summary of the provisions of Chapter 13 of the CGCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL, a copy of which is attached hereto as Annex C and is incorporated herein by reference.

        If the merger agreement is approved by the holders of a majority of Jaycor's common stock, each holder of Jaycor common stock who does not vote in favor of the merger agreement and who follows the procedures set forth in Chapter 13 of the CGCL will be entitled to have his, her or its Jaycor common stock purchased by Jaycor for cash at the fair market value of such stock. The shares of Jaycor common stock with respect to which holders have perfected their purchase demand in accordance with Chapter 13 of the CGCL and have not effectively withdrawn or lost such dissenters' rights are referred to in this prospectus/proxy statement as the "dissenting shares."

        Within ten days after approval of the merger agreement by Jaycor's shareholders, Jaycor must mail an approval notice to all Jaycor shareholders who have not voted in favor of the merger agreement notifying such shareholders that the merger agreement has been approved, together with a statement of the price determined by Jaycor to represent the fair market value of the applicable dissenting shares prior to announcement of the merger, a brief description of the procedures to be followed in order for the shareholder to pursue dissenters' rights, and a copy of Sections 1300 to 1304 of the CGCL. The statement of price by Jaycor constitutes an offer by Jaycor to purchase all dissenting shares at the stated amount.

        A Jaycor shareholder who elects to exercise dissenters' rights must, within thirty (30) days after the date in which the approval notice is mailed to such shareholder, mail or deliver a written demand to Jaycor stating that such holder is demanding purchase of his or her shares of Jaycor common stock, stating the number of shares which Jaycor must purchase, what the shareholder claims to be the fair market value of such shares and enclosing the stock certificates for endorsement by Jaycor. A holder who elects to exercise dissenters' rights should mail or deliver his, her or its written demand to: Jaycor, 3394 Carmel Mountain Road, San Diego, CA 92121-1002, Attention: P. Randy Johnson. The demand and statement of fair market value constitutes an offer by the shareholder to sell the shares at the stated amount. Any Jaycor shareholder who executes and delivers the proxy accompanying this prospectus/proxy statement voting in favor of the merger agreement will have waived his, her or its dissenters' rights.

        If Jaycor and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, Jaycor must pay the shareholder the agreed upon price plus interest at the legal rate from the date of the agreement on dissenting shares within 30 days from the later of: (1) the date of the agreement on dissenting shares; or (2) the date all contractual conditions to the merger agreement are satisfied.

        If Jaycor denies that the shares are dissenting shares, or if Jaycor and the shareholder fail to agree upon the fair market value of shares of Jaycor common stock, then within six (6) months after the date the approval notice was mailed to shareholders, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval of the merger agreement may file a complaint in California superior court requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holder's shares of Jaycor common stock, or both, or may intervene in any action pending on such a complaint.

        Any holder of dissenting shares who has duly demanded the purchase of his, her or its shares under Chapter 13 of the CGCL will not, after the effective time of the merger agreement, be entitled to vote the shares subject to such demand for any purposes or be entitled to the payment of dividends or other distributions on such dissenting shares, except dividends or other distributions payable to shareholders of record as of a date prior to the effective time of the merger agreement.

        If any holder of Jaycor common stock who demands the purchase of his, her or its shares under Chapter 13 of the CGCL fails to perfect, or effectively withdraws or loses his, her or its right to such purchase, the shares of such holder will be converted into a right to receive the fraction of a share of Titan common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

  •
  the merger agreement is abandoned;

  •
  the shares are transferred prior to their submission for the required endorsement;

  •
  the dissenting shareholder fails to make a timely written demand for purchase, along with a statement of fair market value;

  •
  the dissenting shares are voted in favor of the merger agreement;

  •
  the dissenting shareholder and Jaycor do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither Jaycor nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the approval notice; or

  •
  with Jaycor's consent, the shareholder delivers a written withdrawal of such shareholder's demand for purchase of his, her or its shares.

        Failure to follow the steps required by Chapter 13 of the CGCL for perfecting dissenters' rights may result in the loss of such rights (in which event a shareholder will be entitled to receive the consideration receivable with respect to such dissenting shares in accordance with the merger agreement). In view of the complexity of the provisions of Chapter 13 of the CGCL, Jaycor shareholders who are considering objecting to the merger agreement should consult their own legal advisors.

Relationships Between Titan and Jaycor

        Except as otherwise described in this prospectus/proxy statement, neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Jaycor, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus/proxy statement, there have been no contacts, negotiations or transactions since January 1, 1997, between Titan or, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates on the one hand, and Jaycor or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates has since January 1, 1997 had any transaction with Jaycor or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the merger.

        Neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any shares of Jaycor common stock.

        Neither Titan nor, to the best of Titan's knowledge, any of its directors, executive officers or other affiliates has effected any transaction in shares of Jaycor common stock during the past 60 days.

Stock Ownership Following the Merger

        Based on an assumed average closing sales price per share of Titan common stock of $22.00, which was the closing sales price of Titan common stock, as reported on the New York Stock Exchange, on January 24, 2002, and assuming (1) an aggregate of 9,814,000 shares of Jaycor common stock and no options to purchase shares of Jaycor common stock are outstanding as of the closing of the merger, and (2) a positive working capital adjustment, together with other adjustments, of $4.2 million is made to the closing valuation of Jaycor, Titan will issue approximately 4,300,000 shares of Titan common stock in the merger. The actual aggregate purchase price will depend upon Jaycor's working capital and the amount of specified Jaycor liabilities at the closing of the merger.

        Immediately after the merger becomes effective, the former holders of Jaycor common stock will hold in the aggregate approximately 5.8% of the shares of Titan common stock to be outstanding immediately after the consummation of the merger (calculated on the basis of 70,128,582 shares of Titan common stock outstanding as of December 31, 2001 and assuming the issuance of an aggregate of 4,300,000 shares of Titan common stock to the Jaycor shareholders).

CERTAIN TERMS OF THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement. However, the following is not a complete description of all provisions of the merger agreement. We urge you to carefully read the entire merger agreement, which is attached as Annex A to this prospectus/proxy statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.

General

        The merger agreement provides for the merger of Thunderbird Acquisition Corp., a wholly owned subsidiary of Titan that was created to effect the merger, with and into Jaycor. As a result of the merger, Jaycor will be the surviving entity in the merger and will become a wholly owned subsidiary of Titan. The shareholders of Jaycor will become stockholders of Titan.

The Completion of the Merger

        The merger will be completed upon the filing of an agreement of merger with the Secretary of State of the State of California. The merger agreement provides that the merger will be completed no more than five business days after all of the conditions to the merger contained in the merger agreement are satisfied or waived.

Manner and Basis of Converting Shares of Jaycor Common Stock in the Merger

        Under the terms of the merger agreement, upon completion of the merger, each outstanding share of Jaycor common stock will be converted into the right to receive the fraction of a share of Titan common stock equal to the total number of shares of Titan common stock issuable to the Jaycor shareholders in the merger, divided by the number of outstanding shares of Jaycor common stock and the number of shares of Jaycor common stock issuable pursuant to Jaycor options and other rights to acquire shares of Jaycor common stock that are outstanding at the completion of the merger. The number of shares of Titan common stock issuable in the merger will equal the closing valuation of Jaycor, divided by the average closing sales price for Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. The closing valuation of Jaycor is equal to $90.4 million, plus the positive adjustment to Jaycor's working capital, if any, minus the negative adjustment to Jaycor's working capital, if any, minus the total amount of liabilities as of immediately prior to the effective time of the merger related to the deferred compensation agreements between Jaycor and certain of its employees. Based on an assumed average closing sales price per share of Titan common stock of $22.00, which was the closing sales price of Titan common stock as reported on the New York Stock Exchange, on January 24, 2002, and assuming (1) an aggregate of 9,814,000 shares of Jaycor common stock and no options to purchase shares of Jaycor common stock are outstanding as of the closing of the merger, and (2) a positive working capital adjustment, together with other adjustments, of $4.2 million is made to the closing valuation of Jaycor, Titan will issue approximately 4,300,000 shares of Titan common stock in the merger. The actual aggregate purchase price will depend on Jaycor's working capital and the value of certain Jaycor liabilities at the closing of the merger. Assuming Titan issues 4,300,000 shares in the merger, each share of Jaycor common stock would be converted into the right to receive 0.43813 of a share of Titan common stock. The number of shares of Titan common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, reverse stock split, reclassification, recapitalization or similar transaction undertaken by Titan prior to the completion of the merger. None of the shares of Titan common stock issued in the merger will be subject to repurchase rights.

        Of the shares issued by Titan in the merger, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $4.2 million divided by the average closing sales price of one share of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. These shares will be held in an escrow account as security for the indemnification rights of Titan pursuant to the merger agreement. Assuming the average closing sales price of Titan's common stock is $22.00, approximately 190,900 shares of Titan common stock will be deposited into the escrow account.

        In addition, of the shares issued by Titan in the merger, Titan will deliver to the escrow agent shares of Titan common stock equal to $1.1 million divided by the average closing sales price of one share of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before completion of the merger. These shares will be held in an adjustment account as security for any adjustments to the merger consideration based upon audit adjustments to Jaycor's working capital as of closing. In addition, to the extent the post-closing audit results in a negative working capital adjustment against Jaycor which exceeds $1.1 million, the escrow shares and cash resulting from a sale thereof will also serve as security against such working capital adjustment. Assuming the average closing sales price of Titan's common stock is $22.00, approximately 50,000 shares of Titan common stock will be deposited into the adjustment account.

        The remaining shares of Titan common stock issuable in the merger will be issued to the Jaycor shareholders upon consummation of the merger. For a more complete understanding of your rights and obligations with respect to the shares of Titan common stock to be deposited by Titan with the escrow agent, please read the sections entitled "Certain Terms of the Merger Agreement—Indemnification" and "Certain Other Agreements—Escrow Agreement."

        Titan will not issue certificates representing fractional shares of its common stock in the merger. Instead, each Jaycor shareholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of Titan common stock that otherwise would be received by the shareholder) will receive cash (rounded to the nearest whole cent) equal to that fraction of a share of Titan common stock to which such shareholder would be entitled (after aggregating all fractional shares of Titan common stock that otherwise would be received by such shareholder), multiplied by the average closing sales price of one share of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger.

        The merger agreement provides that, prior to the date of completion of the merger, Titan will mail to Jaycor a letter of transmittal in customary form and instructions for use in exchanging Jaycor common stock certificates for Titan common stock certificates and cash for any fractional share. Jaycor will hold the Jaycor common stock certificates until the closing of the merger, at which time Jaycor will coordinate the delivery of the letters of transmittal and the Jaycor common stock certificates to Titan. In addition, the merger agreement contemplates that, on or after the closing, upon receipt of a Jaycor stock certificate and a duly executed letter of transmittal and any other documents that Titan reasonably requires, Titan will mail to the record holder of the Jaycor shares a certificate representing the number of whole shares of Titan common stock that the holder has the right to receive (not including the escrow shares or adjustment shares allocated to the holder) and cash in lieu of any fractional share. At such time, Titan will also deliver to the escrow agent the number of escrow shares and the number of adjustment shares allocated to the former Jaycor shareholder.

        After the completion of the merger, until it is surrendered, each certificate that previously evidenced Jaycor common stock will only represent the right to receive shares of Titan common stock and the right to receive cash instead of a fractional share of Titan common stock. Titan will not pay dividends or other distributions on any shares of Titan common stock to be issued in exchange for any Jaycor common stock certificate that is not surrendered until the Jaycor common stock certificate is surrendered in accordance with the merger agreement. Jaycor shareholders should not return their stock certificate with the enclosed proxy.

Treatment of Options to Purchase Jaycor Common Stock

        The merger agreement provides that after the effective date of the merger agreement and prior to the closing of the merger, Jaycor will arrange for the exercise of all Jaycor stock options on behalf of any employee, officer or director who desires to exercise his or her Jaycor stock options. The options will become fully vested and may be exercised in whole or in part. The exercise of stock options will be effective immediately prior to the closing of the merger. Any person who exercises his or her Jaycor stock option may pay the exercise price in cash or may borrow the exercise price from Jaycor pursuant to a secured promissory note, payable to Jaycor. The loan will bear interest at a rate of 6% per annum and will be payable in full on the earlier of 90 days after the closing of the merger or the borrower's sale of shares of Titan common stock securing the loan. The loan will be secured by the common stock issued upon exercise of the option, and a general lien on the borrower's personal property, not including real property.

Jaycor Tactical Systems Stock Distribution Transaction

        Under the merger agreement, prior to the closing of the merger, Jaycor will contribute up to $5 million in cash to its affiliate, Jaycor Tactical Systems, and Jaycor will forgive up to $2.5 million of Jaycor Tactical Systems' indebtedness, in exchange for shares of a newly issued series of Jaycor Tactical Systems preferred stock. The newly issued Jaycor Tactical Systems preferred stock will have similar rights to the existing Series A Stock of Jaycor Tactical Systems held by Jaycor, including liquidation, dividend and other preferences over common stock. The number of shares of the newly issued preferred stock to be issued to Jaycor will equal the total amount of cash contributed by Jaycor to Jaycor Tactical Systems, plus the total amount of indebtedness forgiven by Jaycor, divided by the price per share of the newly issued Jaycor Tactical Systems preferred stock. In addition, in connection with this stock distribution transaction, Jaycor Tactical Systems will execute an indemnity agreement in favor of Jaycor and a release in favor of Jaycor, Titan and Thunderbird Acquisition Corp.

        After purchasing the newly issued shares of Jaycor Tactical Systems preferred stock, Jaycor will distribute all of the shares of Jaycor Tactical Systems preferred stock held by Jaycor, including the Jaycor Tactical Systems Series A Stock owned by Jaycor and the newly issued Jaycor Tactical Systems preferred stock, to the Jaycor shareholders, including the ESOP, as a pro rata dividend with respect to the shares of Jaycor common stock outstanding immediately prior to the closing of the merger. The shares of Jaycor Tactical Systems preferred stock and common stock will continue to be held in the ESOP. All legal expenses of Jaycor associated with the Jaycor Tactical Systems stock distribution transaction will be accrued as current liabilities on the closing balance sheet of Jaycor prior to the closing of the merger.

Dissenters' Rights

        The merger agreement provides that any shares of Jaycor common stock held by a shareholder who has the right to demand and properly demands an appraisal of such Jaycor common stock pursuant to Subchapter 13 of the California General Corporation Law, or CGCL, shall not be converted into the right to receive Titan common stock, unless the shareholder fails to perfect or loses the right to appraisal. Upon the completion of the merger, any holder of Jaycor common stock with the appraisal rights described above shall no longer have any rights with respect to the Jaycor common stock, other than the rights provided in Subchapter 13 of the CGCL. Jaycor will promptly notify Titan of any demands for appraisal of shares of Jaycor common stock and Jaycor will allow Titan to participate in any negotiations or proceedings regarding such demand. We urge you to read this description of the dissenters' rights in conjunction with the section entitled, "The Merger—Dissenters' Rights."

Escrow Account

        Of the shares to be issued by Titan in the merger, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $4.2 million divided by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. These escrow shares will serve as security for the indemnification rights of Titan under the merger agreement. To the extent the post-closing audit results in a negative working capital adjustment against Jaycor which exceeds $1.1 million, the escrow shares and cash resulting from a sale thereof will also serve as security against such working capital adjustment. Any escrow shares and any cash remaining in the escrow account after April 15, 2003 will be issued to the former shareholders of Jaycor and the current and former beneficiaries and participants in the ESOP; provided that the escrow agent shall retain sufficient shares and/or cash in the escrow account to cover any claims that remain unresolved as of such time. P. Randy Johnson, the Jaycor shareholders' representative, will have broad authority to act as the agent and attorney-in-fact for Jaycor's shareholders on any matters concerning the escrow account. Reasonable fees and expenses up to $50,000 in the aggregate incurred by Mr. Johnson as representative of the Jaycor shareholders will be paid out of the escrow account. See the section entitled "Certain Other Agreements—Escrow Agreement" on page 70 for a discussion of the escrow agreement.

Working Capital Adjustment

  Establishment of Adjustment Account

        In addition to providing for the establishment of an escrow account, the merger agreement provides for the establishment of an adjustment account. The adjustment account will secure the right of Titan to have the merger consideration reduced in the event the post-closing audit of Jaycor's closing balance sheet results in a negative adjustment to the calculation of Jaycor's working capital used to determine the merger consideration at closing. Titan will deliver to the escrow agent, out of the shares of Titan common stock to be issued in the merger, the number of shares of Titan common stock equal to $1.1 million divided by the average closing sales price for Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day prior to the completion of the merger.

        The amount of Jaycor's working capital, as determined by Jaycor at the time of the closing of the merger, is defined by the merger agreement to be the difference between:

  •
  the sum of Jaycor's current assets determined under GAAP, including and adjusted for (1) Jaycor's unrestricted cash and cash equivalents, (2) the current fair market value of all marketable securities held by Jaycor for investment or sale, (3) the book value of its billed and unbilled accounts receivable net of reserves, (4) the book value of its inventories net of reserves, (5) the current portion of income tax receivables, (6) the aggregate principal amount outstanding of all secured notes issued to the Jaycor optionholders in connection with the exercise of Jaycor stock options, (7) prepaid expenses, and (8) other current assets, excluding deferred tax assets; provided that (1) any loans to or notes receivable from Jaycor employees other than the secured notes described above and (2) any loans to or notes receivable from the ESOP shall not be considered as current assets; and
  •
  the sum of Jaycor's current liabilities determined under GAAP, including and adjusted for (1) Jaycor's accounts payable, (2) the current portion of all indebtedness, including notes payable, customer advance deposits, and debt to related parties, (3) all other accrued liabilities, excluding the current portion of deferred tax liabilities, and (4) all accruals required to be made on Jaycor's closing balance sheet in accordance with the merger agreement; provided that (1) all indebtedness of Jaycor and its subsidiaries, other than JTS, shall be considered as current liabilities and (2) all liabilities related to the deferred compensation agreements between Jaycor and certain of its employees shall not be considered current liabilities.

        For purposes of the calculation of Jaycor's working capital described above, the merger agreement provides that the accruals required to be made on Jaycor's closing balance sheet shall include, among other things, a reasonable estimate of the following:

  •
  all transaction costs related to the termination of all Jaycor contracts and arrangements that Titan and Jaycor have agreed to terminate prior to the effective time of the merger;
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  all cost, expenses and liabilities arising as a result of Jaycor entering into the merger, the merger agreement and any agreements related to the merger, including, among other things, a $160,000 bonus payment to Eric Wenaas;
  •
  all bonuses to employees of Jaycor and any of its subsidiaries, other than JTS, for the fiscal year ended January 31, 2001 that have not been paid in full;
  •
  all material costs and expenses associated with the termination of the ESOP, Jaycor's 401(k) plans, Jaycor's money purchase plan and the deferred compensation agreements between Jaycor and certain of its employees;
  •
  all the cost, expenses and liabilities related to, with certain exceptions, any legal proceeding threatened or pending as of the effective time of the merger; and
  •
  all legal fees and expenses of Jaycor related to the merger and the Jaycor Tactical Systems stock distribution transaction.

        The initial determination of the amount of merger consideration to be paid to the Jaycor shareholders will be determined at the closing of the merger. The amount of merger consideration will be affected by the amount of Jaycor's working capital at the closing, which will be set forth in Jaycor's consolidated balance sheet and certified by a Jaycor officer's certificate and delivered at the closing.

        The closing valuation of Jaycor is currently estimated to equal approximately $94.6 million consisting of $90.4 million base valuation less $1.0 million, representing the amount of a deferred compensation liability as of October 31, 2001, plus $5.2 million, the amount of the Jaycor working capital in excess of $46.4 million. The amount of Jaycor positive working capital adjustment represents the working capital of Jaycor shown on the October 31, 2001 balance sheet in excess of $46 million, as adjusted to give pro forma effect to the expected receipt prior to the closing of approximately $10.5 million in cash from option exercises, the accrual of approximately $2.0 million in expenses required by the terms of the merger agreement, an expected tax receivable of $1.7 million, the contribution by Jaycor of $5.0 million to Jaycor Tactical Services and forgiveness by Jaycor of $2.5 million in indebtedness of Jaycor Tactical Systems.

        After the closing, a final determination of Jaycor's working capital will be made using the procedures described below. If a negative working capital adjustment is made based on the final determination of Jaycor's working capital against the amount set forth on the balance sheet delivered by Jaycor at the closing of the merger, some or all of the shares of Titan common stock and/or cash held in the adjustment account will be returned to Titan. To the extent such negative working capital adjustment exceeds $1.1 million, some or all of the shares of Titan common stock and/or cash held in the escrow account will be returned to Titan. If a positive working capital adjustment is made based on the final determination of Jaycor's working capital against the amount set forth on the balance sheet delivered by Jaycor at the closing of the merger, Titan will deliver to the escrow agent additional shares of Titan common stock to be deposited in the adjustment account.

  Procedure for Determination of Jaycor's Working Capital

        On the date of the closing of the merger, Jaycor will deliver to Titan Jaycor's consolidated balance sheet dated as of the date of the closing of the merger, as certified by a Jaycor officer's certificate. The consolidated balance sheet will conform with generally accepted accounting principles on a basis consistently applied by Jaycor in the past. Within 30 days of the closing, Jaycor will deliver to Arthur

Andersen LLP, Titan's auditors, any schedules and materials reasonably requested by Arthur Andersen. On behalf of Titan, within 60 days after its receipt of these schedules and materials, Arthur Andersen will perform an audit of Jaycor's consolidated balance sheet, including a determination of Jaycor's working capital, and will issue a closing report regarding Jaycor's consolidated balance sheet which states the amount of Jaycor's working capital. After Arthur Andersen completes this audit, Titan will provide the Jaycor shareholders' representative with a copy of Arthur Andersen's closing report. Ernst & Young LLP will have 30 days to complete its review of Arthur Andersen's closing report. After Ernst & Young completes its review of the closing report, the Jaycor shareholders' representative will have 15 days to object to Arthur Andersen's closing report. If the Jaycor shareholders' representative does not object to the closing report within 15 days, the closing report and the determination of Jaycor's working capital contained in such report shall be considered final. If Arthur Andersen and Ernst & Young do not agree on the need for an audit adjustment or the amount of Jaycor's working capital, Titan and the Jaycor shareholders' representative shall have thirty days to resolve the dispute. If the dispute is not resolved within 30 days, Titan and the Jaycor shareholders' representative will select a third major accounting firm as neutral arbitrator to arbitrate the dispute. The neutral arbitrator will resolve the dispute in writing within 30 days of its engagement. The neutral arbitrator's decision will be final and binding on Titan and Jaycor. The neutral arbitrator's fees will be allocated between Titan and Jaycor according to the degree to which the neutral arbitrator does not accept their positions.

  Issuance of Additional Adjustment Shares by Titan

        Titan will be obligated to deliver additional shares of Titan common stock to the escrow agent to be deposited in the adjustment account if the final determination of Jaycor's working capital is more than Jaycor's determination, at the closing, of its working capital. If this is the case, the amount to which Jaycor shareholders would be entitled is equal to the final determination of Jaycor's working capital, less Jaycor's determination, at the closing, of its working capital, plus the broker commission discount, which equals the amount of commissions or discounts paid to brokers in connection with the sale of the Titan common stock received by the Jaycor shareholders in excess of five percent of the aggregate amount of such sales; provided that if such commissions and discounts exceed 10% of the aggregate amount of such sales, only 50% of the commissions and discounts which exceed 10% of the aggregate amount of such sales shall be paid by Titan.

  Return of Adjustment Shares to Titan

        Titan will be entitled to receive cash out of the adjustment account and, if the cash held in the adjustment account is less than the amount to which Titan is entitled, Titan is entitled to the return of shares held in the adjustment account equal to the amount to which Titan is entitled divided by the average closing sales price of Titan common stock for the five trading-day period ending on the last day before the completion of the merger if the final determination of Jaycor's working capital is less than Jaycor's determination, at the closing, of its working capital. If this is the case, the amount to which Titan would be entitled equals Jaycor's determination of its working capital at the closing, less the final determination of Jaycor's working capital, and less the broker's discount described above.

        In addition, the escrow shares will serve as security for any negative adjustment to Jaycor's working capital after the closing, to the extent such adjustment exceeds $1.1 million.

        We urge you to read this description of the adjustment account in conjunction with the section entitled "Certain Other Agreements—Escrow Agreement."

Representations and Warranties

        The merger agreement contains customary representations and warranties of Jaycor, Titan and Thunderbird Acquisition Corp. relating to, among other things, the respective businesses and assets of the parties and their ability to complete the merger. The representations and warranties made by each party survive the closing of the merger until the later of April 15, 2003 and the date on which any claims made against the escrow account on or before April 15, 2003 are fully and finally resolved.

        The representations made by Jaycor include, among others, representations relating to:

  •
  its due organization, valid existence, good standing, and subsidiaries;
  •
  its articles of incorporation, bylaws, and records;
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  its capital structure;
  •
  the fair presentation, accuracy and completeness of its financial statements and closing balance sheet and compliance of its financial statements and closing balance sheet with generally accepted accounting principles as consistently applied by Jaycor;
  •
  the absence of certain specified changes in the businesses of Jaycor and each of its subsidiaries (other than JTS) since October 31, 2001;
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  the good, valid and marketable title to all assets purported to be owned;
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  the accuracy of information with respect to bank accounts, receivables and inventories;
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  the adequacy of material equipment for the uses to which it is being put, the condition of such equipment and the legal compliance of such equipment;
  •
  its intellectual property and proprietary assets;
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  the identity, validity and enforceability of, and certain other matters relating to, its material contracts;
  •
  absence of undisclosed liabilities, fees, costs, and expenses;
  •
  compliance with legal requirements;
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  governmental authorizations;
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  tax matters;
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  employee matters, benefit plans, and labor matters;
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  environmental matters;
  •
  insurance;
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  related party transactions;
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  the absence of material litigation;
  •
  the authority to enter into the merger agreement and the agreements related to the merger and to consummate the merger;
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  the noncontravention of any of the provisions of Jaycor's constituent documents, material contracts and governmental authorizations with the consummation of the merger and the merger agreement and the agreements related to the merger;
  •
  customers and accounts payable;
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  product development;
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  the absence of false or misleading information regarding Jaycor in the merger agreement and in this prospectus/proxy statement;
  •
  compliance with anti-takeover laws;
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  the approval of the merger by Jaycor's board of directors;

  •
  the absence of a finder's fee; and
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  the distribution of the JTS shares held by Jaycor to its shareholders.

        The representations made by Titan and Thunderbird Acquisition Corp. include, among others, representations relating to:

  •
  their due organization, valid existence and good standing;
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  the authority to enter into the merger agreement and the agreements related to the merger and to consummate the merger;
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  the accuracy of filings with the Securities and Exchange Commission between January 1, 2000 and January 21, 2002, and Titan's eligibility to use Form S-3 for the registration of its shares under the Securities Act;
  •
  the fair presentation and compliance of its financial statements with generally accepted accounting principles and with applicable rules and regulations of the Securities and Exchange Commission;
  •
  the valid issuance of the shares of Titan common stock to be issued as consideration in the merger;
  •
  the noncontravention of any of the provisions of Titan's certificate of incorporation and bylaws and Thunderbird Acquisition Corp.'s articles of incorporation and bylaws with the merger, the merger agreement and the agreements related to the merger; and
  •
  the accuracy and completeness of this prospectus/proxy statement and the information statement to be provided to the Jaycor shareholders.

Conduct of Jaycor's Business Prior to Completion of the Merger

        The merger agreement contemplates that, until the completion of the merger, Jaycor will conduct its business and operations in the ordinary course consistent with past practice and in compliance with applicable legal requirements and material contracts and will use its commercially reasonable efforts to preserve intact its current business organization, the availability of the services of its officers or employees and its relationships with customers, suppliers and others having business relationships with it. Jaycor is required to ensure that no condition under any of its material contracts occurs which could result in the transfer or disclosure of a proprietary asset, to keep all of Jaycor's insurance policies in full force and effect, to cause its officers to report regularly to Titan regarding Jaycor's business upon Titan's reasonable request, and to prevent any increase in the post-closing working capital adjustment in Jaycor's favor. The merger agreement also provides that Jaycor and its officers, directors, employees and other representatives shall provide Titan and Titan's representatives with reasonable access to Jaycor's representatives, personnel, assets, books, records, documents and other information relating to Jaycor. If Titan and Jaycor agree that certain contracts should be terminated, Jaycor must use reasonable efforts to terminate such contracts without incurring or creating liability. The merger agreement contemplates that, until the effective time of the merger, Jaycor will not, except in certain limited circumstances which are specifically contemplated by the merger agreement, without the prior written consent of Titan:

  •
  declare, accrue, set aside or pay any dividend or make any other distribution with respect to any shares of capital stock of Jaycor, or, with certain exceptions, repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of Jaycor;
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  sell, issue, grant or authorize the issuance or grant of any capital stock, option, call, warrant, right, security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Jaycor, or enter into a contract or otherwise create a circumstance that may entitle a person to receive capital stock or other securities of

    Jaycor (except that, prior to the effective time of the merger, Jaycor may issue shares of common stock pursuant to Jaycor stock options outstanding as of the date of the merger agreement);

  •
  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Jaycor's stock option plans, any outstanding option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option;
  •
  amend or permit the adoption of any amendment to its articles of incorporation, bylaws, stock records or the board or shareholder minutes of Jaycor or any of its subsidiaries, other than JTS, or effect or become a party to any Acquisition Transaction (as defined below), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
  •
  recognize any labor union or enter into any collective bargaining agreement;
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  adopt or authorize a complete or partial liquidation or dissolution of Jaycor;
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  form any subsidiary or acquire any equity interest or other interest in any other entity;
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  make any capital expenditure outside the ordinary course of business, make a single new capital expenditure which exceeds $75,000, or make new capital expenditures which exceed $100,000 average per month in the aggregate;
  •
  other than in the ordinary course of business and consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;
  •
  acquire, lease or license any right or other asset from any person or sell or otherwise dispose of, or lease or license, any right or other asset (except in each case for assets acquired, leased, licensed or disposed of by Jaycor in the ordinary course of business and not having a value over $25,000 individually or $75,000 in the aggregate), or waive or relinquish any material right;
  •
  lend money, or incur or guarantee any indebtedness which in the aggregate exceeds $75,000 (other than routine borrowings made in accordance with past practices under Jaycor's outstanding credit facilities);
  •
  establish, adopt or amend any employee benefit plan or collective bargaining agreement;
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  pay any bonus or make any profit-sharing or similar payment to any officer or director of Jaycor;
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  increase the amount of wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any officer or director;
  •
  dismiss any employee or hire any new employee having an annual salary in excess of $125,000;
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  change any methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principles;
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  make any material tax election;
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  commence or settle any action, suit or legal proceeding;
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  enter into any material transaction or take any other material action outside the ordinary course and inconsistent with past practices;
  •
  except as agreed with respect to the stock distribution transaction between Jaycor and JTS, transfer any assets or liabilities between JTS and Jaycor or any of Jaycor's subsidiaries, or enter into any contract between JTS and Jaycor or any of Jaycor's subsidiaries;
  •
  take or omit to take any action that could, or is reasonably likely to, prevent any of the conditions set forth in the merger agreement from being satisfied, result in a breach of the merger agreement, or result in a right for Titan or any other indemnified party to seek indemnification under the merger agreement; or

  •
  authorize, agree, commit or enter into any contract to take any of the above actions.

No Solicitation

        Jaycor has agreed that Jaycor, its subsidiaries and their representatives will not, directly or indirectly:

  •
  solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer, other than from Titan, relating to a possible Acquisition Transaction;
  •
  participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any individual, business or government body relating to a possible Acquisition Transaction, other than Titan; or
  •
  entertain, consider or accept any proposal or offer, other than from Titan, relating to a possible Acquisition Transaction.

        Jaycor has agreed, and has agreed to cause its subsidiaries and their representatives to immediately discontinue any ongoing discussions or negotiations, other than with Titan, relating to a possible Acquisition Transaction. Jaycor is also required to provide Titan with an oral or written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that it or its representatives receives until the merger closes.

        An "Acquisition Transaction" means any transaction or series of transactions (other than the transactions contemplated by the merger agreement) involving:

  •
  any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (1) any of Jaycor or any of its subsidiaries, other than JTS, is a constituent corporation or is otherwise involved, (2) a business, government entity, individual or "group" (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of businesses, government entities or individuals directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of Jaycor or any of its subsidiaries, other than JTS, or (3) Jaycor issues securities representing more than 5% of the outstanding securities of any class of voting securities of Jaycor or any of its subsidiaries, other than JTS;
  •
  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Jaycor or any subsidiary of Jaycor, other than JTS; or
  •
  any liquidation or dissolution of Jaycor or any subsidiary of Jaycor, other than JTS.

Special Meeting

        The merger agreement provides that Jaycor must take all necessary action under its constituent documents and all applicable legal requirements, to call, give notice of, and duly hold a meeting of the Jaycor shareholders, to consider, act upon and vote upon the merger agreement, the escrow agreement and the merger. This special meeting will be held as promptly as practicable and within 22 business days after the registration statement, of which this prospectus/proxy statement is a part, is declared effective. The merger agreement also provides that Jaycor must distribute this prospectus/proxy statement to the Jaycor shareholders in connection with the special meeting, and this prospectus/proxy statement must comply with all of Jaycor's constituent documents and all applicable legal requirements. Jaycor is required to use its reasonable efforts to solicit from the Jaycor shareholders, and the beneficial owners of the ESOP, proxies in favor of the approval of the principal terms of the merger agreement, the escrow agreement and the merger and to take all other reasonably necessary actions to secure this vote as soon as practicable prior to July 31, 2002. The Jaycor board must recommend that the Jaycor shareholders and the beneficial owners of the ESOP vote in favor of the principal terms of the merger agreement, the escrow agreement and the merger. The Jaycor board's recommendation must be included in this prospectus/proxy statement. The Jaycor board must not change its recommendation in a manner that adversely affects Titan. We urge you to read this description of the special meeting in conjunction with the section entitled "The Jaycor Special Meeting."

Conditions to the Merger

  Titan and Thunderbird Acquisition Corp.

        The obligation of Titan and Thunderbird Acquisition Corp. to complete the merger and the transactions contemplated by the merger agreement is subject to the satisfaction or written waiver by Titan, at or prior to the closing of the merger, of each of the following conditions:

  •
  the representations and warranties made by Jaycor in the merger agreement and every related agreement being accurate as of the date of the merger agreement and as of the date of the closing of the merger, except for inaccuracies which, in the aggregate, do not constitute a material adverse effect on Jaycor (for purposes of determining the accuracy of Jaycor's representations and warranties in the aggregate, all qualifications regarding material adverse effects and other materiality and knowledge qualifications contained in each individual representation or warranty shall be disregarded), and receipt by Titan of a certificate signed by Jaycor's executive officers to that effect;

  •
  all of the covenants and obligations of Jaycor being complied with and performed in all material respects and receipt by Titan of a certificate signed by Jaycor's executive officers to that effect;

  •
  the principal terms of the merger agreement, the escrow agreement and the merger being approved by the holders of the majority of the outstanding shares of Jaycor common stock;

  •
  all consents required to be obtained in connection with the merger and the transactions contemplated by the merger agreement being obtained and in full force and effect;

  •
  receipt by Titan of executed affiliate agreements by Jaycor affiliates, executed general releases from certain shareholders of Jaycor, an executed indemnity agreement from the ESOP, an executed escrow agreement and written resignations of all directors of Jaycor;

  •
  receipt by Titan of a legal opinion from Cooley Godward LLP regarding the tax free treatment of the merger;

  •
  receipt by Titan of certificates signed by Jaycor's chief executive officer and chief financial officer certifying matters relating to the number of Jaycor's shares on a fully-diluted basis, the amount of Jaycor's cash and the aggregate principal amount outstanding under secured notes issued to Jaycor's shareholders as of the effective time of the merger, and Jaycor's working capital as of the date of the effective time of the merger;

  •
  receipt by Titan of a legal opinion from Gray Cary Ware & Freidenrich LLP regarding certain general corporate matters;

  •
  the shares of Titan common stock to be issued in the merger being approved for quotation on the New York Stock Exchange;

  •
  there being no legal orders or restraints preventing the consummation of the merger, and there being no legal requirements enacted or applicable to the merger that make consummation of the merger illegal or unduly burdensome to Titan;

  •
  there being no pending or threatened legal proceeding with any governmental body challenging, impeding or seeking to prohibit the merger or any of the transactions contemplated by the merger agreement;

  •
  there being no other pending litigation with a reasonable likelihood of having a material adverse effect on Titan or Jaycor or challenging, impeding or seeking to prohibit the merger;

  •
  (1) the registration statement of which this prospectus/proxy statement is a part becoming effective and no stop order having been issued or being pending with respect to the registration statement, or (2) the California Department of Corporations having determined that the merger is fair to the Jaycor shareholders and the shares of Titan common stock to be issued in the merger being exempt from registration and being freely tradable, with a registration statement on Form S-3 being effective to permit resale of the Titan shares being received by the ESOP;

  •
  the waiting period applicable to the consummation of the merger under the HSR Act having expired or been terminated;

  •
  Titan having received a certificate regarding the tax reporting status of Jaycor, and Jaycor having delivered to the Internal Revenue Service the requisite notification;

  •
  holders of no more than 5% of Jaycor's common stock exercising their dissenters' rights under California law;

  •
  neither the ESOP plan committee nor the ESOP trustee having determined that the merger is imprudent, or that the merger would be prohibited by ERISA or violate any legal requirements;

  •
  the opinion of Houlihan Lokey Howard & Zukin stating that the consideration to be received by the ESOP in connection with the merger is fair, from a financial point of view, to the ESOP being furnished to the ESOP trustee prior to the date of the merger agreement and not having been withdrawn by Houlihan Lokey prior to the closing of the merger;

  •
  Jaycor having terminated its 401(k) plans and money purchase pension plan and having provided evidence reasonably satisfactory to Titan to ensure that all of Jaycor's liabilities under these plans are fully extinguished at no cost, and with no liability to Titan that are not reflected in Jaycor's balance sheet delivered at the closing of the merger;

  •
  Jaycor and the ESOP having completed all necessary actions related to the ESOP termination that are set forth in the merger agreement;

  •
  certain loans to Jaycor employees having been paid in full by the respective employee, or, if not so paid, Jaycor's closing balance sheet appropriately reflecting a reduction in current assets related to any principal and interest outstanding thereunder;

  •
  Jaycor providing to Titan a fully executed original copy of all secured notes which Jaycor shall have received upon exercise of any outstanding stock option prior to closing;

  •
  Titan having received the consent to the merger pursuant to Titan's senior secured credit agreement;

  •
  the ESOP having executed and delivered to Titan an indemnification agreement reasonably satisfactory to Titan in customary form for indemnification agreements in connection with secondary resales of securities and the plan of distribution thereof;

  •
  the intercompany agreements to which Jaycor is a party which Titan and Jaycor agreed to terminate having been terminated without any further obligations or liabilities to Jaycor, any of its subsidiaries (other than JTS), or the surviving corporation;

  •
  Jaycor having delivered to Titan the closing balance sheet, which shall have been prepared in conformity with GAAP on a basis consistent with the Jaycor financial statements, but taking into account any reclassifications of the most recent Jaycor financial statements made by agreement between Jaycor and Titan, and including any additional accruals specifically required by the merger agreement; and

  •
  JTS having executed and delivered to Titan an indemnity agreement, a general pledge of assets in connection with the indemnity agreement on customary terms, and a release, each of which shall be in full force and effect.

  Jaycor

        The obligation of Jaycor to complete the merger and the transactions contemplated by the merger agreement is subject to the satisfaction or written waiver by Jaycor, at or prior to the closing, of each of the following conditions:

  •
  the representations and warranties made by Titan and Thunderbird Acquisition Corp. in the merger agreement and every related agreement being accurate as of the date of the merger agreement and as of the date of the closing of the merger, except for inaccuracies which, in the aggregate, do not constitute a material adverse effect on Titan and receipt by Jaycor of a certificate signed by Titan's executive officers to that effect;

  •
  all of the covenants and obligations of Titan and Thunderbird Acquisition Corp. being complied with and performed in all material respects and Jaycor having received a certificate signed by Titan's executive officers to that effect;

  •
  receipt by Jaycor of a legal opinion of Gray Cary Ware & Freidenrich LLP regarding the tax-free treatment of the merger and an executed escrow agreement;

  •
  the merger being approved by holders of the majority of the shares of Jaycor common stock;

  •
  the shares of Titan common stock to be issued in the merger being approved for quotation on the New York Stock Exchange;

  •
  there being no legal orders or restraints preventing the consummation of the merger, and there being no legal requirements enacted or applicable to the merger that make consummation of the merger illegal;

  •
  the waiting period applicable to the consummation of the merger under the HSR Act having expired or been terminated;

  •
  (1) the registration statement, of which this prospectus/proxy statement is a part, becoming effective and no stop order having been issued or being pending with respect to the registration statement, or (2) the California Department of Corporations having determined that the merger is fair to the Jaycor shareholders and the shares of Titan common Stock to be issued in the merger being exempt from registration and being freely tradable with a registration statement on Form S-3 being effective to permit resale of the Titan shares being received by the ESOP;

  •
  neither the ESOP plan committee nor the ESOP trustee having determined that the merger is imprudent, or that the merger would be prohibited by ERISA or violate any legal requirements; and

  •
  the ESOP trustee having received the opinion of Houlihan Lokey Howard & Zukin stating that the consideration to be received by the ESOP in connection with the merger is fair, from a financial point of view, to the ESOP and not having been withdrawn by Houlihan Lokey prior to the closing of the merger.

Indemnification

  Obligation to Indemnify Titan

        Titan and its affiliates and their respective officers, directors, employees, agents, attorneys, accountants, advisers, successors and assigns are entitled to indemnification in certain specified circumstances. Under the merger agreement, after the merger is completed, Titan and these other third parties will be indemnified against losses or damages resulting from, or directly or indirectly connected with, among other things:

  •
  the inaccuracy or breach of any representation or warranty of Jaycor made in the merger agreement, or any other document delivered or executed by Jaycor in connection with the merger agreement;

  •
  the breach of any covenant or obligation of Jaycor made in the merger agreement;

  •
  any demands by Jaycor shareholders or by current or former beneficiaries and participants in the ESOP under Chapter 13 of the CGCL;

  •
  the amount of Jaycor's fees, costs and expenses related to the merger which are in excess of the amounts reflected on the closing balance sheet delivered by Jaycor to Titan on the closing date of the merger;

  •
  any principal or interest due Jaycor under the secured notes received upon exercise of options; and

  •
  certain legal and contractual matters listed on Schedule 9.2(a) to the merger agreement.

        Titan will deposit with an escrow agent out of the shares being issued in connection with the merger the number of shares of Titan common stock equal to $4.2 million divided by the average closing sales price of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. Assuming the average closing sales price of Titan's common stock is $22.00, approximately 190,900 shares of Titan's common stock will be deposited into the escrow account. If Titan suffers any losses which are subject to the indemnity, Titan can recover these losses by taking back cash held in the escrow account or a number of shares of Titan common stock deposited with the escrow agent equal in value to the damages suffered by Titan or the other indemnified parties. When Titan makes a claim to take back shares of Titan common stock deposited with the escrow agent, the value of those shares will be determined based upon the closing price of Titan's common stock, as reported on the New York Stock Exchange, on the business day immediately prior to the date on which the distribution of escrow shares is made pursuant to the escrow agreement.

  Limitations on Indemnification

        Titan will not be entitled to indemnification with respect to inaccuracies in or breaches of Jaycor's representations and warranties until the total of all losses to Titan or the other indemnitees exceeds $300,000. If the total amount of losses exceeds $300,000, then Titan and the other indemnitees will be indemnified for all such losses. Any indemnification claims will be paid from the escrow account on a pro rata basis with respect to each Jaycor shareholder. Titan will not have any indemnification rights beyond the total value of the shares of Titan common stock deposited in the escrow account and any cash held in the escrow account, including interest earned on the cash, except in the case of fraud, intentional misrepresentation, willful breach of the merger agreement by Jaycor or any breach of Jaycor's representations relating to its capital structure. However, in the foregoing circumstances, Titan has the right to recover damages from a holder of Jaycor securities up to the value of the consideration received by such holder pursuant to the merger. Jaycor shareholders cannot assert any right of contribution or indemnity against the surviving corporation or any of its affiliates with respect to any indemnification obligation or liability to which the shareholder may be subject in connection with the merger agreement and the escrow agreement.

  Making Indemnification Claims

        If Titan or the other indemnitees suffer a loss for which indemnification is provided in the merger agreement, Titan will promptly give the Jaycor shareholders' representative and the escrow agent written notice of any claims involving indemnification. Within ten days of delivery of that written notice, the Jaycor shareholders' representative may elect to take all necessary steps to properly contest any claim involving third parties or to prosecute that claim to conclusion or settlement. If a claim includes damages equal to an amount in excess of the value of the escrow shares and any cash held in the escrow account on the date of the claim, or relates to any taxes, any action by a governmental body, whether in respect of a government contract, proprietary assets or other intellectual property issues, Titan has the right to proceed with the defense of that claim on its own. Neither party can compromise or settle any indemnification claim without the written consent of the other party. In addition to the merger agreement, the escrow agreement provides specific procedures for contesting indemnification claims made by Titan against the shares of Titan common stock and the cash held in the escrow account. No claim for indemnification may be made by Titan after April 15, 2003. We urge you to read this description of the indemnification obligations of Jaycor shareholders in conjunction with the section entitled "Certain Other Agreements—Escrow Agreement."

Termination of the Merger Agreement

  Termination by Mutual Agreement

        Titan and Jaycor may terminate the merger agreement at any time prior to the closing of the merger by mutual written consent.

  Termination by Either Titan or Jaycor

        Either Titan or Jaycor may terminate the merger agreement at any time prior to the closing of the merger if:

  •
  a government entity issues a final, nonappealable writ, decree, injunction or order preventing or prohibiting the consummation of the merger; provided that the terminating party has used all reasonable efforts to remove such writ, decree, injunction or order;

  •
  any of the other party's representations and warranties contained in the merger agreement were inaccurate as of the date of the merger agreement or any subsequent date through the date of the closing of the merger, if such inaccuracy or inaccuracies would, in the aggregate, have a material adverse effect on the other party's business, or if the other party materially breaches any of its covenants contained in the merger agreement; provided, however, that neither party may terminate the merger agreement for the reasons set forth in this paragraph if the inaccuracy or breach is curable, unless the other party fails to cure such inaccuracy or breach within 15 days after receiving written notice of such inaccuracy or breach; or

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  the special meeting of the Jaycor shareholders has been duly held and completed, the Jaycor shareholders have taken a vote on the proposal to approve and adopt the merger agreement, the escrow agreement and the merger, and the merger agreement, the escrow agreement and the merger were not approved by a vote of the holders of a majority of Jaycor's common stock; provided that Jaycor may not terminate the merger agreement for the reason identified in this paragraph if the Jaycor shareholders fail to adopt the merger agreement and the escrow agreement and fail to approve the merger due to Jaycor's failure to perform its obligations under the merger agreement; or

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  the closing of the merger has not taken place on or before July 31, 2002; provided, however, that the terminating party may not terminate the merger agreement for the reason set forth in this paragraph if the merger has not closed on or before such date due to the terminating party's failure to comply with any of its covenants or obligations set forth in the merger agreement.

  Termination by Titan

        Titan may terminate the merger agreement at any time prior to the closing of the merger if the average closing sales price for Titan's common stock is below $18.00, as reported on the New York Stock Exchange, for any five trading-day period ending on, or immediately after, the date on which the holders of a majority of shares of Jaycor common stock vote to approve and adopt the merger agreement, the escrow agreement and the merger.

        In addition, Titan may terminate the merger agreement at any time prior to the closing of the merger, if any of the following (a "Triggering Event") occurs:

  •
  the Jaycor board of directors fails to recommend that the Jaycor shareholders vote to approve the principal terms of the merger agreement and approve the escrow agreement and the merger;

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  the Jaycor board of directors withdraws or modifies its recommendation that the Jaycor shareholders and the participants and beneficiaries of the ESOP vote in favor of the principal terms of the merger agreement, the escrow agreement and the merger, in a manner adverse to Titan, or if the Jaycor board otherwise discloses to the Jaycor shareholders or makes a public announcement that makes it reasonably apparent that the Jaycor board would modify such recommendations in a manner adverse to Titan;

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  Jaycor fails to include in the registration statement, of which this prospectus/proxy statement is a part, the recommendations of Jaycor's board of directors described in the paragraph above;

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  Jaycor's board of directors fails to reaffirm in writing its recommendation that the Jaycor shareholders and the beneficial owners of the ESOP vote in favor of the principal terms of the merger agreement, the escrow agreement and the merger, or fails to reaffirm in writing its determination that the merger is in the best interests of Jaycor's shareholders, within five business days after Titan reasonably requests in writing that this recommendation or determination be reaffirmed;

  •
  Jaycor's board of directors approves, endorses or recommends an Acquisition Transaction or announces its intention to do so;

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  Jaycor enters into a letter of intent or similar document or any contract relating to any Acquisition Transaction;

  •
  a tender or exchange offer relating to Jaycor's securities is commenced and Jaycor recommends such offer, or Jaycor does not send to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Jaycor recommends rejection of such tender or exchange offer; provided, however, that if Jaycor takes no position or indicates its inability to take a position, this would not constitute recommending a rejection of such tender or exchange offer;

  •
  a proposal for an Acquisition Transaction is publicly announced, and Jaycor either fails to issue a press release announcing its opposition to such acquisition proposal within five business days after such proposal is announced, or Jaycor otherwise fails to actively oppose such proposal; or

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  Jaycor breaches its obligations not to solicit an offer for, discuss or entertain a possible Acquisition Transaction or breaches its obligations to notify Titan of any expression of interest.

Amendments to the Merger Agreement

        The merger agreement may be amended only by an instrument in writing signed by each of Titan, Thunderbird Acquisition Corp. and Jaycor.

Termination Fee; Expenses

  Termination Fee

        Jaycor has agreed to pay to Titan a termination fee in cash in an amount equal to $3.9 million, if the merger agreement is terminated before the merger becomes effective and any of the following additional circumstances exist:

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  a proposal for an Acquisition Transaction on terms financially superior to the merger has been disclosed, announced, commenced, submitted or made prior to the date of the special meeting of the Jaycor shareholders, the merger agreement is terminated by Titan because a Triggering Event has occurred as a result of Jaycor taking or failing to take one or more actions and Jaycor has stated in writing that it has taken or failed the actions that resulted in the Triggering Event upon the advice of counsel, in order for the Jaycor board of directors to comply with its fiduciary duties to the Jaycor shareholders under applicable legal requirements, and within nine months of such termination Jaycor enters into a definitive agreement related to, or consummates, an Acquisition Transaction with any business, individual or government entity;

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  the merger agreement is terminated by Titan because a Triggering Event has occurred, under any circumstances other than the circumstances described in the paragraph above;

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  the merger agreement is terminated by Titan or Jaycor due to the failure of the holders of a majority of the Jaycor common stock to adopt and approve the merger, the merger agreement and the escrow agreement and within nine months of such termination Jaycor enters into a definitive agreement related to, or consummates, an Acquisition Transaction with any business, individual or government entity; provided that, prior to the termination of the merger agreement, a special meeting of the Jaycor shareholders has been duly held and completed and the Jaycor shareholders have taken a vote on the proposal to approve and adopt the merger, the merger agreement and the escrow agreement; or

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  the merger agreement is terminated by Titan and/or Jaycor by mutual written consent, or because the merger has not occurred by July 31, 2002, in each case solely due to the failure of Houlihan Lokey Howard & Zukin to deliver its fairness opinion regarding the merger, and within nine months of such termination Jaycor enters into a definitive agreement related to, or consummates, an Acquisition Transaction with any business, individual or government entity.

  Expenses

        The merger agreement provides that all expenses, other than any termination fee, incurred in connection with the merger agreement and the transactions contemplated by the merger agreement are to be paid by the party incurring such expenses, whether or not the merger is consummated. However, Titan and Jaycor are required to share equally all fees and expenses for the filing by any of the parties to the merger agreement of reports and forms relating to the transaction under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 up to a maximum of $25,000 payable by Jaycor, and the filing of any notice or other document under any applicable foreign antitrust law or regulation. In addition, if the merger agreement is terminated, under certain circumstances Jaycor is required to make a nonrefundable cash payment to Titan equal to the aggregate amount of all reasonably documented fees and expenses, including attorneys' fees, accountants' fees, financial advisory fees and filing fees, that have been paid or that may become payable by or on behalf of Titan in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger.

        Titan is required to make a nonrefundable cash payment to Jaycor equal to the aggregate amount of all reasonably documented fees and expenses, including attorneys' fees, accountants' fees, financial advisory fees and filing fees, that have been paid or that may become payable by or on behalf of Jaycor in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger, up to an aggregate amount of $250,000, if the merger agreement is terminated by Titan because the average closing sales price for the Titan common stock is below $18.00, as reported on the New York Stock Exchange, for any five trading-day period ending on, or immediately after, the date on which the holders of a majority of the shares of Jaycor common stock approve the merger agreement, the escrow agreement and the merger.

The Jaycor Shareholders' Representative

        In approving the merger agreement, Jaycor's shareholders will also appoint P. Randy Johnson, the Vice President of Finance, Chief Financial Officer and Corporate Secretary of Jaycor, as a shareholders' representative for purposes of administering the indemnification provisions of the merger agreement and the provisions of the escrow agreement and will consent to the taking of any and all actions and the making of any decisions required or permitted to be taken by him under the escrow agreement.

        The Jaycor shareholders' representative will be authorized to, among other things: authorize delivery to Titan of the shares of Titan common stock or cash held in the escrow account in satisfaction of claims by Titan, agree to, negotiate, enter into settlements and compromises of claims, including third-party claims, agree to the appointment of a neutral auditor to arbitrate disputes regarding Jaycor's closing balance sheet and comply with orders of courts and awards of arbitrators with respect to such claims, resolve any indemnification claim made pursuant to the merger agreement, and take all actions necessary in his judgment for the accomplishment of the foregoing. The Jaycor shareholders' representative also will be authorized to decide in his sole discretion whether to sell all or any of the shares of Titan common stock held in the adjustment account or in the escrow account. The Jaycor shareholders' representative has informed Titan that he intends to direct the escrow agent to sell some or all of the escrow shares and/or the adjustment shares.

        Titan shall be entitled to deal exclusively with Jaycor's shareholders' representative on all matters relating to indemnification under the merger agreement and all matters relating to the escrow agreement, and shall be entitled to rely conclusively on any document executed or purported to be executed on behalf of any Jaycor shareholder by Jaycor's shareholders' representative, and on any other action taken or purported to be taken on behalf of any Jaycor shareholder by the shareholders' representative, as fully binding upon such shareholder.

        If Mr. Johnson becomes unable to serve then Eric Wenaas, the Chairman of the Board, President and Chief Executive Officer of Jaycor, shall appoint a successor representative reasonably satisfactory to Titan. Any such successor will assume the duties of the Jaycor shareholders' representative.

        Jaycor's shareholders' representative will not be liable to Jaycor shareholders if he performs his duties in good faith and in the exercise of reasonable judgment. Jaycor shareholders agree to indemnify the shareholders' representative and hold the shareholders' representative harmless for any losses, liabilities or expenses (including attorneys' fees) suffered in the course of performing his duties as a shareholders' representative so long as he does not act with gross negligence or in bad faith and does not engage in willful misconduct.

        The reasonable expenses incurred by the Jaycor shareholders' representative in connection with the performance of his duties will be paid by Jaycor shareholders out of the shares and/or cash held in the escrow account up to an aggregate amount of $50,000.

CERTAIN OTHER AGREEMENTS

        The following is a summary of the material provisions of the voting agreement and the escrow agreement. However, the following is not a complete description of all of the provisions of these agreements. We urge you to read the entire form of escrow agreement and the entire form of voting agreement, which are filed as Exhibits 2.2 and 2.3 to the registration statement on Form S-4 of which this prospectus/proxy statement is a part.

Voting Agreements

        In connection with the merger agreement all directors and certain executive officers of Jaycor entered into voting agreements with Titan. On the record date, these shareholders that are parties to the voting agreements collectively owned beneficially approximately 12.4% of the outstanding shares of Jaycor common stock on a fully diluted basis and approximately 0.5% of the outstanding shares.

        Under the terms of the voting agreements, each shareholder has agreed to vote his or her shares of Jaycor common stock and to cast their vote as ESOP participants in favor of the approval of the merger agreement, the agreements related to the merger and any matter that must be approved by the shareholders pursuant to the merger, and to vote against, among other things, the approval of any action that would result in a breach of Jaycor's representations, warranties and covenants in the merger agreement. In addition, each shareholder has agreed not to transfer, except under limited circumstances, any shares of Jaycor common stock or other securities of Jaycor, or the voting rights in connection therewith, until after the closing of the merger or the termination of the merger agreement.

        In addition, as part of the voting agreements, each of the shareholders has granted an irrevocable proxy to Titan to vote his or her shares of Jaycor common stock in favor of the merger, and to use reasonable efforts to deliver an additional proxy to Titan on behalf of the holder of any shares that are owned but not held by the shareholder.

        As part of the voting agreement, each shareholder also agreed to:

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  waive any dissenters' rights relating to the merger;

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  refrain from participating in any discussions or other activities relating to an Acquisition Transaction; and

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  irrevocably release and forever discharge Titan and Jaycor and their respective subsidiaries and affiliates from any claim against the released parties that arise in connection with the merger.

        Each shareholder also made representations relating to such shareholder's power and authority to enter into and perform the voting agreement and the irrevocable proxy, the noncontravention of the voting agreement and the irrevocable proxy with any legal requirements or contracts to which the shareholder is a party, and each shareholder's free and clear title to the shares that are subject to the voting agreement.

        All expenses and costs related to the voting agreement will be paid solely by the party incurring such costs and expenses.

Escrow Agreement

Escrow Account Generally

        The merger agreement provides for the establishment of an escrow account. Pursuant to the terms of the merger agreement, of the shares of Titan common stock issuable in the merger at the closing, Titan will deliver to the escrow agent the number of shares of Titan common stock equal to $4.2 million divided by the average closing sales price of one share of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before the completion of the merger. These shares and any cash proceeds from the sale thereof will be held in the escrow account subject to the terms of the escrow agreement. It is the current intention of the shareholders' representative to effect a sale of all of the escrow shares as soon as practicable after the closing of the merger. Assuming the average closing sales price of Titan's common stock is $22.00, approximately 190,900 shares of Titan common stock will be deposited into the escrow account. The escrow account will serve as collateral for the indemnification rights of Titan and its affiliates and representatives under the merger agreement, and as security for any adjustments to Jaycor's working capital which exceed the amount of the adjustment fund. The escrow shares and any cash, including any interest, remaining in the escrow account will be released to the Jaycor shareholders' representative, on behalf of the Jaycor shareholders, within 15 days after April 15, 2003, subject to any unresolved claims. In order to fully understand the indemnification obligations of the Jaycor shareholders and the purposes of the escrow account, you should read this description of the escrow agreement in conjunction with the section of this prospectus/proxy statement entitled "Certain Terms of the Merger Agreement—Indemnification."

Procedure for Claims Against the Escrow Account

        The escrow agreement provides a specific process for contesting any indemnification claims made by Titan or the other indemnified parties. If an indemnification claim arises, Titan is required to give written notice of the claim to both the Jaycor shareholders' representative and the escrow agent prior to April 15, 2003. The claim notice must, among other things, state the basis for the claim, the amount of damages incurred by the indemnified party and the number of escrow shares and/or the amount of escrow cash required to cover such damages. Within 10 days of receipt of notice from Titan, the Jaycor shareholders' representative must respond by either agreeing that the claimed amount will be paid in full or by contesting any part of the indemnification claim or all of the indemnification claim. The Jaycor shareholders' representative may only contest a claim in good faith. If the shareholders' representative does not respond to the initial notice from Titan within 10 days, the shareholders' representative will be deemed to have agreed to have the indemnification claim paid in full. The portion of a claim that is not disputed by the Jaycor shareholders' representative will be transferred and delivered by the escrow agent to the indemnified party within 10 days after the escrow agent receives or is deemed to receive the response notice from the shareholders' representative. If the shareholders' representative disputes an indemnification claim in whole or in part, the shareholders' representative and Titan's chief financial officer will attempt to resolve the dispute for a period of up to 10 days. If the dispute is not resolved within such period, the dispute will be brought in any state or federal court located in San Diego, California. The escrow agent will continue to hold the escrow shares and the escrow cash subject to the dispute until the later of April 15, 2003 and the date on which the escrow agent receives either a settlement agreement signed by Titan and the shareholders' representative or a non-appealable court award resolving the dispute.

Payment of Claims Against the Escrow Account

        If the shareholders' representative agrees to pay an indemnification claim, the escrow agent will return to Titan the number of escrow shares and/or the amount of cash held in escrow equal in value to the dollar amount of the indemnification claim. For purposes of the payment of any indemnification claims, the value of any shares of Titan common stock used to pay such claims will be determined based upon the closing price of Titan's common stock, as reported on the New York Stock Exchange, on the business day immediately prior to the date on which the distribution of escrow shares is made pursuant to the escrow agreement.

Adjustment Account Generally

        The merger agreement also contemplates the establishment of an adjustment account. Pursuant to the terms of the merger agreement, of the shares issued by Titan in the merger at the closing, Titan will deliver to the escrow agent shares of Titan common stock equal to $1.1 million divided by the average closing sales price of one share of Titan common stock, as reported on the New York Stock Exchange, for the five trading-day period ending on the last business day before completion of the merger. These shares will be held in an adjustment account subject to the terms of the escrow agreement. Assuming the average closing sales price of Titan's common stock is $22.00, approximately 50,000 shares of Titan common stock will be deposited into the adjustment account. The adjustment account will be used as security for any adjustments to Jaycor's working capital against the amount set forth on the balance sheet delivered by Jaycor at the closing of the merger. Any adjustment shares and any cash deposited in the adjustment account that is not returned to Titan due to a working capital adjustment will be released to the Jaycor shareholders' representative within five days of the final determination of the amount of Jaycor's working capital pursuant to the terms of the merger agreement. In order to fully understand the purposes of the adjustment account, the method of determining the amount of Jaycor's working capital and the effects of the determination of the working capital on the adjustment account, you should read this description of the escrow agreement in conjunction with the section of the prospectus/proxy statement entitled "Certain Terms of the Merger Agreement—Working Capital Adjustment."

Procedures for Reduction or Increase of Adjustment Account

        If Titan is obligated to issue additional adjustment shares pursuant to the merger agreement, Titan will deliver a stock certificate to the escrow agent representing such additional shares of Titan common stock within five days after the final determination of the amount of Jaycor's working capital. The escrow agent shall deposit the additional shares in the adjustment account as soon as practicable after the escrow agent receives the shares from Titan. If the shares that were originally deposited in the adjustment account have been sold before the additional shares are deposited into the adjustment account, the additional shares shall also be sold by the escrow agent. In addition, the shareholders' representative may elect to sell the additional shares if the shares originally deposited in the adjustment account have not been sold.

        Alternatively, if Titan is entitled to reduce the number of adjustment shares or the amount of cash held in the adjustment account, Titan and the Jaycor shareholders' representative shall jointly instruct the escrow agent to release the number of shares held in the adjustment account or the amount of cash held in the adjustment account by the appropriate amount. However, if the working capital adjustment is made by a neutral arbitrator, only instructions from Titan are required to be delivered to the escrow agent. The escrow agent will then reduce the amount of cash or shares held in the adjustment account and will issue cash and/or shares, as appropriate, to Titan.

Voting of Shares Held in the Escrow Account and the Adjustment Account

        For any vote to be taken by the holders of shares of Titan common stock actually held by the escrow agent on the record date for the taking of any shareholder vote, such holders may vote their pro rata share of the escrow shares and the adjustment shares by delivering a written notice to the escrow agent, setting forth the manner in which the shares should be voted. This voting notice must be received by the escrow agent at least five days prior to the taking of the stockholder vote.

Sale of Shares Held in the Escrow Account and the Adjustment Account

        The Jaycor shareholders' representative may elect to instruct the escrow agent to sell any portion of the escrow shares and the adjustment shares in one or more transactions, and it is the current intention of the Jaycor shareholders' representative to instruct the escrow agent to sell all of the escrow shares as soon as practicable following the closing of the merger. In connection with any sale of escrow shares, the shareholders' representative must notify Titan and instruct the escrow agent regarding the number of shares to be sold, any stock price limits for the sale and any limitations on fees incurred in connection with the sale. The escrow agent will strictly follow the shareholders' representative's instructions and will deposit the net proceeds from the sale into the escrow account and the adjustment account, as applicable. The cash deposited into the escrow account will be available to satisfy any indemnification claims, and the cash deposited in the adjustment account will be available to satisfy any working capital adjustments pursuant to the merger agreement.

Investment of Cash Held in Escrow Account and Adjustment Account

        The escrow agent is authorized to invest any cash held in the escrow account or the adjustment account in accordance with the written instructions of the Jaycor shareholders' representative, provided that Titan must consent to the investment, which consent shall not be unreasonably withheld. The escrow agreement only allows for certain specified types of investments of the escrow cash and the adjustment cash. If the escrow agent does not receive instructions from the shareholders' representative to invest the escrow cash and the adjustment cash, the escrow agent will invest such cash in a money market fund mutually agreed upon by Titan and the shareholders' representative. Any profits or interest resulting from investments shall be deemed to be escrow cash or adjustment cash, as appropriate. The escrow agent is authorized to sell any investments, as necessary, in order to fund any distributions pursuant to the escrow agreement. No party to the escrow agreement shall be responsible for any losses resulting from the investments.

Release of Escrow Shares and Escrow Cash

        The escrow shares and any cash, including any interest, held in the escrow account will be released to the Jaycor shareholders' representative, on behalf of the Jaycor shareholders, within 15 days after April 15, 2003, subject to any unresolved claims. If any claim made against the escrow account has not been resolved by April 15, 2003, the escrow agent is required to retain in the escrow account a sufficient amount of consideration to cover the entire claim and any unpaid fees and expenses of the escrow agent. This consideration may consist of escrow shares (valued at the fair market value of the shares as of the date that the escrow agreement terminates) and/or escrow cash, which shall include the amount of interest attributable to the cash retained in the escrow account.

Release of Adjustment Shares and Adjustment Cash

        As soon as practicable, and within five days of the final determination of the amount of Jaycor's working capital, Titan and the Jaycor shareholders' representative shall jointly instruct the escrow agent to distribute to the Jaycor shareholders' representative, on behalf of the Jaycor shareholders, all of the shares and cash remaining in the adjustment account that is not returned to Titan due to a working capital adjustment.

Distributions from Escrow Account and Adjustment Account

        For any distributions of shares or cash held in the escrow account or the adjustment account on behalf of the Jaycor shareholders, each Jaycor shareholder will receive a pro rata share of the distribution, based on such shareholder's proportionate share of ownership of Jaycor. In addition, the escrow cash held in the escrow account will be distributed before any escrow shares are distributed, and the cash held in the adjustment account will be distributed before any escrow shares are distributed. However, the escrow agent shall withhold any amounts allocated to shareholders who have not surrendered their Jaycor stock certificates to Titan. Any such shares or cash shall be delivered to Titan by the escrow agent. Titan shall then deliver the cash and shares to the Jaycor shareholders' representative on behalf of the Jaycor shareholders.

Duties of Escrow Agent

        The escrow agent is entitled to rely upon any document delivered to it pursuant to the escrow agreement and will not be liable for any act or omission based on legal advice. If the escrow agent receives conflicting demands with respect to the cash or shares held in the escrow account or the cash or shares held in the adjustment account, the escrow agent may resign as escrow agent or file a suit in interpleader. Titan will indemnify the escrow agent for any action taken or omitted pursuant to the escrow agreement, except as a result of the escrow agent's gross negligence or willful misconduct. The escrow agent has no interest in any of the cash or shares held in the escrow account or the cash or shares held in the adjustment account. The escrow agent may resign for any reason upon 30 days notice. If the escrow agent resigns, Titan will select a successor to serve as escrow agent. Upon the escrow agent's resignation, the escrow agent shall deliver the shares and cash held in the escrow account and the shares and cash held in the adjustment account to the successor, and the escrow agent will be discharged from all obligations under the escrow agreement.

Fees and Expenses of Escrow Agent

        The escrow agent will be paid reasonable fees that are customary for transactions similar to the merger. Titan has agreed to pay all of the fees and expenses of the escrow agent for services rendered under the escrow agreement.

Expenses of Jaycor Shareholders' Representative

        All reasonable expenses incurred by the Jaycor shareholders' representative shall be paid by the Jaycor shareholders pro rata based upon their proportionate ownership of Jaycor. Any payments made to cover the shareholders' representative's expenses shall be made first from any escrow cash and then from any escrow shares. The shareholders' representative may retain any of the cash or shares held in the escrow account to cover his reasonable expenses. Titan shall not be liable for any fees or expenses incurred by the shareholders' representative. Any distributions made to the shareholders' representative out of the escrow account to cover his reasonable expenses shall not exceed $50,000.

No Fractional Shares

        No fractional shares shall be distributed to the Jaycor shareholders pursuant to the escrow agreement. In lieu of any fractional shares, each Jaycor shareholder will be paid in cash the amount equal to the closing price of Titan's common stock, as reported on the New York Stock Exchange, on the business day immediately prior to the date on which a distribution is made to the Jaycor shareholders pursuant to the escrow agreement.

Termination

        The escrow agreement will terminate upon the later of April 15, 2003 and the release by the escrow agent of all of the cash and shares held in the escrow account and all of the cash and shares held in the adjustment account.

Amendment

        The escrow agreement may be amended only if a written instrument is duly executed and delivered by Titan, the Jaycor shareholders' representative and the escrow agent.

SELLING SECURITYHOLDER

        Titan is hereby registering for resale pursuant to this prospectus/proxy statement all of the shares of Titan common stock that may be issued to the Jaycor, Inc. Employee Stock Ownership Plan, or ESOP, if the merger is completed. The precise number of shares of Titan common stock that the ESOP will have the right to receive in exchange for its Jaycor common stock upon completion of the merger will be determined in accordance with a formula set forth in the merger agreement. For a description of the formula to be used in calculating the number of shares of Titan common stock that each holder of Jaycor common stock will be entitled to receive per share of Jaycor common stock in connection with the merger, please see "Certain Terms of the Merger Agreement—Manner and Basis of Converting Shares of Jaycor Common Stock in the Merger." Based on an assumed average closing sales price per share of Titan common stock of $22.00, which was the closing sales price of Titan common stock as reported on the New York Stock Exchange, on January 24, 2002, and assuming (1) an aggregate of 9,814,000 shares of Jaycor common stock and no options to purchase shares of Jaycor common stock are outstanding as of the closing of the merger, and (2) a positive working capital adjustment, together with other adjustments, of $4.2 million is made to the closing valuation of Jaycor, Titan will issue approximately 4,300,000 shares of Titan common stock in the merger. The actual aggregate purchase price will depend on the amount of Jaycor working capital and the value of certain Jaycor liabilities at the closing of the merger. Assuming Titan issues 4,300,000 shares of Titan common stock in the merger, each share of Jaycor common stock would be converted into the right to receive 0.43813 of a share of Titan common stock, and the ESOP would be entitled to receive an aggregate of approximately 3,505,000 shares of Titan common stock. However, because of possible changes in the market price of Titan common stock and the other factors referred to in the preceding sentence, the number of shares of Titan common stock that the ESOP may ultimately have a right to receive in exchange for its Jaycor common stock and, consequently, the number of shares resold by the ESOP under this prospectus/proxy statement, may be more or less than 3,505,000 shares. Because the actual number of shares of Titan common stock that the ESOP may resell under this prospectus/proxy statement is unknown, the number and percentage of shares of Titan common stock that the ESOP will hold after its resale of shares cannot be determined.

        Titan has been informed by the ESOP that it does not own any of Titan's common stock as of the date of this prospectus/proxy statement. There are no business relationships between the ESOP and Titan other than as contemplated by the merger agreement and its related agreements. In addition, as of the date of this prospectus/proxy statement, the ESOP has not held any positions or offices or had material relationships with Titan or any of its affiliates within the past three years.

        Titan will not receive any of the proceeds from the sale by the ESOP of any of the resale shares.

        Titan has been advised that the ESOP or pledgees, donees, transferees of or other successors in interest to the ESOP may sell the resale shares from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The ESOP may effect such transactions by selling the resale shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the ESOP or the purchasers of the resale shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. Such compensation to a particular broker-dealer might be in excess of customary commissions. Broker-dealers who acquire resale shares as principals may resell the shares from time to time in transactions that may involve block transactions, on the New York Stock Exchange or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then current market price or in negotiated transactions.

        At any time a particular offer of resale shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of resale shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the resale shares purchased from the ESOP, any discounts, commission and other items constituting compensation from the ESOP and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

        The ESOP and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act and any commissions received by them and profit on any resale of the resale shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        Any or all of the sales or other transactions involving the resale shares described above, whether effected by the ESOP, any broker-dealer or others, may be made pursuant to this prospectus/proxy statement. In addition, any resale shares that qualify for sale pursuant to Rule 145 under the Securities Act may be sold under Rule 145 rather than pursuant to this prospectus/proxy statement.

        In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

        The ESOP and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of Titan common stock by the ESOP or such other persons. Under these rules and regulations, the ESOP and such other persons:

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  may not engage in any stabilization activity in connection with Titan common stock;

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  must furnish each broker which offers resale shares covered by this prospectus/proxy statement with the number of copies of this prospectus/proxy statement and any prospectus/proxy statement supplement which are required by such broker; and

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  may not bid for or purchase any Titan common stock or attempt to induce any person to purchase any shares of Titan common stock other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the resale shares by the ESOP.

        Titan will make copies of this prospectus/proxy statement available to the ESOP and has informed the ESOP of the need for delivery of a copy of this prospectus/proxy statement to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. After the merger, if required by applicable law, Titan has agreed to file a post-effective amendment on Form S-3 to the registration statement of which this prospectus/proxy statement is a part, which will include a resale prospectus for the benefit of the ESOP of the number of shares of Titan common stock received by the ESOP in the merger, including shares beneficially owned by the ESOP and held in the escrow account or the adjustment account pursuant to the escrow agreement, and to keep this amendment effective until the earlier to occur of (1) six months after the merger, and (2) the date of final sale by the ESOP of all shares of Titan common stock registered on the amendment. All costs and expenses associated with registering the resale shares being offered hereunder with the Securities and Exchange Commission will be paid by Titan.

        The ESOP may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the resale shares including liabilities under the Securities Act.

INFORMATION RELATING TO JAYCOR

Jaycor's Business

        Jaycor, Inc. was founded in 1975 as an advanced technology company providing services to government and commercial clients. During its first 15 years, Jaycor focused on activities supporting defense of the United States against strategic nuclear attack. In 1990, Jaycor began to diversify its core government business, and at the same time implemented a strategy of building shareholder value by commercializing dual-use technologies originally developed under government funding. Jaycor's current strategy is to continue to diversify and strengthen its core government contracting business, while focusing on its product commercialization goals.

        A significant majority of Jaycor's revenues are generated through contracts funded by the Department of Defense budget categories of research, development, test and evaluation and, to a lesser extent, operations and maintenance. The Department of Defense budget has increased over time in certain areas relevant to Jaycor's core competencies.

Core Competencies and Customer Solutions

        Jaycor currently provides products and services to government clients in its core competency areas of communications engineering and system support; information systems; joint operations, exercises and systems; electronic and electro-optic systems; electromagnetic applications; system survivability and operability, and biomedical research and application. Jaycor is organized into four operating groups that provide a balance of analytical and experimental services to numerous clients in the Department of Defense, Department of State, Department of Energy, Department of Transportation, other government agencies and industry. These four operating groups are:

        Electromagnetic Effects Group.    Jaycor applies its understanding of electromagnetic effects on the operation of electronic systems to design weapon system concepts to defeat adversaries' electronic systems, and to develop design techniques to protect U.S. systems from adverse effects resulting from natural and man-made sources of radio frequency energy. Jaycor has contracts to design and demonstrate electromagnetic and electronic warfare weapon concepts, and to develop design techniques to prevent degradation of system performance in hostile electromagnetic environments. Additionally, Jaycor has expertise in the design and manufacture of electronic and electro-optic systems, including communications, surveillance and weapon detection sensors, mine detection radars, directed-energy systems and electronic warfare. Jaycor uses these capabilities in a wide variety of government contracts such as the design and fabrication of radiation-hardened space-borne computers for potential use on military satellites, and the design and manufacture of electronic power supplies for use with directed-energy weapon systems.

        Defense Systems Group.    Jaycor's involvement in joint operations, exercises, and systems activities includes identifying, developing, and transitioning emerging technologies into combat environments. These efforts have been instrumental in evolving concepts of operations in multiple warfare areas throughout the Department of Defense. Joint service concepts, experimentation, and exercises explore the impact of new technologies and systems on future operational capabilities and requirements in direct support of joint agencies, and the Army, Navy and Air Force, through service battle laboratories in the field.

        Communications and Information Systems Group.    Jaycor has significant experience in fixed and mobile communication systems design, installation, maintenance, logistics support and related personnel training. These systems include telephone, microwave, VHF/UHF and satellite systems. For example, Jaycor currently provides engineering, provisioning, testing, training, upgrades, repair, security, equipment configuration management, and operations support at a facility for an Air Force agency. Jaycor is also designing and installing upgraded telecommunications systems at various military facilities around the world. Jaycor also maintains a depth of experience in information systems database management, large-scale interactive computing, security and counterterrorism,

        Systems Engineering and Testing Group.    Jaycor's biomedical research and application capabilities span the spectrum of basic research projects, including both in-house and in conjunction with medical institutions, mathematical simulation, data management and analysis, instrument development, and system development and evaluation.

Customers

        Jaycor maintains active relationships with the Departments of Defense, Transportation, Justice, State, and Energy, and had approximately 200 contracts or subcontracts that generated revenue during the fiscal year ended January 31, 2001 which were funded by approximately 40 different government agencies, most of which are within the Department of Defense. In addition, for the fiscal year ended January 31, 2001, approximately 21% of Jaycor's revenues were derived from approximately 26 contracts with the Defense Threat Reduction Agency and approximately 16% of Jaycor's revenues were derived from 3 contracts with Air Force Sacramento Air Logistics Command. In those instances where Jaycor teams with other companies to bid for contracts, it may become either the prime contractor or a subcontractor under the contract. Jaycor's relationship with the funding government agency frequently does not differ substantially whether Jaycor is a prime contractor or a subcontractor.

Procurement of Government Contracts

        Jaycor competes for most of its contracts in an open bidding process. Requests for proposals are generally advertised in The Commerce Business Daily, a government publication. Bids are generally due from 30 to 60 days after the release of the request for proposals, and the ensuing proposal evaluation process generally requires three to six months.

        Jaycor typically bids on three types of government contracts: (1) cost plus fixed fee, (2) time and materials, and (3) fixed-price. Cost plus fixed fee contracts provide for reimbursement for all of Jaycor's allowable costs and a fixed profit. Time and materials contracts require Jaycor to provide a certain number of labor hours at a rate prescribed by the contract. Jaycor is reimbursed for the hours spent on time and materials contracts at the prescribed labor rate for each category and for all materials utilized. The fee in a time and materials contract is generally slightly higher than for cost plus fixed fee contracts. Fixed-price contracts require Jaycor to deliver the work product described in the work statement at a fixed price, which has the largest risk to Jaycor, but generally also has the largest potential profit margin.

        The nature of Jaycor's government contracts requires ongoing interaction between Jaycor's key management and technical personnel and the various government agencies. These interactions provide Jaycor with useful insight with respect to its customers' needs, and lead to opportunities to submit solicited or unsolicited proposals to address these needs.

Competition

        Jaycor's competitors generally fall into three broad classes, including (1) smaller companies which have a high degree of specialization in one government contract segment, such as Mission Research Corporation and Whitney, Bradley & Brown, (2) medium-to-large-sized companies that compete with Jaycor for a broad range of government contracts, such as Science Applications International Corporation, SRI International and Booze-Allen Hamilton, CSC, and (3) extremely large aerospace and defense contractors, such as Hughes, Lockheed-Martin, TRW and Raytheon, that rarely compete with Jaycor except for certain prototype development contracts which involve large-scale sophisticated technology or large multi-year contracts. Many of Jaycor's competitors have substantially greater technical, financial, marketing and other resources than Jaycor. Jaycor believes that the critical success factors in its market are the ability to (1) develop proprietary technology, (2) maintain technological superiority, (3) maintain customer satisfaction, (4) adapt to changing budget priorities, (5) identify and provide cost-effective solutions for government applications, and (6) continue to recruit and retain highly-skilled personnel.

Proprietary Information and Intellectual Property

        In 1991, Jaycor's strategy shifted to pursuing contracts with dual-use technologies, and Jaycor began to patent technologies and products with commercial potential. Jaycor has ten U.S. patents that have issued or been allowed, and ten U.S. patent applications have been filed and are pending. In addition, Jaycor has two corresponding foreign patents that have been issued, and two corresponding foreign patent applications have been filed and are pending.

        Under certain standard provisions in government contracts, the government may retain certain rights, which are often limited, in technology developed under or arising out of work performed under such contracts. For example, by fulfilling contract disclosure requirements, a contractor can retain ownership of a patent covering an invention developed under a contract funded by the Department of Defense. The government retains a nonexclusive, royalty-free license to use such patents. If a contractor fails to disclose the invention to the government in a timely manner, however, the contractor may lose all rights to the invention. The regulations with respect to agencies other than the Department of Defense may differ. In addition, the regulations governing ownership of data rights developed under government contracts differ among various agencies and have been revised over the years. With respect to data or software delivered under Department of Defense contract, but developed at private expense, the government generally retains only limited or restricted rights to use such data or software for its own purposes. The regulations with respect to agencies other than the Department of Defense differ, but generally allow the contractor to retain certain rights.

California Tube Laboratory, Inc.

        Jaycor's subsidiary, California Tube Laboratory, Inc. or CTL, was acquired by Jaycor in February 1998. CTL, located in Watsonville, California, manufactures and rebuilds a wide variety of high-power vacuum electron devices. CTL makes continuous wave magnetrons for a variety of commercial cooking, curing, and heat-treating applications. CTL's pulsed magnetrons are used in medical accelerator applications, and in commercial and military radar systems around the world. CTL also rebuilds klystrons for the broadcast industry and deep-space research, and provides high-power triodes for various commercial applications. In addition, CTL supports the research market with tubes for plasma generation and electron sources.

JAYCOR MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

        Jaycor provides advanced technology products and services to the Department of Defense and other government agencies, and commercializes selected dual-use technologies originally developed under government funding. Jaycor's current strategy is to continue to diversify and strengthen its core government contracting business while focusing on its product commercialization goals.

        Jaycor operates and reports its results of operations on the basis of 52 or 53 week periods ending on the Friday closest to January 31. Jaycor's fiscal quarters generally end on the Friday closest to the last day of the month of the fiscal quarter. For presentation purposes, Jaycor has indicated its fiscal year as ending on January 31 and its fiscal quarters as ending on April 30, July 31, and October 31.

        Jaycor has historically derived over 90% of its revenues from contracts or subcontracts funded by agencies of the U.S. government. Contract costs reimbursed under government contracts include allocated indirect costs which are subject to audit and adjustment by the U.S. government. Contract revenues have been recorded in amounts which are expected to be realized upon final audit.

        Government contracts generally are one of three types: (1) cost plus fixed fee, (2) time and materials, and (3) fixed-price. Cost plus fixed fee contracts provide for reimbursement for all of Jaycor's allowable costs and a fixed profit. Time and materials contracts require Jaycor to provide a certain number of labor hours at a rate prescribed by the contract. Jaycor is reimbursed for the hours spent on time and materials contracts at the prescribed labor rate for each category and all materials utilized. The fee in a time and materials contract is generally slightly higher than for cost plus fixed fee contracts. Fixed-price contracts require Jaycor to deliver the work product described in the work statement at a fixed price, which has the largest risk to Jaycor, but also generally has the largest potential profit margin. In the year ended January 31, 2001, approximately 76%, 4%, and 20% of Jaycor's government contract revenues were derived from cost plus fixed fee, time and materials, and fixed-price contracts, respectively. Government contract revenues are generally recognized as costs are incurred and include a portion of the total estimated earnings to be realized based upon the relationship between contract costs incurred to date and total estimated contract costs at completion.

        Jaycor maintains active relationships with the Departments of Defense, State, Justice, Transportation, and Energy, and had approximately 200 contracts or subcontracts that generated revenue during the fiscal year ended January 31, 2001, which were funded by approximately 40 different government agencies, most of which are within the Department of Defense. Contracts or subcontracts funded by the Department of Defense accounted for approximately 85%, 82%, and 84% of Jaycor's revenues during the years ended January 31, 1999, 2000 and 2001, respectively. During the fiscal year ended January 31, 2001, approximately 21% of Jaycor's revenues were derived from approximately 26 contracts or subcontracts funded by Defense Threat Reduction Agency, and approximately 16% of Jaycor's revenues were derived from 3 contracts with Air Force Sacramento Air Logistics Command.

        Jaycor's cost of revenues is comprised primarily of direct contract costs and overhead expenses. Direct contract costs consist of labor and non-labor costs. Overhead expenses consist primarily of operating division administration, business development and proposal activities, and facility-related expenses. Selling, general and administrative, or SG&A, costs generally consist of corporate management and administrative support costs.

        Research and development costs are those associated with Jaycor's research and development efforts which are not funded under specific contracts. A majority of Jaycor's research and development efforts are funded directly under contracts, resulting in relatively low company-expended research and development costs.

  Results of Operations

        The following table sets forth, as a percentage of total revenues, certain consolidated income statement data for the periods indicated.

	Year Ended January 31,			Nine Months Ended October 31,
	1999	2000	2001	2000	2001
Revenues	100.00%	100.00%	100.00%	100.00%	100.00%
Costs and expenses:
Cost of revenues	80.81	85.44	86.02	86.34	79.95
Selling, general and administrative	12.50	11.71	12.13	11.99	12.85
Research and development	1.24	0.47	0.21	0.16	0.16

Total costs and expenses	94.55	97.62	98.36	98.49	92.96

Operating income	5.45	2.38	1.64	1.51	7.04
Gain on sale of subsidiary stock	—	99.01	—	—	—
Interest income	0.14%	1.68	2.81	2.51	2.91
Equity in net loss of affiliate	—	—	(0.28)	—	(1.51)
Interest expense	(3.12)	(1.54)	(0.83)	(1.09)	(0.16)

Income before income taxes	2.47	101.53	3.34	2.93	8.28
Provision for income taxes, net	0.61	44.15	11.33	15.35	3.23

Net income (loss) from continuing operations	1.86	57.38	(7.99)	(12.42)	5.05
Income from discontinued operation	0.84	4.63	4.67	6.40	—

Income (loss) before extraordinary item	2.70	62.01	(3.32)	(6.02)	5.05
Extraordinary item—loss on early retirement of debt	—	—	1.30	1.78	—

Net income (loss)	2.70%	62.01%	(4.62)%	(7.80)%	5.05%

Nine Months Ended October 31, 2001 Compared to Nine Months Ended October 31, 2000

        Revenues.    Revenues increased by $5.6 million, or 13.2%, from $42.8 million in the nine months ended October 31, 2000 to $48.4 million in the nine months ended October 31, 2001. The increase in revenue reflects the growth in the joint operations, exercises, and systems business areas as well as the communications engineering and system support business areas.

        Cost of revenues.    Cost of revenues increased from $36.9 million, or 86.3% of revenues, in the nine months ended October 31, 2000 to $38.7 million, or 80.0% of revenues, in the nine months ended October 31, 2001. The decrease in the cost of revenues as a percentage of revenues is due principally to overhead costs holding at relatively constant levels while business volume increased.

        Selling, general and administrative.    Selling, general and administrative expenses increased from $5.1 million, or 12.0% of revenues, in the nine months ended October 31, 2000 to $6.2 million, or 12.9% of revenues, in the nine months ended October 31, 2001. The increase in selling, general and administrative expenses costs is due principally to increased accruals for performance-based compensation.

        Research and development.    Research and development expenses remained relatively unchanged from $70,000, or 0.2% of revenues, in the nine months ended October 31, 2000 compared to $80,000, or 0.2% of revenues, in the nine months ended October 31, 2001. Since most of Jaycor's research and development efforts were funded directly under development contracts, company-expended research and development costs represent a relatively minor portion of Jaycor's total costs.

        Interest Income.    Interest income was relatively unchanged at $1.1 million in the nine months ended October 31, 2000 as compared to $1.4 million in the nine months ended October 31, 2001.

        Equity in net loss of affiliate.    Equity in net loss of affiliate was $700,000 in the nine months ended October 31, 2001. On October 27, 2000, Jaycor spun-out the common stock of Jaycor Tactical Systems, Inc., or JTS, and is recording equity in the net loss of its operations since that date.

        Interest expense.    Interest expense decreased from $500,000 to $80,000 in the nine months ended October 31, 2000 and 2001, respectively. The decrease of $420,000 in interest expense reflects a reduction in interest-bearing debt.

        Provision for income taxes.    Provision for income taxes was $6.6 million and $1.6 million in the nine months ended October 31, 2000 and 2001, respectively. The tax provision for the nine months ended October 31, 2000 includes $5.7 million related to the July 2000 purchase of Jaycor common stock by the ESOP. This amount was fully offset by a tax benefit of $21.9 million arising from stock option transactions during the fiscal year, which is recorded in additional paid-in capital on Jaycor's consolidated balance sheet, and other tax benefits of $800,000.

Fiscal Year Ended January 31, 2001 Compared to Fiscal Year Ended January 31, 2000

        Revenues.    Revenues increased by $7.9 million, or 15.7%, from $50.6 million in the fiscal year ended January 31, 2000 to $58.5 million in the fiscal year ended January 31, 2001, primarily due to increases in the joint operations, military exercises, and systems business areas.

        Cost of revenues.    Cost of revenues increased from $43.2 million, or 85.4% of revenues, in the fiscal year ended January 31, 2000, to $50.4 million, or 86.0% of revenues, in the fiscal year ended January 31, 2001. This increase in cost of revenues is consistent with the revenue increase during the period.

        Selling, general and administrative.    Selling, general and administrative expenses increased from $6.0 million, or 11.7% of revenues, in the fiscal year ended January 31, 2000, to $7.1 million, or 12.1% of revenues, in the fiscal year ended January 31, 2001. This increase is generally consistent with the increase in business volume during the period.

        Research and development.    Research and development expenses decreased from $0.2 million, or 0.5% of revenues, in the fiscal year ended January 31, 2000 to $0.1 million, or 0.2% of revenues, in the fiscal year ended January 31, 2001. This decrease is due to decreased development effort on various development projects.

        Gain on sale of subsidiary stock.    Gain on sale of subsidiary stock was $50.1 million in the year ended January 31, 2000. On October 26, 1999 Jaycor's majority-owned subsidiary JNI Corporation, or JNI, completed its initial public offering, or IPO. Jaycor received net proceeds of $50.1 million as a selling shareholder in the IPO.

        Interest income.    Interest income was $900,000 in the year ended January 31, 2000 compared to $1.6 million in the year ended January 31, 2001. This increase was due to cash invested in interest-producing instruments over a longer period of time.

        Equity in net loss of affiliate.    Equity in net loss of affiliate was $0.2 million in the year ended January 31, 2001. On October 27, 2000, Jaycor spun-out JTS and is recording equity in the net loss of its operations.

        Interest expense.    Interest expense decreased from $0.8 million in the fiscal year ended January 31, 2000 to $500,000 in the fiscal year ended January 31, 2001. The decrease of $300,000 in interest expense reflects a reduction in interest-bearing debt.

        Provision for income taxes.    Provision for income taxes was $22.3 million and $6.6 million in the years ended January 31, 2000 and 2001, respectively. The tax provision for the year ended January 31, 2001 includes $5.7 million related to the July 2000 purchase of Jaycor common stock by the ESOP. This amount was fully offset by a tax benefit of $21.9 million arising from stock option transactions during the fiscal year, which is recorded in additional paid-in capital on Jaycor's consolidated balance sheet, and other tax benefits of $800,000. The net effect of the July 2000 tax liability and its offsetting tax benefit resulted in a cash tax refund of $17.0 million received during fiscal year 2001.

Fiscal Year Ended January 31, 2000 Compared to Fiscal Year Ended January 31, 1999

        Revenues.    Revenues decreased by $1.7 million, or 3.2%, from $52.3 million in the fiscal year ended January 31, 1999 to $50.6 million in the fiscal year ended January 31, 2000. The change in revenues includes a decrease in revenues associated with Jaycor's electromagnetic applications, systems survivability, and communications business areas.

        Cost of revenues.    Cost of revenues increased from $42.2 million, or 80.8% of revenues, in the fiscal year ended January 31, 1999 to $43.2 million, or 85.4% of revenues. The increase in cost of revenues is due to increased facility lease expense resulting from the sale of an owned facility in October 1998. A corresponding reduction in interest expense occurred at the same time.

        Selling, general and administrative.    Selling, general and administrative expenses decreased from $6.5 million, or 12.5% of revenues, in the fiscal year ended January 31, 1999, to $5.9 million, or 11.7% of revenues, in the fiscal year ended January 31, 2000. The decrease in selling, general and administrative costs is due principally to a decrease in performance-based compensation.

        Research and development.    Research and development expenses decreased from $0.6 million, or 1.2% of revenues, in the fiscal year ended January 31, 1999 to $0.2 million, or 0.5% of revenues, in the fiscal ended January 31, 2000. The decrease is due to a reduction in development efforts.

        Interest income.    Interest income was $175,000 in the year ended January 31, 1999 compared to $900,000 in the year ended January 31, 2000. This increase was due to an increase in the amount of cash invested in interest-producing instruments. The increased cash resulted principally from the sale of JNI stock in October 1999 which resulted in net proceeds of $50.1 million.

        Interest expense.    Interest expense decreased from $1.6 million in the fiscal year ended January 31, 1999 to $0.8 million in the fiscal year ended January 31, 2000. The decrease of $0.8 million in the interest expense reflects decreased interest-bearing debt, particularly mortgage debt associated with an owned facility that was sold in October 1998.

        Provision for income taxes.    Jaycor's effective tax rate was 24.8% and 45% in the fiscal years ended January 31, 1999 and 2000, respectively. The increase in the effective tax rate is due principally to expiring and/or unavailability of certain tax credits, and the acquisition of deferred tax assets from the CTL acquisition in 1998.

Liquidity and Capital Resources

        In October 1999, Jaycor's majority-owned subsidiary JNI completed its IPO for the sale of 5,635,000 shares of common stock, of which 2,835,000 shares were sold by Jaycor at a price to the public of $19.00 per share. Net proceeds of $50.1 million, after the payment of underwriters' commissions, were received by Jaycor.

        Jaycor finances its operations and the purchase of property and equipment through its cash reserves received from the sale of JNI stock, and from the generation of cash from operations. Jaycor also has a bank line of credit under which Jaycor may borrow up to $5.0 million, limited to specified percentages of eligible accounts receivable, at various interest rates, at Jaycor's option, based on the bank's prime rate or 2% over the LIBOR rate. As of January 31, 2001 and October 31, 2001, Jaycor had no amounts outstanding under the line of credit. The credit line matures in August 2002.

        Traditionally, Jaycor's primary need for working capital has been driven only by the need to finance government accounts receivable. Because government contracts generally provide for reimbursement of costs as they are incurred, and Jaycor's contracting efforts have not typically required significant investment in capital equipment, research and development, or extensive marketing activities, there has not been a need for significant amounts of working capital.

Quantitative and Qualitative Disclosure About Market Risk

        Jaycor's exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income Jaycor can earn on its investment portfolio. Jaycor's risk associated with fluctuating interest income is limited, however, to its investments in interest rate sensitive financial instruments. Under its current policies, Jaycor does not use interest rate derivative instruments to manage exposure to interest rate changes. Jaycor ensures the safety and preservation of its invested principal funds by limiting default risk, market risk and reinvestment risk. Jaycor mitigates default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of its interest sensitive financial instruments. Declines in interest rates over time will, however, reduce its interest income while increases in interest rates over time will increase its interest expense.

        Jaycor has operated primarily in the United States and all transactions to date have been made in U.S. dollars. Accordingly, Jaycor has not had any material exposure to foreign currency rate fluctuations, nor does Jaycor have any foreign currency hedging instruments in place.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF JAYCOR

        The following table sets forth, as of January 25, 2002, certain information with respect to the beneficial ownership of Jaycor's common stock by:

  •
  each person Jaycor knows to be the beneficial owner of 5% or more of the outstanding shares of its common stock;

  •
  each executive officer of Jaycor;

  •
  each director of Jaycor; and

  •
  all executive officers and directors of Jaycor as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Shares Outstanding(3)
First National Bank of San Diego, N.A. as trustee of the Jaycor, Inc. ESOP First National Bank 401 West A Street San Diego, CA 92186	8,000,000	99.35%
Eric P. Wenaas(4)	500,000	5.85
P. Randy Johnson(5)	200,000	2.42
Michael Bell(6)	100,000	1.23
Daniel Donoghue(7)	100,000	1.23
Wayne Murphy(8)	100,000	1.23
James Stuhmiller(9)	40,000	*
John Foster(10)	15,000	*
John Stiska(11)	15,000	*
David Heebner(12)	15,000	*
Jeffrey Nash(13)	15,000	*
John Sinnenberg(14)	15,000	*
Directors and executive officers as a group (11 persons)(15)	1,115,000	12.22%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each beneficial owner is: 3394 Carmel Mountain Road, San Diego, California 92121.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under Jaycor's 2000 Stock Option Plan are immediately exercisable, subject to Jaycor's right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(3)
Calculated on the basis of 8,051,601 shares of common stock outstanding as of January 25, 2002, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after January 25, 2002 are deemed to be outstanding for the purpose of calculating that shareholder's percentage beneficial ownership.

(4)
Includes 487,999 shares subject to immediately exercisable options, of which 487,999 shares will be vested upon the effective date of the merger. See footnote 2 above.

(5)
Includes 195,000 shares subject to immediately exercisable options, of which 195,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(6)
Includes 99,000 shares subject to immediately exercisable options, of which 99,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(7)
Includes 100,000 shares subject to immediately exercisable options, of which 100,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(8)
Includes 100,000 shares subject to immediately exercisable options, of which 100,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(9)
Includes 40,000 shares subject to immediately exercisable options, of which 40,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(10)
Includes 3,000 shares subject to immediately exercisable options, of which 3,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(11)
Includes 3,000 shares subject to immediately exercisable options, of which 3,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(12)
Includes 15,000 shares subject to immediately exercisable options, of which 15,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(13)
Includes 15,000 shares subject to immediately exercisable options, of which 15,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(14)
Includes 15,000 shares subject to immediately exercisable options, of which 15,000 shares will be vested upon the effective date of the merger. See footnote 2 above.

(15)
See notes 4 through 14. Includes 1,072,999 shares subject to immediately exercisable options beneficially owned by executive officers and directors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        Titan's proposed acquisitions of GlobalNet and Jaycor will both be accounted for as a purchase. Titan has presented below unaudited pro forma condensed combined financial data that reflects the proposed acquisitions of GlobalNet and Jaycor and is intended to give you a better picture of what the businesses of Titan combined with the recent acquisitions of Datron and BTG might have looked like if the merger between the companies had occurred on January 1, 2000, the first day of the first period for which financial information is presented. The unaudited pro forma condensed combined statements of operations combine the Titan consolidated statement of operations data for the year ended December 31, 2000 and for the nine months ended September 30, 2001 with the Datron consolidated statements of operations for the year ended March 31, 2001 and for the eight months from the period January 1, 2001 through the date of acquisition of August 4, 2001, with the BTG consolidated statements of operations for the year ended March 31, 2001 and for the nine months ended September 30, 2001, respectively with the GlobalNet consolidated statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001, with the Jaycor consolidated statements of operations for the year ended January 31, 2001 and for the nine months ended October 31, 2001, to reflect the proposed acquisitions of GlobalNet and Jaycor by Titan. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the results that would have occurred had the proposed acquisitions of GlobalNet and Jaycor and the recent acquisitions of Datron and BTG been consummated at the beginning of the periods presented or the results that may be attained in the future.

        The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2001, giving effect to the proposed acquisitions of GlobalNet and Jaycor by Titan including the recent acquisitions of Datron and BTG as though each had been consummated on that date.

The Titan Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2000
(In Thousands, Except Per Share Data)

	Titan	Datron	Pro Forma Adjustments (Note 2)		Pro Forma Combined	BTG	Pro Forma Adjustments (Note 3)		Titan Pro Forma Combined	GlobalNet	Pro Forma Adjustments (Note 4)		Pro Forma Combined	Jaycor	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$1,008,003	$62,262	$—		$1,070,265	$224,843	$—		$1,295,108	$78,091	$—		$1,373,199	$58,549	—		$1,431,748
Costs and expenses:
Cost of revenues	742,294	44,352	—		786,646	149,766	—		936,412	74,331	—		1,010,743	50,363	—		1,061,106
Selling, general and administrative expense	202,118	12,567	128	(b)	214,813	66,564	—		281,377	11,256	—		292,633	7,105	—		299,738
Research and development expense	11,762	3,993	—		15,755	—	—		15,755	3,151	—		18,906	123	—		19,029
Acquisition related charges and other	39,358	—	—		39,358	—	—		39,358	—	—		39,358	—	—		39,358
Gain on sale of product line	—	(2,801)	—		(2,801)	—	—		(2,801)	—	—		(2,801)	—	—		(2,801)

Total costs and expenses	995,532	58,111	128		1,053,771	216,330	—		1,270,101	88,738	—		1,358,839	57,591	—		1,416,430
Operating profit (loss)	12,471	4,151	(128)		16,494	8,513	—		25,007	(10,647)			14,360	958	—		15,318
Interest expense	(35,981)	(212)	—		(36,193)	(3,131)	(2,265	)(d)	(41,589)	(1,299)	(629	)(d)	(43,517)	(483)	(145	)(d)	(44,145)
Interest income	3,582	405	—		3,987	—	—		3,987	—	—		3,987	1,646	—		5,633
Other income (loss)	—	64	—		64	(955)	—		(891)	—	—		(891)	—	—		(891)
Equity in net loss of investee	—	—	—		—	—	—		—	—	—		—	(164)	—		(164)
Income (loss) from continuing operations before income taxes and minority interests	(19,928)	4,408	(128)		(15,648)	4,427	(2,265)		(13,486)	(11,946)	(629)		(26,061)	1,957	(145)		(24,249)
Income tax provision (benefit)	(3,712)	1,451	—		(2,261)	1,750	(906)		(1,417)	1	(252)	(f)	(1,668)	6,637	(58)	(f)	4,911

Income (loss) from continuing operations before minority interests and extraordinary loss	(16,216)	2,957	(128)		(13,387)	2,677	(1,359)		(12,069)	(11,947)	(377)		(24,393)	(4,680)	(87)		(29,160)
Minority interests	4,127	—	—		4,127	—	—		4,127	—	—		4,127	—	—		4,127

Income (loss) from continuing operations before extraordinary loss	$(12,089)	$2,957	$(128)		$(9,260)	$2,677	$(1,359)		$(7,942)	$(11,947)	$(377)		$(20,266)	$(4,680)	$(87)		$(25,033)

Basic earnings per share:
Income (loss) from continuing operations before extraordinary loss(1)	$(0.30)	$1.08	$—		$(0.24)	$0.30	$—		$(0.20)	$(0.47)	$—		$(0.40)	$(0.59)	$—		$(0.45)

Weighted average shares	52,717	2,735	(495	)(a)	54,957	8,955	(4,137	)(e)	59,775	25,224	(24,270	)(e)	60,729	8,000	(4,495	)(e)	64,234

Diluted earnings per share:
Income (loss) from continuing operations before extraordinary loss(1)	$(0.30)	$1.06	$—		$(0.24)	$0.30	$—		$(0.20)	$(0.47)	$—		$(0.40)	$(0.59)	$—		$(0.45)

Weighted average shares	52,717	2,792	(505	)(a)	55,004	9,029	(4,171	)(e)	59,862	25,224	(24,290	)(e)	60,816	8,000	(4,495	)(e)	64,321

Note(1): Calculation of Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $692.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Titan Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2001
(In Thousands, Except Per Share Data)

	Titan	Datron	Pro Forma Adjustments (Note 2)		Pro Forma Combined	BTG	Pro Forma Adjustments (Note 3)		Titan Pro Forma Combined	GlobalNet	Pro Forma Adjustments (Note 4)		Pro Forma Combined	Jaycor	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$800,146	$31,831	$—		$831,977	$187,295	$—		$1,019,272	$59,858	$—		$1,079,130	$48,405	$—		$1,127,535
Costs and expenses:
Cost of revenues	596,888	22,945	—		619,833	122,907	—		742,740	54,054	—		796,794	38,702	—		835,496
Selling, general and administrative expense	159,481	7,137	64	(b)	166,682	57,758	—		224,440	10,754	—		235,194	6,219	—		241,413
Research and development expense	10,399	1,485	—		11,884	—	—		11,884	3,873	—		15,757	77	—		15,834
Acquisition and integration related charges and other	36,768	—	—		36,768	904	—		37,672	—	—		37,672	—	—		37,672

Total costs and expenses	803,536	31,567	64		835,167	181,569	—		1,016,736	68,681	—		1,085,417	44,998	—		1,130,415
Operating profit (loss)	(3,390)	264	(64)		(3,190)	5,726	—		2,536	(8,823)	—		(6,287)	3,407	—		(2,880)
Interest expense	(28,530)	(105)	—		(28,635)	(1,789)	(1,511	)(d)	(31,935)	(1,325)	(419	)(d)	(33,679)	(78)	(97	)(d)	(33,854)
Interest income	1,311	166	—		1,477	—	—		1,477	—	—		1,477	1,409	—		2,886
Other income	—	28	—		28	—	—		28	—	—		28	—	—		28
Equity in net loss of investee	—	—	—		—	—	—		—	—	—		—	(729)	—		(729)

Income (loss) from continuing operations before income taxes and minority interests	(30,609)	353	(64)		(30,320)	3,937	(1,511)		(27,894)	(10,148)	(419)		(38,461)	4,009	(97)		(34,549)
Income tax provision (benefit)	(1,732)	(68)	—		(1,800)	1,462	(604)		(942)	—	(168	)(f)	(1,110)	1,566	(39	)(f)	417

Income (loss) from continuing operations before minority interests	(28,877)	421	(64)		(28,520)	2,475	(907)		(26,952)	(10,148)	(251)		(37,351)	2,443	(58)		(34,966)
Minority interests	6,826	—	—		6,826	—	—		6,826	—	—		6,826	—	—		6,826

Income (loss) from continuing operations	$(22,051)	$421	$(64)		$(21,694)	$2,475	$(907)		$(20,126)	$(10,148)	$(251)		$(30,525)	$2,443	$(58)		$(28,140)

Basic earnings per share:
Income (loss) from continuing operations(2)	$(0.48)	$0.15	$—		$(0.46)	$0.28	$—		$(0.40)	$(0.34)	$—		$(0.55)	$0.31	$—		$(0.42)

Weighted average shares	56,019	2,749	(497	)(a)	58,271	8,921	(4,121	)(e)	63,071	29,777	(28,651	)(e)	64,197	8,005	(4,498	)(e)	67,704

Diluted earnings per share:
Income (loss) from continuing operations(2)	$(0.48)	$0.15	$—		$(0.46)	$0.27	$—		$(0.40)	$(0.34)	$—		$(0.55)	$0.30	$—		$(0.41)

Weighted average shares	56,019	2,788	(504	)(a)	58,303	9,117	(4,212	)(e)	63,208	29,777	(28,651	)(e)	64,334	8,257	(4,639	)(e)	67,952

Note(2): Calculation of Pro Forma Combined earnings per share includes dividend requirements on preferred stock of $517.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The Titan Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2001
(In Thousands)

	Titan	BTG	Pro Forma Adjustments (Note 3)		Titan Pro Forma Combined	GlobalNet	Pro Forma Adjustments (Note 4)		Pro Forma Combined	Jaycor	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$126,149	$50	$(61,300	)(a)	$64,899	$1,461	$(6,500	)(a)	$59,860	$36,776	$(1,500	)(a)	$95,136
Investments	—	—	—		—	—	—		—	4,924	—		4,924
Accounts receivable—net	337,548	59,609	—		397,157	3,233	—		400,390	16,534	—		416,924
Inventories	36,683	—	—		36,683	—	—		36,683	2,005	—		38,688
Prepaid expenses and other	29,465	2,949	—		32,414	937	—		33,351	582	—		33,933
Deferred income taxes	38,807	—	—		38,807	—	—		38,807	—	—		38,807
Net assets of discontinued operations	23,034	—	—		23,034	—	—		23,034	—	—		23,034

Total current assets	591,686	62,608	(61,300)		592,994	5,631	(6,500)		592,125	60,821	(1,500)		651,446
Property and equipment—net	94,741	8,481	—		103,222	7,565	—		110,787	4,036	—		114,823
Goodwill—net	361,061	29,388	91,184	(b)	481,633	—	47,859	(b)	529,492	—	40,129	(b)	569,621
Other assets	81,223	4,875	—		86,098	2,793	—		88,891	4,012	—		92,903
Net assets of discontinued operations	45,414	—	—		45,414	—	—		45,414	—	—		45,414

Total assets	$1,174,125	$105,352	$29,884		$1,309,361	$15,989	$41,359		$1,366,709	$68,869	$38,629		$1,474,207

Liabilities and Stockholders' Equity
Current liabilities:
Amounts outstanding under line of credit	$11,875	$25,877	$(25,877	)(a)	$11,875	$—	$—		$11,875	$—	$—		$11,875
Accounts payable	52,818	15,604	—		68,422	12,101	—		80,523	3,745	—		84,268
Acquisition debt	2,000	—	—		2,000	—	—		2,000	—	—		2,000
Current portion of long-term debt	594	1,462	—		2,056	2,778	—		4,834	—	—		4,834
Deferred Income Taxes	—	—	—		—	—	—		—	407	—		407
Accrued compensation and benefits	57,164	—	—		57,164	—	—		57,164	4,772	—		61,936
Other accrued liabilities	66,433	15,849	—		82,282	407	—		82,689	2,851	—		85,540

Total current liabilities	190,884	58,792	(25,877)		223,799	15,286	—		239,085	11,775	—		250,860

Amounts outstanding under line of credit	335,625	—	—		335,625	—	—		335,625	—	—		335,625
Other long-term debt	4,277	2,063	—		6,340	5,177	—		11,517	—	—		11,517
Other non-current liabilities	38,736	403	—		39,139	2,118	—		41,257	1,123	—		42,380
Company obligated mandatory redeemable preferred securities of a subsidiary trust whose sole assets are senior subordinated debentures of Titan	250,000	—	—		250,000	—	—		250,000	—	—		250,000
Minority interests	870	—	—		870	—	—		870	—	—		870
Stockholders' equity:
Preferred stock
Cumulative convertible	690	—	—		690	—	—		690	—	—		690
Series A junior participating	—	—	—		—	—	—		—	—	—		—
Common stock	654	54,191	(54,151	)(c)	694	32	(18	)(c)	708	135	(92	)(c)	751
Capital in excess of par value	457,984	—	99,815	(c)	557,799	25,497	9,256	(c)	592,552	43,643	50,914	(c)	687,109
Deferred compensation	(40,142)	—	—		(40,142)	(6,302)	6,302	(c)	(40,142)	—	—		(40,142)
Retained earnings (deficit)	(64,919)	(10,028)	10,028	(c)	(64,919)	(25,819)	25,819	(c)	(64,919)	12,193	(12,193	)(c)	(64,919)
Accumulated other comprehensive income	165	(69)	69	(c)	165	—	—		165	—	—		165
Treasury stock, at cost	(699)	—	—		(699)	—	—		(699)	—	—		(699)

Total stockholders' equity	353,733	44,094	55,761		453,588	(6,592)	41,359		488,355	55,971	38,629		582,955

Total liabilities and stockholders' equity	$1,174,125	$105,352	$29,884		$1,309,361	$15,989	$41,359		$1,366,709	$68,869	$38,629		$1,474,207

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE TITAN CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In Thousands, Except Share Information)

Note 1.    Basis of Presentation—Titan Pro Forma Combined (Closed Acquisitions)

        The Titan Corporation (Titan) completed its acquisition of all of the stock of Datron Systems Incorporated (Datron) on September 28, 2001. On November 27, 2001, Titan completed its acquisition of all outstanding shares of common stock of BTG, Inc. (BTG). The accompanying unaudited pro forma condensed combined statements of operations combine the consolidated statements of operations of Titan for the year ended December 31, 2000 and for the nine months ended September 30, 2001 with the consolidated statements of operations of Datron for the year ended March 31, 2001 and for the eight months ended August 4, 2001 (through the date of acquisition), with the consolidated statements of operations of BTG for the year ended March 31, 2001 and for the nine months ended September 30, 2001, respectively, to reflect the recently closed acquisition of BTG by Titan.

        The unaudited pro forma condensed combined statements of operations reflect the completed acquisition of BTG and the completed acquisition of Datron as though each were consummated at the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of results that would have occurred had the acquisition of BTG and the acquisition of Datron been consummated at the beginning of the periods presented or the results that may be attained in the future.

        The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2001, giving effect to the acquisition of BTG by Titan including the Datron acquisition as though each had been consummated on that date.

Pro Forma Combined—Proposed Acquisitions

        The Titan Corporation entered into an agreement to acquire GlobalNet, Inc. (GlobalNet) on January 7, 2002. On January 22, 2002, Titan entered into an agreement to acquire Jaycor Inc. (Jaycor). The accompanying unaudited pro forma condensed combined statements of operations combine the consolidated statements of operations for Titan Pro Forma combined for the year ended December 31, 2000 and for the nine months ended September 30, 2001 with the consolidated statements of operations of GlobalNet for the year ended December 31, 2000 and the nine months ended September 30, 2001 with the Jaycor consolidated statements of operations for the year ended January 31, 2001 and the nine months ended October 31, 2001.

        The unaudited pro forma condensed combined balance sheet has been prepared as of September 30, 2001, giving effect to the Titan Pro Forma combined balance sheet, giving effect to the closed acquisition of BTG and the proposed acquisitions of GlobalNet and Jaycor.

        Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Titan and the historical consolidated financial statements of Datron and BTG.

Note 2.    Pro Forma Adjustments For Datron Acquisition

  (a)
  Issue 2,621,000 shares, assuming 2,749,000 Datron shares outstanding and 451,000 Datron stock options outstanding, assuming a $16.01 price per share paid for Datron shares and a ten-day average Titan stock price of $19.54, equivalent to a .81919 exchange ratio of Titan shares paid for each Datron share outstanding. Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the Datron shares currently outstanding, using the price and exchange assumptions described in above.

  (b)
  Record deferred compensation of $383 for all unvested Datron stock options based on the difference between the fair value on the date of consummation of the acquisition and the exercise price of the unvested Datron stock options, after giving effect to the exchange ratio described in Note (a) above. Amortization of deferred compensation of $128 and $64 has been reflected in the pro forma condensed combined statements of operations for the year ended December 31, 2000 and the eight months ended August 4, 2001, respectively.

Note 3.    Pro Forma Adjustments For BTG Acquisition

  (a)
  To reflect the 19% cash portion of total merger consideration for BTG, which includes the pay-off of BTG debt of $25,877, and the payment of estimated transaction costs, summarized as follows:

Employment termination agreements for BTG employees	$4,500
Direct transaction costs to consummate acquisition including investment banking, advisory, legal, printing and accounting fees	7,500

$12,000

  (b)
  Record allocation of excess of Titan's purchase price over the estimated fair value of the net assets acquired to goodwill. An independent valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities acquired, at which time the allocation between goodwill and other intangibles may be revised. Any identified intangible assets with definite lives would require amortization expense which is not reflected in the pro forma financial statements.

  (c)
  Issue 4,024,000 shares and assume 734,000 options, assuming 9,234,000 BTG shares outstanding and 1,365,000 BTG stock options and other stock purchase rights outstanding, assuming a $13.35 price per share paid for BTG shares and an average Titan stock price of $24.814, equivalent to a 0.5380 exchange ratio of Titan shares paid for each BTG share outstanding multiplied by 81%, the ratio of merger consideration to be paid in Titan common stock, equalling a .43578 exchange ratio of Titan common stock to be paid for each BTG share outstanding. Eliminate BTG common stock and retained earnings as of September 30, 2001.

  (d)
  To reflect incremental interest expense on advances under Titan's line of credit to fund the 19% cash portion of the purchase price of BTG, and other cash uses of the transaction, summarized in (a) above.

  (e)
  Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the BTG shares currently outstanding, using the price and exchange assumptions described in Note (c) above.

Note 4.    Pro Forma Adjustments for Proposed GlobalNet Acquisition

        The following relate to adjustments to reflect the proposed acquisition of GlobalNet.

  (a)
  To reflect a $5.0 million advance to GlobalNet for working capital purposes (which is included in the estimated debt at closing, which decreases the Net Transaction Value to be paid in

    Titan stock in Note (c) below), as well as $1.5 million of estimated direct transaction costs, consisting of investment banking, advisory, legal, printing and accounting fees.

  (b)
  Record allocation of excess of Titan's purchase price over the estimated fair value of the net assets acquired to goodwill. Upon completion of the proposed transaction, an independent valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities accrued, at which time the allocation between goodwill and other intangibles may be revised. Any identified intangible assets with definite lives would require amortization expense which is not reflected in the pro forma financial statements.

  (c)
  Issue an estimated 1,357,000 shares and assume 70,000 options, assuming an estimated 35,889,000 GlobalNet shares outstanding (which assumes the conversion of the GlobalNet convertible note of $2.1 million into GlobalNet shares prior to the closing of the proposed transaction.) and 1,856,000 GlobalNet stock options, assuming a .03780 exchange ratio of Titan shares paid for each GlobalNet share. The estimated exchange ratio was computed as follows:

Total Transaction Value	$60,000
Less: Estimated Debt	25,233

Estimated Net Transaction Value to be Paid in Titan Stock	$34,767

    The estimated debt of $25.2 million is based upon GlobalNet's estimated debt obligations as of the anticipated closing date and is comprised of the $5.0 million advance from Titan, a significant portion of accounts payable, additional capital lease obligations and outstanding debt as of September 30, 2001 as shown in the attached proforma balance sheet. The estimated net transaction value of $34,767 was divided by the estimated average Titan stock price of $25.625 (which assumes a Titan average stock price range of greater than $20.125 and equal to $25.625), equalling an estimated 1,357,000 Titan shares to be issued, computing to an assumed 0.03780 exchange ratio of Titan shares per GlobalNet shares. In addition, eliminate GlobalNet deferred compensation and retained earnings.

  (d)
  To reflect interest expense on advances under Titan's line of credit to fund $5 million advance to GlobalNet and to fund direct transaction costs associated with the acquisition.

  (e)
  Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the GlobalNet shares currently outstanding, using the price and exchange assumptions described in Note (c) above.

  (f)
  Reflect the tax impact of interest expense in (d) above, using an effective rate of 40%.

Note 5.    Pro Forma Adjustments for Proposed Jaycor Acquisition

        The following relate to adjustments to reflect the proposed acquisition of Jaycor.

  (a)
  To reflect $1.5 million of estimated direct transaction costs.

  (b)
  Record allocation of excess of Titan's purchase price over the estimated fair value of the net assets acquired to goodwill. Upon completion of the proposed transaction, an independent valuation will be performed to determine the purchase price allocation based upon the fair value of the assets and liabilities accrued, at which time the allocation between goodwill and intangibles may be revised. Any identified intangible assets with definite lives would require amortization expense which is not reflected in the proforma financial statements.

  (c)
  Issue an estimated 4,300,000 shares, assuming 9,814,000 Jaycor shares outstanding (assuming all options are vested and exercised), assuming a .43813 exchange ratio of Titan shares paid for each Jaycor share. The estimated exchange ratio was computed as follows:

Total Closing Valuation	$90,400
Add: Estimated Excess Working Capital and other	4,200

Estimated Net Transaction Value to be Paid in Titan Stock	$94,600

    The estimated net transaction value of $94,600 was divided by the estimated average Titan stock price of $22.00, equalling an estimated 4,300,000 Titan shares to be issued, computing to an assumed 0.43813 exchange ratio of Titan shares per Jaycor shares. In addition, eliminate Jaycor retained earnings.

  (d)
  To reflect interest expense on advance on Titan's line of credit to fund direct transaction costs associated with the acquisition.

  (e)
  Reflect the net change to the combined shares outstanding after calculating the number of shares to be issued by Titan in the transaction less the Jaycor shares currently outstanding using the price and exchange assumptions described in Note (c) above.

  (f)
  Reflect tax impact of the interest expense in (d) above, using an effective tax rate of 40%.

DESCRIPTION OF TITAN CAPITAL STOCK

        The following description of Titan's capital stock does not constitute a complete description of all the terms of Titan's capital stock and should be read in conjunction with Titan's certificate of incorporation, as amended, and bylaws, which have been filed by Titan with the Securities and Exchange Commission and are incorporated herein by reference as exhibits to the registration statement of which this prospectus/proxy statement is a part.

        Titan's authorized capital stock as of December 31, 2001 consisted of:

  •
  200,000,000 shares of common stock, par value $.01 per share, of which 70,128,582 shares were issued and outstanding; and

  •
  5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,068,102 shares have been designated as $1.00 cumulative convertible preferred stock, of which 689,678 shares were issued and outstanding, and 1,000,000 shares have been designated as series A junior participating preferred stock, none of which is issued and outstanding.

        Titan has authorized for issuance under its 1983, 1986, 1990, 1994 and 1997 Stock Option Plans, its 1992 and 1996 Directors' Stock Option and Equity Participation Plans and its 2000 Employee and Director Stock Option and Incentive Plan a total of 8,480,000 shares of Titan common stock, of which approximately 3,568,000 shares were covered by outstanding options as of December 31, 2001. Titan also has authorized 1,000,000 shares of its common stock under Titan's Employee Stock Ownership Plan, of which approximately 432,000 are currently allocated to employees under such plan, and Titan has approximately 455,000 shares of its common stock available for issuance under its 2000 Employee Stock Purchase Plan as of December 31, 2001.

        On November 28, 2001, Titan announced the closing of its acquisition of BTG, Inc., a U.S. government and defense contractor. As a result of the transaction, the former shareholders of BTG received $2.5365 in cash per BTG share and 0.43578 shares of Titan common stock for each share of BTG common stock, in addition to cash in lieu of fractional shares. Titan issued approximately 4,024,134 shares pursuant to the transaction.

        In January 2001, Titan announced that it had entered into a definitive agreement to acquire GlobalNet, Inc., a provider of international voice, data and Internet services. Pursuant to the merger, Titan will issue approximately $35 million in Titan common stock to GlobalNet's stockholders. The transaction is expected to close in the first quarter of 2002.

        To the extent that Titan issues the shares of Titan common stock referred to above, your fully diluted equity interest in Titan, based on the number of shares of Titan common stock you receive in exchange for your Jaycor common shares pursuant to the merger, will be proportionately reduced.

        The following summary describes the material terms of Titan's capital stock and stockholder rights plan. The description of capital stock and stockholder rights plan is qualified by reference to Titan's certificate of incorporation, as amended, bylaws and stockholder rights plan, which are incorporated herein by reference as exhibits to the registration statement of which this prospectus/proxy statement is a part.

Common Stock

        Dividends.    Subject to the rights of the holders of any class of preferred stock, holders of shares of Titan common stock are entitled to receive dividends that may be declared by Titan's board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of common stock; provided, that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of that class.

        Voting Rights.    The holders of Titan common stock are entitled to one vote for each share held and do not have cumulative voting rights.

        Liquidation Rights.    Upon Titan's liquidation, dissolution or winding-up, the holders of Titan common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of Titan preferred stock, if any.

        Other Provisions.    The holders of Titan common stock are not entitled to preemptive or similar rights.

Preferred Stock

        Titan is currently authorized to issue 5,000,000 shares of preferred stock, par value $1.00 per share, of which 1,068,102 shares have been previously issued as $1.00 cumulative convertible preferred stock, of which 689,678 shares were issued and outstanding as of December 31, 2001, and 1,000,000 shares have been designated as series A junior participating preferred stock, none of which is issued and outstanding. Titan's board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from Titan's authorized and unissued shares of preferred stock. Subject to limitations imposed by law or Titan's amended and restated certificate of incorporation, the board of directors is empowered to determine:

  •
  the designation of and the number of shares constituting a series of preferred stock;

  •
  the dividend rate, if any, for the series;

  •
  the terms and conditions of any voting and conversion rights for the series, if any;

  •
  the number of directors, if any, which the series shall be entitled to elect;

  •
  the amounts payable on the series upon Titan's liquidation, dissolution or winding-up;

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  the redemption prices and terms applicable to the series, if any; and

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  the preferences and relative rights among the series of preferred stock.

        These rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of Titan common stock.

Cumulative Convertible Preferred Stock

        Dividends.    Each share of cumulative convertible preferred stock accrues dividends at the rate of $1.00 per share per annum.

        Voting Rights.    The holders of Titan's cumulative convertible preferred stock are entitled to one-third of one vote for each share held and do not have cumulative voting rights.

        Liquidation Rights.    Upon Titan's liquidation, dissolution or winding-up, the holders of Titan's cumulative convertible preferred stock are entitled to a liquidation preference of $20 per share plus any unpaid cumulative dividends before any distribution to holders of Titan common stock.

        Conversion Rights.    Each outstanding share of cumulative convertible preferred stock is convertible into Titan common stock, at the option of the holder, at a rate of two-thirds shares of common stock for each share of cumulative convertible preferred stock.

        Redemption.    Each share of cumulative convertible preferred stock is redeemable, but only at Titan's option, at a redemption price of $20 per share plus any accrued and unpaid dividends.

        Other Provisions.    The holders of Titan's cumulative convertible preferred stock are not entitled to preemptive or similar rights.

Convertible Trust Preferred Securities

        In February 2000, Titan Capital Trust, a wholly owned subsidiary of Titan, issued 5,000,000 convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, or HIGH TIDESsm) at $50 per security. The provisions of the HIGH TIDES issued by the trust are as follows:

        Distributions.    The HIGH TIDES accrue distributions of 5 3/4% per annum, payable quarterly in arrears. Titan may defer payment of the distributions for up to 20 consecutive quarters so long as no event of default with respect to the HIGH TIDES has occurred and is continuing. The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from Titan under debentures Titan issued to the trust in consideration of its distribution to Titan of the proceeds of its issuance of the HIGH TIDES. The 5 3/4% per annum rate may change on the reset date described below.

        Remarketing.    Approximately 5 years after issuance of the HIGH TIDES, a remarketing agent will attempt to establish an annual distribution rate, conversion price and redemption features for the HIGH TIDES that are consistent with a price per HIGH TIDES equal to 101% of its liquidation preference and that are also most favorable to Titan. The remarketing of the HIGH TIDES will become effective on the reset date, which is any date (1) not later than February 15, 2005, or, if the day is not a business day, the next succeeding day, and (2) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent in its sole discretion. On or after the reset date, the applicable per annum distribution rate will be the term rate established by the remarketing agent based on the outcome of the remarketing.

        Conversion Rights.    Each HIGH TIDES is convertible into 1.0076 shares of Titan common stock. On or after the reset date, the conversion rights of the HIGH TIDES shall be those established in the remarketing.

        Redemption Rights.    The HIGH TIDES are redeemable by Titan at its option in whole or in part beginning on February 20, 2003 at $50.72 per HIGH TIDE, which redemption price declines to $50.00 per HIGH TIDE beginning February 20, 2004 and continues in effect until the remarketing is effected, after which date the redemption features for the HIGH TIDES are those established in the remarketing.

        Voting Rights.    Holders of HIGH TIDES are not entitled to voting rights, unless Titan defaults under the debentures Titan issued to the trust or Titan's guarantee of the trust's obligations to distribute available funds held by the trust to satisfy obligations under the HIGH TIDES, in which case the holders of HIGH TIDES are entitled, by majority vote, to appoint an additional trustee of the trust or remove other trustees.

        Liquidation Rights.    If the trust is liquidated and the debentures Titan issued to the trust are not distributed to the holders of HIGH TIDES, the holders are entitled to receive, after satisfaction of liabilities to creditors of the trust as required by applicable law, $50 per HIGH TIDE plus accrued and unpaid distributions.

Preferred Share Purchase Rights

        Each outstanding share of Titan common stock has or will have attached to it one preferred share purchase right, which Titan refers to as a right. Each right entitles the registered holder of Titan common stock to purchase from Titan, upon the occurrence of specified events, one one-hundredth of a share of Titan's series A junior participating preferred stock, which Titan refers to as the participating preferred shares, at a price of $42 per one one-hundredth of a participating preferred share, subject to adjustment. The terms of the rights are set forth in a rights agreement dated as of August 21, 1995, between Titan and American Stock Transfer and Trust Company, as rights agent, which is incorporated by reference as an exhibit into the registration statement of which this prospectus/proxy statement is a part.

        Until the distribution date described below, Titan will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

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  subject to the exceptions described below, the tenth day following a public announcement that an "acquiring person," which, subject to the exceptions listed in the following sentence, includes a person or "group" of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of Titan's outstanding common stock, or

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  the tenth day following the commencement, or the first public announcement by any person or group of an intention to commence, a tender offer or exchange offer that would result in beneficial ownership by a person or group of 15% or more of Titan's outstanding common stock.

        Titan's board of directors, with the concurrence of a majority of the continuing directors, may postpone the distribution date by determining a later distribution date before the time any person or group becomes an acquiring person. Any board member who is not an acquiring person or an affiliate or associate of an acquiring person, or an employee, director, representative, nominee or designee of an acquiring person, or its affiliate or associate, but who:

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  was a member of Titan's board of directors before any person becomes an acquiring person, or

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  became a member of Titan's board of directors after any person becomes an acquiring person if the member was nominated for election or elected to Titan's board of directors upon the recommendation or approval of a majority of the continuing directors, is considered to be a continuing director of Titan.

        The term "acquiring person" does not include Titan, any of its subsidiaries, any of Titan's or its subsidiaries' employee benefit plans or any entity holding Titan common stock for or under any of Titan's or its subsidiaries' employee benefit plans. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if Titan's board of directors determines in good faith that such person inadvertently became the beneficial owner of 15% or more of Titan common stock and such person divests itself, as promptly as practicable, of beneficial ownership of a sufficient number of shares of Titan common stock so that it would no longer otherwise qualify as an acquiring person.

        The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with Titan common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of September 7, 1995, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after September 7, 1995, upon transfer or new issuances of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of Titan common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights. Only Titan common stock issued before the distribution date will be issued with rights.

        The rights are not exercisable until the distribution date. The rights will expire on August 17, 2005, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Titan, in each case as described below.

        The purchase price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

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  in the event of a stock dividend on, or a subdivision, combination or reclassification of the participating preferred shares;

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  upon the grant to holders of the participating preferred shares of rights or warrants to subscribe for or purchase participating preferred shares at a price, or securities convertible into participating preferred shares with a conversion price less than the current market price of the participating preferred shares; or

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  upon the distribution to holders of the participating preferred shares of evidences of indebtedness, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the last cash dividend paid or, in the case that regular cash dividends have not been paid, at a rate not in excess of 50% of the average net income per share of the four quarters ended immediately before the payment of the dividend, or dividends payable in participating preferred shares or of subscription rights or warrants, other than those referred to above.

        The number of outstanding rights and the number of one one-hundredths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of Titan common stock occurring, in any of those cases, before the distribution date.

        Participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Titan common stock. If there is a liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Titan common stock. Each participating preferred share will have 100 votes, voting together with Titan common stock. If there is a merger, consolidation or other transaction in which Titan common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of Titan common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the dividend, liquidation and voting rights of the participating preferred shares, the value of the one one-hundredth interest in a participating preferred share purchasable upon exercise of each right should approximate the value of one share of Titan common stock.

        If any person or group becomes an acquiring person, except pursuant to specified cash offers for all outstanding shares of Titan common stock approved by Titan's board of directors, or if Titan is the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and Titan common stock is not changed or exchanged, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive upon exercise of the right at the then-current market price, instead of participating preferred shares, that number of shares of Titan common stock having a market value of two times the exercise price of the right. If Titan does not have sufficient common stock issued but not outstanding, or authorized but unissued, to permit the exercise in full of the rights, Titan will be required to take all action necessary to authorize additional common stock for issuance upon exercise of the rights. If, after a good-faith effort, Titan is unable to take all necessary action, Titan will substitute, for each share of common stock that would otherwise be issuable upon exercise of a right, a number of participating preferred shares, or fractional participating preferred shares, with the same market value as that share of common stock.

        If, after a person or group has become an acquiring person, Titan is acquired in a merger or other business combination transaction or 50% or more of Titan's consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will become null and void, will have the right to receive, upon the exercise of the right at its then-current exercise price and instead of participating preferred shares, that number of shares of common stock of the acquiring company, or its parent, which at the time of the transaction will have a market value of two times the exercise price of the right.

        The exercise price of a right at any date will be equal to the purchase price at that date multiplied by the number of one one-hundredths of a participating preferred share for which a right is exercisable at that date.

        At any time after any person or group becomes an acquiring person and before the acquisition by that person or group of 50% or more of Titan's outstanding common stock, Titan's board of directors may exchange the rights, in whole or in part, for a number of shares of Titan common stock, per right, having an aggregate value equal to the excess of the value of the shares of Titan common stock issuable upon exercise of a right after a person or group becomes an acquiring person over the purchase price, subject to adjustment. Titan's board of directors will not exchange the rights owned by the acquiring person or group, which will have become null and void.

        With specified exceptions, no adjustments in the purchase price for the preferred shares will be required until cumulative adjustments require an adjustment of at least 1% of that purchase price. No fractional participating preferred shares will be issued, other than fractions which are integral multiples of one one-hundredth of a participating preferred share, which may, at Titan's election, be evidenced by depositary receipts. Instead of issuing fractional participating preferred shares, Titan will make an adjustment in cash based on the market price of the participating preferred shares on the last trading day before the date of exercise.

        Upon approval by Titan's board of directors, Titan may redeem the rights, in whole, but not in part, at a price of $.01 per right at any time until ten days following the public announcement that a person or group has become an acquiring person. Titan's board of directors, with the concurrence of a majority of the continuing directors, may extend the period during which the rights are redeemable beyond the ten days following the public announcement that a person or group has become an acquiring person.

        Under circumstances described in the rights agreement, the decision to redeem will require the concurrence of a majority of the continuing directors. Immediately upon the determination of Titan's board of directors to redeem the rights, Titan will make an announcement of the redemption. Upon the redemption, the right to exercise the rights will terminate and the only right of right holders will be to receive the redemption price.

        Until a right is exercised, the holder of the right, in the capacity of a holder, will have no rights as a stockholder of Titan, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights will not be taxable to stockholders or to Titan, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Titan common stock or other consideration, or for common stock of the acquiring company or its parent as set forth above.

        Any of the provisions of the rights agreement may be amended or supplemented by Titan's board of directors before the distribution date. From and after the distribution date, Titan and the rights agent may amend or supplement the rights agreement from time to time without the approval of any holders of rights:

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  to cure any ambiguity or to correct or supplement any defective or inconsistent provisions;

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  to shorten or lengthen any time period under the rights agreement relating to when the rights may be redeemed, so long as, under specified circumstances, a majority of the continuing directors approve the shortening or lengthening; or

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  to make any other provisions with respect to the rights which Titan and the rights agent may deem necessary or desirable.

        Notwithstanding this right to amend or supplement, from and after the distribution date, the rights agreement may not be amended in any manner which would adversely affect the interest of the holders of rights.

Section 203 of the Delaware General Corporation Law

        Titan is subject to section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless:

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  before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2 /3% of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

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  any merger or consolidation of the corporation with the interested stockholder;

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  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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  any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.

Transfer Agent and Registrar

        American Stock Transfer and Trust Company is the transfer agent and registrar for Titan common stock.

COMPARISON OF TITAN STOCKHOLDER AND JAYCOR SHAREHOLDER RIGHTS

General

        The rights of Jaycor shareholders are governed by Jaycor's articles of incorporation, Jaycor's bylaws and the California General Corporate Law, or the CGCL. The rights of Titan's stockholders are governed by Titan's certificate of incorporation, Titan's bylaws and the Delaware General Corporate Law, or the DCGL. When the merger is complete, Jaycor shareholders will become stockholders of Titan. As a result, the rights and obligations of the former Jaycor shareholders will be governed by Titan's certificate of incorporation, Titan's bylaws and the DGCL. There are some differences in Jaycor's articles of incorporation, Jaycor's bylaws and the CGCL versus Titan's certificate of incorporation, Titan's bylaws and the DGCL. We have summarized some of the differences below. However, this is only a summary of material provisions and does not purport to be a complete description of all similarities and differences. The following summary is qualified in its entirety by reference to Jaycor's articles of incorporation and bylaws and Titan's certificate of incorporation and bylaws. We further invite you to read the provisions of the CGCL and the DGCL. In addition, you should read this section in conjunction with the section entitled "Description of Titan Capital Stock," which contains a summary of other important rights related to Titan common stock.

Capitalization

Jaycor

        Under its articles of incorporation, Jaycor is authorized to issue one class of stock to be designated common stock. The total number of shares of common stock that the Jaycor is authorized to issue is 12,000,000 shares. The Jaycor articles of incorporation provide no par value for the common stock.

        Jaycor has the right to repurchase shares of common stock from any holder of common stock, if the holder of common stock terminates service with Jaycor for any reason. This is called a repurchase option. Jaycor may exercise its repurchase option commencing on date of termination of the holder's service and ending on the later of 90 days after commencement or 90 days after the holder first acquires any share of common stock of Jaycor. The repurchase option of Jaycor terminates upon the occurrence of a change in control, or the existence of a public market for the shares subject to the repurchase option.

Titan

        Titan's authorized capital stock currently consists of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. Under Titan's certificate of incorporation, Titan's board of directors currently has the authority, without further action by Titan stockholders, to issue up to 2,931,898 authorized shares of Titan preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Of the authorized shares of Titan preferred stock, Titan's board of directors has designated 1,000,000 shares as series A junior participating preferred stock and 1,068,102 shares as $1.00 cumulative convertible preferred stock.

        During the time that any series of Titan preferred stock is outstanding, if the terms of the series so provide, no dividends may be declared or paid by Titan's board of directors on Titan common stock, unless dividends on all outstanding shares of the relevant class or series of Titan preferred stock for the current period and all past dividend periods have been declared and paid or provision has been made for the payment of those dividends. In addition, during any period in which Titan defers payment of distributions on the HIGH TIDES, (as defined in the section entitled "Description of Titan Capital Stock,") Titan may not, with some limited exceptions, declare or pay any dividends or make any distributions on any of its capital stock.

Size of the Board of Directors

Jaycor and the CGCL

        Under the CGCL, the minimum number of directors a corporation may have is three unless: (1) the corporation only has one shareholder, whereby the number may be one or two; or (2) the corporation only has two shareholders, whereby the number may be two. If a California corporation's articles of incorporation set forth the provisions for the number of directors, that number can only be changed by amending the articles. The maximum number of directors of a corporation incorporated in California may not exceed two times the minimum number of permissible directors minus one. Further, a change in either the bylaws or articles reducing the minimum number of directors to less than five is not permitted if more than 16 2/3% of the outstanding shares entitled to vote cast votes against such a change. Any amendment to a bylaw specifying the number or range of directors requires approval of a majority of the outstanding shares entitled to vote.

        Under Jaycor's bylaws, since the board must have between five and nine directors. The size of Jaycor's board of directors is currently fixed by resolution of the board at seven directors.

Titan and the DGCL

        Under the DGCL, a corporation may have a board of only one director regardless of the number of stockholders. If the number of directors, or the manner of fixing the number of directors, is set forth in the certificate of incorporation, the number of directors may be changed only by amending the certificate or acting according to the manner specified in the certificate. Similarly, if the number of directors is fixed in the bylaws, the number may be changed by amending the bylaws. If, under the certificate of incorporation, the directors have the power to amend the bylaws, the board may change the authorized number by amending its bylaws without stockholder approval.

        The size of Titan's board of directors is currently fixed by Titan's bylaws at nine directors.

Classification of the Board of Directors

Jaycor and the CGCL

        Under the CGCL, if a California corporation is a listed corporation (a corporation whose shares are listed on the New York Stock Exchange or the American Stock Exchange, or a corporation whose shares are traded on the Nasdaq National Market), it may amend its articles or bylaws to provide for a board that is divided into up to three classes elected to staggered terms; otherwise each director must be elected annually. Each class must have at least three directors and: (1) if the board is divided into two classes, the authorized number of directors must be at least six, and one-half of the directors must be elected at each annual meeting; or (2) if the board is divided into three classes, the authorized number of directors must be at least nine, and one-third of the directors must be elected at each annual shareholder meeting. An amendment to the articles or bylaws that divides the board into classes or changes the number of classes may be adopted only by the approval of the board and a majority of the outstanding shares entitled to vote, voting as a single class. Further, if the corporation is not a listed corporation, cumulative voting applies for the directors to be elected within each class. Jaycor is currently not a listed corporation.

        Jaycor does not have a classified board of directors.

Titan and the DGCL

        Under the DGCL, the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders for a Delaware corporation may create a classified board with staggered terms. A maximum of three classes of directors is allowed with members of one class elected each year for a maximum term of three years. Finally, there is no statutory requirement as to the number of directors in each class or that the number in each class be equal.

        Titan's certificate of incorporation and bylaws do not provide for a classified board of directors.

Nomination of Directors

Jaycor

        Jaycor's articles of incorporation and bylaws are silent as to the nomination of directors.

Titan

        Subject to the rights of holders of Titan's $1.00 cumulative convertible preferred stock described below, Titan's bylaws provide that nominations for the election of directors may be made by Titan's board of directors or Titan's stockholders. Titan's bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the secretary of Titan, at Titan's principal office in San Diego, California, a written notice of the stockholder's intention to make a director nomination. The stockholder is required to furnish the notice not later than 60 days or earlier than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 90th day or later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must set forth the following information: (1) the name and address of record of the stockholder who intends to make the nomination; (2) a representation that the stockholder is a holder of record of Titan common stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) the name, age, business and residential addresses and principal occupation or employment of each nominee; (4) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nominations are to be made by the stockholder; (5) other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission; and the written consent of each proposed nominee to serve as a director of Titan if so elected.

        Holders of Titan's $1.00 cumulative preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative convertible preferred stock. The size of Titan's board in this event would be increased by two directors.

General Voting Rights

Jaycor and the CGCL

        Under the CGCL, except as provided in the articles of incorporation and cumulative voting provisions in the CGCL, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of shareholders.

        Jaycor's bylaws provide that the shareholders' vote may be by voice vote or ballot, provided that any election for directors must be by ballot if demanded by any shareholder before voting has begun. On any other matter any shareholder may vote part of the shares in favor of the proposal and refrain from voting the other shares or vote them against the proposal, but if the shareholder fails to specify the number of shares the shareholder is voting affirmatively it will be presumed that the shareholder's approving vote is with respect to all shares the shareholder is entitled to vote.

Titan and the DGCL

        The DGCL states that every corporation may issue one or more classes of stock or one or more series of stock within a class thereof, any or all of which classes or series may have full voting powers, limited voting powers, or no voting powers.

        Subject to the voting rights of holders of any then outstanding Titan preferred stock, each share of Titan common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Titan.

        Each holder of Titan's $1.00 cumulative convertible preferred stock is entitled to one-third vote per share of such stock. Holders of the common stock and the $1.00 cumulative convertible preferred stock generally vote as a single class.

Cumulative Voting

Jaycor and the CGCL

        Under the CGCL, shareholders may cumulate their votes for the election of directors, provided at least one shareholder gives notice of intent to cumulate votes at a shareholders' meeting prior to the voting. A corporation can eliminate cumulative voting by amending its articles or bylaws if it is a listed corporation or if such provision becomes effective upon becoming a listed corporation. Cumulative voting is not applicable to: (a) directors validly named by the initial incorporator; (b) directors validly appointed by other directors; or (c) directors elected by unanimous written consent of the shareholders. Cumulative voting also applies to the election of directors by a series of shares. Cumulative voting must be provided for and described in the proxy statement and the opportunity to cumulate votes must be offered at the shareholders' meeting.

        Jaycor's articles of incorporation and bylaws are consistent with the CGCL as to cumulative voting. Thus, Jaycor shareholders are entitled to cumulate their votes, provided they provide proper notice of their intent to cumulate their votes consistent with the CGCL.

Titan and the DGCL

        Under the DGCL, cumulative voting must be expressly authorized in a Delaware corporation's certificate of incorporation.

        Titan shareholders are not entitled to any cumulative voting rights.

Removal of Directors

Jaycor and the CGCL

        Under the CGCL, in general, any or all directors of a California corporation may be removed with or without cause if approved by an affirmative vote of a majority of the outstanding shares. If the California corporation does not have a classified board, no director may be removed without cause unless the entire board is removed if the shares voted against removal would be sufficient to elect the director by cumulative voting at an election in which the same total number of votes were cast and the entire number of directors authorized at the time of such director's most recent election were then being elected. If the corporation does have a classified board, no director may be removed if the number of votes against removal would be sufficient to elect the director if voted cumulatively, whether or not the shares are actually voted cumulatively, at an election at which the same total number of votes were cast and either the number of directors actually elected at the most recent annual shareholders' meeting or, if greater, the number of directors sought to be removed were then being elected. In addition, the corporation's articles cannot require a larger percentage of shares to remove a director.

        Jaycor's articles of incorporation and bylaws are silent as to removal of directors.

Titan and the DGCL

        Under the DGCL, without a classified board, directors of a Delaware corporation may be removed with or without cause by the vote of a majority of the shares entitled to vote. With a classified board, a director may be removed by a majority of the shares entitled to vote only for cause unless the certificate provides otherwise. If a corporation has cumulative voting and less than the entire board is to be removed, no director may be removed without cause if the votes cast against removal would be sufficient to elect such director if cumulatively voted at an election of the entire board or at an election of that director's class of directors. Finally, the corporation's certificate of incorporation can require a larger percentage of shares to remove a director without cause.

        Under Titan's bylaws, Titan's directors may be removed at any time, either with or without cause, by the affirmative vote of stockholders having a majority of the voting power of Titan. This bylaw provision is subject to Titan's certificate of incorporation which states that holders of Titan's $1.00 cumulative convertible preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative preferred stock. The size of Titan's board of directors in this event would be increased by two directors.

Filling Vacancies on the Board of Directors

Jaycor and the CGCL

        Under the CGCL, the rules for filling a board vacancy depend on whether the vacancy was created by removal of the director. For vacancies not created by removal, unless otherwise provided in the articles of incorporation or bylaws, such vacancies may be filled by approval of the board, or if the number of directors then in office is less than a quorum, by unanimous written consent of the directors then in office, by the affirmative vote at a meeting of a majority of directors then in office or by a sole remaining director. If the vacancy is not filled by the directors, the shareholders may elect a director to fill a vacancy. If such election is by written consent, the consent of a majority of the outstanding shares entitled to vote is required in order to elect a director. Further, if after the directors fill any vacancy, the directors then in office who have been elected by shareholders constitute less than a majority of the board, the holders of 5% or more of the total number of shares having the right to vote for directors may call a special shareholder meeting, or upon application of such shareholders the California Superior Court may order such a meeting, to elect the entire board.

        On the other hand, vacancies that not created by removal may be filled only by the approval of a majority of the shareholders, unless the articles or a bylaw adopted by the shareholders provides that the board shall fill such vacancies. Even if the articles or bylaws empower the board to fill such vacancies, the shareholders may elect a director to fill a vacancy not filled by the board. If such election is by written consent, it must be unanimous.

        Jaycor's bylaws provide that vacancies on the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by the sole remaining director. However, any vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote which are represented at a duly held meeting at which a quorum is present, or by written consent of holders of a majority of the outstanding shares entitled to vote. Further, the shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent shall require the consent of a majority of shareholders entitled to vote.

Titan and the DGCL

        Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole board, as constituted immediately prior to the increase, holders of at least 10% of the shares entitled to vote for such directors may apply to the Delaware Court of Chancery to order an election to fill any such vacancies. Further, unless otherwise provided in the certificate or bylaws, when a director resigns effective as of a future date, a majority of directors then in office, including any director who has resigned, have the power to fill such vacancy.

        Titan's bylaws provide that, when any vacancy occurs in the Titan board of directors, whether by reason of an increase in the number of members composing the Titan board of directors or otherwise, a majority of the remaining members of the Titan board of directors, even if less than a quorum, may appoint a director or directors to fill such vacancy or vacancies. The bylaws further provide, however, that if a vacancy is caused by removal, then the successor must be elected by Titan stockholders at a special meeting called for that purpose. This bylaw provision is subject to Titan's certificate of incorporation, which states that holders of Titan's $1.00 cumulative convertible preferred stock are entitled to elect two directors to Titan's board of directors in the event of a default in the payment of dividends on the $1.00 cumulative preferred stock. The size of Titan's board of directors in this event would be increased by two directors

Interested Director Transactions

Jaycor and the CGCL

        Under the CGCL, no contract or other transaction between a corporation and one or more of its directors is voidable solely because of the director's interest or because such director was present at the directors' or shareholders' meeting where such contracts or transactions were approved, provided that one or more of the following conditions are met: (a) the material facts of the transaction and the director's interest are fully disclosed and known to the shareholders who, in good faith, approve the transaction; (b) the material facts of the transaction and the director's interest are fully disclosed and known to the board or committee who, in good faith, approves the transaction; and (c) the interested director proves that the contract or transaction was just and reasonable to the corporation at the time it is authorized.

        Further, the CGCL states that no contract or other transaction between a corporation and another corporation or association of which one or more of its directors are directors is voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contracts or transactions were approved if either or both of the following conditions are met: (a) the material facts of the transaction and the director's interest are fully disclosed and known to the board or committee who, in good faith, approves the transaction; and (b) the contract or transaction is just and reasonable to the corporation at the time it is authorized.

        Jaycor's articles of incorporation and bylaws are silent as to interested director transactions.

Titan and the DGCL

        The DGCL provides that contracts or transactions in which one or more of the corporation's directors have an interest are not voidable solely because of such interest or because such director was present at the directors' or stockholders' meeting where such contracts or transactions were approved if certain conditions are met. Provided that the material facts of the contracts or transaction and the director's interest in such contracts or transactions are fully disclosed, such contracts or transactions may be approved by: (a) a majority vote of disinterested directors; or (b) the vote of a majority of disinterested stockholders entitled to vote. Furthermore, such contracts or transactions may be approved if they are shown to be fair to the corporation at the time they are authorized, approved or ratified by the board of directors or stockholders, and separate disinterested stockholder or disinterested director approval is not required.

        Titan's certificate of incorporation and bylaws are silent as to interested director transactions.

Indemnification of Officers and Directors

Jaycor and the CGCL

        Under the CGCL, indemnification is classified as either mandatory indemnification or permissive indemnification. A California corporation is required to indemnify an agent against expenses incurred in an action that the agent successfully defended on the merits.

        However, in non-derivative third-party proceedings, a corporation may indemnify any agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. On the other hand, in actions brought by or on behalf of the corporation, or derivative actions, any agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, subject to certain limitations.

        Further, when a person is adjudged liable to the corporation in the performance of such person's duty to the corporation and its shareholders, a court must approve the indemnification of expenses. The court shall also determine the extent to which such a person is entitled to indemnity for expenses. Indemnification is not permitted for amounts paid in settling or disposing of a pending action without court approval or for expenses incurred in defending such an action that is settled or disposed of without court approval. The corporation must authorize permissive indemnification in each case by: (a) a majority vote of a disinterested quorum of directors, (b) independent legal counsel in a written opinion, (c) a majority vote of a quorum of the disinterested shareholders, or (d) the court handling the action. Unless the indemnification is mandatory or court-ordered, it cannot be made if it would be inconsistent with the articles, bylaws, a shareholder resolution, or any agreement that limits indemnification.

        Finally, under the CGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding if the individual undertakes to repay the advance; provided that it is ultimately determined that the individual was not entitled to indemnification.

        Jaycor's bylaws state that Jaycor shall, to the maximum extent permitted by the CGCL, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of Jaycor. However, under the bylaws, no such indemnification shall be provided by Jaycor to any agent with respect to any proceeding brought against such agent: (a) by Jaycor, (b) in the name of Jaycor, or (c) by any other person or governmental authority based on a nucleus of factual allegations equivalent to the factual allegations in a proceeding described in (a) or (b) above.

Titan and the DGCL

        The DGCL, like the CGCL, classifies indemnification as either mandatory indemnification or permissive indemnification. A Delaware corporation is required to indemnify an agent against expenses incurred in an action that the agent successfully defended on the merits or otherwise.

        Under the DGCL, in non-derivative third-party proceedings, a corporation may indemnify any agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in the best interests of and not opposed to the corporation and, in case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Further, in actions brought on behalf of the corporation, any agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation; however, indemnification is not permitted with respect to any claims that such person has been adjudged liable to the corporation unless the appropriate court determines such person is entitled to indemnity for expenses.

        Unless ordered by a court, the corporation must authorize permissive indemnification in each case by: (a) a majority vote of the disinterested directors even though less than a quorum; (b) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (c) independent legal counsel in a written opinion; or (d) a majority vote of the stockholders. The statutory rights regarding indemnification are non-exclusive; consequently, a corporation can indemnify a litigant in circumstances not defined by the DGCL under any bylaw or agreement.

        Pursuant to its bylaws, Titan is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, to the fullest extent permitted by law, by reason of the fact that he is or was a director, officer, employee or agent of Titan. The agent shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Titan.

Limitation of Liability of Directors

Jaycor and the CGCL

        The CGCL states that a California corporation's articles of incorporation may eliminate director liability for all acts except: (a) an act or omission that involves intentional misconduct or knowing violation of the law; (b) an act or omission that a director believes to be contrary to the best interests of the corporation or its shareholders or that involves the absence of good faith; (c) an act or omission that shows a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware or should have been aware of a risk of serious injury to the corporation or its shareholders; (d) acts or omissions that constitute an unexcused pattern of inattention; (e) improper personal benefits; or (f) certain unlawful distributions.

        Pursuant to Jaycor's articles of incorporation, the monetary liability of directors of Jaycor shall be eliminated to the fullest extent permissible under California law.

Titan and the DGCL

        Under the DGCL, a Delaware corporation's certificate of incorporation may eliminate director liability for all acts except: (a) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (b) a breach of the duty of loyalty; (c) improper personal benefits; or (d) certain unlawful distributions.

        Titan's certificate of incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by the DGCL. In addition, Titan's certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The effect of this provision is to eliminate the rights of Titan and its stockholders, through stockholder derivative suits on behalf of Titan, to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in certain situations. The provision does not limit or eliminate the rights of Titan or any stockholder to seek nonmonetary relief such as an injunction or rescission upon breach of a director's duty of care. This provision is consistent with section 102(b)(7) of the DGCL, which is designed to encourage qualified individuals to serve as directors of Delaware corporations.

Right to Call Special Shareholder and Stockholder Meetings

Jaycor and the CGCL

        Under the CGCL, a special meeting of shareholders of a California corporation may be called by: (a) the board of directors, (b) the chairman of the board, (c) the president, (d) the holders of shares entitled to cast not less than 10% of the votes at the meeting, or (e) such additional persons as may be designated in the corporation's articles of incorporation or bylaws.

        Pursuant to Jaycor's bylaws, a special meeting of the shareholders may be called at any time by Jaycor's board of directors, the chairman of the board, Jaycor's president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Titan and the DGCL

        Under the DGCL, a special meeting of stockholders of a Delaware corporation may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws.

        Titan's bylaws state that a special meeting of the stockholders for the transaction of any proper business may be called at any time by the board, the chairman of the board or by the president. The stockholders of Titan do not have the right to request or call a special meeting of stockholders, but a stockholder may nominate persons for election as directors at a special meeting called by Titan for the purpose of electing directors if the stockholder complies with the advance notice provisions of Titan's bylaws.

Shareholder and Stockholder Action by Consent

Jaycor and the CGCL

        Under the CGCL, unless otherwise provided in the articles of incorporation, any action which may be taken at an annual or special meeting of shareholders may be taken without a meeting and without prior written notice. The written consent must set forth the action so taken and be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were presented and voted.

        Jaycor's bylaws model the provisions of the CGCL with regard to shareholder action by consent and provide that any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that the election of directors by written consent generally requires the unanimous consent of all shares entitled to vote; provided, however, that a director may be elected at any time to fill a vacancy on the board of directors that has not been filled by the directors, by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors.

Titan and the DGCL

        Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken by the written consent of stockholders in lieu of a meeting. The written consent must set forth the action taken and be signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

        Titan's bylaws provide that stockholder action may be taken by written consent instead of a meeting, but only upon compliance with advance notice and other procedural requirements specified in Titan's bylaws. Any Titan stockholder of record seeking to have Titan's stockholders authorize or take corporate action by written consent must, by written notice to Titan's secretary, request Titan's board of directors to fix a record date for the purpose of determining the stockholders entitled to consent to the action in writing without a meeting. Within 10 days of receiving the notice, Titan's board of directors must adopt a resolution fixing the record date, which must not precede, or be more than 10 days after, the date of the resolution. If the Titan board of directors does not fix a record date in this manner, the record date: (a) when no prior action by the Titan board of directors is required by applicable law, will be the first date on which a signed written consent describing the action taken or proposed to be taken is delivered to Titan; or (b) when prior action by the Titan board of directors is required by applicable law, will be at the close of business on the date on which the Titan board of directors adopts the resolution taking the required action.

        In addition, Titan's bylaws provide that no stockholder action by written consent is effective until nationally recognized inspectors of election certify to Titan that the consents properly delivered to

Titan represent at least the minimum number of votes that would be necessary to take the corporate action. All stockholder consents must be properly delivered to Titan within 60 days of the date that the earliest dated written consent was received by Titan.

Shareholder and Stockholder Proposal Procedures

Jaycor

        Jaycor's bylaws provide that if a special meeting is called by any person or persons other than the board of directors, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the chairman of the board, the president, any vice president, or the secretary of Jaycor. The officer receiving the request shall cause notice to be promptly given to the shareholders entitled to vote that a meeting will be held at the time requested by the person or persons calling the meeting, not less than 35 or more than 60 days after the receipt of the request. If the notice is not given within 20 days after receipt of the request, the person or persons requesting the meeting may give the notice.

        All notices of meetings of shareholders shall be sent or otherwise given not less than 10 or more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting, and in the case of a special meeting, the general nature of the business to be transacted, or in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees whom, at the time of the notice, management intends to present for election.

Titan

        Titan's bylaws require that notice of proposals by stockholders to be brought before any annual meeting must be delivered to Titan not later than the 60th day nor earlier than the 90th day before the first anniversary of the preceding year's annual meeting. If, however, the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be delivered not earlier than the 90th day nor later than the 60th day before the annual meeting, or the 10th day following the date on which Titan first publicly announces the annual meeting date. The notice must include, as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the annual meeting; (b) the name, age and business and residential addresses, as they appear on Titan's records, of the stockholders proposing such business; (c) the class and number of Titan's capital stock which are beneficially owned by the stockholder; and (d) any material interest of the stockholder in the proposed business.

Amendments to Articles of Incorporation and Certificate of Incorporation

Jaycor and the CGCL

        Pursuant to the CGCL, under the following circumstances, proposed amendments to a California corporation's articles of incorporation must be approved by the outstanding shares of a class, whether or not the articles entitle the class to vote on the matter: (a) increasing or decreasing the aggregate number of authorized shares of the class; (b) changing the rights, preferences, privileges, or restrictions of the shares of the class; (c) creating a new class of shares having rights, preferences, or privileges prior to the shares of the class; or (d) increasing the rights, preferences, privileges or the number of authorized shares of any class having rights, preferences, or privileges prior to the shares of the class. Approval by the outstanding shares entitled to vote is also required. Further, a separate series vote is not required, unless a series is adversely affected by an amendment in a manner different from other shares of the same class.

        Jaycor's articles of incorporation are silent as to amending the articles.

Titan and the DGCL

        Under the DGCL, under the following circumstances, a class of stockholders has the right to vote separately on an amendment to a Delaware corporation's certificate of incorporation even if the certificate does not include such a right: (a) increasing or decreasing the aggregate number of authorized shares of the class (the right to a class vote under this circumstance may be eliminated by a provision in the certificate); or (b) changing the powers, preferences, or special rights of the shares of the class in a way that would affect them adversely. Approval by outstanding shares entitled to vote is also required. Further, a separate series vote is not required unless a series is adversely affected by an amendment in a manner different from other shares in the same class.

        Titan's certificate of incorporation may be amended under the DGCL by a majority vote of the total number of shares outstanding and entitled to vote on the amendment. If any amendment of Titan's certificate of incorporation would adversely affect the rights of any holders of shares of a class or series of capital stock, or such holders are entitled to vote on the amendment, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize the amendment.

Amendments to Bylaws

Jaycor and the CGCL

        Under the CGCL, bylaws of a California corporation may be amended either by approval of the outstanding shares or by approval of the board.

        Jaycor's bylaws permit the board of directors of the corporation to enact any amendment to the bylaws other than changing the authorized range of the number of directors of the corporation. Shareholders of Jaycor may amend the bylaws by the vote or written consent of a majority of the outstanding shares entitled to vote. However, the number of authorized directors of Jaycor can only be changed by an amendment to the articles of incorporation.

Titan and the DGCL

        Under the DGCL, bylaws of a corporation may be amended or repealed by stockholders, and, if provided for in the corporation's certificate of incorporation, by the directors.

        Titan's bylaws may be amended (a) by Titan's board, by vote of a majority of the number of directors then in office, or (b) by Titan's stockholders, at any annual meeting of stockholders. Further, any bylaws made or altered by the stockholders may be altered by the board or may be altered or repealed by Titan's stockholders.

Vote Required for Merger

Jaycor and the CGCL

        The CGCL requires a majority of the outstanding shares entitled to vote to approve a merger, except that no shareholder vote is required of a corporation that will be the surviving corporation in the merger as long as the shareholders of the corporation own, immediately after the merger, more than five-sixths of the voting power of the surviving corporation.

        The CGCL further provides that if a corporation has two classes of common shares that differ only as to voting rights, the shares will vote as a single class. Additionally, the CGCL requires the affirmative vote of a majority of the outstanding shares entitled to vote on a merger if: (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval, or (b) shareholders of the surviving corporation will receive shares of a non-California corporation or shares of the surviving corporation having different rights, preferences, privileges or restrictions than the shares surrendered.

        Jaycor's articles of incorporation and bylaws are silent as the vote required for a merger. Thus, a vote of a majority of the outstanding shares is required to effectuate the merger with Titan.

Titan and the DGCL

        The DGCL requires a majority vote of the outstanding shares of the corporation entitled to vote to effectuate a merger. In addition, the vote of shareholders of the surviving corporation on a plan of merger is not required under certain circumstances.

        Titan's certificate of incorporation and bylaws do not have supermajority or other special voting requirements for business combinations or other transactions.

Takeovers: Statutory Protection

Jaycor and the CGCL

        The CGCL generally requires that, with certain exceptions including a merger of a corporation with its subsidiaries of which the corporation owns at least 90% of the outstanding shares of each class, the holders of non-redeemable common stock or non-redeemable equity securities receive non-redeemable common stock in a merger of the corporation where one of the merging corporations or its parent owns more than 50% of the voting power of the other merging corporation, unless all of the holders of the class consent to the merger. This provision may have the effect of making a "cash-out" merger by a majority shareholder owning less than 90% of the outstanding shares of each class more difficult to accomplish.

        The CGCL also provides that, except in some circumstances, when a tender offer or a proposal for reorganization or a sale of assets that would require shareholder approval is made by an interested party, an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to the shareholders, unless the target corporation does not have shares held of record by at least 100 persons or unless the transaction has been qualified under California state securities laws. In addition, if a tender of shares or vote is sought concerning an interested party's proposal and a later proposal that would require shareholder approval is made by another party at least 10 days prior to the date of acceptance of the interested party proposal, then shareholders must be informed of the later offer and be given a reasonable opportunity to withdraw any vote, consent, or proxy, or to withdraw any tendered shares. An interested party is defined in the CGCL as a person who: (a) controls more than 50% of the votes of the target corporation; (b) is an officer or director of the corporation or is controlled by an officer or director of the corporation; or (c) is an entity in which a material financial interest is held by a director or executive officer of the corporation.

Titan and the DGCL

        The DGCL contains provisions restricting the ability of a corporation to engage in business combinations with an interested shareholder. Under the DGCL, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested shareholder for a three year period following the date such shareholder became an interested shareholder. The DGCL defines interested shareholder generally as a person who owns 15% or more of the outstanding shares of such corporation's voting stock.

Dissenters' Rights

Jaycor and the CGCL

        The CGCL provides that if the approval of the outstanding shares of a corporation is required for a reorganization under specific provisions of California law, each shareholder of the corporation entitled to vote on the transaction may require the corporation to purchase for cash, at the fair market value, any "dissenting shares" owned by the shareholder. Shares of a listed corporation generally do not have these appraisal rights unless the holders of at least 5% of the class of outstanding shares demand the right, or the corporation or any law restricts the transfer of the shares. The fair market value will be determined as of the day before the first announcement of the terms of the proposed reorganization, excluding any appreciation or depreciation as a result of the transaction.

        Jaycor's articles of incorporation and bylaws are silent as to dissenters' rights. See, "The Merger—Dissenters' Rights" on page 54 for more information.

Titan and the DGCL

        Under the DGCL, dissenters' rights of appraisal are available to stockholders of a corporation only in connection with certain types of mergers or consolidations involving that corporation. Appraisal rights are not available under the DGCL if the corporation's stock is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (b) held of record by more than 2,000 stockholders; except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than: (a) shares of the surviving corporation, (b) shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or (c) cash in place of fractional shares.

        Additionally, the DGCL prohibits appraisal rights if the corporation is the surviving corporation and no vote of its stockholders is required for the merger.

        Titan's certificate of incorporation and bylaws do not provide for appraisal rights other than those rights designated by the DGCL.

Shareholder and Stockholder Statutory Liability

Jaycor and the CGCL

        Under the CGCL, shares are generally nonassessable. If the articles expressly confer such authority upon the corporation or the board, and subject to any limitations therein contained, the board may in its discretion levy and collect assessments upon all shares of any or all classes made subject to assessments by the articles. This authority is in addition to the right of the corporation to recover the unpaid subscription price of shares or the remainder of the consideration to be paid therefor.

        Jaycor's articles of incorporation and bylaws are silent as to limitation of shareholder liability.

Titan and the DGCL

        Shares of stock of Delaware corporations are nonassessable under the DGCL. Therefore, the DGCL does not impose personal liability on holders of Titan common stock for debts owing to employees or otherwise.

        Titan's certificate of incorporation and bylaws are silent as to limitation of shareholder liability.

Distributions

Jaycor and the CGCL

        The CGCL allows a corporation to make distributions to its shareholders if: (a) the amount of the distribution is less than the corporation's retained earnings before the distribution; (b) the sum of the corporation's assets would be at least 1 1/4 times its liabilities after the distribution; and (c) retained earnings of the corporation immediately prior thereto equals or exceeds the amount of the proposed distribution. However, a distribution out of net profits is not permitted if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

        Jaycor's articles of incorporation and bylaws are silent as to distributions to shareholders.

Titan and the DGCL

        The DGCL allows the board of directors of a Delaware corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

        Under Titan's bylaws, subject to the certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its stock either: (a) out of its surplus as defined in and computed in accordance with the provisions of law, or (b) in case it shall not have any such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends are to be declared and paid whenever and in such amounts as, in the opinion of the board, the condition of the affairs of the corporation shall render it advisable.

Restrictions on Sale and Transfer of Common Stock

Jaycor

        Pursuant to Jaycor's articles of incorporation, Jaycor has the right to repurchase shares of common stock at an amount equal to the fair market value of the shares should the holder of such stock, excluding the ESOP, terminate service with Jaycor for any reason. The repurchase period begins on the date of termination of the shareholder's service.

Titan and the DGCL

        Under the DGCL, a restriction on the transfer of securities may be imposed by the certificate of incorporation or bylaws of the corporation or an agreement among stockholders or stockholders and the corporation.

        Titan's certificate of incorporation and bylaws are silent as to restrictions on the sale and transfer of common stock.

Preemptive Rights

Jaycor and the CGCL

        The CGCL permits, unless the articles of incorporation provide otherwise, the board of directors to issue shares without first offering the shares to shareholders of any particular class.

        Jaycor's bylaws and articles of incorporation are silent as to preemptive rights of shareholders.

Titan and the DGCL

        Under the DGCL, a shareholder does not have preemptive rights unless preemptive rights are specifically granted in the corporation's certificate of incorporation.

        Titan common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Titan or any other securities convertible into shares of any class of stock of Titan under Titan's certificate of incorporation.

Shareholder and Stockholder Rights Plans

Jaycor

        Jaycor is not a party to a rights agreement.

Titan

        Titan is a party to a rights agreement with American Stock Transfer and Trust Company, as rights agent. For information on the rights agreement, see "Description of Titan Capital Stock—Preferred Share Purchase Rights."

LEGAL MATTERS

        Cooley Godward LLP will pass on the validity of the shares of Titan common stock to be issued to the Jaycor shareholders in the merger. Certain tax consequences of the transaction will be passed upon for Titan by Cooley Godward LLP and for Jaycor by Gray Cary Ware & Freidenrich LLP.

EXPERTS

        The audited consolidated financial statements of The Titan Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Jaycor, Inc. at January 31, 2001, and for the year ended January 31, 2001 as set forth in their report. Jaycor has included its financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated balance sheet of Jaymark, Inc. (predecessor to Jaycor, Inc) as of January 31, 2000 and the related consolidated statements of income, of stockholders' equity and of cash flows for each of the two years in the period ended January 31, 2000, prior to restatement to reflect discontinued operations and not separately presented in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears herein. Such financial statements, prior to the restatement described above and to the extent they have been included in the restated financial statements of Jaycor, Inc., have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

        The audited consolidated financial statements of Datron Systems Incorporated as of March 31, 2001 and for the year then ended, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon incorporated by reference in this registration statement and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited consolidated financial statements of BTG, Inc. as of and for the years ended March 31, 2001 and 2000, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon incorporated by reference in this registration statement, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and schedule of BTG, Inc. and its subsidiaries for the year ended March 31, 1999 have been incorporated by reference herein and in this registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of GlobalNet, Inc. and subsidiary as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, as set forth in their report thereon incorporated by reference herein, and upon their authority as experts in accounting and auditing. Their report dated March 12, 2001, except as to Notes 13, 15 and 16, which are as of April 9, 2001, contains an explanatory paragraph that states that GlobalNet, Inc. has suffered recurring losses from operations and has working capital and net capital deficiencies, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

        Titan files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the Securities and Exchange Commission:

  Public Reference Room
  450 Fifth Street, N.W.
  Suite 1024
  Washington, D.C. 20549

  Northeast Regional Office
  233 Broadway
  New York, New York 10279

  Midwest Regional Office
  500 West Madison Street
  Suite 1400
  Chicago, Illinois 60661-2511

        You may obtain information on the operation of the Securities and Exchange Commission's public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates.

        The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Titan, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

        Titan has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of Titan common stock to be issued pursuant to the merger and resales of the shares of Titan common stock to be received by the ESOP pursuant to the merger. This prospectus/proxy statement is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus/proxy statement does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The Securities and Exchange Commission allows Titan to "incorporate by reference" information into this prospectus/proxy statement, which means that it can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus/proxy statement, to the extent that a statement contained in or omitted from this prospectus/proxy statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement. This prospectus/proxy statement incorporates by reference the documents described below that Titan has previously filed with the Securities and Exchange Commission. These documents contain important information about Titan.

        The following documents listed below that Titan has previously filed with the Securities and Exchange Commission are incorporated by reference:

  •
  Titan's Form 10-K for the fiscal year ended December 31, 2000, which was filed on April 2, 2001, and its amendment to its Form 10-K, which was filed on April 4, 2001, including information incorporated by reference in the Form 10-K from Titan's definitive proxy statement for the 2001 annual meeting of stockholders, which was filed on April 6, 2001;
  •
  Titan's Form 10-Q for the quarter ended March 31, 2001, which was filed on May 15, 2001;
  •
  Titan's Form 10-Q for the quarter ended June 30, 2001, which was filed on August 14, 2001, and its amendment to its Form 10-Q, which was filed on September 7, 2001;
  •
  Titan's Form 10-Q for the quarter ended September 31, 2001, which was filed on November 13, 2001;
  •
  Titan's Current Report on Form 8-K, which was filed on August 17, 2001, and its amendments to its Form 8-K, which were filed on September 28, 2001 and October 18, 2001;
  •
  Titan's Current Report on Form 8-K, which was filed on September 24, 2001;
  •
  Titan's Current Report on Form 8-K, which was filed on October 25, 2001;
  •
  Titan's Current Report on Form 8-K, which was filed on December 12, 2001;
  •
  Titan's Current Report on Form 8-K/A, which was filed on January 31, 2002;
  •
  Titan's Current Report on Form 8-K/A, which was filed on February 7, 2002;
  •
  the description of Titan's common stock contained in Titan's registration statement on Form 8-B filed June 16, 1969, including any amendments or reports filed for the purpose of updating such description; and
  •
  the description of Titan's common stock contained in Titan's registration statement on Form 8A12B filed on August 24, 1995, including any amendments or reports filed for the purpose of updating such description.

        All documents that Titan files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus/proxy statement to the last date that shares are resold by the ESOP pursuant to this prospectus/proxy statement shall also be deemed to be incorporated by reference into this prospectus/proxy statement.

        Documents incorporated by reference are available from Titan, without charge, upon oral or written request to The Titan Corporation, Investor Relations, 3033 Science Park Road, San Diego, California 92121-1199, Attn: Rochelle R. Bold, Vice President, Investor Relations, telephone number: (858) 552-9500. In order to receive timely delivery, you must make your request no later than March 4, 2002. If you request any incorporated documents from Titan, Titan will mail them to you by first class mail, or another equally prompt means, within one business day after Titan receives your request.

        Titan has not authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this prospectus/proxy statement or in any of the materials that Titan has incorporated by reference into this prospectus/proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

        SureBeam® and Cayenta® are registered trademarks of The Titan Corporation. All other tradenames and trademarks appearing in this prospectus/proxy statement are the property of their holders.

INDEX TO FINANCIAL STATEMENTS

Jaycor, Inc.

Report of Ernst & Young LLP, Independent Auditors	F-2
Report of Independent Accountants	F-3
Consolidated Balance Sheets at January 31, 2000 and 2001, and at October 31, 2001 (unaudited)	F-4
Consolidated Statements of Operations for the years ended January 31, 1999, 2000 and 2001, and for the nine month periods ended October 31, 2000 and 2001 (unaudited)	F-5
Consolidated Statements of Stockholders' Equity for the years ended January 31, 1999, 2000 and 2001, and for the nine month period ended October 31, 2001 (unaudited)	F-6
Consolidated Statements of Cash Flow for the years ended January 31, 1999, 2000 and 2001, and for the nine month periods ended October 31, 2000 and 2001 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-8

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Jaycor, Inc.

We have audited the consolidated balance sheet of Jaycor, Inc. as of January 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Jaymark, Inc. (predecessor of Jaycor, Inc.) for the years ended January 31, 2000 and 1999 were audited by PricewaterhouseCoopers LLP, whose report dated April 14, 2000, expressed an unqualified opinion on those statements prior to restatement.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jaycor, Inc. at January 31, 2001, and the consolidated results of operations and its cash flows for the year ended January 31, 2001 in conformity with accounting principles generally accepted in the United States.

We also audited the adjustments described in Note 2 that were applied to restate the 2000 and 1999 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

San Diego, California
April 6, 2001

Report of Independent Accountants

To the Board of Directors and Stockholders of
Jaycor, Inc.

In our opinion, the consolidated balance sheet as of January 31, 2000 and the related consolidated statements of income, of stockholders' equity and of cash flows for each of the two years in the period ended January 31, 2000, prior to restatement (not presented separately herein), present fairly, in all material respects, the financial position, results of operations and cash flows of Jaymark, Inc. (predecessor to Jaycor, Inc) and its subsidiaries at January 31, 2000 and for each of the two years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of Jaymark, Inc. and its subsidiaries for any period subsequent to January 31, 2000 nor have we examined any adjustments applied to the financial statements for the years then ended.

PricewaterhouseCoopers LLP San Diego, California
April 14, 2000

JAYCOR, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	January 31,
			October 31, 2001
	2000	2001
			(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,607	$37,595	$36,776
Short term investments	19,602	2,991	4,924
Accounts receivable, net	12,089	11,238	16,534
Inventories	1,930	1,537	2,005
Prepaid expense and other current assets	373	2,245	582

Total current assets	42,601	55,606	60,821
Property and equipment, net	2,807	4,061	4,036
Deferred income taxes	840	694	1,128
Affiliate investment and advances	—	855	2,000
Other assets	1,565	444	884
Net assets of discontinued operations	43,631	—	—

	$91,444	$61,660	$68,869

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and trade accruals	$4,707	$3,294	$3,745
Accrued salaries, benefits and payroll taxes	1,427	2,134	3,479
Accrued vacation	1,019	1,062	1,062
Accrued contributions to employee benefit plans	187	585	231
Current portion of long-term debt and capital lease obligations	124	—	—
Deferred income taxes	495	407	407
Other current liabilities	816	1,407	2,851

Total current liabilities	8,775	8,889	11,775

Long-term debt and capital lease obligations, less current portion	7,206	—	—
Deferred compensation	877	865	995
Other liabilities	857	635	128

Total long-term liabilities	8,940	1,500	1,123

Redeemable warrants	2,285	—	—
Stockholder's Equity:
Common stock, par value $.0167, 12,000,000 shares authorized; 5,482,589, 8,051,601 and 8,051,601 shares issued and outstanding at January 31, 2000 and 2001 and October 31, 2001, respectively	92	135	135
Additional paid-in capital	45,018	41,454	43,711
Unearned stock-based compensation	(851)	—	—
Stock subscription receivable	—	(68)	(68)
Retained earnings	27,185	9,750	12,193

Total stockholders' equity	71,444	51,271	55,971

	$91,444	$61,660	$68,869

See accompanying notes.

JAYCOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Years Ended January 31,			Nine Months Ended October 31,
	1999	2000	2001	2000	2001
				(Unaudited)
Revenues	$52,279	$50,597	$58,549	$42,761	$48,405
Costs and expenses:
Cost of revenues	42,249	43,230	50,363	36,921	38,702
Selling, general and administrative	6,535	5,926	7,105	5,128	6,219
Research and development	648	235	123	67	77

	49,432	49,391	57,591	42,116	44,998

Operating income	2,847	1,206	958	645	3,407
Gain on sale of subsidiary stock	—	50,095	—	—	—
Interest income	75	853	1,646	1,075	1,409
Equity in net loss of affiliate	—	—	(164)	—	(729)
Interest expense	(1,631)	(779)	(483)	(467)	(78)

Income from continuing operations before income taxes	1,291	51,375	1,957	1,253	4,009
Provision for income taxes	320	22,339	6,635	6,562	1,566

Income (loss) from continuing operations	971	29,036	(4,678)	(5,309)	2,443
Income from discontinued operation, net of income tax provision (benefit) of $172, $(822), $2,692, $2,692 and $0, respectively	438	2,341	2,737	2,737	—

Income (loss) before extraordinary item	1,409	31,377	(1,941)	(2,572)	2,443
Extraordinary item—loss on early retirement of debt, net of tax benefit of $0, $0, $436, $436 and $0	—	—	763	763	—

Net income (loss)	$1,409	$31,377	$(2,704)	$(3,335)	$2,443

See accompanying notes.

JAYCOR, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In Thousands, Except Share Data)

	Common Stock
			Additional Paid-in Capital	Stock Based Compensation	Stock Subscription Receivable	Retained Earnings
	Shares	Amount
Balance at January 31, 1998	4,857,773	$81	$885	$—	$—	$3,674
Common Stock options exercised	71,591	1	124	—	—	—
Warrants issued	—	—	—	—	—	—
Accretion of warrants	—	—	—	—	—	(554)
Issuance of JNI Preferred Stock, net of minority interest	—	—	506	—	—	40
Repurchases of Common Stock	(121,744)	(2)	(171)	—	—	(204)
Net income and comprehensive income	—	—	—	—	—	1,409

Balance at January 31, 1999	4,807,620	80	1,344	—	—	4,365
Common Stock options exercised	1,186,604	20	2,236	—	—	—
Accretion of warrants	—	—	—	—	—	(831)
Tax benefit from stock option transactions	—	—	383	—	—	—
Increase in JNI equity, net of minority interest	—	—	41,182	(851)	—	(563)
Repurchases of Common Stock	(511,635)	(8)	(127)	—	—	(7,163)
Net income and comprehensive income	—	—	—	—	—	31,377

Balance at January 31, 2000	5,482,589	92	45,018	(851)	—	27,185
Common Stock options exercised	1,977,002	33	5,981	—	(68)	—
Common Stock warrants exercised	592,010	10	10,276	—	—	—
Accretion of warrants	—	—	—	—	—	(8,001)
Tax benefit from stock option transactions	—	—	21,867	—	—	—
Increase in JNI equity, net of minority interest	—	—	(1,383)	309	—	(1,968)
Dividend of JNI Common Stock	—	—	(40,305)	542	—	(3,509)
Dividend of JTS Common Stock	—	—	—	—	—	(1,253)
Net loss and comprehensive loss	—	—	—	—	—	(2,704)

Balance at January 31, 2001	8,051,601	135	41,454	—	(68)	9,750
Tax benefit from stock option transactions (unaudited)	—	—	2,257	—	—	—
Net income and comprehensive income (unaudited)	—	—	—	—	—	2,443

Balance at October 31, 2001 (unaudited)	8,051,601	$135	$43,711	$—	$(68)	$12,193

See accompanying notes.

JAYCOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(In Thousands)

	Years ended January 31,			Nine Months Ended October 31,
	1999	2000	2001	2000	2001
				(Unaudited)
Cash flows from operating activities:
Net income (loss) from continuing operations	$971	$29,036	$(4,678)	$(5,309)	$2,443
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Tax benefit from stock option transactions	—	383	21,867	21,599	—
Gain on sale of subsidiary stock	—	(50,095)	—	—	—
Depreciation and amortization	1,348	912	1,052	741	943
Retirement of original issue discount interest and finance costs	—	—	1,199	1,199	—
Amortization of original issue discount interest and finance costs	40	143	77	39	—
Equity in net loss of affiliate	—	—	164	—	729
Loss (gain) on disposal of assets	(48)	62	169	13	37
Payment (accrual) of interest on notes receivable	—	(34)	34	—	—
Increase (decrease) in cash, net of the effects of acquisitions, due to changes in:
Accounts receivable, net	(1,517)	(654)	1,643	(15,672)	(4,611)
Inventories	(1,417)	(419)	(34)	91	(468)
Prepaid expenses and other current assets	(94)	63	(1,922)	(289)	1,664
Deferred income taxes	(211)	14	146	290	(434)
Affiliate investment and advances	—	—	(855)	(958)	(1,145)
Other assets	(490)	(89)	981	(2,634)	705
Accounts payable and trade accruals	(1,038)	1,516	(885)	(1,111)	27
Accrued salaries, benefits and payroll taxes	567	(150)	1,214	(257)	929
Deferred income taxes	154	(19)	(88)	(253)	—
Other current liabilities	259	262	(31)	214	1,107
Deferred compensation	144	44	42	97	130
Other liabilities	(16)	63	(222)	(358)	316

Total adjustments	(2,319)	(47,998)	24,551	2,751	(71)

Net cash (used in) provided by operating activities	(1,348)	(18,962)	19,873	(2,558)	2,372
Cash flows from investing activities:
Purchase of short-term investments	—	(19,602)	(5,172)	(2,181)	(12,065)
Maturities of short-term investments	—	—	21,783	19,602	10,132
Gain on sale of subsidiary stock	—	50,095	—	—	—
Collection of notes receivable	—	—	4,120	5,507	(685)
Disposition of property and equipment	16,087	41	20	21	—
Investment in property and equipment	(646)	(922)	(2,564)	(1,837)	(955)
Net change in advances to affiliates	—	—	—	—	(1,875)
Acquisition, net of cash acquired	(681)	—	(768)	(768)	—

Net cash provided by (used in) investing activities	14,760	29,612	17,419	20,344	(5,448)
Cash flows from financing activities:
Repurchases of Common Stock	(173)	(5,822)	—	—	—
Issuances of Common Stock	112	94	405	169	2,257
Repayments of long-term debt	(15,017)	(154)	(8,000)	(8,000)	—
Net change in borrowings under bank line of credit	(4,360)	—	—	—	—
Principal payments under capital lease obligations	(137)	(43)	—	—	—
Proceeds from issuances of long-term debt	12,140	—	—	—	—

Net cash (used in) provided by financing activities	(7,435)	(5,925)	(7,595)	(7,831)	2,257
Net cash (used in) provided by discontinued operations	(4,212)	1,784	54	54	—
Net cash used by extraordinary item	—	—	(763)	(763)	—

Net increase (decrease) in cash and cash equivalents	1,765	6,509	28,988	9,246	(819)
Cash and cash equivalents at beginning of year	333	2,098	8,607	8,607	37,595

Cash and cash equivalents at end of year	$2,098	$8,607	$37,595	$17,853	$36,776

Supplemental disclosure of cash paid (received) during the year for:
Interest	$995	$812	$598	$500	$7
Income taxes	769	24,567	(18,558)	3	112
Supplemental non-cash investing and financing activities:
Issuances of Common Stock	$13	$2,162	$5,609	$5,609	$—
Acquisitions of certain business assets in exchange for note payable	—	—	424	424	—
Retirement of notes receivable and accrued interest in exchange for stock	—	(1,442)	—	—	—
Dividend of business assets	—	—	44,525	44,525	—

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share Data)

(Information subsequent to January 31, 2001 and pertaining to October 31, 2001 and the nine months ended October 31, 2000 and 2001 is unaudited)

NOTE 1—DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company

        Jaycor, Inc., its predecessors, and its subsidiaries (the "Company") provide high-technology products and services to government and commercial customers and commercialize selected dual-use technologies. The Company's core competencies include communications engineering and systems support; information systems; joint operations, exercises, and systems; electronic and electro-optic systems; electromagnetic applications; system survivability and operability; and microwave device fabrication.

Corporate Reorganization

        The Company was incorporated January 1975 as Jaycor, a California corporation. On May 28, 1997, the Company merged with and into a newly incorporated Delaware corporation, Jaymark, Inc. ("Jaymark"), a wholly owned subsidiary, which was the surviving corporation. In conjunction with the merger, each outstanding share of the Company's Common Stock was converted to three-fifth of one share of Jaymark Common Stock. In addition, each outstanding option to purchase a share of the Company's Common Stock was converted to an option to purchase three-fifth of one share of Jaymark Common Stock at five-thirds of its original exercise price. All other terms of the Company's outstanding options remained the same.

        On October 26, 1999, Jaymark's majority-owned subsidiary JNI Corporation ("JNI"), formally known as Jaycor Networks, Inc., completed its initial public offering (the "JNI IPO") for the sale of 5,635,000 shares of Common Stock (of which 2,835,000 shares were sold by Jaymark and 2,800,000 shares were sold by JNI) at a price to the public of $19.00 per share. Net proceeds of $50,095 and $49,476, after the payment of underwriters' commission, were received by Jaymark and JNI, respectively. Costs of the offering were paid by JNI.

        On July 24, 2000, pursuant to a contribution and distribution agreement between Jaycor, Jaymark, and JNI, Jaymark distributed all of its remaining JNI Common Stock to its stockholders (the "Distribution Event"). The Distribution Event was structured as a tax-free transaction. Concurrent with, but prior to, the Distribution Event, options to purchase Jaymark Common Stock were exercised for a combination of cash and recourse promissory notes. Except for 14,175,000 shares of JNI Common Stock, Jaymark transferred all of its assets to Jaycor as a capital contribution. The Company's Employee Stock Ownership Plan (the "ESOP") purchased all of the issued and outstanding Common Stock of Jaycor, Inc. from Jaymark in exchange for 592,894 shares of Jaymark Common Stock, which was held by the ESOP. Concurrent with, but subsequent to, the above transactions, JNI merged with and acquired Jaymark in exchange for 14,175,000 newly issued shares of JNI Common Stock, which were distributed, on a pro rata basis, to the Jaymark stockholders. The distribution of the JNI stock has been recorded as a non-cash dividend. As a result of the Distribution Event the accompanying financial statements present JNI as a discontinued operation.

Consolidation

        The consolidated financial statements include the assets, liabilities, and results of operations of Jaycor, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The equity method of accounting is used for investments in which the Company has significant influence, which generally represents stock ownership of at least 20% and not more than 50%.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

        Jaycor, Inc. and its wholly owned subsidiaries operate and report their results of operations on the basis of 52 or 53 week periods ending on the Friday closest to January 31. Fiscal years 2000 and 2001 ended on January 28, 2000 and February 2, 2001, respectively, and consisted of 52 weeks. For presentation purposes, the Company has indicated its fiscal year as ending on January 31.

Interim Financial Information

        The financial information as of October 31, 2001 and for the nine months ended October 31, 2000 and 2001 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that management considers necessary for the fair presentation of the Company's operating results and cash flows for such periods. Results for the nine-month period ended October 31, 2001 are not necessarily indicative of results to be expected for the full fiscal year 2002 or any future period.

Cash Equivalents and Short-term Investments

        Cash equivalents consist of short-term money market instruments, time deposits, and commercial paper that are readily convertible into cash and have remaining maturities of three months or less at the time of purchase. Short-term investments are readily marketable commercial paper with remaining maturities of more than three months at the time of purchase and are classified as held-to-maturity. Held-to-maturity securities are those which the Company has the ability and intent to hold until maturity. The aggregate fair value of all held-to-maturity securities approximates amortized cost. As of January 31, 2000 and 2001, short-term investments matured in less than one year.

Inventories

        Inventories, consisting primarily of raw materials, are valued at the lower of average cost (determined on a first-in, first-out basis) or market. Provisions, when necessary, are made to reduce excess and obsolete inventories to their estimated net realizable values.

Property and Equipment

        Property and equipment are stated at cost and are depreciated over their estimated useful lives, primarily using the straight-line method. Useful lives range from three to five years for equipment and the shorter of the useful lives or the terms of the leases (three to fifteen years) for leased assets and leasehold improvements. Upon sale or disposal, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in costs and expenses. Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

Long-Lived Assets

        The Company investigates potential impairments of long-lived assets, identifiable intangibles, and any associated goodwill when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. No such losses have been identified by the Company.

Fair Value of Financial Instruments

        The fair value of the Company's long-term debt and deferred compensation obligations are carried at amounts that approximate fair value as the nominal rates of interest for these instruments approximate market rates of interest available to the Company for similar instruments.

Revenue Recognition

        The Company's revenues which are derived from the performance of services for various agencies of the U.S. Government, through prime government contracts or through subcontracts issued by U.S. Government prime contractors, are generally recognized as costs are incurred and include a portion of the total estimated fee to be realized based upon the relationship between contract costs incurred to date and total estimated contract costs at completion. Revenues which are derived from the sale of manufactured products are recorded when the products are shipped. Provision is made for any anticipated losses on contracts by a charge to income during the period in which the losses are first identified. Allowances for estimated sales returns are provided at the time revenue is recognized.

        The Company generally warrants its products against defects in material and workmanship for periods of two years from the date of shipment. The estimated cost of warranty obligations is accrued at the time revenue is recognized.

Concentrations of Credit Risk

        Concentrations of credit risk with respect to receivables are limited because the Company's primary customers are various agencies of the U.S. Government as well as commercial customers engaged in work for the U.S. Government and other well established companies. As of January 31, 2000 and 2001, there were no significant concentrations of receivables with these commercial customers, and there were outstanding receivables from the U.S. Government in the amounts of $5,413 and $7,476, respectively. Total revenues attributed to U.S. Government prime contracts and subcontracts approximated 90% and 88% during 2000 and 2001, respectively.

        The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from these customers. The Company maintains reserves for potential credit losses, which it considers adequate to cover any such losses.

Research and Development Costs

        Company-sponsored research and development costs to develop new concepts and proprietary systems and products are charged to operations as incurred.

Income Taxes

        Current income tax expense or benefit represents the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax liability or asset is established for the expected future tax consequences of temporary differences between the financial reporting and income tax bases of assets and liabilities. Deferred income tax expense or benefit represents the net change during the year in the deferred income tax liabilities or assets. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in the near future.

Stock-based Compensation

        The Company measures compensation costs related to stock option plans using the intrinsic value method and provides pro forma disclosures of net income as if the fair value based method had been applied in measuring compensation costs.

Comprehensive Income

        As of February 1, 2000, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Under SFAS 130, the Company is required to report comprehensive income, which includes the Company's net income, as well as changes in equity from other sources. The Company has no material components of other comprehensive income, and, accordingly, net income approximates comprehensive income for all periods presented.

Derivative Instruments and Hedging Activities

        As of February 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). Under SFAS 133, the Company is required to report recognized derivatives as assets or liabilities measured at fair value. The Company has no derivative instruments or hedging activities.

Reclassifications

        Certain prior year amounts have been reclassified to conform with the current period presentation.

NOTE 2—DISCONTINUED OPERATION

        On July 24, 2000, the Company distributed its approximate 62% interest in JNI to the Company's stockholders in the form of a tax-free distribution. (See Note 1.) The consolidated financial statements of the Company present the Digital Network Products segment, JNI, as a discontinued business segment through the July 24, 2000 Distribution Event. The Distribution Event resulted in the elimination of the net assets of the discontinued operation and a $3,509 reduction of retained earnings.

        The net cost directly associated with the distribution were zero, $64 and $373, net of income tax benefit of zero, $39 and $239, for the years ended January 31, 1999, 2000, and 2001, respectively. During the fiscal years 1999, 2000, and 2001, income from discontinued operations includes the twelve months ended 1999 and 2000 and the seven months ended July 24, 2000, respectively. Selected financial data of JNI operations prior to the Distribution Event are as follows:

	Year Ended January 31,
	1999	2000	2001
Revenues	$13,944	$40,171	$52,505

Income from discontinued operation before income taxes and minority interest	$635	$1,788	$7,386
Provision (benefit) for income taxes	172	(822)	2,692
Minority interest in discontinued operation	25	269	1,957

Net income from discontinued operation	$438	$2,341	$2,737

        Net assets of the discontinued operation at January 31, 2000 are as follows:

Current assets	$56,860
Property and equipment, net	4,632
Intangible assets, net	10,047
Other assets	2,591
Current and other liabilities	(7,603)
Minority interest	(22,896)

Net assets of discontinued operation	$43,631

NOTE 3—SPIN-OUT OF pepperball™ COMPLIANCE TECHNOLOGIES

        On October 27, 2000, the Company contributed the intellectual property, rights, licenses and contracts associated with the development, production and distribution of the Company's PepperBall™ products along with associated assets and liabilities to Jaycor Tactical Systems, Inc. ("JTS"), a newly formed Delaware corporation, in exchange for 2,000,000 shares of Preferred Stock and 4,640,000 shares of Common Stock of JTS. Concurrent with this event, the Company distributed as a dividend the JTS Common Stock to the shareholder of the Company's Common Stock (the Jaycor, Inc. ESOP). The Company's book value of the assets transferred, net of liabilities, to JTS is $2,214, and the dividend of the Common Stock was recorded at the fair market value of $1,253. The 2,000,000 shares of JTS Preferred Stock retained by the Company have a liquidation preference of $1.10 per share. There are other certain rights and preferences associated with these Shares. At January 31, 2001, the Company owned 23.5% of the issued and outstanding stock of JTS.

        The Company has agreed to provide JTS certain accounting and administrative services for a period of one year, or until terminated, and allocates the cost of shared services consistent with the determination of its government overhead rates. In addition, JTS leases its San Diego facility from the Company under a sub-lease expiring October 2002 and is charged a pro rata share of the building lease and the facility operating costs. The Company has agreed to extend up to four million dollars of revolving credit to JTS through December 2001 with interest payable monthly at the prime rate. The agreement is secured by substantially all of the JTS assets and is renewable for up to one year at the Company's discretion. At January 31, 2001, there were no amounts outstanding. On August 23, 2001, the Company extended the revolving credit agreement through August 15, 2002.

NOTE 4—ACQUISITIONS

        On February 6, 1998, the Company acquired all of the outstanding shares of California Tube Laboratory, Inc. ("CTL"), a Northern California manufacturer and refurbisher of microwave tubes for $1,597 in cash and an unsecured contingent promissory note (the "CTL Note") in the amount of $500 classified as other liabilities. CTL is a party to the environmental remediation of its former manufacturing facility, which it vacated during 1997. The Company and CTL have been indemnified by the seller of CTL's stock (the "Seller") from any action or expenditure of funds in connection with site remediation. The future payment of the $500 CTL Note is contingent upon the Seller providing the Company with a "no further action" letter issued by the environmental agency(ies) with jurisdiction and responsibility for the site. The Company will offset against the CTL Note any expenditure it incurs related to site remediation or to obtain the required "no further action" letter. If the Seller does not provide the Company with the "no further action" letter on or before February 7, 2003, the obligation evidenced by the CTL Note will terminate. The Seller's indemnification of the Company and CTL does not end upon termination of the CTL Note.

        On May 3, 2000, the Company purchased all of the outstanding shares of Advanced Tactical Systems, Inc. ("ATS"), a Minneapolis manufacturer of high-pressure air launchers, in support of its PepperBall™ technology business for $772 in cash and a secured promissory note in the amount of $424 (the "ATS Note"). The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to tangible assets, consisting of current assets, deferred taxes, and property and equipment, and intangible assets in the amounts of $482 and $714, respectively. The property and equipment net book values were adjusted down to their fair values at the date of acquisition. The intangible assets are being amortized over the estimated useful life of 3 years.

        On October 27, 2000, the Common Stock of ATS and ATS Note were contributed by the Company to JTS. (See Note 3.) The Company remains as a guarantor of the ATS Note.

NOTE 5—COMPOSITION OF CERTAIN CONSOLIDATED FINANCIAL STATEMENT CAPTIONS

	January 31,		October 31,
	2000	2001	2001
Accounts receivable, net:
Billed, net of allowance for doubtful accounts and sales returns of $182, $161 and $161	$6,853	$7,939	$9,177
Unbilled, net of progress payments	2,823	2,328	4,172

	9,676	10,267	13,349
Income taxes receivable	1,812	75	1,767
Other receivables	601	896	1,448

	$12,089	$11,238	$16,534

        Accounts receivable which are primarily derived from contracts and subcontracts with various agencies of the U.S. Government are generally in the form of (1) reimbursement of cost-plus fixed fee, (2) time and materials, or (3) fixed price. Reimbursable costs incurred under U.S. Government contracts and subcontracts, including allocated indirect expenses, are subject to audit and adjustment by negotiations between the Company and U.S. Government representatives.

        Contract costs through fiscal year 1999 have been settled; revenues for subsequent fiscal years have been recorded in amounts which are expected to be realized upon final audit. Unbilled receivables are stated at their estimated realizable value and consist primarily of amounts billed subsequent to the balance sheet date or which are billable upon the occurrence of specified events, as well as contract retentions and unreimbursed costs subject to contract modification. Contract retentions of $553, $602 and $1,136 at January 31, 2000 and 2001 and October 31, 2001 are collectible upon contract completion, final customer approval and final indirect rate settlement, and the majority thereof is expected to be collected within one year. Unbilled contract receivables at January 31, 2000 and 2001 and October 31, 2001 included $555, $732, $1,029, respectively, related to costs incurred on projects in advance of receiving formal funding authorization from customers. The Company anticipates receiving contracts or modifications to fully fund this balance.

Inventories:

	January 31,		October 31,
	2000	2001	2001
Raw materials	$684	$390	$446
Assemblies and work in process	405	532	769
Machined parts	775	566	754
Finished goods	66	49	36

	$1,930	$1,537	$2,005

Prepaid expenses and other current assets:

        Prepaid expenses and other current assets include $1,331 in notes receivable related to the exercise of Jaymark stock options, which occurred concurrent with the Distribution Event. (See Note 1.) Interest on the recourse notes is payable July 24, 2001 and accrues at 9.5% per annum. Principal and unpaid interest on the notes is due August 31, 2001.

Property and equipment, net:

	January 31,		October 31,
	2000	2001	2001
Computer and test equipment	$9,701	$9,312	$9,158
Leasehold improvements	1,935	2,663	2,561
Office furniture and equipment, vehicles and other equipment	1,891	1,658	1,618

	13,527	13,633	13,337
Less accumulated depreciation and amortization	(10,720)	(9,572)	(9,301)

	$2,807	$4,061	$4,036

        Depreciation and amortization expense recorded during fiscal years 1999, 2000 and 2001 and for the nine months ended October 31, 2000 and 2001 was $1,348, $912, $1,052, $741 and $943, respectively.

NOTE 6—SEGMENT INFORMATION

        The Company's business involves providing high-technology products and services to government and commercial customers. Core competencies of the Company include (1) communications engineering and systems support; (2) information systems; (3) joint operations, exercises, and systems; (4) electronic and electro-optic systems; (5) electromagnetic applications; (6) system survivability and operability; (7) non-lethal compliance technologies; and (8) microwave device fabrication. The Company's management structure is based upon broad technological groupings, not necessarily related to any particular industry, line of business, geographical area or market. Its operations have been classified into two broad segments: high-technology products and services, and microwave products.

Industry segment information is as follows:

	Year Ended January 31,			Nine Months Ended October 31,
	1999	2000	2001	2000	2001
Revenues:
High-technology products and services	$47,345	$44,558	$52,541	$38,098	$44,113
Microwave products	5,107	6,102	6,041	4,696	4,292
Intercompany elimination	(98)	(63)	(33)	(33)	—

	$52,354	$50,597	$58,549	$42,761	$48,405

Operating income:
High-technology products and services	$2,388	$707	$958	$519	$3,650
Microwave products	534	499	—	126	(243)

	$2,922	$1,206	$958	$645	$3,407

Capital expenditures:
High-technology products and services	$353	$419	$2,183	$1,605	$636
Microwave products	263	415	232	152	271

	616	834	2,415	1,757	907
Capital expenditures on other assets	30	88	149	80	48

	$646	$922	$2,564	$1,837	$955

Depreciation and amortization of property and equipment:
High-technology products and services	$792	$630	$720	$506	$647
Microwave products	140	196	218	154	217

	932	826	938	660	864
Depreciation and amortization of other assets	416	86	114	81	79

	$1,348	$912	$1,052	$741	$943

	January 31,		October 31,
	2000	2001	2001
Identifiable assets:
High-technology products and services	$42,539	$56,757	$62,853
Microwave products	4,273	4,503	4,722

	46,812	61,260	67,575
Discontinued operation	43,631	—	—
Other assets	1,001	400	1,294

	$91,444	$61,660	$68,869

        Segment operating results reflect general corporate expense allocations as all such expenses are allocated to individual segments by the Company, as required by Government Cost Accounting Standards. Sales between segments are not material. Identifiable assets of the respective industry segments consist principally of cash and cash equivalents, short-term investments, accounts receivable, inventories, prepaid expenses and other current assets, property and equipment, and intangible assets. Other assets are principally deferred income taxes.

NOTE 7—BANK LINE OF CREDIT

        The Company maintains a bank line of credit, which allows borrowing on a revolving basis of up to $5,000 until August 15, 2001. Under the terms of the agreement, the Company may borrow at various interest rates, at the Company's option, based on the bank's prime rate or 2% over the LIBOR rate. At January 31, 2001, the bank's prime rate of interest was 9%. In addition, the Company pays a quarterly unused credit commitment fee of 0.25% per annum.

        The Company's accounts receivable, inventories, and unencumbered property and equipment secure borrowings under the line of credit agreement. The credit arrangement surrounding the line of credit requires the Company to maintain certain financial covenants and among other things, prohibits the sale/leaseback of assets and limits the Company's ability to acquire the stock, assets, and/or business of another entity and restricts the amount of term debt originated in connection with such acquisition. At January 31, 2001 and October 31, 2001, the Company was in compliance with all covenants. As of January 31, 2001 and October 31, 2001, there was no balance outstanding under the bank line of credit.

NOTE 8—LONG-TERM DEBT

January 31, 2000
Senior subordinated debt	$7,206
Term loan	124

7,330
Less current portion	(124)

$7,206

        On June 3, 1998, the Company signed an agreement with a mezzanine fund provider (the "Lender") for $8,000 of senior subordinated debt. Interest, at 12% per annum, was paid quarterly in arrears, with the principal to have been repaid in six equal semi-annual payments commencing at the end of the sixty-sixth month.

        In connection with the senior subordinated debt, the Company issued warrants to the Lender at 1/100th of a dollar per share, representing a 15.4% economic interest in the Company on a fully diluted basis. The Company could earn back up to 10.4% of the economic interest based on the realizable enterprise value of the Company, as defined. For financial reporting purposes at June 4, 1998, the fair value of the warrants was estimated to be $900 and classified as a component of stockholders' equity on the consolidated balance sheet of the Company. The resulting original issue discount was being amortized to interest expense over the life of the debt, eight years, under the effective interest rate method at 14.32%. Adjustments to the carrying value of the warrants are recognized from the date of issuance up to the date of the Distribution Event based on the estimated fair market value of the Company, with a corresponding charge to retained earnings. Beginning June 4, 2003 and 2004, the warrant holders have the right to put warrants to the Company and the Company has the option to call the warrants, respectively, for cash at prices based on the fair market value of the Company at the date of the put or call as determined by an independent third party. The carrying value of the warrants has been reported as mezzanine equity in the consolidated balance sheet.

        At July 24, 2000, the realized enterprise value of the Company reduced the economic interest of the warrants by 8.0%. The warrants, for 7.4% economic interest, were exercised concurrent with the Distribution Event with the issuance of 592,010 shares of Common Stock. At July 26, 2000, the $8,000 senior subordinated debt and accrued interest was paid and the unamortized original issue discount of $763 was expensed and included as an extraordinary item in the statement of income for the year ended January 31, 2001.

        The term loan was secured by the Company's property and equipment and was payable in monthly principal and interest installments over a three-year term maturing September 2000 at an interest rate of 8.91%.

NOTE 9—BENEFIT PLANS

        The Company has a Money Purchase Pension Plan (the "Pension Plan"), which covers substantially all employees of Jaycor, Inc. ("Jaycor"). Employees vest 100% on the fifth anniversary of their hire date. Annual contributions, as defined in the Pension Plan, are determined by specified percentages of each employee's annual earnings. During fiscal years 1999, 2000, and 2001, the charges to operations under this plan were $1,157, $1,097 and $1,192, respectively.

        The Company has an Employee Stock Ownership Plan (the "ESOP"), which covers substantially all employees of Jaycor. At January 31, 1999, 2000, and 2001, substantially all shares held by the ESOP were allocated to participants. Plan contributions are discretionary. During fiscal years 1999, 2000, and 2001, charges to operations were $220, $250, and $250, respectively. The Company has fully funded the contributions with $220, $250 and $250 being contributed during fiscal years 1999, 2000, and 2001, respectively. Distribution of ESOP shares to a retired or terminated participant generally begins within one to six years from separation. Within 60 days from distribution and 60 days after the end of the plan year in which the distribution was made, the participant may exercise a put option, at fair value, for any portion of the shares distributed. At January 31, 2000 and 2001, there were 611 and zero shares held by retired or terminated participants which were subject to the put option, respectively. On March 21, 2000 the Company loaned the ESOP $200 (the "ESOP Loan") with interest at 8.75% due annually on December 31st. Unpaid interest and principle is due on December 31, 2004. The ESOP used the loan proceeds to make certain distributions to terminated participants.

        On July 24, 2000, the ESOP held 1,070,681 shares of Jaymark, Inc. Common Stock and $84 in cash immediately prior to the purchase of Jaycor, Inc. for 592,894 shares of Jaymark Common Stock. (See Note 1.) Upon the merger of Jaymark with JNI, the ESOP received 914,072 shares of JNI Common Stock. On October 25, 2000, JNI completed a secondary public offering (the "Secondary") for the sale of 4,175,000 shares of its Common Stock (of which 4,107,336 shares were sold by the former holders of Jaymark Common Stock) at a price to the public of $72.00 per share. The ESOP sold 604,500 shares in the Secondary for net proceeds of $42,273. The ESOP's assets are valued at least annually as of the end of the calendar year for all assets except Company stock, which is valued as of the end of the Company's fiscal year. As of December 31, 2000, the ESOP held 8,000,000 shares of Jaycor, Inc. Common Stock and 309,572 shares of JNI Corporation Common Stock with aggregate fair values of $70,880 (valued as of January 31, 2001), and $7,023 (valued as of December 31, 2000), respectively. The ESOP also held cash of $35,592 as of December 31, 2000 including $68 held in segregated accounts. On January 31, 2000, the ESOP held 1,070,681 shares of Jaymark, Inc. Common Stock with an aggregate fair value of $133,888.

        The Company has a 401(k) salary deferral plan (the "401(k) Plan"), which covers substantially all employees of Jaycor and JTS. The Company modified the 401(k) Plan, effective July 1, 1999, to allow eligible new full-time and part-time employees to enroll on the first day of the month following their hire date. Eligible part-time and temporary employees can enroll on January 1 and July 1 of each year.

        The Company offers deferred compensation arrangements to certain of its employees. The agreements allow the employees to defer up to 100% of their salaries, net of certain payroll withholdings, with interest accruing thereon at specified rates, currently ranging from 8% to 9%. Distributions commence upon retirement or termination and continue for a period as prescribed in the respective agreements.

        The Company has an incentive stock option plan (the "1990 Option Plan"), which provided for the issuance of up to 2,374,764 shares of the Company's Common Stock at prices not less than 100% of its fair value, as determined by the Company's Board of Directors, or 110% for persons controlling more than 10% of the voting rights, at the date of grant. Stock options generally vested in four equal installments commencing one year after the date of grant and expire in ten years. On June 11, 2000, the 1990 Option Plan was amended to provide participants the right to elect early exercise in whole or in part of the unvested option shares ("Unvested Shares") immediately prior to the dissolution, liquidation, or reorganization in which Jaymark is not the surviving corporation. However, Jaymark shares, or the surviving corporation shares, obtained prior to the original stock option vesting schedule (the "Jaymark Vesting Schedule") are subject to Jaymark's right of repurchase, at the option exercise price, in the event of termination. Jaymark's repurchase rights lapse at the same rate as the shares would have become exercisable under the Jaymark Vesting Schedule.

        The Company has a non-qualified stock option plan (the "1991 Option Plan"), which provided for the issuance of up to 831,167 shares of the Company's Common Stock at prices not less than 100% of its fair value, as determined by the Company's Board of Directors, at the date of grant. Options were vested at the date of grant and expire in ten years.

        The Company has a non-qualified stock option plan (the "1996 Option Plan"), which provided for the issuance of up to 1,147,803 shares of the Company's Common Stock at prices determined by the Board of Directors. The expiration date and the vesting schedule were also determined by the Board of Directors.

        On July 11, 2000, the Company adopted a stock option plan which provided for the issuance of up to 587,865 shares of the Company's Common Stock at prices determined by the Board of Directors. The expiration date and the vesting schedule were also determined by the Board of Directors. Individuals who have been granted stock options are eligible to elect early exercise in whole or in part of Unvested Shares. However, Jaymark shares obtained prior to the Jaymark Vesting Schedule are subject to Jaymark's right of repurchase, at the option exercise price, in the event of termination. Jaymark's repurchase rights lapse at the same rate as the shares would have become exercisable under the Jaymark Vesting Schedule.

        The repurchase rights on Unvested Shares were assigned to Jaycor, Inc. concurrent with the Distribution Event, upon which the above stock option plans terminated. As of January 31, 2001 and October 31, 2001, there were 492,046 and 249,688 shares, respectively, of JNI Common Stock related to Unvested Shares subject to repurchase by the Company. Shares of JNI stock repurchased by the Company from a former Jaymark stock option holder pursuant to these rights are sold by the Company, subject to that certain shareholder lock-up agreement between JNI and the former Jaymark shareholders. Net proceeds from the sale of Unvested Shares are distributed on a pro rata basis to the remaining former Jaymark shareholders.

        On September 19, 2000, the Company adopted a stock option plan (the "2000 Option Plan"), which provides for the issuance of up to 812,000 shares of the Company's Common Stock at prices determined by the Board of Directors, or 110% of its fair value for persons controlling more than 10% of the voting rights, to employees, consultants and directors of the Company of incentive stock options and non-qualified stock options. The expiration date, the vesting schedule, and the exercise date are also determined by the Board of Directors. Options granted under the 2000 Option Plan generally vest over four years commencing one year after the date of grant and expire in ten years. At January 31, 2001, options for 196,500 shares were available for future grant.

        On September 19, 2000, the Company adopted a stock option plan (the "Executives and Directors Option Plan"), which provides for the issuance of up to 1,188,000 shares of the Company's Common Stock at prices determined by the Board of Directors, or 110% of its fair value for persons controlling more than 10% of the voting rights, to employees, consultants and directors of the Company of incentive stock options and non-qualified stock options. The expiration date, the vesting schedule, and the exercise date are also determined by the Board of Directors. Options granted under the Executives and Directors Plan generally vest over four years commencing one year after the date of grant and expire in ten years. At January 31, 2001, options for 100,000 shares were available for future grant.

        Stock option grantees are eligible to elect early exercise, in whole or in part, of the shares ("Early Exercise"). In the event of termination of services, shares which have not become vested as of the termination of service date are subject to the Company's right of repurchase at the option exercise price (the "Option Shares Right of Repurchase"). Shares which have become vested as of the termination of service date are subject to repurchase by the Company at the fair market value. As of January 31, 2001 and October 31, 2001, there were 51,601 shares related to Early Exercise subject to repurchase by the Company at $5.90 per share.

        A summary of the status of the Company's stock option plans as of January 31, 1999, 2000 and 2001 and changes during those fiscal years is as follows:

	1999		2000		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,157,416	$1.88	2,903,756	$2.00	1,962,078	$3.37
Granted	261,261	$2.81	682,349	$6.04	1,723,666	$5.98
Exercised	(51,513)	$1.57	(1,186,604)	$1.91	(1,977,002)	$3.04
Cancelled	(463,408)	$1.69	(437,423)	$2.45	(56,843)	$20.22

Outstanding at end of period	2,903,756	$2.00	1,962,078	$3.37	1,651,899	$5.90

Options vested at period end	2,544,440		1,516,150		—
Weighted average fair value of options granted during the period		$1.23		$1.61		$1.65

        The following tables summarize information regarding employee stock options outstanding at January 31, 2001:

	Options Outstanding
Range of Exercise Prices	Number Outstanding at 1/31/01	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price
$5.90 - $6.16	1,651,899	9.6	$5.90

        Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net income would have been reduced to the pro forma amounts indicated below:

	Year Ended January 31,
	1999	2000	2001
Net income (loss):
As reported	$1,409	$31,377	$(2,704)
Pro forma	$1,289	$30,908	$(3,289)

        The fair value of each option grant is estimated on the date of grant option pricing model with no dividend yield and no expected volatility. For options under the Jaymark option plans the following weighted-average assumptions were used during fiscal years 1999, 2000, and 2001, respectively: risk-free interest rate of 5.12%, 5.24%, and 6.21%; an expected term of 7.4 years, 5.0 years, and 5.5 years. For options granted under the Jaycor option plans, the following weighted-average assumptions were used during fiscal year 2001: risk-free interest rate of 5.37%; and expected term of 6 years.

NOTE 10—INCOME TAXES

        The provision for income taxes consists of the following:

	Year Ended January 31,
	1999	2000	2001
Current:
Federal	$300	$20,048	$2,623
State	76	3,343	3,195

	376	23,391	5,818

Deferred:
Federal	150	(1,248)	809
State	(206)	196	8

	(56)	(1,052)	817

	$320	$22,339	$6,635

        The fiscal year 2001 tax provision includes $5,710 associated with the July 24, 2000 sale of Jaycor, Inc. to the ESOP by Jaymark Inc. (See Note 1.)

        Tax benefits of $383 and $21,867 in fiscal years 2000 and 2001, respectively, associated with the exercise of non-qualified options and certain incentive stock options were allocated to stockholders' equity.

        The balance sheet classification of the net deferred tax asset (liability) is as follows:

	January 31,
	2000	2001
Non-current deferred asset	$840	$694
Current deferred liability	(495)	(407)

	$345	$287

        The deferred tax assets (liabilities) are comprised of the following:

	January 31,
	2000	2001
Net operating loss carryforwards	$—	$5,071
Unbilled receivables	(1,022)	(997)
State income taxes	—	1
Accrued compensation and benefits	357	433
Deferred compensation	407	387
Sales returns and allowances	52	65
Depreciation	377	286
Tax credits	—	—
Inventory reserves	78	68
Allowance for doubtful accounts	40	23
Accrued building lease	53	22
Other	3	(1)

	345	5,358
Less valuation allowance	—	(5,071)

	$345	$287

        The valuation allowance relates to the exercise of non-qualified stock options and certain incentive stock options which when recognized will be allocated to stockholders' equity.

        As of January 31, 2001, the Company had net operating loss carryforwards for federal and state income tax of approximately $7.2 million and $40.8 million, respectively. The federal loss carryforward expires in fiscal year 2022, while the state loss carryforwards begin to expire in 2007.

        The results of JNI's taxable income subsequent to the October 26, 1999 IPO and the results of JTS and ATS taxable income subsequent to the October 27, 2000 spin-out are no longer included within the

Company consolidated federal income tax return and certain combined and consolidated state income tax returns.

        The provision for income taxes reconciles to the amount computed by applying the federal statutory rate (34%) to income from continuing operations before taxes as follows:

	January 31,
	1999	2000	2001
Tax at federal statutory rate	34%	34%	34%
State income taxes, net of federal benefit	4%	5%	39%
Tax credits	(9)%	—%	—%
Deferred gain on transfer of technology	—%	1%	—%
Gain on distribution of shares to ESOP	—%	—%	218%
Gain on restructuring	—%	—%	22%
Capitalized legal fees	—%	—%	11%
Other	(4)%	3%	15%

	25%	43%	339%

NOTE 11—COMMITMENTS AND CONTINGENCIES

        The Company has committed to pay minimum rentals under leases for office facilities and equipment at January 31, 2001, as follows:

Fiscal Year	Operating Leases
2002	$2,820
2003	2,370
2004	1,928
2005	1,675
2006	1,585
Thereafter	3,753

Total minimum payments	$14,131

        Rental expenses for the fiscal years 1999, 2000, and 2001 and the nine months ended October 31, 2001 was $2,623, $4,664, $4,512 and $2,676, respectively.

NOTE 12—COMMON STOCK

        Substantially all of the Company's stock is held subject to agreements which afford the Company a right of repurchase before any sale or other transfer of stock may take place. The Company had 3,031,880 shares issued and outstanding prior to the Distribution Event. Following the ESOP's purchase of Jaycor, the issued and outstanding shares were increased to 8,000,000. (See Note 1.) The increase in shares issued and outstanding has been recorded as a 2.639 for 1 stock split with prior period share and per share dollar amounts restated.

NOTE 13—SUBSEQUENT EVENT (unaudited)

        On January 21, 2002, the Company entered into an agreement and plan of merger and reorganization with Titan Corporation ("Titan") in which Titan will acquire all of the outstanding Common Shares of the Company in exchange for approximately 4.3 million shares of Titan common stock valued at $94.6 million.

Annex A

         AGREEMENT AND PLAN OF MERGER AND
REORGANIZATION

among:

The Titan Corporation,
a Delaware corporation;

Thunderbird Acquisition Corp.,
a California corporation;

and

Jaycor, Inc.,
a California corporation.

Dated as of January 21, 2002

SECTION 1. DESCRIPTION OF TRANSACTION		A-1
1.1	Merger of Merger Sub into the Company	A-1
1.2	Effect of the Merger	A-1
1.3	Closing; Effective Time	A-1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-2
1.5	Conversion of Shares	A-2
1.6	Repurchase Rights; Options	A-2
1.7	Closing of the Company's Transfer Books	A-2
1.8	Exchange of Certificates	A-2
1.9	Dissenters' Rights	A-4
1.10	Escrow of Parent Common Stock	A-4
1.11	Tax Consequences	A-5
1.12	Accounting Treatment	A-5
1.13	Further Action	A-5
1.14	Working Capital Adjustment.	A-5
SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED CORPORATIONS		A-6
2.1	Due Organization; No Subsidiaries; Etc.	A-7
2.2	Articles of Incorporation and Bylaws; Records	A-7
2.3	Capitalization, Etc.	A-8
2.4	Financial Statements	A-9
2.5	Absence of Changes	A-9
2.6	Title to Assets	A-10
2.7	Bank Accounts; Receivables; Inventories.	A-11
2.8	Equipment; Leasehold	A-12
2.9	Proprietary Assets	A-12
2.10	Contracts	A-13
2.11	Liabilities; Fees, Costs and Expenses	A-17
2.12	Compliance with Legal Requirements	A-18
2.13	Governmental Authorizations	A-18
2.14	Tax Matters	A-19
2.15	Employee and Labor Matters; Benefit Plans	A-20
2.16	Environmental Matters	A-23
2.17	Insurance	A-24
2.18	Related Party Transactions	A-24
2.19	Legal Proceedings; Orders	A-24

i

2.20	Authority; Binding Nature of Agreement	A-25
2.21	Non-Contravention; Consents	A-25
2.22	Customers; Accounts Payable.	A-26
2.23	Product Development	A-26
2.24	Full Disclosure.	A-27
2.25	Company Action.	A-27
2.26	Anti-Takeover Law.	A-28
2.27	Finder's Fee.	A-28
2.28	Stock Distribution Transaction.	A-28
SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-28
3.1	Corporate Existence and Power	A-28
3.2	Authority; Binding Nature of Agreement	A-28
3.3	SEC Filings; Financial Statements	A-29
3.4	No Conflict; Consents.	A-29
3.5	Valid Issuance	A-29
3.6	Full Disclosure.	A-29
SECTION 4. CERTAIN COVENANTS OF THE COMPANY		A-30
4.1	Access and Investigation	A-30
4.2	Operation of the Company's Business	A-30
4.3	Notification	A-32
4.4	No Negotiation	A-32
4.5	Company Shareholders' Meeting	A-32
4.6	Certain Contracts	A-33
SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES		A-33
5.1	Additional Agreements	A-33
5.2	Regulatory Approvals	A-33
5.3	Registration Statement; Fairness Hearing.	A-34
5.4	Public Announcements	A-37
5.5	Affiliate Agreements	A-37
5.6	Tax Matters	A-37
5.7	Employee Retention	A-37
5.8	FIRPTA Matters	A-37
5.9	Indemnification of Directors and Officers.	A-37
5.10	Termination of Employee Plans.	A-38
5.11	Stock Distribution Transaction.	A-40
5.12	Certain Employees	A-41

5.13	Exercise of Options; Secured Notes.	A-41
SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		A-41
6.1	Accuracy of Representations	A-41
6.2	Performance of Covenants	A-41
6.3	Shareholder Approval	A-42
6.4	Consents	A-42
6.5	Agreements and Documents	A-42
6.6	Listing	A-42
6.7	No Restraints	A-42
6.8	No Governmental Litigation	A-42
6.9	No Other Litigation	A-43
6.10	Effectiveness of Registration Statement/Fairness Hearing	A-43
6.11	FIRPTA Compliance	A-43
6.12	HSR Act	A-43
6.13	Dissenter's Rights	A-43
6.14	Plan Committee Approval.	A-43
6.15	Opinion of Valuation Consultant.	A-43
6.16	Benefit Plans Termination.	A-43
6.17	ESOP Termination.	A-44
6.18	Loans to Employees.	A-44
6.19	Secured Notes.	A-44
6.20	Amendment to Credit Agreement	A-44
6.21	Indemnity Agreement	A-44
6.22	Services Agreement	A-44
6.23	Certain Agreements.	A-44
6.24	Closing Balance Sheet.	A-44
6.25	JTS Indemnity Agreement.	A-44
SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		A-45
7.1	Accuracy of Representations	A-45
7.2	Performance of Covenants	A-45
7.3	Documents	A-45
7.4	Shareholder Approval	A-45
7.5	Listing	A-45
7.6	No Restraints	A-45
7.7	HSR Act	A-45
7.8	Effectiveness of Registration Statement/Fairness Hearing	A-45

7.9	Plan Committee Approval.	A-46
7.10	Opinion of Valuation Consultant.	A-46
SECTION 8. TERMINATION		A-46
8.1	Termination Events	A-46
8.2	Termination Procedures	A-47
8.3	Effect of Termination	A-47
8.4	Expenses; Termination Fees	A-47
SECTION 9. INDEMNIFICATION, ETC.		A-49
9.1	Survival of Representations, Etc.	A-49
9.2	Indemnification	A-49
9.3	Threshold	A-50
9.4	Offset Against Escrow Fund; Sole Remedy	A-50
9.5	No Contribution	A-51
9.6	Defense of Third Party Claims	A-51
9.7	Exercise of Remedies; Tax Treatment.	A-52
SECTION 10. MISCELLANEOUS PROVISIONS		A-52
10.1	Company Shareholders' Representative	A-52
10.2	Further Assurances	A-53
10.3	Company Transaction Expenses	A-53
10.4	Attorneys' Fees	A-53
10.5	Notices	A-54
10.6	Time of the Essence	A-55
10.7	Headings	A-55
10.8	Counterparts	A-55
10.9	Governing Law; Jurisdiction and Venue	A-55
10.10	Successors and Assigns	A-55
10.11	Remedies Cumulative; Specific Performance	A-55
10.12	Waiver	A-55
10.13	Amendments	A-56
10.14	Severability	A-56
10.15	Parties in Interest	A-56
10.16	Entire Agreement	A-56
10.17	Construction	A-56

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of January 21, 2002, by and among: THE TITAN CORPORATION, a Delaware corporation ("Parent"); THUNDERBIRD ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and JAYCOR, INC. a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with the Company (the "Merger") in accordance with this Agreement and the California General Corporation Law (the "CGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and has been adopted by Parent as the sole shareholder of Merger Sub.

        WHEREAS, simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain shareholders of the Company are entering into a Voting Agreement with Parent in the form of Exhibit F (the "Voting Agreement") pursuant to which each such shareholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote the shares of Company Common Stock (the "Company Common Stock") for which he, she or it has a right to vote, including shares of Company Common Stock allocated to his or her account in the Company Employee Stock Ownership Plan (the "ESOP"), in favor of the Merger.

AGREEMENT

        The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

        1.3    Closing; Effective Time.    The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. on a date to be designated by Parent which shall not be more than five (5) business days after the date on which the last of the conditions set forth in Section 6 and Section 7 has been satisfied or waived. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger (the "Agreement of Merger") shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time specified in the Agreement of Merger or, if no time is specified, at the time the Agreement of Merger is filed with the Secretary of State of the State of California (the "Effective Time").

        1.4    Articles of Incorporation and Bylaws; Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time:

        (a)  the Articles of Incorporation of the Company immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation;

        (b)  the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time; and

        (c)  the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

        1.5    Conversion of Shares.

        (a)  Subject to Sections 1.8(a), 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

            (i)  each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive that fraction of a share of the common stock of Parent, $0.01 par value per share, together with the associated preferred stock purchase rights ("Parent Common Stock"), equal to the "Applicable Fraction", it being understood that certain of the shares of Parent Common Stock issuable pursuant to this Section 1.5(a)(i) shall be held in escrow in accordance with Section 1.10 and Section 1.14; and

          (ii)  each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

        1.6    Repurchase Rights; Options.    No shares of Company Common Stock outstanding immediately prior to the Effective Time will be unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company. All options to purchase Company Common Stock issued under the Company Stock Plans shall be exercised on or prior to the Closing Date or terminated as of the Effective Time in accordance with the Company Option Plan. Neither the Parent nor the Surviving Corporation shall assume, become responsible for or otherwise assume any obligations with respect to, any outstanding options, warrants or other rights to purchase capital stock of the Company.

        1.7    Closing of the Company's Transfer Books.    At the Effective Time, holders of certificates representing shares of capital stock of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration as set forth in this Agreement and the Agreement of Merger, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

        1.8    Exchange of Certificates.

        (a)  As soon as practicable prior to the Effective Time, Parent will deliver to the Company a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. At the Closing or thereafter, upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall (i) deliver to the registered holder of such Company Stock Certificate a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 1.5 less such holder's Pro Rata Escrow Shares (as defined in clause (ii) of this sentence) and less such holder's Pro Rata Adjustment Shares (as defined in clause (iii) of this sentence), (ii) deliver to the Escrow Agent (as defined below) under the Escrow Agreement (as defined below) on behalf of such holder a certificate in the name of the Escrow Agent representing that number of shares of Parent Common Stock equal to the product of (A) that number of Merger Shares equal to the quotient of (1) $4,200,000 divided by (2) the Parent Average Trading Price (the "Escrow Shares") and (B) the quotient of (1) the total number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, divided by (2) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Pro Rata Escrow Shares"), and (iii) deliver to the Escrow Agent under the Escrow Agreement on behalf of such holder a certificate in the name of the Escrow Agent representing that number of shares of Parent Common Stock equal to the product of (A) that number of Merger Shares equal to the quotient of (1) $1,100,000 divided by (2) the Parent Average Trading Price (the "Adjustment Shares") and (B) the quotient of (1) the total number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, divided by (2) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Pro Rata Adjustment Shares") provided that the certificates representing Parent Common Stock to be delivered to the holder of a Company Stock Certificate under clause (i) above and to the Escrow Agent under clauses (ii) and (iii) above shall, in each case, represent only whole shares of Parent Common Stock. In lieu of any fractional shares to which such holder would otherwise be entitled, after combining any fractional interests of such holder into as many whole shares as is possible, the holder of such Company Stock Certificate shall be paid in cash an amount equal to the sum of (1) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Parent Average Trading Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to such holder under clause (i) above, (2) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Parent Average Trading Price by the fraction of a share of Parent Common Stock that would otherwise be deliverable to the Escrow Agent under clause (ii) above and (3) the dollar amount (rounded to the nearest whole cent) determined by multiplying the Parent Average Trading Price by the fraction of the share of Parent Common Stock that would otherwise be deliverable to such holder under clause (iii) above. Notwithstanding the foregoing, Parent may deliver to the Escrow Agent two certificates representing the total number of Escrow Shares and Adjustment Shares, respectively, pursuant to this Section 1.8(a) in lieu of issuing separate certificates representing such holder's Pro Rata Escrow Shares or Pro Rata Adjustment Shares. All Company Stock Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

        (b)  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

        (c)  Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the

Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (d)  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9    Dissenters' Rights.

        (a)  Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Subchapter 13 of the CGCL or any successor provision, has the right to demand and properly demands an appraisal of such shares of capital stock of the Company ("Dissenting Shares"), shall not be converted into the right to receive Parent Common Stock as set forth in Section 1.5, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such holder's Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Subchapter 13 of the CGCL or any successor provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the CGCL, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

        1.10    Escrow of Parent Common Stock.

        (a)  Upon the Closing, Parent shall withhold the Escrow Shares and deliver such shares to a bank or trust company with assets of at least $100,000,000 selected by Parent as escrow agent (the "Escrow Agent"), to be held by the Escrow Agent as collateral to secure the rights of the Indemnitees under Section 9 hereof and as a "purchase price adjustment fund" in the event that there are insufficient Adjustment Shares to fund any Parent Adjustment Amount pursuant to Section 1.14. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit B-1 (the "Escrow Agreement"). The Escrow Shares will be represented by a certificate or certificates issued in the name of the Escrow Agent and will be held in an indemnification fund by the Escrow Agent until April 15, 2003 (from the Effective Time to such date, the "Escrow Period"); provided, however that in the event any Indemnitee has made a claim under Section 9 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold such shares in escrow) until such claim is fully and finally resolved. In the event that the principal terms of this Agreement are approved by the Company's shareholders, then all such shareholders shall, without any further act of any Company shareholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Indemnitees under Section 9 in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Company Shareholders' Representative (as defined in Section 10.1) as the representative under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

        (b)  Upon the Closing, Parent shall withhold the Adjustment Shares and deliver such shares to the Escrow Agent, to be held in a "purchase price adjustment fund" by the Escrow Agent for purposes of the adjustments contemplated in Section 1.14 pursuant to the terms of the Escrow Agreement. The Adjustment Shares shall in no event be used as collateral to secure the rights of the Parent Indemnitees under Section 9 hereof. In the event and to the extent the Adjustment Shares are not sufficient to fund the Parent Adjustment Amount, Parent shall be entitled to use the Escrow Fund as the "purchase price adjustment fund" and cancel the appropriate number of Escrow Shares or withdraw the appropriate amount of Escrow Cash (as defined in the Escrow Agreement), as applicable, in order for Parent to get fully reimbursed for the entire Parent Adjustment Amount.

        1.11    Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.12    Accounting Treatment.    For accounting purposes, the Merger is intended to be treated as a "purchase."

        1.13    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

        1.14    Working Capital Adjustment.

        (a)  On the Closing Date, the Company shall deliver to Parent a consolidated balance sheet of the Company dated as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall present fairly in all material respects the financial condition of the Company on the Closing Date in conformity with GAAP on a basis consistent with the Company Financial Statements (as defined below) and the Unaudited Interim Balance Sheet (as defined below). Within thirty (30) days following the Closing the Company shall provide to Arthur Andersen LLP all schedules and materials reasonably requested by Arthur Andersen LLP. Within sixty (60) days following the date on which Arthur Andersen LLP receives such schedules and materials, it shall perform an audit of the Closing Balance Sheet, including a determination of Working Capital as of the Closing Date, and shall issue a draft audit report on the Closing Balance Sheet as of the Closing Date, which report shall state the amount of Working Capital as of the Closing Date (the "Working Capital Report"). Once Arthur Andersen LLP completes the audit, Parent shall provide to the Company Shareholders' Representative a copy of the draft audit report on the audited Closing Balance Sheet as well as the Working Capital Report (together, the "Closing Reports"). The Closing Reports shall be subject to review by Ernst & Young, LLP (the "Company Auditors") which review shall be completed no later than thirty (30) days after the Company Shareholders' Representative receives the Closing Reports. If the Company Shareholders' Representative does not object to the Closing Reports within fifteen days of the expiration of the thirty-day period for review by the Company Auditors, then the Closing Report shall be deemed final. If the opinions of Arthur Andersen LLP and the Company Auditors differ as to the necessity of any audit adjustment or the calculation of Working Capital, each of a senior management representative of Parent and the Company Shareholders' Representative will have thirty (30) days from the date the objection was raised by the Company Shareholders' Representative to resolve the dispute (the "Initial Resolution Period"). If the member of senior management and the Company Shareholder Representative cannot resolve the dispute during the Initial Resolution Period, such parties shall select a third mutually acceptable major accounting firm to arbitrate the dispute under the rules it imposes (the "Neutral Auditor"). The decision of the Neutral Auditor shall be made within 30 days after its engagement (which engagement shall be made no later than 5 days after the end of the Initial Resolution Period), shall be set forth in a written statement delivered to the Company Shareholder Representative and Parent and shall be final, binding, conclusive on such parties for all purposes hereunder. Each such party shall be responsible for any fees and expenses incurred by such party's auditors; provided, however, that the Company Shareholders' Representative shall be entitled to reimbursement out of the Escrow Fund of reasonable costs and expenses related to its actions under this Section 1.14(a) including the cost of Ernst & Young's review in an amount not to exceed, together with any amounts payable to the Company Shareholders' Representative pursuant to Section 10.1(e), $50,000 in the aggregate (the "Permitted Reimbursement Amount"). The Neutral Auditor shall allocate its fees between the Company Shareholder Representative and Parent according to the degree to which the positions of the respective parties are not accepted by the Neutral Auditor. The Closing Report shall be deemed to be the written statement delivered by the Neutral Auditor or, if any dispute is resolved in the Initial Resolution Period, the final Closing Report as agreed by the parties.

        (b)  If (i) the Final Excess Working Capital Amount minus the Excess Working Capital Amount is greater than zero, (ii) the Deficient Working Capital Amount minus the Final Deficient Working Capital Amount is greater than zero or (iii) the Closing Balance Sheet showed a Deficient Working Capital Amount and the Closing Report showed a Final Excess Working Capital Amount or no Deficient Working Capital Amount, then Parent shall issue and deposit with the Escrow Agent in the purchase price adjustment fund for the benefit of the former holders of Company Common Stock the number of shares of Parent Common Stock equal to the Company Adjustment Amount divided by the Parent Average Trading Price. "Company Adjustment Amount" shall mean (i) in the case of Section 1.14(b)(i), the amount equal to the Final Excess Working Capital Amount minus the Excess Working Capital Amount, (ii) in the case of Section 1.14(b)(ii), the amount equal to the Deficient Working Capital Amount minus the Final Deficient Working Capital Amount, and (iii) in the case of Section 1.14(b)(iii) the sum of the Final Excess Working Capital Amount and the Deficient Working Capital Amount; provided, however, that in the case of each of (i), (ii) and (iii) the Company Adjustment Amount will be increased by the Broker Commission Amount, if any. Any positive difference between the Broker Commission Amount and the Parent Adjustment Amount (as defined below) shall be deemed a Company Adjustment Amount.

        (c)  If (i) the Excess Working Capital Amount minus the Final Excess Working Capital Amount is greater than zero, (ii) the Final Deficient Working Capital Amount minus the Deficient Working Capital Amount is greater than zero or (iii) the Closing Balance Sheet showed an Excess Working Capital Amount and the Closing Report showed a Final Deficient Working Capital Amount or no Excess Working Capital Amount, then Parent shall be entitled to receive cash out of the adjustment account equal to the Parent Adjustment Amount if the Adjustment Shares have been sold, and, to the extent there is insufficient cash to cover the Parent Adjustment Amount, to reduce the Adjustment Shares by and cancel the number of shares of Parent Common Stock equal to the lower of (i) the quotient of (x) the Parent Adjustment Amount less any amount paid in cash (which may be zero) divided by (y) the Parent Average Trading Price and (ii) the total number of Adjustment Shares and Escrow Shares. "Parent Adjustment Amount" shall mean (i) in the case of Section 1.14(c)(i), the amount equal to the Excess Working Capital Amount minus the Final Excess Working Capital Amount, (ii) in the case of Section 1.14(c)(ii), the amount equal to the Final Deficient Working Capital Amount minus the Deficient Working Capital Amount, and (iii) in the case of Section 1.14(c)(iii) the sum of the Excess Working Capital Amount and the Final Deficient Working Capital Amount; provided, however, that in the case of each of (i), (ii) and (iii) the Parent Adjustment Amount will be decreased by the Broker Commission Amount, if any.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED CORPORATIONS

        Except as set forth on the Company Disclosure Schedule, which shall be organized in Parts corresponding to the numbering in this Section 2 with disclosures in each Part specifically corresponding to or cross-referencing another Part of the Company Disclosure Schedule specifically corresponding to a particular Section and Subbsection of this Article 2, the Company represents and warrants, to and for the benefit of the Parent Indemnitees, as follows:

        2.1    Due Organization; No Subsidiaries; Etc.

        (a)  Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

        (b)  The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "JAYCOR".

        (c)  The Acquired Corporations are not and within the last two years have not been required to be qualified, authorized, registered or licensed to do business as foreign corporations in any jurisdiction other than the jurisdictions identified in Part 2.1(c)(i) of the Company Disclosure Schedule. Each of the Acquired Corporations is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c)(ii) of the Company Disclosure Schedule.

        (d)  Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Acquired Corporations' board of directors, (ii) the names of the members of each committee of the Acquired Corporations' board of directors, and (iii) the names and titles of the Acquired Corporations' officers.

        (e)  Other than California Tube Laboratory, Inc., a California corporation, and Jaycor Tactical Systems, Inc., a Delaware corporation ("JTS") the Company has no Subsidiaries. Except for its Subsidiaries, the Company does not own any controlling interest in any Entity and, except for its Subsidiaries, the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Other than the Stock Distribution Transaction, the Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable, as guarantor or otherwise, for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

        2.2    Articles of Incorporation and Bylaws; Records.    The Company has delivered to Parent accurate and complete copies of: (1) the articles of incorporation and bylaws, including all amendments thereto of each Acquired Corporation; (2) the stock records of each Acquired Corporation; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation (the items described in (1), (2) and (3) above, collectively, the "Company Constituent Documents"). There have been no formal meetings or other proceedings of the shareholders of any of the Acquired Corporations, the board of directors of any of the Acquired Corporations or any committee of the board of directors of any of the Acquired Corporations that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and none of the Acquired Corporations has taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices. All the foregoing records of each of the Acquired Corporations are in the actual possession and direct control of the respective Acquired Corporation.

Each of the Acquired Corporations has in place, and has at all times had in place, an adequate and appropriate system of internal controls which is at least as comprehensive as the systems of internal controls customarily maintained by comparable Entities.

        2.3    Capitalization, Etc.

        (a)  The authorized capital stock of the Company consists of: (i) 12,000,000 shares of Company Common Stock, of which 8,051,601 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Company Common Stock and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any shares of capital stock of the Company is subject.

        (b)  The Company has reserved 1,948,399 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 1,762,836 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each option to purchase Company Common Stock outstanding as of the date hereof (whether vested or unvested) (the "Company Options"): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except for Company Options granted pursuant to the Company Stock Option Plans, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company (clauses (i) through (iv) above, collectively "Company Rights"). The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

        (c)  All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company or the ESOP, in the case of shares owned by the Company, free and clear of any Encumbrances.

        (d)  The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the CGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

        (e)  The certificate referred to in Section 6.5(f) shall be accurate and complete.

        2.4    Financial Statements.

        (a)  The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

            (i)  The audited balance sheets of the Company as of January 31, 2001, January 31, 2000 and January 31, 1999, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the periods then ended together with the notes thereto and the unqualified reports and opinions of PriceWaterhouseCoopers LLP or Ernst & Young LLP, as applicable, relating thereto; and

          (ii)  the unaudited balance sheet of the Company as of October 31, 2001 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the nine months then ended.

        (b)  The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations (and, in the case of the financial statements referred to in Section 2.4(a)(i), cash flows of the Company) for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

        (c)  The Closing Balance Sheet will be accurate and complete in all material respects and will present fairly the financial position of the Company as of the Closing Date and shall have been prepared in conformity with generally accepted accounting principles on a basis consistent with the Company Financial Statements, but taking into account any reclassifications of the most recent Company Financial Statements made by agreement between the Company and Parent, and shall include any additional accruals specifically required by this Agreement.

        (d)  The certificate referred to in Section 6.5(g) shall be accurate and complete.

        2.5    Absence of Changes.    Except as set forth in Part 2.5 of the Company Disclosure Schedule, since October 31, 2001:

          (a)  there has not been any Company Material Adverse Effect, and no event has occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect;

          (b)  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets (whether or not covered by insurance) of any of the Acquired Corporations;

          (c)  other than the Stock Distribution Transaction, no Acquired Corporation has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and, other than the repurchase at cost of its shares subject to repurchase options, has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other of its securities;

          (d)  no Acquired Corporation has sold, issued or authorized the issuance of (i) any of its capital stock or its other securities (except for Company Common Stock issued upon the exercise of outstanding Company Options) or, (ii) any Company Rights (except for Company Options described in Part 2.3 of the Company Disclosure Schedule);

          (e)  no Acquired Corporation has amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Option Plans, (ii) any provision of any Company Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f)    there has been no amendment to any of the Company Constituent Documents, and no Acquired Corporation has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g)  no Acquired Corporation has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

          (h)  no Acquired Corporation has made any capital expenditure which, when added to all other capital expenditures made on behalf of such Acquired Corporation since October 31, 2001, exceeds $100,000 average per month in the aggregate;

          (i)    no Acquired Corporation has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

          (j)    no Acquired Corporation has written off as uncollectible any amounts in excess of $10,000 individually or $25,000 in the aggregate, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other indebtedness outside existing reserves;

          (k)  no Acquired Corporation has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

          (l)    no Acquired Corporation has (i) lent money to any Person (other than pursuant to routine advances made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (m)  no Acquired Corporation has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (n)  no Acquired Corporation has changed any of its methods of accounting or accounting practices in any respect;

          (o)  no Acquired Corporation has made any Tax election;

          (p)  no Acquired Corporation has threatened, commenced or settled any Legal Proceeding; and

          (q)  no Acquired Corporation has agreed to take, or committed to take, any of the actions referred to in clauses "(c)" through "(p)" above.

        2.6    Title to Assets.

        (a)  Each Acquired Corporation owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Sections 2.1, 2.7 and 2.9 of this Agreement and all of the Acquired Corporations' rights under the Material Contracts (as defined below); and (iii) all other assets reflected in the Acquired Corporations' books and records as being owned by the respective Acquired Corporation. All of such assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations.

        (b)  The assets of the Acquired Corporations constitute all the assets, properties, rights and goodwill necessary to carry on the Acquired Corporations' businesses as conducted as of the date of this Agreement and as anticipated to be conducted as of the Closing Date. Neither any of the Acquired Corporations nor any of their respective Affiliates has any Contract, absolute or contingent (i) to effect any Acquisition Transaction or (ii) to sell or otherwise transfer any assets of any of the Acquired Corporations, except in the Ordinary Course of Business. All material tangible assets which are owned, leased or used by the Acquired Corporations are in good operating condition and repair, subject to normal wear and tear.

        (c)  All leases and licenses to the assets used by the Acquired Corporations are valid and enforceable in accordance with their terms against the parties thereto.

        2.7    Bank Accounts; Receivables; Inventories.

        (a)  Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

        (b)  Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all billed and unbilled accounts receivable, notes receivable and other receivables of each of the Acquired Corporations as of October 31, 2001. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since October 31, 2001 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and the Acquired Corporations have no reason to believe they will not be collected in full when due, without any counterclaim or set off.

        (c)  Section 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than $1,000,000 of the consolidated gross revenues of the Acquired Corporations, (ii) more than $1,000,000 of the Acquired Corporations' gross revenues in fiscal 2001, or (iii) more than $750,000 of the Acquired Corporations' gross revenues in the first three quarters of fiscal 2002. No Acquired Corporation has received any written notice or other written communication, indicating that any customer or other Person identified in Section 2.7(c) of the Company Disclosure Schedule is likely to cease dealing with any of the Acquired Corporations or is likely to otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

        (d)  All of the existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Acquired Corporations since October 31, 2001) of the Acquired Corporations: (i) is of such quality and quantity as to be usable and saleable by the Acquired Corporations in the Ordinary Course of Business; (ii) has been priced at the lower of cost or market value using the "last-in, first-out" method; and (iii) is free of any defect or deficiency. The inventory levels maintained by the Acquired Corporations (i) are not excessive in light of the normal operating requirements of each Acquired Corporation, (ii) are adequate for the conduct of the operations of the Acquired Corporations in the Ordinary Course of Business, and (iii) are, to the knowledge of the Acquired Corporations, comparable to the inventory levels maintained by comparable Entities.

        2.8    Equipment; Leasehold.

        (a)  All items of equipment and other tangible assets owned by or leased to the Acquired Corporations (i) are adequate for the uses to which they are being put, (ii) are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (iii) comply in all material respects with, and are being operated and otherwise used in substantial compliance with all applicable Legal Requirements, and (iv) are adequate for the conduct of the Acquired Corporations' businesses in the manner in which such businesses are being conducted or proposed to be conducted.

        (b)  The Acquired Corporations do not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.8(b) of the Company Disclosure Schedule.

        2.9    Proprietary Assets.

        (a)  Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $50,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person (the "Licensed Assets") and is material to the businesses of the Acquired Corporations, and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Acquired Corporations. The Acquired Corporations have good, valid and marketable title to all of the Company Proprietary Assets other than Licensed Assets, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Licensed Assets and any rights thereunder will not be affected by the Acquired Corporations entering into this Agreement and the agreements and transactions contemplated hereby. The Acquired Corporations have not developed jointly with any other Person a Company Proprietary Asset that is material to the businesses of the Acquired Corporations with respect to which such other Person has any rights. There is no Company Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.

        (b)  The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Acquired Corporations an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously made available by the Company to Parent, and (ii) all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Company Proprietary Asset have executed and delivered to the Acquired Corporations an agreement (containing no material exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously made available to Parent.

        (c)  (i) All patents, trademarks, service marks and copyrights held by the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Company Proprietary Assets and no Proprietary Asset that is currently being developed by the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (iv)  the Acquired Corporations have all rights and licenses reasonably necessary in order to make, have made, use or sell these products to an unlimited number of parties, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any third party Proprietary Asset; (v) the Acquired Corporations have not received any written notice or other written communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person and (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Company Proprietary Asset.

        (d)  The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their businesses in the manner in which such businesses have been and are being conducted. The Acquired Corporations have not (i) licensed any of the material Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

        (e)  The Acquired Corporations have not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code. Part 2.9(e)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Acquired Corporations have deposited or are required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code.

        (f)    Except with respect to demonstration or trial copies that include code to disable continued use after a limited demonstration or trial period, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

        2.10    Contracts.

        (a)  Part 2.10(a) of the Company Disclosure Schedule identifies:

            (i)  each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

          (ii)  each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any material technology or any material Proprietary Asset;

        (iii)  each Company Contract imposing any material restriction on the Acquired Corporations' right or ability (A) to compete with any other Person, (B) to acquire any material product or other assets or any services from any other Person, to sell any material amount of product or other assets to, or perform any material services for any other Person, or (C) develop or distribute any technology;

          (iv)  each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

          (v)  each Company Contract relating to the acquisition, issuance or transfer of any securities of any Acquired Corporation other than the Company's standard Stock Option Agreement and Stock Restriction Agreement, forms of which have been made available to Parent;

          (vi)  each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Acquired Corporations;

        (vii)  each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, or any surety arrangement;

      (viii)  each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

          (ix)  each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

          (x)  each Company Contract constituting or relating to a Government Contract or Government Bid involving payment by or to the Acquired Corporations in excess of $100,000;

          (xi)  any other Company Contract that was entered into outside the Ordinary Course of Business or was inconsistent with the Acquired Corporations' past practices;

        (xii)  any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Acquired Corporations having a value in excess of $50,000 in the aggregate.

        (Company Contracts in the respective categories described in clauses "(i)" through "(xii)" above are referred to in this Agreement as "Material Contracts".)

        (b)  The Acquired Corporations have made available to Parent accurate and complete copies of all written Material Contracts. Part 2.10(b)(i) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Part 2.10(b)(ii) of the Company Disclosure Schedule lists each Company Contract entered into outside the Ordinary Course of Business involving any indemnity obligations of an Acquired Corporation. Each Company Contract is valid and in full force and effect is enforceable by the Acquired Corporations in accordance with its terms.

        (c)  Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:

            (i)  the Acquired Corporations have not violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Acquired Corporations, no other Person has violated or breached, or committed any default under, any Company Contract;

          (ii)  to the knowledge of the Acquired Corporations, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

        (iii)  since January 31, 2000, the Acquired Corporations have not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract that has not been resolved; and

          (iv)  the Acquired Corporations have not waived any of their rights under any Material Contract.

        (d)  To the knowledge of the Acquired Corporations, no Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Acquired Corporations under any Material Contract or any other material term or provision of any Material Contract, except for final cost audits under cost reimbursement Government Contracts or price adjustments under any price redeterminable Government Contracts.

        (e)  The Material Contracts collectively constitute all of the Contracts necessary to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted or proposed to be conducted.

        (f)    Part 2.10(f) of the Company Disclosure Schedule provides an accurate description and breakdown of the Acquired Corporations' backlog under Company Contracts.

        (g)  Except as set forth in Part 2.10(g) of the Company Disclosure Schedule:

            (i)  the Acquired Corporations have not had any unresolved determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

          (ii)  the Acquired Corporations have complied with all Legal Requirements with respect to all Government Contracts and Government Bids;

        (iii)  the Acquired Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the National Industrial Security Program Operating Manual, (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

          (iv)  all facts set forth in or acknowledged by any Acquired Corporation in any certification, representation or disclosure statement submitted by any Acquired Corporation with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission;

          (v)  none of the Acquired Corporations nor any of their respective employees have been debarred or suspended from doing business with any Governmental Body, and, to the Acquired Corporations' knowledge, no circumstances exist that would warrant the institution of debarment or suspension proceedings against any Acquired Corporation or any employee of any Acquired Corporation;

          (vi)  no negative determinations of responsibility, as contemplated in Part 9 of the FAR (Contractor Qualifications), have been issued against any Acquired Corporation in connection with any Government Contract or Government Bid;

        (vii)  no direct or indirect costs incurred by any Acquired Corporation have been disallowed as a result of a finding or determination of any kind by any Governmental Body other than as a result of audits by Governmental Bodies;

      (viii)  no Governmental Body, and no prime contractor or high-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to any Acquired Corporation under any Government Contract;

          (ix)  there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving any Acquired Corporation or any of their employees, (B) the disallowance of any costs submitted for payment by any Acquired Corporation, (C) the recoupment of any payments previously made to any Acquired Corporation, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any Acquired Corporation, or (E) the assessment of any penalties or damages of any kind against any Acquired Corporation, which penalties or damages could, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations;

          (x)  there is not any (A) outstanding claim against any Acquired Corporation by, or dispute involving any Acquired Corporation with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by any Acquired Corporation upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Government Body against any Acquired Corporation;

          (xi)  no Acquired Corporation is undergoing, and no Acquired Corporation has undergone, any audit, and, to the knowledge of the Acquired Corporations, there is no impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the Ordinary Course of Business);

        (xii)  no Acquired Corporation is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

      (xiii)  no payment has been made by any Acquired Corporation or, to the Acquired Corporations' knowledge, by a Person acting on any Acquired Corporation's behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of any Acquired Corporation) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

        (xiv)  each Acquired Corporation's cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

        (xv)  each Acquired Corporation has complied in all material respects with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Acquired Corporation Proprietary Assets;

        (xvi)  in each case in which an Acquired Corporation has delivered or otherwise provided any technical data, computer software or Acquired Corporation Proprietary Asset to any Governmental Body in connection with any Government Contract, such Acquired Corporation has marked such technical data, computer software or Acquired Corporation Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Acquired Corporation Proprietary Asset, except where failure to do so has not had and will not have a Material Adverse Effect on any Acquired Corporation;

      (xvii)  no Acquired Corporation has made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

      (xviii)  each Acquired Corporation has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for fiscal 1997, 1998, 1999 and 2000, and those years are closed;

        (xix)  no Government Contract period of performance has been shortened as a result of Award Term Provisions;

        (xx)  there is no overhead rate ceiling on any current Government Contract, and there is no profit impact associated with overhead rate ceilings on prior completed Government Contracts;

        (xxi)  there are no Government Contracts with performance bonds;

      (xxii)  there are no minimum quotas in existing VAR contracts of the Acquired Corporations;

    (xxiii)  the responsible government representatives have agreed with the Acquired Corporations on the "forward pricing bidding and billing rates" that each Acquired Corporation is charging on cost-type Government Contracts and including in Government Bids; and

      (xxiv)  each Acquired Corporation is not and will not be required to make any filings with or give notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        (h)  With respect to each Material Contract, the Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, and the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Acquired Corporations to any Person or give any Person the right to terminate or alter the provisions of such Material Contract. The consummation of the transaction described herein will not affect any of the Material Contracts in a manner that could reasonably be expected to materially adverse to the Acquired Corporations.

        (i)    Part 2.10(i) of the Company Disclosure Schedule sets forth each Contract or arrangement between any of the Acquired Corporations and any of the Jaycor Former Affiliates with any performance obligation or Liability by any party thereto after the date of this Agreement. Reasonable estimates of all transaction costs and expenses related to the termination of all such Contracts and arrangements that have been designated for termination pursuant to Section 4.6 shall be accrued as current liabilities on the Closing Balance Sheet. From and after the Effective Time, neither Parent nor the Surviving Corporation nor any of their respective Affiliates shall have any Liability or obligation pursuant to any Contract or arrangement which was either (i) requested by Parent to be terminated pursuant to Section 4.6 or (ii) which should have been listed on Part 2.10(i) of the Company Disclosure Schedule.

        2.11    Liabilities; Fees, Costs and Expenses.

        (a)  The Acquired Corporations have no Liabilities, except for: (i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Acquired Corporations since October 31, 2001 in the Ordinary Course of Business; and (iii) Liabilities under the Material Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company

Contracts (excluding any Liabilities arising under the Stock Distribution Transaction (as defined below) of which there are none).

        (b)  The total amount of all fees, costs and expenses (including any attorney's, accountant's, financial advisor's or finder's fees) incurred by or for the benefit of the Acquired Corporations in connection with (a) the due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, are not anticipated in the aggregate to exceed $700,000.

        2.12    Compliance with Legal Requirements.    Each of the Acquired Corporations is, and has at all times since its inception been, in compliance in all material respects with all Legal Requirements that are applicable to it or to the conduct of its business or the ownership or use of any of its assets. Since January 31, 2000 none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. None of the Acquired Corporations has received, at any time, any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has delivered to Parent an accurate and complete copy of each report, study, survey or other document which is in the possession of the Acquired Corporations that addresses or otherwise relates to the compliance of the Acquired Corporations with, or the applicability to the Acquired Corporations of, any Legal Requirement. To the knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Acquired Corporations' businesses, conditions, assets, liabilities, operations, financial performance, net income or prospects or on the ability of the Acquired Corporations to comply with or perform any covenant or obligation under any of the Related Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated hereunder.

        2.13    Governmental Authorizations.

        (a)  The Governmental Authorizations held by each of the Acquired Corporations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary (i) to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted, and (ii) to permit each of the Acquired Corporations to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used. Each of the Acquired Corporations is, and at all times since its inception has been, in compliance with the terms and requirements of the respective Governmental Authorizations held by such Acquired Corporation. Since January 31, 2000, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        (b)  Except as set forth in Part 2.13 of the Company Disclosure Schedule: (i) each of the Acquired Corporations and its employees are, and each of the Acquired Corporations and its employees have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.13 of the Company Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.13 of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.13 of the Company Disclosure Schedule; (iii) the Acquired Corporations have never received, and, to the knowledge of the Acquired Corporations, no employee of the Acquired Corporations has ever received, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Section 2.16 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

        2.14    Tax Matters.

        (a)  All Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts due (whether or not shown on the Company Returns to be due) on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed which have been requested by Parent.

        (b)  The Company Financial Statements fully accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the Ordinary Course of Business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes for the period from October 31, 2001 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

        (c)  There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Acquired Corporations or any other Person), and no such extension or waiver has been requested from the Acquired Corporations.

        (d)  No claim or Legal Proceeding is pending or has been threatened against or with respect to the Acquired Corporations in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Acquired Corporations with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations is a party to any Contract, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Notwithstanding any disclosure in the Company Disclosure Schedule, none of the Acquired Corporations has made any distribution of stock of any "controlled corporation" as that term is defined in Section 355(a)(1) of the Code and the Acquired Corporations have no Liability for Taxes as a result of any such distribution, and the Merger shall not result in any such Taxes.

        (e)  There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations has, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a group of which the Company is or was the common parent. None of the Acquired Corporations is, nor ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. None of the Acquired Corporations is liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. Notwithstanding the foregoing, all tax sharing, tax indemnity or similar agreements or arrangements to which the Company has been a party ("Tax Agreements") have been terminated. After the Closing Date none of the Acquired Corporations or any of their Affiliates shall be bound by or have any Liability under any Tax Agreements, including for amounts due in respect of periods ending on or before the Closing Date.

        (f)    The Company and, as applicable, any Subsidiary or Subsidiaries with which the Company files a combined, consolidated or unitary Tax Return will have no federal, state, local, or foreign tax or other Liability arising out of the Stock Distribution Transaction. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no Tax liability or restriction, reduction or limitation on or of favorable Tax attributes (such as losses or credits, loss or credit carryovers, basis or deduction) will arise directly or indirectly as a result of the Merger other than pursuant to Section 382 and Section 383 of the Code. The Company Disclosure Schedule sets forth the amount of available net operating loss and credit carryovers to the Acquired Corporations as of December 31, 2001. Prior to the Merger, none of the Acquired Corporations or any predecessor has been subject to Section 382 or 383 of the Code and none of the available net operating losses and carryovers set forth in the Company Disclosure Schedule has otherwise been restricted, reduced or limited.

        2.15    Employee and Labor Matters; Benefit Plans.

        (a)  Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any employee of the Acquired Corporations ("Employee"), except for Plans which would not require the Acquired Corporations to make payments or provide benefits having a value in excess of $10,000 in the aggregate. Part 2.15(a) of the Company Disclosure Schedule sets forth the citizenship status of every employee of the Acquired Corporations (whether such employee is a United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such employee is working for the Acquired Corporations and the dates of issuance and expiration of such visa or other similar permit.

        (b)  The Acquired Corporations do not maintain, sponsor or contribute to, and, to the knowledge of the Acquired Corporations, have not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

        (c)  The Acquired Corporations maintain, sponsor or contribute only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

        (d)  With respect to each Plan, the Company has delivered to Parent:

            (i)  an accurate and complete copy of such Plan (including all amendments thereto);

          (ii)  an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

        (iii)  an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material written employee communications relating to such Plan;

          (iv)  if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

          (v)  accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

          (vi)  an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

        (e)  The Acquired Corporations are not required to be, and, to the knowledge of the Acquired Corporations, have never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Acquired Corporations have never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Acquired Corporations, the Acquired Corporations have never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

        (f)    The Acquired Corporations do not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

        (g)  No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

        (h)  With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

        (i)    Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

        (j)    Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Acquired Corporations are not aware of any reason why any such determination letter should be revoked.

        (k)  Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements, will result in any liability to the Acquired Corporations or payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Acquired Corporations (whether or not under any Plan), or increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits. A reasonable estimate of any cost, expenses and Liabilities related to the matter set forth in Part 2.15(k) of the Company Disclosure Schedule, including a $160,000 payment to Mr. Eric Wenaas, shall have been accrued as current liabilities on the Closing Balance Sheet.

        (l)    Part 2.15(l) of the Company Disclosure Schedule accurately identifies each former employee of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Acquired Corporations or otherwise) relating to such former employee's employment with the Acquired Corporations; and Part 2.15(m) of the Company Disclosure Schedule accurately describes such benefits.

        (m)  The Acquired Corporations are not parties to or bound by, and the Acquired Corporations have never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

        (n)  The employment of each of the Acquired Corporations' employees is terminable by the Acquired Corporations at will. The Company has made available to the Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Acquired Corporations.

        (o)  To the knowledge of the Company:

            (i)  no employee of the Acquired Corporations intends to terminate his employment with the Acquired Corporations;

          (ii)  no employee of the Acquired Corporations has received an offer to join a business that may be competitive with the Acquired Corporations' businesses; and

        (iii)  no employee of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Acquired Corporations, or (B) the Acquired Corporations' businesses or operations.

          (iv)  The Acquired Corporations are not engaged, and in the last five years the Acquired Corporations have not been engaged, in any unfair labor practice of any nature. In the last five years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Acquired Corporations or any of their employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

        (p)  As of the Effective Time, (i) a reasonable estimate of all material costs and expenses associated with the termination of the ESOP, the Company 401(k) Plans, the Company Money Purchase Plan and the Deferred Compensation Plan shall have been accrued as current liabilities on the Closing Balance Sheet, and (ii) none of the Acquired Corporations, the Surviving Company or Parent shall have any Liability under the Company Deferred Compensation Plan, except as set forth on the Closing Balance Sheet, and (iii) after the Effective Time the Company shall not be required to make any further contributions to such Plans except for contributions which are made on behalf of participants in such Plans which are based on compensation earned before the termination of such Plans.

        (q)  As of the Effective Time all bonuses to employees of the Acquired Corporations for the fiscal year ended January 31, 2001 shall have been paid in full, or if not paid in full, properly reflected as current liabilities on the Closing Balance Sheet.

        2.16    Environmental Matters.    The Acquired Corporations are in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Acquired Corporations have not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any Acquired Corporation is not in compliance with any Environmental Law, and, to the knowledge of the Acquired Corporations, there are no circumstances that may prevent or interfere with the Acquired Corporations' compliance with any Environmental Law in the future. To the knowledge of the Acquired Corporations, no current or prior owner of any property leased or controlled by the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Acquired Corporations are not in compliance with any Environmental Law. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment.) All applications required to have been filed for the renewal of the Governmental

Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

        2.17    Insurance.    Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Corporations and identifies any material pending claims made thereunder, and the Acquired Corporations have delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since January 31, 2001, the Acquired Corporations have not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any pending claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

        2.18    Related Party Transactions.    Except as set forth in Part 2.18 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 31, 1999 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since January 31, 1999 been, indebted to the Company; (c) since January 31, 1999, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Acquired Corporations; (d) no Related Party is competing, or has at any time since January 31, 1999 competed, directly or indirectly, with the Acquired Corporations; and (e) no Related Party has any claim or right against the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Acquired Corporations). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since January 31, 1999 been, an officer or director of the Acquired Corporations; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Acquired Corporations) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)

        2.19    Legal Proceedings; Orders.

        (a)  There is no pending Legal Proceeding, and to the knowledge of the Acquired Corporations, no Person has threatened to commence any Legal Proceeding: (i) that involves the Acquired Corporations or any of the assets owned, used or controlled by the Acquired Corporations or any Person whose liability the Acquired Corporations have or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

        (b)  No Legal Proceeding has ever been commenced by or has ever been pending against the Acquired Corporations that has not been fully adjudicated or settled prior to the date of this Agreement. The Acquired Corporations have delivered to Parent accurate and complete copies of all pleadings, correspondence and other written materials (which are not subject to attorney-client privilege) to which the Acquired Corporations have access and that relate to any Legal Proceeding identified in the Company Disclosure Schedule.

        (c)  There is no Order to which the Acquired Corporations, or any of the assets owned or used by the Acquired Corporations, are subject. To the knowledge of the Acquired Corporations, no shareholder, officer or other employee of the Acquired Corporations is subject to any Order that prohibits such shareholder, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Corporations' business. To the knowledge of the Acquired Corporations, there is no proposed Order that, if issued or otherwise put into effect (i) could have an adverse effect on the Acquired Corporations' business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of the Acquired Corporations or any of its shareholders to comply with or perform any covenant or obligation under any of the Related Agreements or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated under this Agreement.

        (d)  A reasonable estimate of all the cost, expenses and Liabilities related to any Legal Proceeding threatened or pending as of the Effective Time shall have been accrued as current liabilities on the Closing Balance Sheet, including any cost, expenses and Liabilities related to the Legal Proceedings set forth on Part 2.19 of the Company Disclosure Schedule excluding, however, the Legal Proceedings set forth on Schedule 9.2(a).

        2.20    Authority; Binding Nature of Agreement.    The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company other than approval by the majority of the outstanding shares of Company Common Stock of the principal terms of the Merger Agreement required to effect the Merger. This Agreement and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.21    Non-Contravention; Consents.    Neither (1) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a violation of any of the provisions of the Company's Constituent Documents;

          (b)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Acquired Corporations, or any of the assets owned, used or controlled by the Acquired Corporations, are subject;

          (c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Acquired Corporations or that otherwise relates to the Acquired Corporations' businesses or to any of the assets owned, used or controlled by the Acquired Corporations;

          (d)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company

  Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations).

        Except for the filing of the Agreement of Merger, such filings as are required under the HSR Act, and the Securities Act and the solicitation of the consent of the Company's shareholders, no filing with, notice to or consent from any Person is required in connection with (x) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

        2.22    Customers; Accounts Payable.

        (a)  Part 2.22(a) of the Company Disclosure Schedule identifies each Person that has committed (whether oral or written and whether pursuant to an agreement or purchase order or otherwise) to purchase existing products or services or products or services being developed by the Acquired Corporations with dollar value of $500,000 or more (the "Purchase Commitments") and whether such commitment is oral or written. The Company has made available to Parent true and complete copies of all documents evidencing such Purchase Commitments. All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Acquired Corporations and, upon consummation of the Merger, will be enforceable by Parent, against the other party to such Purchase Commitments. No fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Purchase Commitment and no Person has given any notice to the Acquired Corporations, and the Acquired Corporations have no reason to believe, that any Person intends to withdraw, amend, modify or terminate any Purchase Commitment.

        (b)  Part 2.22(b) of the Company Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the Acquired Corporations' accounts payable as of October 26, 2001; (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Acquired Corporations as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of the Acquired Corporations' long-term debt as of the date of this Agreement. The Acquired Corporations have not paid, and the Acquired Corporations are not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 10.3. Part 2.22(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received (i) more than $500,000 from the Acquired Corporations in 1999, (ii) more than $500,000 from the Acquired Corporations in 2000, or (iii) more than $325,000 from the Acquired Corporations in the first three quarters of 2001.

        2.23    Product Development.

        (a)  Part 2.23 of the Company Disclosure Schedule sets forth for each product or service being developed by or on behalf of the Acquired Corporations (excluding products or services being developed under Government Contracts) a true and correct development status, including the dates on which the development of each such product or service will be completed. No fact, condition or circumstance exists that would materially impair or delay the development of any of the products or services of the Acquired Corporations. None of the Acquired Corporations has entered into any agreement which restricts its right to make, have made, use or sell to an unlimited number of third parties any products currently contemplated by, designed by or designed on behalf of any of the Acquired Corporations.

        (b)  Each product that has been sold by the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale, except for any deficiencies that can be corrected without incurring expense in excess of warranty reserves. All repair services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Acquired Corporations will not incur or otherwise become subject to any Liability in excess of the warranty reserves on its Closing Balance Sheet arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Acquired Corporations on or at any time prior to the Closing Date. No product manufactured or sold by the Acquired Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product. There are no unresolved claims or threatened claims by any customer or other Person against the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product sold by the Acquired Corporations or any services performed by the Acquired Corporations. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim. The Acquired Corporations have in place an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by comparable Entities.

        2.24    Full Disclosure.

        (a)  This Agreement (including the Company Disclosure Schedule) does not, (i) contain any representation or warranty by the Acquired Corporations or information regarding the Acquired Corporations that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information regarding the Acquired Corporations contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

        (b)  The information supplied by the Company for inclusion in the Company Proxy Statement (as defined below), the S-4 Registration Statement (as defined below) (including any Company financial statements) and the Information Statement (as defined below) (if applicable) will not, as of the date of the Company Proxy Statement or the S-4 Registration Statement or as of the date of the Company Shareholders' Meeting (as defined below), and in each case, as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information not false or misleading.

        2.25    Company Action.

        (a)  The Board of Directors of the Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has unanimously (i) determined that the Merger is advisable and in the best interests of the Company, its shareholders and the ESOP participants and beneficiaries, (ii) recommended the adoption and approval of the Merger, this Agreement and the Escrow Agreement by the shareholders of the Company and directed that this Agreement and the Escrow Agreement be submitted for a vote at the Company Shareholders' Meeting.

        (b)  The affirmative vote of a majority of the shares of Company Common Stock outstanding on the date of such vote is the only vote of the shareholders of the Company needed to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby (the "Required Company Shareholder Vote").

        2.26    Anti-Takeover Law.    The Board of Directors and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (i) any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement and the Related Agreements, (ii) any takeover provision in the Company Constituent Documents, and (iii) any takeover provision in any Contract to which the Company is a party or by which it or its properties may be bound.

        2.27    Finder's Fee.    No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated thereby based upon arrangements made by or on behalf of the Company.

        2.28    Stock Distribution Transaction.    At the time of the Stock Distribution Transaction, the fair market value of the JTS shares distributed in the Stock Distribution Transaction shall not exceed $9,700,000. As of December 31, 2001, the Company had a tax basis of $1,451,590 (plus the purchase price of additional JTS shares by the Company in the Stock Distribution Transaction) in the JTS shares to be distributed in the Stock Distribution Transaction. The Company and the Surviving Corporation will have no federal tax or other Liability as a result of the consummation of the Stock Distribution Transaction. As of the Effective Time, the Stock Distribution Transaction shall have been completed in compliance with all applicable Legal Requirements and only in accordance with the terms of Section 2.28 of the Company Disclosure Schedule. From and after the Effective Time, the Company and the Surviving Corporation shall not have any Liability to any Person related to or arising out of the Stock Distribution Transaction. Part 2.28 of the Company Disclosure Schedule identifies each Contract, Liability or arrangement between JTS and the Company as of the date of this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1    Corporate Existence and Power.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the case of Parent, and under the laws of California in the case of Merger Sub, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.

        3.2    Authority; Binding Nature of Agreement.    Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and under each Related Agreement to which either of them is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each Related Agreement to which either of them is a party (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action, including all necessary action on the part of Parent and Merger Sub and their respective boards of directors and Parent as Merger Sub's sole shareholder. No vote of Parent's stockholders is needed to adopt this Agreement or approve the Merger. This Agreement and each Related Agreement to which either of them is a party has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3    SEC Filings; Financial Statements.

        (a)  Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 2000 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained as of the date they were filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such statements were corrected in any subsequently filed Parent SEC Documents. Parent is eligible to use Form S-3 for registration of securities of Parent under the Securities Act.

        (b)  The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain a full set of footnotes and are subject to year-end audit adjustments, and except that the financial statements may have been amended due to subsequent events as reflected in subsequently filed Parent SEC Documents; and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

        3.4    No Conflict; Consents.    The execution and delivery by Parent and Merger Sub of this Agreement and of each Related Agreement to which either of them is a party and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub or any law, order, injunction, decree, ordinance, award, stipulation, statute, rule or regulation applicable to Parent. Except for the Bank Consent, the filing of the Agreement of Merger and such filings as are required under each of the HSR Act and the Securities Act, no filing with, notice to or consent from any Person is required in connection with (x) the execution, delivery or performance of this Agreement or any of the Related Agreements by Parent, or (y) the consummation by Parent and Merger Sub of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

        3.5    Valid Issuance.    The shares of Parent Common Stock to be issued pursuant to Section 1.5(a) will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        3.6    Full Disclosure.    The information supplied by the Parent for inclusion in the Company Proxy Statement, the S-4 Registration Statement (including any Parent financial statements) and the Information Statement will not, as of the date of the Company Proxy Statement, the S-4 Registration Statement, or the Information Statement, and as of the date of the Company Shareholders' Meeting or as of the Effective Time, and in each case, as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information not false or misleading in light of the circumstances under which such information is provided.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

        4.1    Access and Investigation.    Subject to the Mutual Confidentiality Agreement entered into by the parties on January 3, 2002, the terms of which are hereby incorporated, during the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

        4.2    Operation of the Company's Business

        (a)  Except as set forth as Part 4.2(a) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall: (i) conduct its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) use commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) provide all notices, assurances and support required by any Material Contract relating to any Proprietary Asset in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by the Company's of any Proprietary Asset; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company; (v) to the extent reasonably requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company's businesses, and (vi) not take any action, or fail to take any action, outside the Ordinary Course of Business that would be likely to have the effect of increasing the Company Adjustment Amount or decreasing the Parent Adjustment Amount.

        (b)  Except as disclosed on Part 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent which consent, or refusal to consent, will not be unreasonably delayed):

            (i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

          (ii)  sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Company Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement and set forth in the Company Disclosure Schedule);

        (iii)  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

          (iv)  amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (v)  recognize any labor union or enter into any collective bargaining agreement;

          (vi)  adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

        (vii)  form any Subsidiary or acquire any equity interest or other interest in any other Entity;

      (viii)  make any capital expenditure outside the Ordinary Course of Business or make any single capital expenditure in excess of $75,000; provided however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed $100,000 average per month in the aggregate;

          (ix)  except in the Ordinary Course of Business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

          (x)  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the Ordinary Course of Business and not having a value, or not requiring payments to be made or received, in excess of $25,000 individually, or $75,000 in the aggregate), or waive or relinquish any material right;

          (xi)  lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the Ordinary Course of Business and in accordance with past practices under the Company's credit facilities outstanding as of the date hereof and set forth on the Company Disclosure Schedule (without any amendment or modification thereto) which in the aggregate exceeds $75,000);

        (xii)  establish, adopt or amend any Company employee benefits plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers.

      (xiii)  dismiss any employee or hire any new employee having an annual salary in excess of $125,000;

        (xiv)  change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

        (xv)  make any material Tax election;

        (xvi)  commence or settle any Legal Proceeding;

      (xvii)  enter into any material transaction or take any other material action outside the Ordinary Course of Business and inconsistent with past practices;

      (xviii)  except as expressly set forth in the terms of the Stock Distribution Transaction, transfer any assets or Liabilities between JTS and any of the Acquired Corporations or enter into any Contract or arrangement between JTS and any of the Acquired Corporations;

        (xix)  take or omit to take any action that could, or is or reasonably likely to, (A) result in any of the conditions to the consummation of the Merger set forth in Section 6 and Section 7 hereof not being satisfied, (B) breach any provisions of this Agreement, or (C) result in a right for Parent or any other Indemnitee to seek indemnification under Section 9 of this Agreement, as a consequence of any such intentional action or omission, other than the execution and delivery of this Agreement; or

        (xx)  authorize, agree, commit or enter into any Contract to take any of the actions described in clauses "(i)" through "(xix)" of this Section 4.2(b).

        4.3    Notification.

        (a)  During the Pre-Closing Period, each of the Company and Parent shall promptly notify the other in writing of:

            (i)  the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;

          (ii)  any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

        (iii)  any breach of any covenant or obligation of such party; and

        (b)  any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

        4.4    No Negotiation.

        (a)  The Company acknowledges and agrees that the Company will not, and will not permit any of its Representatives and Associates to, directly or indirectly:

            (i)  solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (ii)  participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

        (iii)  entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

        (b)  The Company shall, and shall cause each of its Associates and Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction, and shall promptly provide Parent with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or, to its knowledge, by any of the Company's Associates or Representatives from any Person (other than Parent) during the Pre-Closing Period.

        4.5    Company Shareholders' Meeting.

        (a)  The Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Company Common Stock (the "Company Shareholders' Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement, the Escrow Agreement and approval of the Merger. The Company Shareholders' Meeting will be held as promptly as practicable and within 22 business days after the S-4 Registration Statement (as defined below) is declared effective under the Securities Act (which period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC).

        (b)  The Company will prepare and distribute to the Company shareholders and the beneficial owners of the ESOP in connection with the Company Shareholders' Meeting a proxy statement (the "Company Proxy Statement") in compliance with all applicable Legal Requirements and the Company Constituent Documents. The Company shall use its reasonable commercial efforts to solicit from shareholders of the Company and the beneficial owners of the ESOP proxies in favor of the approval of the principal terms of this Agreement, the Escrow Agreement and the Merger and to take all other actions reasonably necessary to secure such vote as promptly as practicable prior to the Termination Date (as defined below).

        (c)  The Board of Directors of the Company shall unanimously recommend that the Company's shareholders and the beneficial owners of the ESOP vote in favor of and approve the principal terms of this Agreement, the Escrow Agreement and approve the Merger at the Company Shareholders' Meeting (the "Recommendation"). The Company Proxy Statement and the Information Statement, as applicable, shall include the Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Recommendation. For purposes of this Agreement, the Recommendation shall be deemed to have been modified in a manner adverse to Parent if such Recommendation shall no longer be unanimous.

        4.6    Certain Contracts.    If Parent and the Company reasonably agree on the termination of one or more of the Contracts or arrangements set forth on Part 2.10(i) of the Company Disclosure Schedule, the Company shall use its commercially reasonable efforts to terminate each of the Contracts and arrangements set forth or required to be set forth on Part 2.10(i) of the Company Disclosure Schedule and reasonably agreed by the Company and Parent to be terminated (other than the Tax Sharing Agreement between the Company and JNI Corporation), in each case without any Liability or cost to any of the Acquired Corporations, Parent or the Surviving Corporation, other than current Liabilities properly accrued on the Closing Balance Sheet; it being expressly understood that reasonable estimates of all transaction costs and expenses related to the termination of all such Contracts and arrangements shall be accrued as current liabilities on the Closing Balance Sheet.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

        5.1    Additional Agreements.    Subject to Section 5.2(b), Parent and the Company shall use all reasonable efforts (i) to cause the conditions set forth in Section 6, in the case of the Company, and in Section 7, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date, and (ii) to take, or cause to be taken, all actions reasonably necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Without limiting the generality of the foregoing, but subject to Section 5.2(b), each party to this Agreement shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each filing made, each notice given and each Consent obtained by such party in connection with the Merger during the Pre-Closing Period.

        5.2    Regulatory Approvals.

        (a)  The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any

Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters and shall otherwise use all reasonable efforts to resolve any objections to the transactions contemplated by this Agreement raised by any Governmental Body. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any Legal Proceeding, and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act of any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by the HSR Act or any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of Parent, the Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

        (b)  Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations ((i) through (v), collectively, "Burdensome Conditions").

        5.3    Registration Statement; Fairness Hearing.

        (a)  As soon as practicable after the date hereof and subject to Section 5.3(f), Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 concerning the Parent Common Stock to be issued in connection with the Merger (together with any amendment or supplement thereto, the "S-4 Registration Statement"). The S-4 Registration Statement shall contain the

Company Proxy Statement as part of the prospectus, and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. The parties acknowledge and agree that the foregoing arrangements may be altered by Parent as reasonably necessary to respond to any comments or requests received from the SEC. Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Company Proxy Statement and any amendments thereto) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, to file any required amendments to the S-4 Registration Statement and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC taking into account, among other things, the availability of audited financial statements of Parent for the year ended December 31, 2001 to the extent required for the S-4 Registration Statement to be declared effective or the Proxy Statement to be mailed to the shareholders of the Company. The Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to the Company shareholders, as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.3(a) (including, without limitation, Company financial statements complying with the requirements of Form S-4, the Securities Act and the Exchange Act). In addition, the Company shall promptly furnish to Parent all information concerning the Company and the Company shareholders that may be required or reasonably requested in connection with any pre- or post-effective amendment to the S-4 Registration Statement and shall use its diligent efforts to cause its independent auditors to promptly provide all consents for the inclusion of the audited financial statements of the Company and the report thereon of the Company Auditors in the S-4 Registration Statement. If the Company becomes aware of any information that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Company Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

        (b)  Prior to the Effective Time, Parent shall make all required filings with state regulatory authorities and the NYSE, and shall ensure that the Parent Common Stock to be issued in the Merger will be qualified under the securities or "blue sky" law of every jurisdiction of the United States in which any registered shareholder of the company has an address of record on the record date for determining the shareholders entitled to notice of and to vote on the Merger (other than qualifying to do business in a State in which it is not now qualified).

        (c)  At or prior to the filing of the Form S-4 Registration Statement, Parent, Merger Sub and the Company shall execute and deliver to Gray Cary Ware & Freidenrich LLP ("Gray Cary") (counsel to the Company) and Cooley Godward llp ("Cooley Godward") (counsel to Parent) certificates as contemplated in Section 5.6 of this Agreement. At the Effective Time, Parent, Merger Sub and the Company shall each confirm to Gray Cary and Cooley Godward the accuracy and completeness as of the Effective Time of the certificates delivered pursuant to the immediately preceding sentence. Following delivery of such certificates, each of Parent and the Company shall use its commercially reasonable efforts to cause Gray Cary and Cooley Godward to both deliver opinions to satisfy the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the certificates referred to in this Section 5.3.

        (d)  The Company shall ensure that from and after the Effective Time the Company Auditors shall continue to provide to Parent promptly upon request all consents for the inclusion of the audited financial statements of the Company and the report thereon of the Company Auditors in future filings by Parent with the SEC to the extent such consent is required by the Securities Act or the Exchange Act, as applicable.

        (e)  The S-4 Registration Statement shall register for resale the shares of Parent Common Stock received by the ESOP in the Merger and shall include the information required by Item 7 of Form S-4 and Item 507 of Regulation S-K under the Securities Act for the benefit of the ESOP as a selling stockholder of the number of shares of Parent Common Stock received by the ESOP in the Merger, including shares beneficially owned by the ESOP and held in escrow pursuant to the Escrow Agreement. If required by applicable Legal Requirements after the Effective Time, Parent shall file a post-effective amendment on Form S-3 to the S-4 Registration Statement (the "S-3 Amendment") which shall include a resale prospectus for the benefit of the ESOP as a selling stockholder of the number of shares of Parent Common Stock received by the ESOP in the Merger, including shares beneficially owned by the ESOP and held in escrow pursuant to the Escrow Agreement, and Parent shall keep the S-3 Amendment effective until the earlier of six months after the Effective Time or the date of final sale by the ESOP of all shares of Parent Common Stock registered on the S-3 Amendment.

        (f)    After the execution of this Agreement and before or after the filing of the S-4 Registration Statement, at the election of Parent, the Company and Parent shall prepare and cause to be filed with the California Commissioner of Corporations (the "California Commissioner") a permit application under Section 25121 of the California Corporations Code, and a related information statement or other disclosure document (the "Information Statement"), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Corporations Code (the "Fairness Hearing"). The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a hearing; provided, however, that Parent shall not be required to modify any of the terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the rules of the California Commissioner, including a copy of the fairness opinion and valuation reports received by the Company or the Trustee in connection with the Merger. The Information Statement shall include the Recommendation.

        (g)  If Parent elects to proceed with the Fairness Hearing pursuant to this Section 5.3(g), Parent shall prepare and file with the SEC a registration statement on Form S-3 (or such successor or other appropriate form that Acquiror is eligible to use) under the Securities Act (the "S-3 Registration Statement") with respect to the shares of Parent Common Stock issued in the Merger to the ESOP including shares beneficially owned by the ESOP and held in escrow pursuant to the Escrow Agreement (the "Registrable Shares") no later than the third business day after the audited financial statements of Parent for the fiscal year ended December 31, 2001 become available. Parent will use its commercially reasonable efforts to maintain the effectiveness of the S-3 Registration Statement and other applicable registrations, qualifications and compliances until the earlier of six (6) months after the Effective Time or the date of final sale by the ESOP of all Registrable Shares from the Closing Date (the "Registration Effective Period"), and from time to time will amend or supplement the S-3 Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the limitations and qualifications in Section 5.3(h).

        (h)  Following the date on which the S-3 Registration Statement is first declared effective or the date the S-3 Amendment is filed, the ESOP will be permitted to offer and sell Registrable Shares under the S-3 Registration Statement or the S-3 Amendment, as applicable, in the manner described in the S-3 Registration Statement or the S-3 Amendment, as applicable, provided that the S-3 Registration Statement or the S-3 Amendment, as applicable, remains effective and has not been suspended. Notwithstanding any other provisions of this Agreement, Parent shall have the right at any time to require that the ESOP suspend further open market offers and sales of Registrable Shares whenever, and for such period of time as there is material undisclosed information or events with respect to

Parent the disclosure of which would be seriously detrimental to the Parent. Parent will promptly give the ESOP notice of any such suspension.

        5.4    Public Announcements.    During the Pre-Closing Period, (a) neither the Company nor Parent shall (and neither the Company nor Parent shall permit any of its respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior written consent, which shall not be unreasonably withheld or delayed, and (b) each of Parent and the Company will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding the Merger provided that nothing herein shall be deemed to prohibit Parent from making, or require Parent to obtain any consent to, any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements.

        5.5    Affiliate Agreements.    The Company shall use its best efforts to cause each Person listed on Exhibit E-2 and each other Person who becomes an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit E-1.

        5.6    Tax Matters.    During the Pre-Closing Period, each party hereto will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Parent and Company agree to use commercially reasonable efforts to provide tax representation letters as reasonably requested by counsel to Parent and Company with respect to the rendering of the opinions required pursuant to Sections 5.3(c), 6.5(b) and 7.3(a).

        5.7    Employee Retention.    Unless Parent receives any contrary recommendations from existing management of the Company, Parent expects that the current employees of the Company will continue to be employees of the Company immediately after the Effective Time. Accordingly, Parent and the Company shall consult with each other with respect to the disclosure of the Merger to the employees of the Company. Each Company employee who continues to be employed by Company, Parent or any of its Affiliates ("Retained Employee") shall be eligible to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) maintained for employees of Parent on the same terms and conditions applicable to similarly situated employees of Parent. Each Retained Employee shall be given credit, for the purposes of any service requirements for participation eligibility, or vesting, of his or her period of continuous service with the Company prior to the Effective Time. No Retained Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plan shall be excluded from the Parent's group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation.

        5.8    FIRPTA Matters.    At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 – 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 – 2(h)(2) of the United States Treasury Regulations.

        5.9    Indemnification of Directors and Officers.

        (a)  Parent shall cause all rights to indemnification existing in favor of those Persons who are or were directors and officers of the Company prior to or as of the date of this Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, other than acts or omissions of any Indemnified Person in connection with his or her activities related to any of the Plans or related to JTS and the ESOP, as provided in the Company's Articles of Incorporation and Bylaws

(as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and each of the Indemnified Persons (as in effect as of the date of this Agreement) in the form of the indemnification agreement attached to the Company Disclosure Schedule (the "Indemnification Agreements") prior to the date of this Agreement, to continue in effect after and survive the Merger and to be observed by the Surviving Corporation to the fullest extent permitted by California law for a period of six years from the Effective Time.

        (b)  The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.9 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

        (c)  In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.9.

        5.10    Termination of Employee Plans.

        (a)  Prior to the Effective Time, the Board of Directors of the Company shall adopt resolutions to terminate the ESOP. Prior to the Effective Time, the Company shall also terminate the Company 401(k) Plans and the Company Money Purchase Pension Plan. The Company shall provide Parent with an opportunity to review and comment on any documentation or correspondence related to such terminations.

        (b)  Except as otherwise provided herein, the Plan Committee in existence at the Effective Time of the Merger, as then constituted, shall continue in existence after the Merger to administer and oversee the disposition of the ESOP. Except to the extent that a member or members of the Plan Committee or a trustee violates a fiduciary duty or any applicable Legal Requirement (other than violations that are immaterial in nature) with respect to the ESOP, neither Parent nor Merger Sub (nor any of their respective successors-in-interest) shall remove, replace, or appoint any trustee or Plan Committee member of the ESOP unless such removal, replacement, or appointment has first been recommended, in writing, by the Plan Committee. The ESOP will be amended to provide that the Plan Committee will be permitted to appoint and remove any member by majority vote, and that the membership of such Plan Committee will be expanded to five members. Parent shall notify and obtain prior written consent from the Plan Committee with respect to each action with respect to the ESOP undertaken by the Parent or Merger Sub (or their respective successors-in-interest), including any amendments to the ESOP. All actions of the Plan Committee which require approval by either the Parent or Merger Sub (or their respective successors-in-interest) shall be approved by the Parent, Merger Sub, or respective successor-in-interest, unless such action by the Plan Committee would result in a violation of a fiduciary duty with respect to the ESOP or is contrary to applicable Legal Requirements, and no action of the Plan Committee which would not violate either a fiduciary duty with respect to the ESOP or any applicable Legal Requirement shall be voided, overruled or disapproved of by Parent or Merger Sub (or any of their respective successors-in-interest). Finally, all documents pertaining to actions of the Plan Committee which require the execution by an authorized officer of Parent or Merger Sub (or their respective successors-in-interest) to be effective, shall be so executed by such officer unless the document or the contents thereof would result in a breach of a fiduciary duty with respect to the ESOP or a violation of applicable Legal Requirements, provided that the Plan Committee shall have provided to Parent all information reasonably requested by Parent in connection thereto.

        (c)  Prior to the Effective Time, Company shall make provision, by accruing a current liability on the Closing Balance Sheet, for the payment of all fees, expenses, and costs relating to the administration and/or termination of the ESOP, the Company 401(k) Plans and the Company Money Purchase Pension Plan, including, but not limited to, fees, expenses and costs relating to (1) the termination of such plans, (2) distribution of assets from such plans, (3) the cessation of contributions to and freezing of the ESOP, (4) the ongoing administration of the ESOP, (5) seeking and obtaining determination letters and rulings from the Internal Revenue Service, and (6) obtaining fiduciary liability insurance with respect to the ESOP in amounts and coverages reasonably agreed to by Parent prior to the Effective Time, that can not, under applicable Legal Requirements and under the terms of such plans as of the date of this Agreement, be paid from the assets of such plans. Parent, Merger Sub, and each of their respective successors-in-interest shall be liable for all such fees, expenses, and costs to the extent such fees, expenses and costs have not already been paid prior to the Effective Time, including, but not limited to, those fees, expenses, and costs for and of the trustee, contract administrators, third party administrators, legal counsel for such plans, accountants and consultants, but not to exceed the amount of such accruals. All account balances in the Company 401(k) Plans and in the Company Money Purchase Pension Plan shall be distributed to participants and beneficiaries, as required by such Plans and applicable Legal Requirements, within a reasonable time after receipt of favorable determination letters from the Internal Revenue Service with respect to the terminations of such Plans.

        (d)  Prior to the Effective Time, the Company shall amend the ESOP to provide that each participant and beneficiary shall have an election as to whether his or her account balance then held in Company Common Stock shall be invested in cash or employer securities and that the Plan Committee shall direct the ESOP trustee to follow such participant investment directions.

        (e)  Prior to the Effective Time, the Company shall prepare and the Board of Directors of the Company shall adopt conditional amendments to the ESOP substantially as follows, and in the following order of priority:

            (i)  to allow in-kind distributions from the ESOP in the form of JTS stock and to delay any distribution of JTS stock from the ESOP until such time as determined by the Plan Committee to be in the best interests of participants and beneficiaries, but not later than December 31, 2003. If the Internal Revenue Service approves such conditional amendment, then such conditional amendment, by its terms, shall become effective, and the ESOP trustee shall distribute all ESOP assets other than JTS stock as soon as reasonably practicable following such approval, and the ESOP trustee shall distribute the JTS stock in-kind at such time as determined by the Plan Committee to be in the best interests of participants and beneficiaries, but not later than December 31, 2003;

          (ii)  a conditional amendment, if the Internal Revenue Service does not approve in full the conditional amendment described in (i) above, to have distributions with respect to JTS stock be made in cash and to delay such distributions with respect to JTS stock until such time as determined by the Plan Committee to be in the best interests of participants and beneficiaries, but not later than December 31, 2006. If the Internal Revenue Service approves such conditional amendment, then such conditional amendment, by its terms, shall become effective, the ESOP trustee shall distribute all ESOP assets other than JTS stock as soon as reasonably practicable following such approval, and the ESOP trustee shall sell or exchange the JTS stock and distribute the remaining plan assets at such time as determined by the Plan Committee to be in the best interests of participants and beneficiaries, but not later than December 31, 2006;

        (iii)  a conditional amendment, if the Internal Revenue Service does not approve in full either the conditional amendment described in (i) above or the conditional amendment described in (ii) above, to rescind the ESOP termination, to allow in-service distributions from the ESOP to participants and beneficiaries with respect to their ESOP accounts, to the extent invested in assets other than JTS stock, and to allow in-kind distributions in the form of JTS stock upon the later termination of the ESOP, which shall occur not later than December 31, 2003. If the Internal Revenue Service approves such conditional amendment, then the Company shall rescind the ESOP termination, the ESOP trustee shall provide each participant and beneficiary with an election to receive an in-service distribution of his or her ESOP account, which shall be fully vested, to the extent invested in assets other than JTS stock, the ESOP trustee shall make such in-service distributions as are requested by ESOP participants and beneficiaries as soon as reasonably practicable following such requests in accordance with the ESOP and applicable law, and the Company shall terminate the ESOP and the ESOP trustee shall distribute the JTS stock in-kind at such time as determined by the Plan Committee to be in the best interests of participants and beneficiaries, but not later than December 31, 2003; or

          (iv)  a conditional amendment, if the Internal Revenue Service does not approve in full the conditional amendment described in (i) above, the conditional amendment described in (ii) above, or the conditional amendment described in (iii) above, to rescind the ESOP termination, to allow in-service distributions from the ESOP to participants and beneficiaries with respect to their ESOP accounts, to the extent invested in assets other than JTS stock, to have distributions with respect to JTS stock be made in cash and to delay such distributions with respect to JTS stock until such time as determined by the Plan Committee to be in the best interests of participants and beneficiaries, but not later than December 31, 2006.

        (f)    If, prior to its distribution, JTS stock is converted into publicly traded securities, whether by reason of an initial public offering, merger or other transaction, or if substantially all of JTS stock or JTS assets are sold for cash, then the Company shall terminate the ESOP as soon as administratively practicable following such event (if the ESOP is not then terminated) and the ESOP trustee shall distribute such publicly traded stock or cash as soon as administratively practicable following such exchange or conversion.

        (g)  Within 30 days following the execution of this Agreement, the Company shall prepare and complete all documents necessary in connection with the actions and conditional amendments described in (e) above, and the request for determination by the Internal Revenue Service with respect to such actions and conditional amendments for review and comment by Parent. Upon the Effective Time, the Company shall file such request for determination with the Internal Revenue Service.

        (h)  The Company shall use diligent efforts to terminate the Deferred Compensation Plan prior to the Effective Time, and a reasonable estimate of all cost and expenses of such termination shall be accrued as current liabilities on the Closing Balance Sheet.

        (i)    Notwithstanding the forgoing, no action with respect to the ESOP provided in this Section 5.10, whether to be taken by the Plan Committee, the ESOP trustee, the Company, Parent, Merger Sub, or any Affiliate, shall be required to be taken if such action would be a violation of fiduciary duties, the ESOP or of applicable Legal Requirements with respect to the ESOP.

        5.11    Stock Distribution Transaction.    Parent and the Company agree and acknowledge that, prior to the Closing, the Company shall: (a) contribute up to $5,000,000 in cash to JTS in exchange for shares of JTS preferred stock, (b) exchange up to approximately $2,500,000 in indebtedness of JTS to the Company for shares of JTS preferred stock, and (c) distribute to the shareholders of the Company all shares of Jaycor Tactical Systems, Inc., a Delaware corporation ("JTS") preferred stock, $0.001 par value per share (the "JTS Shares") then held by the Company as a pro rata dividend with respect to shares of Company Common Stock ((a) and (b), collectively, the "Stock Distribution Transaction"). The

Company agrees and acknowledges that it shall consummate the Stock Distribution Transaction only on the terms and conditions set forth on Part 2.28 of the Company Disclosure Schedule in a manner that does not create any Liability for the Surviving Corporation, Parent or their respective Affiliates that is not offset by the Company's net operating losses. The Company shall provide Parent with a reasonable and timely opportunity to review and comment on any documentation or correspondence related to the Stock Distribution Transaction, including for the purpose of evaluating the financial and Liability consequences of the Stock Distribution Transaction on the Surviving Corporation. Parent's review and approval of any such documentation shall not alter its indemnity rights under Section 9 or any of the representations and warranties of the Company regarding the Stock Distribution Transaction.

        5.12    Certain Employees.    The Parent shall deliver offer letters to Eric Wenaas, Randy Johnson and Carole McHenry outlining the terms of their employment and agreeing to provide severance to such persons in compliance with the Company's current severance policies.

        5.13    Exercise of Options; Secured Notes.    During the Pre-Closing Period (i) the Company shall arrange for the exercise of all Company Options effective as of immediately prior to the Effective Time for the benefit of each optionholder who desires such exercise, and (ii) at the request of any holder of Company Options, the Company shall accept from each to each such holder as a borrower a secured promissory note (the "Secured Note") with principal amount equal to the aggregate exercise price of all Company Options exercised by such holder. Each Secured Note shall include only commercially reasonable terms and shall include the following additional terms: (i) each Secured Note shall be payable in full on the 90th day immediately after the Closing Date, (ii) each Secured Note shall bear simple interest of not less than 6% per annum, (iii) each Secured Note shall be fully secured by (x) 100% of the number of shares of Company Common Stock (including the shares of Parent Common Stock to be exchanged therefor in the Merger) issued upon the exercise of Company Options related thereto and (y) a general lien on the personal property (and not real property) of the borrower under such Secured Note, and (iv) each Secured Note shall be payable in full by the borrower thereunder immediately upon sale of the shares of Parent Common Stock pledged as security for such Secured Note.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

        6.1    Accuracy of Representations.    Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except that, in each case, any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.1 if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality and knowledge qualifications, contained in such representations and warranties shall be disregarded).

        6.2    Performance of Covenants.    All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        6.3    Shareholder Approval.    The principal terms of this Agreement, the Escrow Agreement and the Merger shall have been duly adopted by the Required Company Shareholder Vote.

        6.4    Consents.    All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Company Disclosure Schedule) from any Person or Governmental Body shall have been obtained and shall be in full force and effect; provided, however, that no such Consent from any Governmental Body shall be deemed obtained if it would reasonably be expected to impose a Burdensome Condition on Parent, or any of its Subsidiaries, including the Surviving Corporation.

        6.5    Agreements and Documents.    Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a)  Affiliate Agreements substantially in the form of Exhibit E-1, executed by the Persons identified on Exhibit E-2 and by any other Person who Parent reasonably deems to be an "affiliate" of the Company for purposes of the Securities Act;

          (b)  a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger should constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon tax representation letters) it being understood that the delivery of such opinion may not be waived without appropriate disclosure to counsel for the Company;

          (c)  written resignations of all directors of the Company, effective as of the Effective Time;

          (d)  an Escrow Agreement substantially in the form of Exhibit B-1, executed by the Company Shareholders' Representative and the Escrow Agent;

          (e)  a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting after reasonable investigation that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the "Company Compliance Certificate");

          (f)    a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying the Fully Diluted Company Share Amount;

          (g)  a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying the amount of cash of the Company as of the Effective Time and the aggregate principal amount outstanding under Secured Notes as of the Effective Time;

          (h)  a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying to the best of their knowledge the amount of Working Capital computed in accordance with the terms of this Agreement as of the date of the Closing Balance Sheet; and

          (i)    a legal opinion of Gray Cary, counsel to the Company, in the form of Exhibit L.

        6.6    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the NYSE.

        6.7    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal or unduly burdensome to Parent.

        6.8    No Governmental Litigation.    There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any

Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would materially and adversely affect the right of Parent or the Company or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

        6.9    No Other Litigation.    There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a material adverse effect on the Company or a material adverse effect on Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which would affect adversely the right of Parent or the Company, Parent or any Subsidiary of Parent to own the assets or operate the business of the Company or any of its Subsidiaries.

        6.10    Effectiveness of Registration Statement/Fairness Hearing.    Either (i) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the S-4 Registration Statement or (ii) the California Department of Corporations shall have determined that the Merger is fair to the shareholders of the Company, following a hearing on the fairness of the Merger, and the shares of Parent Common Stock to be issued in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act and shall be freely tradable and the S-3 Registration Statement shall be effective and no stop orders shall have been issued and pending with respect thereto.

        6.11    FIRPTA Compliance.    Parent shall have received the statement referred to in Section 5.8(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.8(b).

        6.12    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        6.13    Dissenter's Rights.    Holders of no more than 5% of the Company Common Stock shall have available to them dissenter's rights pursuant to Subchapter 13 of the CGCL.

        6.14    Plan Committee Approval.    Neither the Plan Committee nor the Trustee shall not have determined that the Merger is imprudent or that the Merger would result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or otherwise violate applicable Legal Requirements.

        6.15    Opinion of Valuation Consultant.    The opinion of Houlihan, Lokey Howard & Zukin to the effect that the consideration to be received by the ESOP in the Merger is fair to the ESOP from a financial point of view, shall have been furnished to the Trustee prior to the date hereof and shall not have been withdrawn by such valuation consulting firm prior to the Closing.

        6.16    Benefit Plans Termination.    The Company shall have terminated each of the Company 401(k) Plans and the Company Money Purchase Plan on terms reasonably satisfactory to Parent, shall have provided evidence reasonably satisfactory to Parent to ensure that all liabilities of the Company under such plans (including any liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no Liability, to the Acquired Corporations or the Surviving Corporation and its Affiliates that are not reflected on the Closing Balance Sheet.

        6.17    ESOP Termination.    The Company and the ESOP shall have completed all of the actions set forth in Section 5.10 related to the ESOP termination to the extent such actions are required to be completed by the Company or the ESOP prior to the Closing.

        6.18    Loans to Employees.    Each loan, other than a Secured Note, from any of the Acquired Corporations to any employee of the Acquired Corporations shall have been paid in full by the respective borrower employee, or if not so paid, the aggregate amount of principal and interest outstanding under such unpaid loans as of the Effective Time shall be fully reserved and therefore excluded from the current assets of the Company in computing the Working Capital as of the date of the Closing Balance Sheet.

        6.19    Secured Notes.    All Company Options shall have been exercised for shares of Company Common Stock effective immediately prior to the Effective Time, or shall be cancelled by their terms or the terms of the Company Stock Option Plans as of the Effective Time, and the Company shall have provided to Parent each original executed Secured Note issued to the Company by any former holder of Company Options.

        6.20    Amendment to Credit Agreement.    Parent shall have received the necessary consent to the Merger pursuant to that certain Senior Secured Credit Agreement, dated February 23, 2000, as amended, between Parent and the creditors thereunder (such consent, the "Bank Consent").

        6.21    Indemnity Agreement.    The ESOP shall have executed and delivered to Parent an Indemnification Agreement reasonably satisfactory to Parent in customary form for indemnification agreements in connection with secondary resales of securities and the plan of distribution thereof.

        6.22    Services Agreement.    The Interim Services Agreement, dated October 27, 2000, between the Company and JTS shall have been terminated without any Liability or further obligation to the Acquired Corporations or the Surviving Corporation and any of its Affiliates and shall have been replaced by a service agreement reasonably acceptable to Parent.

        6.23    Certain Agreements.    Each of (i) the Tax Matters Agreement by and between the Company and JTS, dated as of October 27, 2000, and (ii) each Contract or arrangement reasonably agreed by Parent and the Company to be terminated pursuant to Section 4.6 shall have been terminated without any Liability or further obligation to the Acquired Corporations or the Surviving Corporation and any of its Affiliates.

        6.24    Closing Balance Sheet.    The Company shall have delivered to Parent the Closing Balance Sheet which shall have been prepared in conformity with generally accepted accounting principles on a basis consistent with the Company Financial Statements, but taking into account any reclassifications of the most recent Company Financial Statements made by agreement between the Company and Parent, and shall include any additional accruals specifically required by this Agreement.

        6.25    JTS Indemnity Agreement.    JTS shall have executed and delivered to Parent each of the JTS Indemnity Agreement, substantially in the form of Exhibit G-1, a General Pledge of Assets in connection with the JTS Indemnity Agreement on customary terms, and the JTS Release in the form of Exhibit G-2 and each of the JTS Indemnity Agreement and the JTS Release shall be in full force and effect.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

        The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

        7.1    Accuracy of Representations.    Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except that, in each case, any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 7.1 if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a material adverse effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded.

        7.2    Performance of Covenants.    All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3    Documents.    The Company shall have received the following documents:

          (a)  a legal opinion of Gray Cary, counsel to the Company, dated as of the Closing Date, to the effect that the Merger should constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon tax representation letters) it being understood that the delivery of such opinion may not be waived without appropriate disclosure to counsel for the Parent;

          (b)  an Escrow Agreement substantially in the form of Exhibit B-1, executed by Parent and the Escrow Agent; and

          (c)  a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

        7.4    Shareholder Approval.    The principal terms of this Agreement, the Escrow Agreement and the Merger shall have been duly adopted by the Required Company Shareholder Vote.

        7.5    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation (subject to notice of issuance) on the NYSE.

        7.6    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        7.7    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        7.8    Effectiveness of Registration Statement/Fairness Hearing.    Either (i) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued and be pending with respect to the S-4 Registration Statement or (ii) the California Department of Corporations shall have determined that the Merger is fair to the shareholders of the Company, following a hearing on the fairness of the Merger, and the shares of

Parent Common Stock to be issued in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act and shall be freely tradable and the S-3 Registration Statement shall be effective and no stop orders shall have been issued and pending with respect thereto.

        7.9    Plan Committee Approval.    Neither the Plan Committee nor the Trustee shall have determined that the Merger is imprudent or that the Merger would result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or otherwise violate applicable Legal Requirements.

        7.10    Opinion of Valuation Consultant.    The opinion of Houlihan, Lokey Howard & Zukin to the effect that the consideration to be received by the ESOP in the Merger is fair to the ESOP from a financial point of view, shall have been furnished to the Trustee prior to the date hereof and shall not have been withdrawn by such valuation consulting firm prior to the Closing.

SECTION 8. TERMINATION

        8.1    Termination Events.    This Agreement may be terminated prior to the Closing:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all reasonable efforts to remove any such Order without agreeing to the imposition of any Burdensome Condition prior to the Termination Date;

          (c)  by either Parent or the Company if (i) the Company Shareholders Meeting (including any adjournment or postponement thereof) shall have been duly held and completed and the Company shareholders shall have taken a final vote on a proposal to approve and adopt the Merger, this Agreement and the Escrow Agreement and (ii) the Merger, this Agreement and the Escrow Agreement shall not have been adopted and approved by the Required Company Shareholder Vote; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Company shareholders to adopt and approve the Merger, this Agreement and the Escrow Agreement is attributable to a failure on the part of the Company to perform its obligations under this Agreement;

          (d)  by Parent if any of the Company's representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date) such that the condition set forth in Section 6.1 would not be satisfied, or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in the Company's representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or breach;

          (e)  by the Company if any of Parent's representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied, or if any of Parent's covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 8.1(e) on account of an inaccuracy in Parent's representations and warranties or on account of a breach of a covenant by Parent if such inaccuracy or breach is curable unless Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or breach;

          (f)    by Parent or the Company if the Closing has not taken place on or before July 31, 2002 (the "Termination Date") (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenant or obligation set forth in this Agreement);

          (g)  by Parent if a Company Triggering Event shall have occurred; or

          (h)  by Parent if the average closing sales price for Parent Common Stock on the New York Stock Exchange Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for any (5) trading-day period ending on, or immediately after, the date on which the condition set forth in Section 6.3 has been satisfied is below $18.

        8.2    Termination Procedures.    If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

        8.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10.4 through 10.17; (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4; and (d) no party shall be liable for any consequential or punitive damages.

        8.4    Expenses; Termination Fees.

        (a)  Expenses. Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that: (i) the Company shall share equally all fees and expenses (up to a maximum share of $25,000) incurred in connection with the filing of any premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), or by Parent pursuant to Section 8.1(g) under the circumstances specified in Section 8.4(b)(i)(A), then, in each such case, at the time specified in the next sentence, the Company shall make a nonrefundable cash payment to Parent (in addition to any other amount that may be payable pursuant to Section 8.4(b)), in an amount equal to the aggregate amount of all reasonably documented fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger, or (iii) if this Agreement is terminated by Parent pursuant to Section 8.1(h), then, at the time specified in the next sentence, Parent shall make a nonrefundable cash payment to the Company, in an amount equal to the aggregate amount of all reasonably documented fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of the Company in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger up to an aggregate amount of $250,000. In the case of termination of this Agreement by Parent pursuant to Section 8.1(c), the nonrefundable payment referred to in clause "(ii)" of the proviso to the first sentence of this Section 8.4(a) shall be made by the Company within two (2) business days after such termination, and in the case of termination of this Agreement by the Company pursuant to Section 8.1(c) or by Parent pursuant to

Section 8.1(h), the nonrefundable payment referred to in clause "(ii)" or clause "(iii)" of the proviso to the first sentence of this Section 8.4(a) shall be made by the Company or Parent, as applicable, prior to such termination.

        (b)  Termination Fee; Expense Reimbursement.

            (i)  If (A) (x) a proposal for an Acquisition Transaction on terms financially superior to the Merger shall have been disclosed, announced, commenced, submitted or made prior to the date of the Company Shareholders' Meeting, (y) this Agreement is terminated by Parent pursuant to Section 8.1(g) solely because the Company has taken or failed to take one or more of the actions specified in items (i) through (viii) of the definition of Company Triggering Event and the Company has stated in writing that it has taken or failed to take any such action, upon the advice of counsel, in order for the Board of Directors of the Company to comply with its fiduciary duties to the shareholders of the Company under applicable Legal Requirements, and (z) within nine (9) months of such termination the Company enters into a definitive agreement related to, or consummates, an Acquisition Transaction with any Person, (B) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) and (y) within nine (9) months of the date of such termination the Company enters into a definitive agreement related to, or consummates, an Acquisition Transaction with any Person, (C) (x) this Agreement is terminated by Parent and/or the Company pursuant to Section 8.1(a) or Section 8.1(f), in each case solely due to the failure of the closing condition set forth in Section 6.15 and Section 7.10, and (y) within nine (9) months of the date of such termination the Company enters into a definitive agreement related to, or consummates, an Acquisition Transaction with any Person, or (D) this Agreement is terminated by Parent pursuant to Section 8.1(g) under any circumstances other than the circumstances specified in Section 8.4(b)(i)(A) above, then, in any such case, the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to any payment required to be made pursuant to Section 8.4(a), if any), a nonrefundable fee in the amount of $3,900,000 (the "Termination Fee"). If this Agreement is terminated for the reason specified in clause (A) or clause (B) or clause (C) of the preceding sentence, the Termination Fee shall be paid by the Company simultaneously with the execution of a definitive agreement related to, or consummation of such Acquisition Transaction, and, if this Agreement is terminated by Parent for the reason specified in clause (D) of the preceding sentence, the Termination Fee shall be paid by the Company within two business days after such termination.

          (ii)  The Company acknowledges that the agreements contained in this Section 8.4(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.4(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.4(b), the Company shall pay to Parent its costs and expenses (including attorneys' fee and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.4(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees and expenses described in this Section 8.4 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

SECTION 9. INDEMNIFICATION, ETC.

        9.1    Survival of Representations, Etc.

        (a)  The representations and warranties made by the Company in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at the end of the Escrow Period; provided, however, that if, at any time prior to the end of the Escrow Period, any Indemnitee delivers to the Company Shareholders' Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period until such time as such claim is fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. All representations and warranties made by Parent and Merger Sub shall terminate and expire at the end of the Escrow Period, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

        (b)  The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by the Indemnitees or the Company Shareholders' Representative on behalf of the Company shareholders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such parties. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party's knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on such representations, warranties, covenants, and obligations.

        (c)  For purposes of this Section 9, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement. Notwithstanding anything herein to the contrary, including Section 6.1, the representations and warranties of the Company contained in this Agreement shall, for purposes of the Indemnifying Party's obligations pursuant to this Article 9, be deemed to be made as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date) without regard to the exceptions set forth in the Company Compliance Certificate, but subject to the exceptions set forth in the Company Disclosure Schedule.

        9.2    Indemnification.

        (a)  From and after the Effective Time (but subject to Section 9.1(a)), the Escrow Fund (the "Indemnifying Party") shall hold harmless and shall indemnify each Indemnitee from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith (including the representations and warranties set forth in Section 2 and the representations set forth in the Company Compliance Certificate); (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iii) any demands by holders of Company securities under Subchapter 13 of the CGCL or by current or former beneficial owners of the ESOP (which shall include without limitation amounts paid to such holders with respect to such demands in excess of the Merger Consideration payable to holders of the same class or series of Company securities pursuant to Article 2 of this Agreement, (iv) the amount of any Additional Third Party Expenses (as defined below), if any, (v) the aggregate amount of any principal and interest not paid to the Company in accordance with the terms of the Secured Notes, and (vi) any matter set forth on Schedule 9.2(a) to this Agreement.

        (b)  In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach but in either case the total amount both Parent and the Surviving Corporation may recover shall not exceed the amount of actual Damages.

        9.3    Threshold.    No Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the Company's representations and warranties set forth in this Agreement or the Company Compliance Certificate (other than breaches of Section 2.27) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $300,000 in the aggregate, provided that if the total amount of such Damages exceeds $300,000, then any Indemnitee that has suffered or incurred any Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for all such Damages.

        9.4    Offset Against Escrow Fund; Sole Remedy.

        (a)  Subject to Section 9.3 and Section 9.4(b) below, in the event any Indemnitee shall suffer any Damages for which such Indemnitee is entitled to indemnification under this Section 9, such Indemnitee shall be entitled to recover such Damages solely by obtaining either cash from the Escrow Fund or that number of Escrow Shares equal in value (as determined in accordance with the terms and conditions of the Escrow Agreement) to the aggregate amount of such Damages, and such recovery shall be made from the Escrow Fund on a basis proportional to the Escrow Shares contributed under the Escrow Agreement by or on behalf of each Company shareholder.

        (b)  From and after the Effective Time, the Company shareholders shall have no liability for Damages in excess of the number of Escrow Shares plus any cash or cash equivalents held under the Escrow Agreement except for Damages directly or indirectly related to (i) fraud or intentional misrepresentation by the Company or any willful breach of this Agreement by the Company or (ii) any breach of the representations set forth in Section 2.3; provided, however, that nothing in this Section 9.4(b) shall preclude Parent from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of the Company contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the provisions of this Article 9 with respect to indemnification shall not be the exclusive remedy for Parent, and that Parent shall have the right to recover Damages from the holders of Company Securities for, and that such holders shall be severally but not jointly liable for their respective pro rata portion of, Damages (such pro rata portion to be determined based on the amount of Merger Consideration payable with respect to such holder's Company Securities, relative to the aggregate

Merger Consideration payable with respect to all Company Securities), in each case up to, and not to exceed, the amount of Merger Consideration paid with respect to such holders' Company Securities (it being understood that any amount recovered pursuant to this Section 9.4(b), or any amount of the Escrow Fund not received by holders of Company Securities upon distribution of the Escrow Fund, shall not be considered as Merger Consideration paid with respect to such holders' Company Securities for purposes of this Section 9.4(b)) directly or indirectly arising or resulting from (i) fraud or intentional misrepresentation by the Company or any willful breach of this Agreement by the Company or (ii) any breach of the representations set forth in Section 2.3.

        9.5    No Contribution.    The Company shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or any Affiliate of the Surviving Corporation in connection with any indemnification obligation or any other liability to which such shareholders may become subject under or in connection with this Agreement or the Escrow Agreement.

        9.6    Defense of Third Party Claims.

        (a)  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Parent shall promptly give the Company Shareholders' Representative and the Escrow Agent written notice of such claim or Legal Proceeding (a "Claim") provided, however, that any failure on the part of Parent to so notify the Company Shareholders' Representative shall not limit any of the Indemnitees' rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

        (b)  Within ten days of delivery of such written notice, the Company Shareholders' Representative may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement. If the Company Shareholders' Representative makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Company Shareholders' Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Company Shareholders' Representative of the progress of any such Claim, will permit the Company Shareholders' Representative, at the sole cost of the Company Shareholders' Representative, to participate in such prosecution or defense and will provide the Company Shareholders' Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. Notwithstanding the foregoing, Parent shall control the defense and settlement of any Claim with respect to Taxes.

        (c)  Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the value of the Escrow Shares on the date of the Claim, or relates to any Proprietary Assets or other intellectual property issues, or involves any action by any Governmental Body, whether arising under a Governmental Contract or otherwise, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. In any case, the party not in control of the Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Claim.

        (d)  Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Company Shareholders' Representative defends the Claim) or the Company Shareholders' Representative (if Parent or other Indemnitees defend the Claim), such consent not to be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, Parent may withhold its consent to any settlement that does not include a full general release of all the claims against Indemnitee from all parties to the litigation or that requires Parent or any of its Affiliates to perform any covenant or refrain from engaging in any activity.

        (e)  If Parent proceeds with the defense of any such claim or Legal Proceeding all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be satisfied first out of the Escrow Shares in the manner set forth in the Escrow Agreement and then, to the extent the same are liable under this Agreement, from the Company shareholders.

        9.7    Exercise of Remedies; Tax Treatment.

        (a)  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

        (b)  The parties shall report any indemnification payment made pursuant to this Article 9 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

SECTION 10. MISCELLANEOUS PROVISIONS

        10.1    Company Shareholders' Representative.

        (a)  The shareholders of the Company, by adopting this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, hereby irrevocably appoint P. Randy Johnson as their agent and attorney-in-fact for purposes of Section 9 and the Escrow Agreement (the "Company Shareholders' Representative"), and consent to the taking by the Company Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to do or perform the following: authorize delivery to Parent of the Escrow Shares or cash out of the Escrow Fund in satisfaction of claims by Parent, agree to, negotiate, enter into settlements and compromises of claims, including third-party claims, agree to the appointment of a Neutral Auditor and comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Section 9 and take all actions necessary in the judgment of the Company Shareholders' Representative for the accomplishment of the foregoing. The Company Shareholder Representative hereby accepts his appointment as the Company Shareholders' Representative for purposes of Section 9 of this agreement and , the Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Shareholders' Representative on all matters relating to Section 9, the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company shareholder by the Company Shareholders' Representative, and on any other action taken or purported to be taken on behalf of any Company shareholder by the Company Shareholders' Representative, as fully binding upon such Company shareholder.

        (b)  If the Company Shareholders' Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company shareholders, then Eric Wenaas shall, within ten days after such death or disability, appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become the "Company Shareholders' Representative" for purposes of Section 9, the Escrow Agreement and this Section 10.1. If for any reason there is no Company Shareholders' Representative at any time, all references herein to the Company Shareholders' Representative shall be deemed to refer to Eric Wenaas.

        (c)  A Company Shareholders' Representative shall not be liable for any act done or omitted hereunder as Company Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment. Company shareholders on whose behalf Escrow Shares were contributed to the escrow shall severally indemnify each Company Shareholders' Representative and hold each Company

Shareholders' Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Company Shareholders' Representative and arising out of or in connection with the acceptance or administration of such Company Shareholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Company Shareholders' Representative, as set forth in Section 10.1(e) below.

        (d)  The Company Shareholders' Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Company Shareholders' Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Company Shareholders' Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Company Shareholders' Representative based on such advice, the Company Shareholders' Representative shall not be liable to anyone.

        (e)  The reasonable expenses incurred by the Company Shareholders' Representative while acting on behalf of the Company shareholders under the authorization granted in this Section 10.1 shall be borne by the shareholders of the Company pro rata and shall be payable out of the Escrow Fund; provided, however, that all payments to the Company Shareholders' Representative out of the Escrow Fund pursuant to this Section 10.1(e) prior to the expiration of the Company's representatives and warranties pursuant to Section 9.1(a), together with all payments pursuant to Section 1.14(a), shall not exceed the Permitted Reimbursement Amount.

        10.2    Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

        10.3    Company Transaction Expenses.    To the extent the total amount of all the Company's fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses, including legal fees and expenses, incurred by any of the Acquired Corporations in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger and the Stock Distribution Transaction is not properly and fully reflected in the Closing Balance Sheet as a current liability, such fees, costs and expenses shall be paid and satisfied by the cancellation of that number of Escrow Shares in accordance with the terms of the Escrow Agreement equal in value to the total of such fees, costs and expenses in excess of the amount reflected on the Closing Balance Sheet (such excess not properly and fully reflected on the Closing Balance Sheet as a current liability, "Additional Third Party Expenses").

        10.4    Attorneys' Fees.    If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        10.5    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement or to the Company Shareholders' Representative shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:
THE TITAN CORPORATION 3033 Science Park Road San Diego, CA 92121
Attn:	Chief Operating Officer
Fax:	(858) 552-9652
with copy to (which copy shall not constitute notice):
THE TITAN CORPORATION 3033 Science Park Road San Diego, CA 92121
Attn:	Nicholas Costanza, Esq.
COOLEY GODWARD LLP 4401 Eastgate Mall San Diego, CA 92121
Attn:	Barbara L. Borden, Esq.
Deyan P. Spiridonov, Esq.
Fax:	(858) 550-6420
if to the Company:
JAYCOR, INC. 3394 Carmel Mountain Road San Diego, CA 92121
Fax:	(858) 720-4040
with a copy to (which copy shall not constitute notice):
GRAY CARY WARE & FREIDENRICH LLP 4365 Executive Drive, Suite 1100 San Diego, CA 92121
Attn:	Scott Stanton, Esq.
Fax:	(858) 677-1477
if to the Company Shareholders' Representative:
P. RANDY JOHNSON C/O JAYCOR, INC. 3394 Carmel Mountain Road San Diego, CA 92121
Fax:	(858) 720-4040

        10.6    Time of the Essence.    Time is of the essence in this Agreement.

        10.7    Headings.    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        10.8    Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        10.9    Governing Law; Jurisdiction and Venue.

        (a)  Except as required by mandatory provisions of the CGCL, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

        (b)  Any legal action or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. The Company and Parent each:

            (i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California (and each appellate court located in the State of California), in connection with any Legal Proceeding;

          (ii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.5 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding;

        (iii)  agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and

          (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        10.10    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, neither party shall assign this Agreement nor any rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the other party, which consent may not be unreasonably withheld or delayed. After the Effective Time, Parent may freely assign any or all of its rights under this Agreement (including its rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

        10.11    Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

        10.12    Waiver.    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.13    Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

        10.14    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        10.15    Parties in Interest.    Except for the provisions of Sections 1.5, 1.14, 9 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

        10.16    Entire Agreement.    This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        10.17    Construction.

        (a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE TITAN CORPORATION a Delaware corporation
By:	/s/ BRIAN J. CLARK Brian J. Clark Vice President
JAYCOR, INC. a California corporation
By:	/s/ ERIC P. WENAAS Eric P. Wenaas President
THUNDERBIRD ACQUISITION CORP. a California corporation
By:	/s/ BRIAN J. CLARK Brian J. Clark President

[SIGNATURE PAGE TO AGREEMENT AND
PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquired Corporations.    "Acquired Corporations" shall mean the Company and each of its Subsidiaries, other than JTS.

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction or series of transactions (other than the Merger and the Stock Distribution Transaction) involving:

          (a)  any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Corporations is a constituent corporation or is otherwise involved, (ii) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

          (b)  any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

          (c)  any liquidation or dissolution of any of the Acquired Corporations.

        Affiliate.    "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

        Applicable Fraction.    "Applicable Fraction" shall mean the fraction: (A) having a numerator equal to the Merger Shares, and (B) having a denominator equal to the Fully Diluted Company Share Amount. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, then the Applicable Fraction shall be correspondingly adjusted.

        Associate.    "Associate" shall mean any Person's Subsidiary or other Affiliate and the respective Representatives of such Subsidiary or other Affiliate.

        Broker Commission Amount.    "Broker Commission Amount" shall mean the sum of (i) 100% of the aggregate amount of broker commissions or broker discounts paid to selling brokers in excess of 5% but not more than 10% of the aggregate amount of all transactions for the sale of Parent Common Stock by all selling shareholders of the Company and (ii) 50% of the aggregate amount of broker commissions or broker discounts paid to selling brokers in excess of 10% of the aggregate amount of all transactions for the sale of Parent Common Stock by all selling shareholders of the Company.

        Closing Valuation.    "Closing Valuation" shall mean the amount equal to (A) $88,000,000 plus (B) $2,400,000 representing the net present value of Company net operating losses usable by Parent, plus (C) the Excess Working Capital Amount, if any, minus (D) the Deficient Working Capital

A-A-1

Amount, if any, minus (E) the total amount of balance sheet liabilities determined under GAAP related to the Deferred Compensation Plan as of immediately prior to the Effective Time.

        Company Contract.    "Company Contract" shall mean any Contract, including any amendment or supplement thereto: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of their assets are or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

        Company Disclosure Schedule.    "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the Chief Financial Officer of the Company.

        Company Material Adverse Effect.    An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Company Material Adverse Effect" or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to individually or in the aggregate, have or give rise to a material adverse effect on (i) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of any of the Company, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that any adverse change, effect, occurrence, state of fact or development attributable to conditions affecting the U.S. economy as a whole shall not be taken into account in determining if a Company Material Adverse Effect has occurred to the extent such adverse change, effect, occurrence, state of fact or development does not affect the Company more adversely than comparable Entities; and provided, further, that, notwithstanding anything in this definition and this Agreement to the contrary, a Company Material Adverse Effect shall be deemed to have occurred if an event, violation, inaccuracy, circumstance or other event (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Company Material Adverse Effect" or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) has resulted or, in the good faith judgment of Parent, could reasonably be expected to result, individually or in the aggregate, in Damages to any Indemnitee in excess of $1,500,000.

        Company 401(k) Plans.    "Company 401(k) Plans" shall mean the Jaycor, Inc. 401(k) Plan and the CTL 401(k) Plan.

        Company Options.    "Company Options" shall mean all options to purchase shares of Company capital stock.

        Company Proprietary Asset.    "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

        Company Securities.    "Company Securities" shall mean shares of Company Common Stock and all outstanding options, warrants, or other rights to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested.

A-A-2

        Company Source Code.    "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code relating to any Proprietary asset owned or licensed to any of the Acquired Corporations or otherwise used by any of the acquired Corporations.

        Company Stock Option Plans.    "Company Stock Option Plans" shall mean the Jaycor 2000 Stock Option Plan and the 2000 Stock Option Plan for Executive and Directors.

        Company Triggering Event.    A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company shareholders vote to approve the principal terms of this Agreement and approve the Escrow agreement and the Merger, or shall have withdrawn or modified in a manner adverse to Parent the Recommendations or shall otherwise have made a disclosure to the Company shareholders or a public announcement that makes it reasonably apparent that the board of directors of the Company would so withdraw, modify or amend any of its Recommendations; (ii) the Company shall have failed to include the Recommendations in the S-4 Registration Statement; (iii) the board of directors of the Company fails to reaffirm in writing the Recommendations, or fails to reaffirm in writing its determination that the Merger is in the best interests of the Company's shareholders, within five business days after Parent reasonably requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Transaction or shall have announced an intention to do so; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall have recommended such offer or shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer, (vii) a proposal for an Acquisition Transaction is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such proposal is announced or (B) otherwise fails to actively oppose such proposal, or (viii) the Company breaches its obligations under Section 4.4 of this Agreement.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contract.    "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

        Damages.    "Damages" shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys', expert witness, accountant's and similar fees), charge, cost or expense (including costs of investigation and the cost and expense of any Legal Proceeding relating to any Liability or other matter giving rise to a meritorious claim for breach of any representation or warranty or breach of any covenant in this Agreement) of any nature, less any insurance proceeds actually received by any Indemnitee and net of any reasonably expected increase of insurance premiums to such Indemnitee as a result of such Claim.

        Deferred Compensation Plan.    "Deferred Compensation Plan" shall mean, collectively, each of the Deferred Compensation Plan Agreements between the Company and each of the following individuals: Michael V. Bell, Dennis B. Breuner, Peter G. Coakley, William F. Crevier, Daniel R. Donoghue, P. Randy Johnson, Herman H. Klein, Cyrus P. Knowles, Wayne K. Murphy, Scott C. Nunan, James H. Stuhmiller, Bruce M. Temkin, Mr. Treadaway, Michael J. Vander Vorst, Dolores A. Walters, Eric P. Wenaas, Mr. Parks and Mr. Wheeler.

A-A-3

        Deficient Working Capital Amount.    "Deficient Working Capital Amount" means the amount by which the Working Capital as reflected on the Closing Balance Sheet delivered at Closing is less than $46,400,000.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        Escrow Fund.    "Escrow Fund" shall mean the Escrow Shares and any other property held by the Escrow Agent in exchange or substitution therefor in accordance with the terms of the Escrow Agreement.

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

        Excess Working Capital Amount.    "Excess Working Capital Amount" means the amount by which the Working Capital as reflected on the Closing Balance Sheet delivered at Closing exceeds $46,400,000.

        Final Deficient Working Capital Amount.    "Final Deficient Working Capital Amount" means the amount by which the Working Capital as reflected in the Closing Report is less than $46,400,000.

        Final Excess Working Capital Amount.    "Final Excess Working Capital Amount" means the amount by which the Working Capital as reflected in the Closing Report exceeds $46,400,000.

        Fully Diluted Company Share Amount.    "Fully Diluted Company Share Amount" shall mean the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), (B) the aggregate number of shares of Company Common Stock issuable pursuant to all Company Options outstanding immediately prior to the Effective Time, and (C) the aggregate number of shares of Company Common Stock issuable pursuant to warrants, options, convertible securities and any other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Government Bid.    "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

A-A-4

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        Government Contract.    "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

        HSR Act.    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Indemnitees.    "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

        Jaycor Former Affiliates.    "Jaycor Former Affiliates" shall mean (i) each of the following Entities: Jaycor Multimedia Services, Inc., a Delaware corporation; Jaycor Technical Services, Inc., a California corporation; Howell Intelligence Services, Inc., a Delaware corporation; Jaycor Emerging Technologies, Inc., a California corporation; JNI Corporation, a Delaware corporation; Jaymark, Inc., a Delaware corporation; Advanced Tactical Systems, Inc., a Minnesota corporation; Manufacturing Services, Inc.and Jaycor Tactical Systems, Inc., a Delaware corporation, (ii) each Entity which has been an Affiliate of the Company in the past six years, and (iii) each predecessor or successor Entity to any Entity described in items (i) and (ii) above.

        knowledge.    An individual shall be deemed to have "knowledge" of a particular fact or other matter if:

          (a)  such individual is actually aware of such fact or other matter; or

          (b)  such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties.

        An Acquired Corporation shall be deemed to have "knowledge" of a particular fact or other matter if any officer, management employee or other Representative (other than non-officer or non-management employees) of such Acquired Corporation, as applicable, has knowledge (determined as set forth above) of such fact or other matter.

        Legal Proceeding.    "Legal Proceeding" shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

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        Liabilities.    "Liabilities" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        Merger Consideration.    "Merger Consideration" receivable by a holder of capital stock of the Company shall consist of (i) the shares of Parent Common Stock (other than Escrow Shares and Adjustment Shares) issuable to such holder in accordance with Section 1.5(a) upon the surrender of the certificate or certificates representing capital stock of the Company held by such holder, (ii) the rights of such holder with respect to the Escrow Shares and the Adjustment Shares held by the Escrow Agent on behalf of such holder, (iii) the right of such holder to receive additional Adjustment Shares pursuant to Section 1.14(b), and (iv) the right of such holder to receive cash in lieu of fractional shares of Parent Common Stock in accordance with Section 1.8(a).

        Merger Shares.    "Merger Shares" shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the Closing Valuation by (B) the Parent Average Trading Price.

        NYSE.    "NYSE" shall mean the New York Stock Exchange, Inc.

        Order.    "Order" shall mean any writ, decree, injunction, order or similar action.

        Ordinary Course of Business.    An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a)  such action is recurring in nature, is consistent with the past practices of the Company and is taken in the ordinary course of the normal operations of the Company;

          (b)  such action is not required to be authorized by the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company and does not require any other separate or special authorization of any nature; and

          (c)  such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable Entities.

        Parent Average Trading Price.    "Parent Average Trading Price" shall mean the average closing sales price for Parent Common Stock on the New York Stock Exchange Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) for the five (5) trading-day period ending on the last business day immediately preceding the Closing Date.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Plan Committee.    "Plan Committee" shall mean the plan committee legally appointed and serving under the terms of the ESOP.

        Proprietary Asset.    "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, domain name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

A-A-6

        Related Agreements.    Related Agreements shall mean the Voting Agreement, the Affiliate Agreement, the Escrow Agreement, the JTS Indemnity Agreement and the JTS Release.

        Representatives.    "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        Subsidiary.    Any Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

        Tax.    "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Trustee.    "Trustee" shall mean the designated trustee of the ESOP.

        Working Capital.    "Working Capital" shall mean as of the date of the Closing Balance Sheet, the difference between:

          (1)  the sum of the Company's current assets determined under GAAP, including and adjusted for (A) the Company's unrestricted cash and cash equivalents, (B) the current fair market value of all marketable securities held by the Company for investment or sale, (C) the book value of its billed and unbilled accounts receivable net of reserves, (D) the book value of its inventories net of reserves, (E) the current portion of income tax receivables, (F) the aggregate principal amount outstanding of all Secured Notes, (G) prepaid expenses, and (H) other current assets, excluding deferred tax assets; it being understood that (i) any loans to or notes receivable from employees of the Acquired Corporations other than the Secured Notes and (ii) any loans to or notes receivable from the ESOP shall not be considered as current assets; and

          (2)  the sum of the Company's current liabilities determined under GAAP, including and adjusted for (A) the Company's accounts payable, (B) the current portion of all indebtedness, including notes payable, customer advance deposits, and debt to related parties, (C) all other accrued liabilities, excluding the current portion of deferred tax liabilities, and (D) all accruals required to be made on the Closing Balance Sheet in accordance with this Agreement; it being understood that (i) all indebtedness of the Acquired Corporations shall be considered as current liabilities and (ii) all Deferred Compensation Plan liabilities shall not be considered current liabilities.

A-A-7

  SCHEDULE 9.2(A)

1.
Any Liability related to the Legal Proceeding with the Department of Fair Employment and Housing ("DFEH") regarding a race discrimination claim disclosed on Part 2.19 of the Company Disclosure Schedule.

2.
Any Liability arising out of the investigation by the Federal Aviation Administration disclosed on Part 2.16 of the Company Disclosure Schedule.

3.
Any costs and expenses incurred by the Surviving Corporation or its Affiliates in connection with the termination of the Deferred Compensation Plan, other than costs and expenses accrued as current liabilities on the Closing Balance Sheet and other than liabilities taken into account in the computation of Company Valuation as of the Closing Date.

4.
The aggregate amount of accounts receivable which was reflected on the Closing Balance Sheet (net of reserves) and which is not collected by the Company prior to the end of the Escrow Period.

5.
Any Liability related to the Tax Sharing Agreement by and between the Company and JNI Corporation, a Delaware corporation, dated as of September 1, 1999.

6.
Any off-balance sheet Liability arising out of any Contracts listed on Part 2.10(b) of the Company Disclosure Schedule with respect to which the Company has not been able to locate copies as of the date of this Agreement.

7.
Any Liability arising out of the Contracts or arrangements set forth on Schedule 2.10(i) of the Company Disclosure Schedule which have been requested by Parent to be terminated pursuant to Section 4.6.

A-A-8

Annex B

January 29, 2002

The Jaycor Employee Stock Ownership Plan Administrative Committee
c/o Mr. Randy Johnson
Vice President—Finance and Chief Financial Officer
Jaycor, Inc.
3394 Carmel Mountain Road
San Diego, CA 92121

Dear Mr. Johnson:

        We understand that Jaycor, Inc. ("Company") has entered into an agreement with Titan Corp. ("Titan") whereby Titan will acquire the Company's common stock for shares in Titan having a value of $90.4 million as adjusted pursuant to the Closing Valuation calculation as set forth in the Agreement and Plan of Merger and Reorganization. The acquisition and related transactions are referred to collectively herein as the "Transaction."

        We further understand that the Company's Employee Stock Ownership Plan ("ESOP") currently holds an approximate 82 percent fully-diluted interest in the Company and that the ESOP is represented by the Jaycor Employee Stock Ownership Plan Administrative Committee (the "Committee").

        You have requested our opinion (the "Opinion") as to the matters set forth below. We have not been engaged to give advice as to whether the ESOP should engage in the Transaction, nor have we been requested to seek or identify alternatives or to advise the Committee with respect to its duties generally.

        "Fair market value" is defined herein as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well informed about the asset and the market for such asset. It is our understanding, upon which we are relying, that you and any other recipient of this Opinion will consult with and rely solely upon your own legal counsel with respect to said definition. No representation is made herein as to any legal matter or as to the sufficiency of said definition for any purpose other than setting forth the scope of this Opinion.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's audited consolidated financial statements for the three fiscal years ended approximately January 31, 2001 and Company-prepared interim financial statements for the ten month periods ended November 30, 2000 and 2001, which the Company's management has identified as the most current financial statements available;
  2.
  held discussions with certain members of the senior management of the Company to discuss the Transaction and the operations, financial condition, future prospects and projected operations and performance of the Company;
  3.
  visited the Company's business offices in San Diego, California;
  4.
  reviewed our most recent valuation of the Company as of February 2, 2001;
  5.
  reviewed forecasts and projections prepared by the Company's management with respect to the Company for the fiscal years ending approximately January 31 2002 through 2003;
  6.
  reviewed the historical market prices, trading volume, and certain other publicly available information for the Titan's publicly traded securities;

B-1

  7.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;
  8.
  reviewed final versions of certain documents to be delivered at the closing of the Transaction, including, but not limited to, the Agreement and Plan of Merger and Reorganization between Titan and the Company; and
  9.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

        All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

        Furthermore, we valued the Company as a going-concern, meaning that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the shareholders and creditors of the Company.

        Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that the consideration to be received by the ESOP in the Transaction is fair to the ESOP from a financial point of view.

        This Opinion is furnished solely for your benefit and for that of the ESOP and may not be relied upon by any other person or for any other purpose without our express, prior, written consent. This Opinion is delivered to the Committee subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter dated January 4, 2002, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Houlihan Lokey has been retained on behalf of, and has delivered this Opinion solely to, the Committee notwithstanding that Houlihan Lokey's fees and expenses are being paid by the Company and that certain covenants and representations have been made by the Company.

/s/  HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

B-2

ANNEX C
CALIFORNIA GENERAL CORPORATION LAW
CHAPTER 13 DISSENTERS' RIGHTS

Section
1300.	Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
1301.	Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.
1302.	Submission of share certificates for endorsement; uncertificated securities.
1303.	Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment.
1304.	Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers.
1305.	Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs.
1306.	Prevention of immediate payment; status as creditors; interest.
1307.	Dividends on dissenting shares.
1308.	Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
1309.	Termination of dissenting share and shareholder status.
1310.	Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval.
1311.	Exempt shares.
1312.	Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

  (a)
  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b)
  As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

(1)
Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)
Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)
Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)
Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)
As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

  (a)
  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b)
  Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c)
  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

  (a)
  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b)
  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

  (a)
  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b)
  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c)
  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

  (a)
  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b)
  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c)
  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d)
  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e)
  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a)
  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b)
  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c)
  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d)
  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

  (a)
  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b)
  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c)
  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

Annex D

Dear Jaycor, Inc. ESOP Participant or Beneficiary:

        The Board of Directors of Jaycor, Inc. and The Titan Corporation have unanimously approved a merger agreement that provides for the merger of a subsidiary of Titan into Jaycor. If the merger is completed, the shares of Jaycor common stock that are owned by Jaycor's Employee Stock Ownership Plan, or ESOP, will be converted into shares of Titan common stock according to a formula that is contained in the merger agreement. The effect of the merger on the ESOP participants and beneficiaries is more fully described in the accompanying Memorandum to Jaycor, Inc. ESOP Participants and Beneficiaries (the "Memorandum"). We strongly encourage you to read this Memorandum carefully. In addition, the accompanying prospectus/proxy statement describes the proposed merger in detail.

        As a participant or beneficiary of the ESOP, you are entitled to vote on the merger, the merger agreement and the escrow agreement, as is more fully discussed below. The Jaycor Board of Directors has determined that the merger is in the best interests of Jaycor shareholders, and unanimously recommends that you vote "for" the merger, the merger agreement and the escrow agreement.

        The merger will not occur unless holders of more than fifty percent (50%) of the outstanding shares of Jaycor vote to approve the merger, the merger agreement and the escrow agreement. Since the ESOP owns approximately 99.35% of the outstanding shares of Jaycor common stock, the merger will not be approved without the approval of the majority of the shares held by ESOP.

        As described in the Memorandum, following the close of the merger and the exchange of the ESOP's Jaycor stock for Titan stock, and following receipt of certain determination letters from the Internal Revenue Service, the ESOP will make distributions to all participants and beneficiaries. All accounts of participants and beneficiaries will be 100% vested and nonforfeitable as of the date of the merger. You will have the option to receive all or any part of your distribution in cash or in Titan stock. In addition, prior to the time distributions are made, on a one-time basis, you will be able to direct the Plan to sell the Titan shares allocated to your account, and have the proceeds invested in U.S. Treasury obligations and/or insured certificates of deposit, or a similar investment with a guaranteed rate of return, as selected by the Plan Committee. If you would like such a sale to occur, you must complete the enclosed Investment Election Form and return it to the Jaycor, Inc. ESOP Plan Committee in the enclosed postage pre-paid envelope as described below. If the Plan Committee does not receive your Investment Election Form by March 4, 2002, it will be assumed that you do not want to sell the Titan shares in your Plan account.

        Also enclosed for your information is a statement of your estimated account balance as of December 31, 2001. THIS IS NOT THE FINAL ANNUAL STATEMENT, but is an estimate of your account balance that has been prepared for your general information. A final annual statement will be sent to you at a later date. Please review the statement and each of its footnotes for a complete explanation of its contents.

        YOUR VOTE IS VERY IMPORTANT. You may vote by marking the enclosed Voting Instruction Card where indicated. Please date, sign and return the Voting Instruction Card in the enclosed postage-prepaid envelope to the Jaycor, Inc. ESOP Plan Committee, 3394 Carmel Mountain Road, San Diego, California, 92121 by March 4, 2002. In addition, please include the Investment Election Form. If you have any questions, please contact me at (858) 720-4039 or at rjohnson@jaycor.com.

                      Sincerely,

                      /s/  P. RANDY JOHNSON

                      P. Randy Johnson
                      Chairman, ESOP Plan Committee

MEMORANDUM TO JAYCOR INC. ESOP PARTICIPANTS AND BENEFICIARIES
The Proposed Merger

        The Titan Corporation and Jaycor, Inc. are proposing a business combination transaction in which a wholly-owned subsidiary of Titan, Thunderbird Acquisition Corp., will merge with and into Jaycor, with Jaycor as the surviving corporation. As a result of the merger, Jaycor will become a wholly-owned subsidiary of Titan.

        The terms of the merger are set forth in the merger agreement among Titan, Thunderbird Acquisition Corp. and Jaycor. The merger agreement provides that each outstanding share of Jaycor common stock will be converted into the right to receive a fraction of a share of Titan common stock. The amount of the fraction will be equal to the total number of shares of Titan common stock issuable to the Jaycor shareholders in the merger divided by the number of outstanding shares of Jaycor common stock at the completion of the merger.

        For more information regarding the merger, please see "Certain Terms of the Merger Agreement" (p. 52) in the prospectus/proxy statement.

Jaycor Employee Stock Ownership Plan

        The Jaycor Employee Stock Ownership Plan, or ESOP, owns approximately 99.35% of the outstanding shares of Jaycor common stock. Since the merger requires the approval of a majority of the outstanding shares of Jaycor common stock, the merger will not occur unless it is approved by a majority of the shares held by the ESOP.

Effect of the Merger on the ESOP Participants and Beneficiaries

        If the merger is consummated, the ESOP will exchange its shares of Jaycor common stock for shares of Titan common stock pursuant to the exchange ratio that is set forth in the merger agreement. As an ESOP participant or beneficiary, you will not receive shares of Titan common stock directly through the merger. The merger consideration will be distributed from the ESOP to you, as described below.

        At the effective time of the merger (anticipated to occur in late February or early March 2002), all ESOP participants will become fully vested in their accounts. Distributions of most of the non-JTS and non-escrowed assets, which consists of approximately $34,018,334.89 in money market balances and 309,573 shares of common stock of JNI Corporation, will be made within a reasonable time after certain approvals from the Internal Revenue Service ("IRS") have been received (estimated to be within approximately six to twelve months from the close of the merger). During the period of time while the ESOP is waiting for IRS approvals, the Titan stock held by the ESOP will be subject to the risk of market fluctuations and possible decline in value. Also, to the extent the ESOP retains cash during the waiting period for IRS approvals and the time necessary to make distributions, ESOP participants and beneficiaries may not receive a competitive market return on the amount of cash allocated to their ESOP account.

        Because a portion of the Titan shares received by the ESOP is to be held in escrow (see below) and because of other required distributions to the ESOP participants and beneficiaries, it is anticipated that the ESOP will make two separate distributions of non-JTS ESOP assets to participants and beneficiaries. The first distribution will include up to 90% of the non-JTS assets, and will be soon after certain IRS approvals relating to the termination of the ESOP and such distributions are received, and the remaining amount (less applicable draws on the escrow by Titan, if any) of non-JTS assets will be distributed after expiration of the escrow period. Depending upon the timing of the resolution of any claims against the escrow, the release of all or a portion of the escrow may occur later. None of the ESOP Plan Committee, Jaycor or Titan can assure the Plan participants and beneficiaries that the IRS will grant approvals to proceed with the distributions described in this memorandum in a timely manner or at all. In the unlikely event that the IRS declines to approve the termination of the ESOP or the distribution of Plan assets in the manner and subject to the conditions as submitted to the IRS by the Plan Committee, then the ESOP Plan Committee may hold all the assets of the Plan until a date no later than December 31, 2006. The Plan will incur expenses after the merger, and these expenses will reduce Plan assets available for distribution to participants and beneficiaries.

        You may elect to receive your ESOP distribution as a "rollover" into one or more Individual Retirement Accounts ("IRA") or as a distribution directly to you, or as a combination of both. See "Tax Effect of the merger and distribution" below, for more information on this.

Effect of the Merger on Jaycor Tactical Systems, Inc. (JTS) and JTS Stock in the ESOP.

        Jaycor Tactical Systems, Inc. (JTS), the Jaycor spin-off which develops and distributes security products, including the PepperBall™ line of products, is not a part of the merger with Titan. JTS will stand on its own as an independent company after the merger. Prior to the effective time of the merger, Jaycor intends to provide capital to JTS to enable it to continue to operate and become established as a stand-alone entity. The Plan Committee believes that it is in the best interests of the ESOP participants to maintain the JTS stock in the ESOP for a time to allow JTS to grow in value. The ESOP plan committee believes that pre-mature distribution of JTS stock could trigger burdensome cash disbursement requirements that could seriously inhibit JTS's ability to operate, or even force liquidation of the company and is, therefore, not in the best interest of the ESOP participants and beneficiaries.

        Therefore, the ESOP Plan Committee intends to request approval from the IRS to delay the distribution or sale or exchange of JTS stock until such time as the Plan Committee determines that a distribution or sale or exchange is in the best interest of the ESOP participants, but no later than December 31, 2006. Depending on the response from the IRS, the JTS stock may be:

  1.
  Distributed "in-kind" (that is, you may receive the JTS stock and become a stockholder in JTS with no individual right to receive cash for the stock) no later than December 31, 2003, or

  2.
  Distributed no later than December 31, 2006, with a right to receive cash for the JTS stock, or

  3.
  Sold or exchanged.

        If the JTS stock becomes liquid prior to these dates through an Initial Public Offering or sale or liquidation of the company, the JTS stock and/or proceeds will be distributed by the ESOP soon after the time of the liquidity event.

Purchase Price "withholds" in Escrow

        As set forth in the merger agreement, Titan is entitled to indemnification if it suffers losses due to any breaches of the representations, warranties, covenants or obligations of Jaycor contained in the merger agreement prior to April 15, 2003. Approximately 5% of the shares of Titan common stock received by the Jaycor shareholders in the merger will be held in escrow, until April 15, 2003, to serve as security for Titan's indemnification rights under the merger agreement and for a final working capital adjustment, if any. In addition, approximately 1% of the shares will be held in escrow for a maximum of 200 days after the merger, to serve as security in making the required final working capital adjustment, if any. The terms of the escrow are more fully described in the escrow agreement, which is attached as Exhibit 2.2 to the prospectus/proxy statement.

        The Plan Committee intends to instruct the shareholder representative to effect the sale some or all of the Titan stock held on behalf of the ESOP as soon as reasonably practical, and to maintain the cash in U.S. Treasury obligations and/or insured certificates of deposit, or a similar investment with a guaranteed rate of return, as selected by the Plan Committee, until such time as it is distributed.

        On April 15, 2003, if there have been no claims under the indemnification provisions, the escrow shares, or resulting cash from sale of the shares, will then be released to the shareholders, including the ESOP. These shares or cash will then be available for distribution in accordance with the procedures described herein.

Investment Election Form & Sale of Titan Stock Following Merger

        The Plan Committee is currently negotiating with certain investment bankers for an arrangement that would enable the ESOP to sell a block of Titan stock in a short period of time soon after the merger. If such an arrangement is negotiated, the Trustee of the ESOP will be able to sell all or any part of the Titan stock that the Plan receives in exchange for its Jaycor stock, at a fixed price. There would be a broker's discount of approximately 5% charged with respect to this sale of Titan stock. In anticipation of such an arrangement, the Plan Committee is providing a special Investment Election Form to each participant and beneficiary of the ESOP. If a sale to an investment banker is not feasible, then the Plan Committee intends to sell Titan stock in an orderly manner within 60 days following the merger. Through the use of this form, participants and beneficiaries of the ESOP will have the one time opportunity to direct the Trustee to sell any or all shares of the Titan stock allocated to their account. Please note, however, that the trading price of the Titan shares may decline after the closing of the merger and before the sale of the shares received in the merger.

        If a participant or beneficiary uses the Investment Election Form to direct the Trustee to sell all or a portion of the Titan stock allocated to his or her account, the resulting proceeds would be invested in U.S. Treasury obligations and/or insured certificates of deposit, or a similar investment with a guaranteed rate of return, as selected by the Plan Committee, and would remain so invested until a distribution is made to the participant or beneficiary. Consequently, the participant or beneficiary would eliminate the risk of any loss caused by any decrease in the value of Titan stock after its sale. Such risk of loss is described in the prospectus/proxy statement under the discussion of Risks Related to Titan's Business, at page 21. However, such a sale would also eliminate any possible gain to the participant or beneficiary that would result from any subsequent increase in the value of such Titan stock sold.

        Again, this special investment election is a one time election only, and is conditioned upon the participant or beneficiary timely submitting a properly executed Investment Election Form. Note that participants and beneficiaries who have attained age 55 and who have participated in the Plan for at least ten years will continue to have the diversification rights that are normally available to ESOP participants and beneficiaries under the terms of the Plan. Also, even if a participant or beneficiary directs the sale of shares of Titan stock allocated to his or her Plan account, that participant or beneficiary will still have the right to have any subsequent distributions paid in the form of either cash or Titan stock. However, once you have made your election, you cannot, until the time for distribution of your account, ask the Plan Committee to purchase or sell additional shares of Titan stock. The purchase or sale of Titan stock would be at its then market value.

Tax Effect of the merger and distribution

        There are no tax consequences to the ESOP or its participants and beneficiaries of the merger. The tax consequences of the ESOP distribution, when made, depend upon your election at the time of the distribution. If you elect to "roll over" your ESOP distribution into an Individual Retirement Account ("IRA"), your tax will be deferred until such time as you take distribution from your IRA. If you choose to take a direct distribution without rolling over into an IRA, the distribution amount, subject to certain exceptions, is taxable to you, and, if you are under the age of 59 1/2 at the time of the distribution, you will be assessed a 10% excise tax penalty by the IRS, and a possible state penalty (2 1/2% in California).

        At the time of the distributions (expected to be six to twelve months from the effective date of the merger), you will be asked to elect how you want to receive your distribution. If you elect an IRA rollover, you can choose to set up your own IRA, or you can choose to roll over your ESOP assets to one or more IRAs that can be set up for you automatically through the ESOP Trustee, First National Bank. You will be notified later regarding this election.

Voting Procedure

        The ESOP participants and beneficiaries are not entitled to directly vote the shares of Jaycor stock allotted to their ESOP account. Therefore, you will not be able to vote at the special meeting of shareholders. The ESOP trustee will vote all shares held by the ESOP, based on the individual participant and beneficiary votes (one vote per participant or beneficiary) received.

        As an ESOP participant or beneficiary, you are entitled to a vote on certain corporate matters, including the approval or disapproval of a merger. You are entitled to cast one vote, and only one vote, with respect to the proposed merger, regardless of the number of Jaycor shares allocated to your ESOP account. If you do not cast your vote, the ESOP authorizes the Plan Committee to cast a vote for you, and it will cast such votes in the same proportion as votes actually cast by participants and beneficiaries. After the votes of all participants and beneficiaries are tabulated, the Plan Committee will instruct the ESOP trustee to vote all shares of Jaycor stock held by the ESOP (including any shares that are not allocated to the accounts of participants or beneficiaries) in proportion to the votes cast by and for all participants and beneficiaries.

        You must use the enclosed "Voting Instruction Card" to cast your vote on the proposed merger, the merger agreement and the escrow agreement. In order for your vote to be counted, your Voting Instruction Card must be received by March 4, 2002. If you do not return the Voting Instruction Card on time, or if the Voting Instruction Card is returned unsigned, your vote will not count, and the Plan Committee will cast a vote for you, as noted above. We recommend that you return your Voting Instruction Card as soon as possible.

        Although you will not be voting at the special meeting of Jaycor's shareholders, since the ESOP trustee will vote all shares held by the ESOP in accordance with the votes actually cast by the ESOP participants and beneficiaries, your vote, cast in accordance with the procedures described above, is extremely important.

Opinion of Houlihan Lokey Howard & Zukin

        Houlihan Lokey Howard & Zukin, an independent appraisal firm, has furnished a favorable opinion to the ESOP as to the fairness of the consideration received by the ESOP in the merger. A copy of this opinion is included as Annex B to the enclosed proxy statement/prospectus, and we encourage you to read it.

Recommendation of the Jaycor, Inc. Board of Directors

        The Jaycor Board of Directors has determined that the terms of the proposed merger are fair and in the best interests of Jaycor and its shareholders. Thus, the Board is recommending that shareholders vote to approve the merger. There are a number of reasons for the Board's recommendation, including the fact that, since the terms of the ESOP require that the participants have the right to liquidate their allocated shares of Jaycor stock when received in distribution from the ESOP, it is essential that Jaycor consummate a liquidation or sale transaction before a significant number of ESOP participants become eligible to receive their ESOP distribution. This merger achieves this purpose.

        For additional information regarding the Board's recommendation, please see "Jaycor's Reasons for the Merger; Recommendation of the Jaycor Board of Directors" (p. 37) in the prospectus/proxy statement.

The Effect of Your Vote

        The ESOP owns approximately 99.35% of Jaycor's outstanding common stock. The ESOP trustee will vote the shares of Jaycor common stock owned by the ESOP in accordance with the votes cast by the ESOP participants and beneficiaries. As described above, each participant receives one vote, regardless of the number of Jaycor shares allocated to his or her account. After the votes of all participants and beneficiaries are tabulated, the Plan Committee will instruct the ESOP trustee to vote all shares of Jaycor stock held by the ESOP (including any shares that are not allocated to the accounts of participants or beneficiaries) in proportion to the votes cast by and for all participants and beneficiaries, including your vote.

Interests of Certain Plan Committee Members in the Merger

        Certain officers and directors of Jaycor will receive benefits in connection with the proposed merger. These benefits are described in the section of the prospectus/proxy statement entitled, "Interests of Certain Persons in the Merger". The Chief Financial Officer of Jaycor, P. Randy Johnson, and the Vice President of Corporate Resources, Carol McHenry, are also members of the ESOP Plan Committee. As disclosed in the section of the prospectus/proxy statement noted above, if the merger is completed, Mr. Johnson may enter into an employment agreement with Titan. The employment agreement will provide for severance payments to be made to Mr. Johnson if his employment with Titan is terminated in accordance with standard Jaycor policy. In addition, the merger agreement provides that all options to purchase Jaycor common stock will vest immediately prior to the merger. Mr. Johnson has options to purchase up to 200,000 shares of Jaycor common stock. Ms. McHenry also has options to purchase shares of Jaycor common stock which will vest immediately prior to the merger.

        The Plan Committee did not vote for or against the proposed merger. However, the Plan Committee will be responsible for instructing the trustee how to vote the shares of Jaycor stock held by the ESOP, as explained above. The Plan Committee will also continue to administer the ESOP and make decisions that affect the ESOP and its participants and beneficiaries. These ongoing matters include the investment of ESOP assets and the timing of distributions of ESOP benefits.

JAYCOR, INC. ESOP
VOTING INSTRUCTION CARD

Name of Participant or Beneficiary:

        As a participant or beneficiary of the Jaycor, Inc. Employee Stock Ownership Plan ("ESOP"), I hereby cast my vote, as indicated below, on the proposed merger (the "Merger") involving Jaycor, Inc. ("Jaycor"), The Titan Corporation ("Titan"), and Thunderbird Acquisition Corp., a wholly owned subsidiary of Titan. I understand that the Merger will be approved or disapproved at a special meeting of Jaycor shareholders to be held at Jaycor headquarters, located at 3394 Carmel Mountain Road, San Diego, California, 92121, on March 11, 2002, at 9:00 a.m., local time, and at any adjournment thereof, as specified, upon the proposal listed below, and as more particularly described in the Memorandum to Jaycor, Inc. ESOP Participants and Beneficiaries and in the prospectus/proxy statement of Jaycor dated February 8, 2002, receipt of which is hereby acknowledged.

        I understand that the Plan Committee will cast the vote of any participant or beneficiary from whom a Voting Instruction Voting Card is not received or is received unsigned. I understand that the Plan Committee will instruct the ESOP trustee to vote all shares of Jaycor stock held by the ESOP in proportion to the votes properly cast by or for all participants and beneficiaries.

        The Board of Directors recommends a vote FOR the following proposals:

  1.
  To approve and adopt the Merger Agreement and Plan of Reorganization, dated as of January 21, 2002, by and among Jaycor, The Titan Corporation ("Titan"), and Thunderbird Acquisition Corp., a wholly owned subsidiary of Titan, the merger contemplated thereby and the form of the related Escrow Agreement.

  / /    FOR / /    AGAINST / /    ABSTAIN

I understand that, in order to be included in the tabulation, this vote must be received no later than 5:00 p.m. local time on March 4, 2002.

PLEASE SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY, USING THE ENCLOSED ENVELOPE addressed to the Jaycor, Inc. ESOP Plan Committee, 3394 Carmel Mountain Road, San Diego, California, 92121.

DATED:	(Be sure to date)
(Signature of Participant)

JAYCOR, INC. ESOP
INVESTMENT ELECTION FORM

Name of Participant or Beneficiary:

        I understand that if the proposed merger involving Jaycor, Inc. and Titan Corporation is consummated, the Plan Committee of the Jaycor, Inc. Employee Stock Ownership Plan ("ESOP") will permit me to elect, on a one time basis only, to direct it to sell all or any part of the shares of Titan stock allocated to my account. I understand that if I elect to have any Titan shares sold by the Trustee, the resulting proceeds, net of a broker's discount estimated to be 5%, will be invested will be invested in U.S. Treasury obligations and/or insured certificates of deposit, or a similar investment with a guaranteed rate of return, as selected by the Plan Committee, and the proceeds would remain so invested until a distribution of my account is made to me.

        I understand that a sale of Titan stock from my account would eliminate the risk of any loss caused by any drop in the value of such Titan stock sold, and that such risk of loss is described in the prospectus/proxy statement under the discussion of Risks Related to Titan's Business, at page 21. I further understand that such a sale of Titan stock would eliminate any possible gain to my account that would result from any subsequent increase in the market price of such Titan stock sold.

        I understand that this special investment election is a one time election only, and is conditioned upon my timely submitting this properly executed Investment Election Form. I also understand that if I have attained age 55 and have participated in the Plan for at least ten years, that I continue to have the diversification rights that are normally available to ESOP participants and beneficiaries under the terms of the Plan. Further, I understand that even if I direct the sale of shares of Titan stock allocated to my account, I will still have the right to have distributions paid in the form of either cash or Titan stock. I understand, however, that once I have made my election, I cannot, until the time for distribution of my account, ask the Plan Committee to purchase or sell additional shares of Titan stock. I understand that neither Jaycor nor the Plan Committee is giving me any advice as to how to make this election, and that I should consult with my own financial and tax advisors if I need advice with respect to this election.

        I HEREBY ELECT TO HAVE                        (Fill in a number of shares or the percentage of your shares) OF TITAN STOCK IN MY ACCOUNT SOLD UNDER THIS ELECTION.

PLEASE SIGN, DATE AND RETURN THIS INVESTMENT ELECTION FORM BY MARCH 4, 2002, USING THE ENCLOSED ENVELOPE addressed to the Jaycor, Inc. ESOP Plan Committee, 3394 Carmel Mountain Road, San Diego, California, 92121.

DATED:	(Be sure to date)
(Signature of Participant)

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Officers and Directors

        The registrant's bylaws provide for indemnification (to the fullest extent permitted by law) of directors, officers and other agents of the registrant against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is, or was, an officer, director, or agent of the registrant. The registrant also maintains directors and officers liability insurance coverage and has entered into indemnification agreements with its directors and officers.

        Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

        These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Number		Description of Document
2.1		Agreement and Plan of Merger and Reorganization, dated January 21, 2002, by and among The Titan Corporation, Thunderbird Acquisition Corp. and Jaycor, Inc. (included as Annex A to the prospectus/proxy statement contained in this registration statement).
2.2	*	Form of Escrow Agreement between The Titan Corporation and P. Randy Johnson (the Jaycor shareholders' representative).
2.3	*	Form of Voting Agreement between The Titan Corporation and certain Jaycor shareholders.
4.1		Restated Certificate of Incorporation dated as of November 6, 1986 (which was Exhibit No. 3.1 to The Titan Corporation's 1987 Annual Report on Form 10-K and is incorporated herein by this reference).
4.2
Certificate of Amendment of Restated Certificate of Incorporation dated as of June 30, 1987 (which was Exhibit 3.2 to The Titan Corporation's 1987 Annual Report on Form 10-K and is incorporated herein by this reference).
4.3
Certificate of Amendment of Restated Certificate of Incorporation dated as of October 21, 1998 (which was Exhibit No. 3.1 to The Titan Corporation's Quarterly Report on Form 10-Q dated November 16, 1998 and is incorporated herein by this reference).
4.4		By-laws, as amended (which were filed with The Titan Corporation's Quarterly Report on Form 10-Q dated November 13, 1995 as Exhibit 6(a)(3) and are incorporated herein by this reference).
4.5		Amendment to The Titan Corporation's By-laws (which was Exhibit 3.3 to The Titan Corporation's 1999 Annual Report on Form 10-K and is incorporated herein by this reference).

4.6
Rights Agreement, dated as of August 21, 1995, between The Titan Corporation and American Stock Transfer and Trust Company, which was Exhibit 1 to The Titan Corporation's Form 8-A12B/A filed August 25, 1995, is incorporated herein by this reference.
4.7
Letter Agreement, dated February 4, 1998, between The Titan Corporation and DBA Systems, Inc. regarding certain registration rights granted in connection with the acquisition of DBA, which was Exhibit 10.38 to The Titan Corporation's Registration Statement on Form S-4 (no. 333-45719), is incorporated herein by this reference.
5.1	*	Opinion of Cooley Godward LLP as to the validity of the common stock of The Titan Corporation being registered hereby.
8.1		Opinion of Cooley Godward LLP regarding material federal income tax consequences of the merger.
8.2		Opinion of Gray Cary Ware & Freidenrich LLP regarding material federal income tax consequences of the merger.
23.1	*	Consent of Arthur Andersen LLP, independent public accountants.
23.2	*	Consent of Ernst & Young LLP, independent auditors.
23.3	*	Consent of Deloitte & Touche LLP, independent auditors.
23.4	*	Consent of Deloitte & Touche LLP, independent auditors.
23.5	*	Consent of KPMG LLP, independent auditors.
23.6		Consent of KPMG LLP, independent auditors.
23.7	*	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.8	*	Consent of Cooley Godward LLP (included in Exhibit 5.1).
23.9		Consent of Cooley Godward LLP (included in Exhibit 8.1).
23.10		Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 8.2).
24.1	*	Power of Attorney (included on signature page).
99.1	*	Form of Jaycor, Inc. Shareholder Proxy for Special Meeting of Shareholders.
99.2	*	Form of Jaycor, Inc. ESOP Beneficiary Proxy for Special Meeting of Shareholders.
99.3	*	Consent of Houlihan Lokey Howard & Zukin.
99.4
Opinion of Houlihan Lokey Howard & Zukin regarding fairness from a financial point of view of the merger consideration to the ESOP (included as Annex B to the prospectus/proxy statement contained in this registration statement).

*
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

  •
  to file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

  (1)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (2)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (3)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  •
  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  •
  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  •
  that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  •
  to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

  •
  to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

  •
  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

  •
  that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant named below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 7, 2002.

THE TITAN CORPORATION
By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President and Chief Financial Officer (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of The Titan Corporation and in the capacities and on the dates indicated.

Date	Signature	Title

February 7, 2002	* Gene W. Ray	President, Chief Executive Officer and Chairman of the Board
February 7, 2002	/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
February 7, 2002	* Deanna Hom	Vice President, Corporate Controller (Principal Accounting Officer)
February 7, 2002	* Michael B. Alexander	Director
February 7, 2002	* Joseph F. Caligiuri	Director
February 7, 2002	* Daniel J. Fink	Director
February 7, 2002	* Susan Golding	Director
February 7, 2002	* Robert M. Hanisee	Director

February 7, 2002	* Robert E. La Blanc	Director
February 7, 2002	* Thomas G. Pownall	Director
February 7, 2002	* James Roth	Director
February 7, 2002	* Joseph E. Wright, Jr.	Director

*
Pursuant to Power of Attorney

By:	/s/ MARK W. SOPP
Mark W. Sopp Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number		Description of Document
2.1		Agreement and Plan of Merger and Reorganization, dated January 21, 2002, by and among The Titan Corporation, Thunderbird Acquisition Corp. and Jaycor, Inc. (included as Annex A to the prospectus/proxy statement contained in this registration statement).
2.2	*	Form of Escrow Agreement between The Titan Corporation and P. Randy Johnson (the Jaycor shareholders' representative).
2.3	*	Form of Voting Agreement between The Titan Corporation and certain Jaycor shareholders.
4.1		Restated Certificate of Incorporation dated as of November 6, 1986 (which was Exhibit No. 3.1 to The Titan Corporation's 1987 Annual Report on Form 10-K and is incorporated herein by this reference).
4.2
Certificate of Amendment of Restated Certificate of Incorporation dated as of June 30, 1987 (which was Exhibit 3.2 to The Titan Corporation's 1987 Annual Report on Form 10-K and is incorporated herein by this reference).
4.3
Certificate of Amendment of Restated Certificate of Incorporation dated as of October 21, 1998 (which was Exhibit No. 3.1 to The Titan Corporation's Quarterly Report on Form 10-Q dated November 16, 1998 and is incorporated herein by this reference).
4.4		By-laws, as amended (which were filed with The Titan Corporation's Quarterly Report on Form 10-Q dated November 13, 1995 as Exhibit 6(a)(3) and are incorporated herein by this reference).
4.5		Amendment to The Titan Corporation's By-laws (which was Exhibit 3.3 to The Titan Corporation's 1999 Annual Report on Form 10-K and is incorporated herein by this reference).
4.6
Rights Agreement, dated as of August 21, 1995, between The Titan Corporation and American Stock Transfer and Trust Company, which was Exhibit 1 to The Titan Corporation's Form 8-A12B/A filed August 25, 1995, is incorporated herein by this reference.
4.7
Letter Agreement, dated February 4, 1998, between The Titan Corporation and DBA Systems, Inc. regarding certain registration rights granted in connection with the acquisition of DBA, which was Exhibit 10.38 to The Titan Corporation's Registration Statement on Form S-4 (no. 333-45719), is incorporated herein by this reference.
5.1	*	Opinion of Cooley Godward LLP as to the validity of the common stock of The Titan Corporation being registered hereby.
8.1		Opinion of Cooley Godward LLP regarding material federal income tax consequences of the merger.
8.2		Opinion of Gray Cary Ware & Freidenrich LLP regarding material federal income tax consequences of the merger.
23.1	*	Consent of Arthur Andersen LLP, independent public accountants.
23.2	*	Consent of Ernst & Young LLP, independent auditors.
23.3	*	Consent of Deloitte & Touche LLP, independent auditors.
23.4	*	Consent of Deloitte & Touche LLP, independent auditors.
23.5	*	Consent of KPMG LLP, independent auditors.
23.6		Consent of KPMG LLP, independent auditors.

23.7	*	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.8	*	Consent of Cooley Godward LLP (included in Exhibit 5.1).
23.9		Consent of Cooley Godward LLP (included in Exhibit 8.1).
23.10		Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 8.2).
24.1	*	Power of Attorney (included on signature page).
99.1	*	Form of Jaycor, Inc. Shareholder Proxy for Special Meeting of Shareholders.
99.2	*	Form of Jaycor, Inc. ESOP Beneficiary Proxy for Special Meeting of Shareholders.
99.3	*	Consent of Houlihan Lokey Howard & Zukin.
99.4
Opinion of Houlihan Lokey Howard & Zukin regarding fairness from a financial point of view of the merger consideration to the ESOP (included as Annex B to the prospectus/proxy statement contained in this registration statement).

*
Previously filed.

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REFERENCES TO ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION
SUMMARY
MARKET PRICE AND DIVIDEND INFORMATION
THE TITAN CORPORATION SELECTED HISTORICAL FINANCIAL DATA (In Thousands, Except Per Share Data)
JAYCOR, INC. SELECTED HISTORICAL FINANCIAL DATA (In Thousands, Except Per Share Data)
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE DATA
RISK FACTORS
THE JAYCOR SPECIAL MEETING To be held March 11, 2002
THE MERGER
CERTAIN TERMS OF THE MERGER AGREEMENT
CERTAIN OTHER AGREEMENTS
SELLING SECURITYHOLDER
INFORMATION RELATING TO JAYCOR
JAYCOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF JAYCOR
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
THE TITAN CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (In Thousands, Except Share Information)
DESCRIPTION OF TITAN CAPITAL STOCK
COMPARISON OF TITAN STOCKHOLDER AND JAYCOR SHAREHOLDER RIGHTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Jaycor, Inc.
Report of Ernst & Young LLP, Independent Auditors
Report of Independent Accountants
JAYCOR, INC. CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share Data)
JAYCOR, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands)
JAYCOR, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In Thousands, Except Share Data)
JAYCOR, INC. CONSOLIDATED STATEMENTS OF CASH FLOW (In Thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In Thousands, Except Share Data) (Information subsequent to January 31, 2001 and pertaining to October 31, 2001 and the nine months ended October 31, 2000 and 2001 is unaudited)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
CERTAIN DEFINITIONS
MEMORANDUM TO JAYCOR INC. ESOP PARTICIPANTS AND BENEFICIARIES The Proposed Merger
Jaycor Employee Stock Ownership Plan
Voting Procedure
Opinion of Houlihan Lokey Howard & Zukin
Recommendation of the Jaycor, Inc. Board of Directors
The Effect of Your Vote
Interests of Certain Plan Committee Members in the Merger
JAYCOR, INC. ESOP VOTING INSTRUCTION CARD
JAYCOR, INC. ESOP INVESTMENT ELECTION FORM
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS